As filed with the Securities and Exchange Commission on October 15, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

FORM F-4
REGISTRATION STATEMENT

Under
the Securities Act of 1933
____________________________

TOTVS S.A.
(Exact name of registrant as specified in its charter)
____________________________

TOTVS S.A.
(Translation of registrant’s name into English)
____________________________

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Avenida Braz Leme, 1000
São Paulo, São Paulo
Brazil 02511-000
+55 (11) 2099-7089
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel: +1 302 738-7210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________

Copies to
Tobias Stirnberg, Esq. Milbank LLP Av. Brigadeiro Faria Lima, 4100, 5º andar São Paulo, São Paulo, Brazil 04538-132 +55 (11) 3927-7702

____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Common Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Common shares, no par value (1)	179,428,737	N/A	US$1,333,025,429.84	US$145,433.07

(1)	Represents the number of common shares of TOTVS S.A. (“TOTVS” and the “TOTVS Shares”) estimated to be issuable in connection with the transactions contemplated by the Merger Protocol, pursuant to which Linx S.A. (“Linx”) will become a wholly owned subsidiary of TOTVS, and the holders of Linx Shares and American depositary shares (“ADSs”) representing the Linx Shares (“Linx ADSs”) will receive TOTVS Shares and ADSs representing the TOTVS Shares (“TOTVS ADSs” and, together with the TOTVS Shares, the “TOTVS Securities”), respectively, as well as cash consideration, in exchange for their Linx Shares and Linx ADSs, respectively. TOTVS ADSs representing the TOTVS Shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. ). Each TOTSV ADS represents one TOTVS Share.
(2)	Represents the maximum number of TOTVS Shares underlying the TOTVS ADSs to be issued hereunder.
(3)	Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price has been calculated based on the number of Linx Shares outstanding and (a) the proposed cash consideration per Linx Share and (b) the market value of the proposed share consideration per Linx Share determined in accordance with Rule 457(c), in each case translated to U.S. dollars using the U.S. dollar closing selling rate of R$5.5393 per US$1.00 as of October 9, 2020, as reported by the Central Bank of Brazil (Banco Central do Brasil).
(4)	Computed in accordance with Section 6(b) of the Securities Act of 1933 at an amount equal to the proposed maximum offering price of US$1,333,025,429.84 multiplied by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this preliminary prospectus is subject to completion and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED OCTOBER 15, 2020

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Holders of Shares and ADSs of Linx S.A.:

Holders of shares (including the shares underlying the ADSs) of Linx S.A. (“Linx”) are invited to attend the extraordinary general shareholders meeting of Linx scheduled for       , 2020 at       , local time (the “Linx Special Meeting”). At the Linx Special Meeting, you will be asked to consider and vote upon a proposal to approve a business combination of Linx and TOTVS S.A. (“TOTVS”), as contemplated by the terms and conditions set forth in the merger protocol entered into by the independent members of the Board of Directors of Linx (the “Linx Independent Directors”) and the members of the Board of Directors of TOTVS (the “TOTVS Directors”) on             (the “Merger Protocol”), pursuant to which Linx will become a wholly owned subsidiary of TOTVS by way of a merger of shares (incorporação de ações) under Brazilian law (the “Merger”).

Upon effectiveness of the Merger, holders of all of the issued and outstanding common shares of Linx (“Linx Shares”) at the record date set in accordance with the Merger Protocol will receive common shares of TOTVS with no par value (“TOTVS Shares”), and holders of Linx Shares represented by ADSs (“Linx ADSs”, and, together with Linx Shares, “Linx Securities”) at the record date set in accordance with the Merger Protocol and the Linx Deposit Agreement (as defined herein) will receive TOTVS Shares represented by ADSs (“TOTVS ADSs”, and, together with TOTVS Shares, “TOTVS Securities”). All TOTVS Securities outstanding at the closing date of the Merger (the “Closing Date”) will remain outstanding following completion of the Merger.

Upon the completion of the Merger and subject to the withdrawal rights described below:

•	holders of Linx Shares will receive, without any further action by those holders, one TOTVS Share and R$6.20 for each Linx Share they hold. The per share cash component will be updated pro rata die according to the six-month Certificate of Interbank Deposit (“CDI”) rate variation from the date which is six months after August 14, 2020 until the date of the payment of the consideration (the “CDI Variation”); and
•	holders of Linx ADSs will receive, subject to the procedures for certificated registered holders described herein, one TOTVS ADS (representing one TOTVS Share) and the equivalent in U.S. dollars of R$6.20, as adjusted by the CDI Variation, for each Linx ADS that they hold (as adjusted prior to the Closing Date as described herein). Each TOTVS ADS represents one TOTVS Share.

Based on the number of Linx Shares outstanding on the date hereof, TOTVS expects to issue 179,428,737 TOTVS Shares to holders of Linx Shares (“Linx Shareholders”) in the Merger and expects a total of 747,183,640 TOTVS Shares to be outstanding following the completion of the Merger. Immediately following the closing of the Merger, holders of Linx Shares and Linx ADSs prior to the Merger are expected to own approximately 24%, and holders of TOTVS Shares and TOTVS ADSs prior to the Merger are expected to own approximately 76%, respectively, of the outstanding TOTVS Shares immediately following the closing of the Merger, assuming that TOTVS does not issue any additional TOTVS Shares between the date hereof and the closing of the Merger.

The Linx Shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão, or the “B3”), under the symbol “LINX3”, and the Linx ADSs are listed on the New York Stock Exchange (the “NYSE”), under the symbol “LINX”. Following the completion of the Merger, the Linx ADSs will be delisted from the NYSE, Linx will be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and from the Brazilian Securities Commission (Comissão de Valores Mobiliários, referred to as the “CVM”) and the Linx Shares will be delisted from the B3.

The TOTVS Shares are listed on the B3 under the symbol “TOTS3” and TOTVS will apply to list the TOTVS ADSs on the NYSE, effective as of the Closing Date.

The Merger requires the approval of Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital at an extraordinary general shareholders meeting duly called under Brazilian law. The Merger also requires approval by TOTVS’s shareholders through the affirmative vote of a majority of the votes cast at a TOTVS extraordinary general shareholders meeting. In addition to the approval by the shareholders of Linx and the shareholders of TOTVS, the

Merger must be approved by the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica, referred to as “CADE”), as further described herein. The antitrust approval is a discretionary decision based on the elements submitted to CADE. Other than the fixed termination fee, TOTVS is not able to provide additional assurances that the requisite antitrust approval in Brazil will be achieved or that all other conditions precedent to the completion of the Merger will be met.

Holders of Linx Shares who vote to approve the Merger Proposal will not have appraisal or withdrawal rights under Brazilian Law No. 6.404/76, as amended (the “Brazilian Corporation Law”). Holders of Linx Shares who vote against the approval of the Merger Proposal, or who do not vote on the approval of the Merger Proposal, will have withdrawal rights under the Brazilian Corporation Law. Holders of Linx ADSs will not be able to exercise withdrawal rights, even if they give instructions to the Linx Depositary (as defined herein) to vote against the Merger Proposal.

The Merger Protocol was signed by Linx Independent Directors and TOTVS Directors on       .

Your vote is important, regardless of the number of shares you own. The accompanying disclosure documents (including the Merger Protocol, which is filed as an exhibit to the registration statement of which this prospectus is a part) contain detailed information about the Merger and the Linx Special Meeting. This document is a prospectus for the TOTVS Shares that will be issued in the Merger. You should read this prospectus carefully. In particular, please read the section entitled “Risk Factors” beginning on page 18 for a discussion of risks that you should consider in evaluating the Merger described in this prospectus.

Neither TOTVS nor Linx is asking any shareholders for a proxy, and each shareholder is requested to not send TOTVS or Linx a proxy. Pursuant and subject to the provisions of the Deposit Agreement dated as of June 25, 2019 (the “Linx Deposit Agreement”), among Linx, The Bank of New York Mellon, as the Linx ADS depositary (the “Linx Depositary”), and the owners and holders from time to time of Linx ADSs issued thereunder, the Linx Depositary will seek instructions from you on how to vote the Linx Shares underlying your Linx ADSs. If the Linx Depositary does not receive instructions from an owner of Linx ADSs on or before the date established by the Linx Depositary for that purpose, the Linx Depositary shall deem that owner to have instructed the Linx Depositary to give a discretionary proxy to a person designated by Linx to vote the underlying Linx Shares.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection with the Merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus incorporates by reference important business and financial information about Linx that is contained in its filings with the SEC but that is not included in, or delivered with, this prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. TOTVS will also make copies of this information available to you without charge upon your written or oral request at Avenida Braz Leme, 1000, 02511-000, São Paulo, State of São Paulo, Brazil, Attention: Sergio Serio, telephone: +55 (11) 2099-7773. In order for you to receive timely delivery of the documents in advance of the Linx Special Meeting, TOTVS should receive your request no later than five business days prior to the Linx Special Meeting.

This prospectus is dated       ,2020 and is expected to be mailed to holders of Linx Shares and Linx ADSs beginning on or about that date.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain or may contain “forward-looking statements” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. Forward looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “target,” “believe,” “estimate” or “expect” and other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements which are not historical fact and involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Such forward-looking statements may include, but are not limited to, statements related to:

•	the Merger and the expected timing and satisfaction of conditions precedent prior to the Closing Date, including among others, the approval of the Merger by shareholders of each of Linx and TOTVS, regulatory and governmental approvals and other customary closing conditions;
•	the impact of the Merger on TOTVS’s earnings, credit rating, market value and growth rate;
•	the expectation that TOTVS will become an SEC registrant and that TOTVS ADSs will be listed on the NYSE in connection with the Merger;
•	the expected strategic and integration opportunities and other synergies from the Merger and the expected financial and other benefits therefrom;
•	the future composition of TOTVS’s management team and directors and those of its subsidiaries, including, after the Closing Date, Linx;
•	the occurrence of a natural disaster, widespread health epidemic or pandemics, including the coronavirus (COVID-19) pandemic;
•	the future growth opportunities, expected earnings, expected capital expenditures, future financing requirements and estimated future dividends or other distributions; and
•	the expectation that TOTVS and its subsidiaries will remain compliant with debt covenants and other contractual obligations.

Forward-looking statements in this prospectus are based on current expectations and assumptions made by the management of TOTVS. Although the management of TOTVS believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements. We can give no assurance that they will prove to be correct. Additionally, forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this prospectus. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, or that could contribute to such differences, include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors”. Some of the key risks and uncertainties include statements related to:

•	difficulties, unexpected costs and delays in integrating Linx’s and TOTVS’s businesses, business model and culture after the Merger and the inability to realize synergies, efficiencies or cost savings from the Merger;
•	the failure to obtain regulatory, stock exchange, shareholders and other third-party approvals in a timely manner or on conditions acceptable to the parties or the failure to satisfy other customary closing conditions or the failure of the Merger to be completed for any other reason (or to be completed in a timely manner);
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•	fluctuation in value of the Merger Consideration (including as a result of currency exchange fluctuations);
•	TOTVS’s ability to obtain financing for its projects and acquisition plans;
•	TOTVS’s ability to integrate its recently acquired businesses or those it may acquire, as well as to realize the expected benefits of those acquisitions;
•	TOTVS’s ability to execute its business strategy successfully and to implement its expansion strategy, whether by acquisitions or organically;
•	TOTVS’s ability to serve its customers satisfactorily;
•	TOTVS’s ability to develop new products and services;
•	TOTVS’s ability to keep up with and adapt to technological innovations;
•	competition in the Brazilian technology industry;
•	increase in customer default rates;
•	changes in data privacy legislation in Brazil and abroad;
•	socio-economic, political and business conditions in Brazil, including, but not limited to, exchange rates, employment levels, population growth, consumer confidence, inflation, the market value of government securities and fluctuations in interest rates;
•	TOTVS’s capitalization and indebtedness levels;
•	difficulties in maintaining and improving TOTVS’s brand image, including customer complaints or negative publicity;
•	the increased cost of TOTVS’s operating and capital structure; and
•	other risk factors included in the Linx’s annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on May 15, 2020, as amended on June 12, 2020, and any amendment thereto (the “Linx 2019 Form 20-F”), which is incorporated by reference in this prospectus.

The foregoing list is not intended to be exhaustive, and there may be other key risks that are not listed above that are not presently known to us or that we currently deem immaterial. Should one or more of these or other risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by the forward-looking statements made by us contained in this prospectus. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this prospectus. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon information available as of the date of this prospectus or other specified date and speak only as of such date. TOTVS disclaims any intention or obligation to update or revise any forward-looking statements in this prospectus as a result of new information or future events, except as may be required under applicable securities law.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

The consolidated financial information presented in this prospectus has been derived from the following:

TOTVS

•	TOTVS’s unaudited interim condensed consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2019 and the related notes thereto, included in this prospectus; and
•	TOTVS’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 and the related notes thereto, included in this prospectus.

The consolidated financial statements of TOTVS listed above (the “TOTVS Financial Statements”) are prepared in accordance with IFRS as issued by the IASB and are presented in Brazilian reais. The unaudited condensed interim consolidated financial statements of TOTVS are prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the IASB and are presented in Brazilian reais.

Linx

•	Linx’s interim consolidated financial information as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 has been derived from the unaudited interim consolidated financial statements of Linx appearing in Linx’s current report on Form 6-K furnished to the SEC on August 12, 2020 including the unaudited interim financial statements at June 30, 2020 and for the three and six month period ended June 30, 2020, which is incorporated by reference in this prospectus.
•	Linx’s annual consolidated financial information for each of the three years in the period ended December 31, 2019 and as of December 31, 2019 and 2018 have been derived from the audited consolidated financial statements of Linx appearing in Linx’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference in this proxy prospectus.

The consolidated financial statements of Linx are prepared in accordance with IFRS as issued by the IASB and are presented in Brazilian reais. The unaudited condensed interim consolidated financial statements of Linx are prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the IASB and are presented in Brazilian reais.

Currency Conversions

On October, 8, 2020, the exchange rate for reais into U.S. dollars was R$5.5393 to US$ 1.00, based on the selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil) (the “Central Bank of Brazil”). The selling rate was R$5.4760 to US$1.00 as of June 30, 2020, R$4.0307 to US$1.00 as of December 31, 2019, R$3.8748 to US$1.00 as of December 31, 2018, R$3.3080 to US$1.00 as of December 29, 2017, and R$3.2591 to US$ 1.00 as of December 30, 2016, in each case, as reported by the Brazilian Central Bank. The real/U.S. dollar exchange rate fluctuates widely, and the selling rate as of September 1, 2020 may not be indicative of future exchange rates. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of the reader and should not be construed as implying that the real amounts represented could be or could have been converted into U.S. dollars at that rate or at any rate.

Solely for the convenience of the reader, we have translated certain amounts included in “Selected Financial Data” and elsewhere in this prospectus from reais into U.S. dollars using the selling rate as reported by the Central Bank of Brazil as of June 30, 2020 of R$ 5.4760 to US$ 1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate.

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Rounding

We have made rounding adjustments to reach some of the figures included in this proxy prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

Market Data

We obtained market and competitive position data, including market forecasts, used throughout this prospectus from market research, publicly available information and industry publications, as well as internal surveys. We include data from reports prepared by the Brazilian Central Bank, the B3, the IBGE, and the Fundação Getulio Vargas, or FGV. We believe that all market data in this prospectus is reliable, accurate and complete.

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CERTAIN DEFINED TERMS AND CONVENTIONS USED IN THIS PROSPECTUS

In this prospectus, “TOTVS”, the “Company”, “we”, “us” and “our” refer to TOTVS and its consolidated subsidiaries, unless the context otherwise requires. References to the “Companies” refer to TOTVS and Linx. All references to the “real”, “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars”, “dollars” or “US$” are to United States dollars, the official currency of the United States.

“B3” means the B3 S.A. – Brasil, Bolsa, Balcão, or São Paulo Stock Exchange.

“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

“CADE” means the Conselho Administrativo de Defesa Econômica, or the Brazilian administrative council for economic defense.

“CMN” means the Conselho Monetário Nacional, or the Brazilian Monetary Council.

“CVM” means the Comissão de Valores Mobiliários, or the Brazilian Securities Commission.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Material Adverse Change” means any event, effect, occurrence or factual situation or any combination of these, which, individually or jointly, adversely affects or can reasonably be expected to adversely affect Linx or TOTVS’s, as applicable, business, operations, assets, properties, commercial or financial condition, or results of operations in an amount equal to or greater than 20% of the gross revenue generated by Linx or TOTVS in the fiscal year immediately preceding the fiscal year in which the Material Adverse Change occurs; except to the extent that Linx or TOTVS’s signatories of the Merger Protocol had actual knowledge of such change or adverse effect and/or such change or adverse effect results from (A) adverse economic or exchange effects on the industry in which Linx or TOTVS, as applicable, operates in Brazil; (B) regulatory or other changes that affect the industry in which Linx or TOTVS, as applicable operates in general; (C) any changes in applicable law or accounting standards generally accepted in Brazil, including any tax reform; (D) any effect that, if it is subject to reversal before the Closing Date, is reversed before the Closing Date; and (E) effects resulting from the COVID-19 pandemic.

“NYSE” means the New York Stock Exchange.

“Securities Act” means the U.S. Securities Act of 1933.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us and Linx that is not included in or delivered with this prospectus. SEC allows us to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we or Linx file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	TOTVS’s Form F-6 to be filed with the SEC (containing the registration statement for the TOTVS ADSs);
•	Linx 2019 Form 20-F;
•	Linx’s Form F-6 filed with the SEC on June 10, 2019 (containing the registration statement for the Linx ADSs);
•	Linx’s current report on Form 6-K furnished to the SEC on August 12, 2020 including the unaudited interim financial statements as of June 30, 2020, and for the three and six month period ended June 30, 2020;
•	Linx’s current report on Form 6-K furnished to the SEC on August 14, 2020 relating to the business combination proposal received from TOTVS;
•	Linx’s current report on Form 6-K furnished to the SEC on August 17, 2020 relating to its disclosure of the business combination proposal received from TOTVS;
•	TOTVS’s report on Form 425 furnished to the SEC on September 14, 2020 relating to updates to its business combination proposal with Linx;
•	any documents filed by Linx with the SEC under Sections 31(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the date of the Linx Special Meeting shall be deemed incorporated by reference into this prospectus and made a part of this prospectus from the respective dates of filing; and
•	any of our future submissions on Form 6-K furnished to the SEC after the date of this prospectus that are identified in such submissions as being incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

These documents are available on the SEC’s website at www.sec.gov and from other sources. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

All information concerning Linx, its business, management and operations presented or incorporated by reference in this prospectus is taken from publicly available information (primarily filings by Linx with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section titled “Where You Can Find More Information.” TOTVS is not affiliated with Linx, and TOTVS has not had access to Linx’s books and records in connection with the Merger. Therefore, non-public

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information concerning Linx has not been used by TOTVS for the purpose of preparing this prospectus. Although TOTVS has no knowledge that would indicate that statements relating to Linx contained or incorporated by reference in this prospectus are inaccurate or incomplete, TOTVS was not involved in the preparation of those statements and cannot verify them.

TOTVS has not authorized anyone to give any information or make any representation about the Merger, Linx or TOTVS that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies pursuant to this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement (“Registration Statement”)that we have filed with the SEC on Form F-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement, and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit to the registration statement of which this prospectus is a part is qualified in all respects by the filed exhibit.

Linx files annual reports on Form 20-F and makes submissions on Form 6-K with the SEC under the rules and regulations that apply to foreign private issuers. As a foreign private issuer, Linx and its respective shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to shareholders and Section 16 short-swing profit reporting for their respective officers, directors and holders of more than 10% of their shares. You may read and copy any materials filed by Linx with, or furnished by Linx to, the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 (800) SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Linx and TOTVS are subject to the informational requirements of the CVM and the B3 and file reports and other information relating to their respective businesses, financial condition and other matters with the CVM and the B3. You may read these reports, statements and other information about Linx and TOTVS at the public reference facilities maintained by the CVM at Rua Sete de Setembro, 111, 2nd floor, Rio de Janeiro, RJ, Brazil, and Rua XV de Novembro, 275, Centro, São Paulo, SP, Brazil. Some filings of Linx and TOTVS with the CVM and the B3 are also available at the website maintained by the CVM at http://www.cvm.gov.br and the website maintained by the B3 at http://www.b3.com.br.

The public filings with the SEC and the CVM of TOTVS are also available to the public free of charge through our internet website at http://ir.totvs.com.br. The information included on our website or that might be accessed through our website is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference. You may also request a copy of TOTVS’s filings at no cost by contacting TOTVS at the following address: Avenida Braz Leme, 1000, 02511-000, São Paulo, SP, Brazil.

viii

EXCHANGE CONTROLS

There are no restrictions on ownership of our common shares by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions and foreign investment legislation which generally requires, among other things, obtaining an electronic registration at the Central Bank of Brazil.

According to Resolution No. 4,373 of September 29, 2014 of the National Monetary Council (Conselho Monetário Nacional), or CMN, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, subject to complying with certain requirements. Resolution No. 4,373 defines a foreign investor as any individual, legal entity, mutual fund or other collective investment entity domiciled or headquartered abroad.

Pursuant to Resolution No. 4,373, prior to investing in Brazil, foreign investors must:

•	appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;
•	register as a foreign investor with the CVM; and
•	appoint one or more custodians of its securities and other financial assets in Brazil, that must be registered with the CVM.

Pursuant to Resolution No. 4,852 of August 27, 2020 of the CMN, individuals are excused from the requirement of appointing a custodian prior to the beginning of its operations in Brazil. Such resolution also granted authority for the CVM to excuse the prior registration of the individuals with the CVM, as mentioned before.

Securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM.

Investors under Resolution No. 4,373 who are not resident in a Favorable Tax Jurisdiction (as defined under “Material Tax Considerations—Material Brazilian Tax Considerations”) are entitled to favorable tax treatment. See “Material Tax Considerations—Material Brazilian Tax Considerations”.

Resolution No. 4,373 of the CMN and CVM Instruction No. 559 of March 27, 2015 provide for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. An application for registration of the TOTVS ADSs was approved by the Central Bank of Brazil and the CVM.

ix

QUESTIONS AND ANSWERS ABOUT THE MERGER AND LINX SPECIAL MEETING

The following are some questions that you may have regarding the Merger and the other matters being considered at the Linx Special Meeting and brief answers to those questions. We urge you to read the remainder of this prospectus carefully, including, without limitation, the Merger Protocol, which is filed as an exhibit to the registration statement of which this prospectus is a part, because the information in this section does not provide all the information that might be important to you with respect to the Merger. Additional important information is also contained in the documents incorporated by reference in this prospectus and the exhibits to the registration statement of which this prospectus is a part.

Q:	What is this document and why am I receiving it?
A:	This document is a prospectus of TOTVS relating to TOTVS Securities that will be issued as part of the Merger Consideration upon completion of the Merger. In connection with the Merger, TOTVS is required by the Securities Act to deliver this document to all holders of Linx Shares (including the Linx Shares underlying the Linx ADSs) that are U.S. residents. You should carefully review this document, because, as a holder of Linx Shares or Linx ADSs, you will be entitled to vote directly (in case of holders of Linx Shares) or indirectly (through giving voting instructions in case of holders of Linx ADSs) at the Linx Special Meeting that has been called in order for the shareholders of Linx to approve the Merger Proposal.
Q:	What is the proposed transaction on which I am being asked to vote?
A:	You are being asked to vote on a business combination of Linx and TOTVS. The terms and conditions of the Merger are memorialized in the Merger Protocol, which is filed as an exhibit to the registration statement of which this prospectus is a part. The Merger Protocol was signed by the Linx Independent Directors and TOTVS Directors and the Merger Protocol on .The Merger, and the terms and conditions thereof as set forth in the Merger Protocol, along with the other proposals set forth in the Merger Proposal, are being submitted for approval to you and the other holders of Linx Shares. In addition to approval by the shareholders of Linx and TOTVS, completion of the Merger will be subject to antitrust approval in Brazil and other conditions precedent, as described herein.
Q:	What will happen in the Merger transaction?
A:	If the Merger is approved by the shareholders of Linx and TOTVS, and subject to other conditions precedent as described herein, the Merger will be implemented through a merger of shares (incorporação de ações) under the Brazilian Corporation Law. A merger of shares under Brazilian Corporation Law is a corporate reorganization whereby a company merges all the shares of another company, which becomes a wholly owned subsidiary of the merging company. As opposed to a customary merger, the merger of shares does not cause the termination or extinction of the company which shares are merged, which continues to hold the same rights, obligations (including contractual and non-contractual obligations) and liabilities held by it prior to the merger of its shares.

The Merger consists of a series of steps. First, the shares of Linx will be contributed into Katrina Participações S.A. (“Merger Vehicle”), a wholly owned subsidiary of TOTVS, which will issue 717,714,948 common shares and 179,428,737 redeemable preferred shares of capital stock (assuming no further issuance of Linx or TOTVS Shares prior to the completion of the Merger) to the Linx Shareholders. Four common shares and one redeemable preferred share of Merger Vehicle will be exchanged for each share of Linx. As a result, Linx will become a wholly owned subsidiary of Merger Vehicle.

Immediately following the contribution of shares of Linx to Merger Vehicle, (i) all of Merger Vehicle’s preferred shares will be redeemed for cash and (ii) Merger Vehicle’s common shares will be exchanged for TOTVS Shares pursuant to a merger (incorporação) of Merger Vehicle into TOTVS.

All of the foregoing steps will occur substantially simultaneously and will be conditioned on the effectiveness of each of the other steps. Accordingly, on the Closing Date, holders of Linx Shares and Linx ADSs will directly receive TOTVS Shares and TOTVS ADSs, respectively, along with cash consideration, in the amounts set forth herein.

TOTVS intends to merge Linx into TOTVS as soon as practicable after the Merger, subject to receipt of requisite antitrust approval in Brazil or other approvals and consents and completion of required procedures customary for such a transaction. No assurance can be given as to when or whether any of these approvals and consents will be obtained or when such procedures will be concluded, and, as a result, no assurance can be given as to the eventual merger of Linx into TOTVS, after which Linx would cease to exist and all of Linx’s rights and obligations would be succeeded to by TOTVS, pursuant to Brazilian law.

Q:	What is the status of the Merger transaction?
A:	The Merger Protocol was signed by Linx Independent Directors and TOTVS Directors on . Shareholders of both Linx and TOTVS are being asked to vote on the Merger Proposal according to the Merger Protocol at extraordinary general shareholders meetings, and if such approval is received, Linx and TOTVS will continue to seek completion of all conditions precedent to the Merger, including obtaining the necessary antitrust approval in Brazil. If and when such antitrust approval and all other conditions precedent are fulfilled, the Merger will be consummated and all outstanding Linx Securities will be exchanged for TOTVS Securities. Neither TOTVS nor Linx can predict the actual date on which the Merger will be completed, or whether it will be completed. For a discussion of the conditions to the completion of the Merger, see the section entitled “The Merger—Merger Protocol—Conditions Precedent to the Completion of the Merger”.
Q:	What will I receive as a holder of Linx Shares or Linx ADSs if the Merger is consummated?
A:	As a holder of Linx Shares, for each Linx Share that you hold, you will receive one TOTVS Share and R$6.20, adjusted by the CDI Variation (collectively, the “Share Merger Consideration”).

As a holder of Linx ADSs, for each Linx ADS that you hold, you will receive one TOTVS ADS (representing one TOTVS Share) and R$6.20 (which is equivalent to US$1.12 at the exchange rate as of October 9, 2020), adjusted by the CDI Variation (collectively, the “ADS Merger Consideration”, and together with the Share Merger Consideration, the “Merger Consideration”). Each TOTVS ADS represents one TOTVS Share.

The Linx Depositary will convert the Reais cash portion (R$6.20) of the Share Merger Consideration into U.S. dollars at a rate determined by it in accordance with and subject to the terms of the Linx Deposit Agreement. The Linx Depositary may convert currency itself or through any of its affiliates and in those cases the Linx Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Linx Deposit Agreement and the rate that the Linx Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Linx Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Linx Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Linx ADS holders, subject to the Linx Depositary’s obligations under the Linx Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request to the Linx Depositary.

Q:	Are the Linx Securities and the TOTVS Securities traded on any stock exchange?
A:	The Linx Shares and the TOTVS Shares are listed on the B3 under the symbols “LINX3” and “TOTS3”, respectively. The Linx ADSs are listed on the NYSE under the symbol “LINX”.
Q:	Will the TOTVS Shares or the TOTVS ADSs to be issued to me at the completion of the Merger be traded on an exchange?
A:	Yes. The TOTVS Shares are listed on the B3 under the symbol “TOTS3”. TOTVS will apply to list the TOTVS ADSs on the NYSE, effective as of the Closing Date, but such listing is subject to TOTVS fulfilling all of the listing requirements of the NYSE. There can be no assurance that the TOTVS ADSs will be accepted for trading on the NYSE. For more information regarding the listing and trading of the TOTVS ADSs, see the section entitled “The Merger—Listing of TOTVS’s ADSs”.

TOTVS Shares received by holders of Linx Shares in connection with the Merger will be freely transferable except for TOTVS Shares issued to any holder of Linx Shares deemed to be an “affiliate” of TOTVS for purposes of U.S. federal securities law. For more information, see the section entitled “The Merger—Restrictions on Resales of TOTVS Shares Received in the Merger”.

Q:	Why is TOTVS proposing the Merger with Linx, and how was the Merger Consideration determined?
A:	After careful examination of the potential advantages and risks related to a prospective merger with Linx, TOTVS’s board of directors decided to submit a proposal stemming from the belief that such combination would be highly valuable, not only for the shareholders of Linx and TOTVS, but also for their clients and other stakeholders.

TOTVS’s board of directors’ strategic rationale for the transaction assumes that Linx and TOTVS combination of businesses (the “Combined Company”) would enjoy vast regional reach and deep expertise across several business verticals, being able to capture substantial value from cross-selling and cost synergies. From the perspective of TOTVS’s board of directors, a potential merger with Linx has compelling attributes that strengthens and accelerates TOTVS’s ecosystem-driven strategic ambitions, which are based on three business dimensions: Core, TechFin and Business Performance.

•	In Core software, Linx would be able to market its solutions through a much larger distribution network, composed by franchises, branches and partnerships, enhancing its ability to reach qualified leads. Likewise, TOTVS could leverage Linx’s retail channels to generate incremental sales.
•	In TechFin, a combination of Linx’ payments solutions (known as Pay Hub) and TOTVS’s credit-focused B2B platform would create a complete, full-service player. The Combined Company would be able to penetrate across an ample range of verticals through a complementary and more resilient product offering, well-positioned to capture market share from incumbents and compete for a larger portion of the total addressable market.
•	In Business Performance, combining with Linx would accelerate TOTVS’s pace of development and time-to-market on the digital solutions roadmap, creating a ‘one-stop-shop’ for clients to engage in e-commerce and omnichannel transformation. Furthermore, as the merger would create a large and sophisticated ‘data lake’, the performance is the most suitable business dimension to benefit from big data monetization initiatives, fueling synergies and enhancing digital products to drive new sales.

In addition to the revenue synergies from a product and sales perspective, TOTVS’s board of directors also expects to obtain significant cost-saving synergies in the event of a combination with

Linx. More specifically, the Combined Company would have large room for capturing material synergy benefits by exploring cost-efficiency gains in general and administrative expenses, selling and marketing, research and development, and service implementation. TOTVS has a demonstrated track record on integrating newly-acquired software companies, applying an M&A framework with proven ability to drive value creation for shareholders and reduce integration risks.

The Merger Consideration has been determined in an effort to pursue a fair distribution of the value in the Combined Company between the shareholders of both Linx and TOTVS. In determining a fair Merger Consideration for both Linx’s and TOTVS’ shareholders, the board of directors of TOTVS has taken several aspects into consideration. The board has first contemplated current and over time market capitalization and the potential synergies to be possibly achieved in the event of a business combination.

Additionally, the board of TOTVS applied supplemental valuation methods on TOTVS and Linx to set the Merger Consideration. These methods include the use of Linx and TOTVS respective enterprise value divided by EBITDA, and a discounted cash flow analysis of TOTVS and Linx. By analyzing the aforementioned factors and applying these valuation methods, the Merger Consideration has been determined so that each Linx Share will be exchanged for one TOTVS Share plus R$6.20 in cash, adjusted by the CDI Variation.

Q:	How will I receive the Merger Consideration to which I am entitled?
A:	If you hold Linx Shares, the TOTVS Shares and cash consideration that you are entitled to receive as a result of the Merger will automatically be credited to your account as promptly as practicable on the Closing Date.

If you are a holder of Linx ADSs and you hold Linx ADSs through a broker or other securities intermediary in The Depository Trust Company (“DTC”), no further action by you is required in connection with the Merger. If you are a holder of Linx ADSs and you hold as a registered holder of uncertificated Linx ADSs, no further action by you is required in connection with the Merger. If you are a holder of Linx ADSs and you are a registered holder of certificated Linx ADSs, to receive your TOTVS ADSs, you must surrender your Linx ADSs to the Linx Depositary, complete the letter of transmittal (the “Letter of Transmittal”), which will be sent to you by the Linx Depositary, and comply with the procedures described in the Letter of Transmittal. More information may be found under the section entitled “The Merger—Distribution of the Merger Consideration and Receipt of the TOTVS Shares, TOTVS ADSs and Cash Consideration—Receipt of TOTVS ADSs”.

Q:	How do I calculate the value of the Merger Consideration?
A:	The consideration that is payable per Linx Share or Linx ADS is a fixed amount of Brazilian reais and a fixed number of TOTVS Shares or TOTVS ADSs, respectively. As the exchange rate of the real and the market price of TOTVS Shares and Linx Shares fluctuate, the implied value of the Merger Consideration, including in comparison to the value of Linx Shares, will fluctuate too. As a result, the implied value of the Merger Consideration that you will receive upon the completion of the Merger could be greater than, less than or the same as the implied value of the Merger Consideration in U.S. dollars on the date of this prospectus or at the time of the Linx Special Meeting. Based on the closing price per TOTVS Share on October 9, 2020, the latest practicable trading day before the date of this prospectus, and the exchange rate of R$5.5393 per U.S. dollar as of October 9, 2020, as reported by the Central Bank of Brazil, the value of the Merger Consideration for each Linx Share in U.S. dollars was approximately US$5.97. You are encouraged to obtain current stock price quotations for Linx Shares, Linx ADSs, TOTVS Shares and TOTVS ADSs before deciding how to vote with respect to the Merger Proposal. The Linx Shares are listed on the B3 under the symbol “LINX3”, and the Linx ADSs (representing Linx Shares) are listed on the NYSE under the symbol “LINX”. The TOTVS Shares are listed on the B3 under the symbol “TOTS3”. The price of the Linx Shares and the TOTVS Shares on the B3 is reported in Brazilian reais.

Q:	If I hold Linx ADSs, will I have to pay ADS cancellation and issuance fees?
A:	No, if you hold Linx ADSs, you will not have to pay the applicable Linx ADS cancellation fee nor pay the applicable fees for the issuance of TOTVS ADSs in exchange for your Linx ADSs.
Q:	Will I have to pay any brokerage commission?
A:	You will not have to pay any brokerage commission if your Linx Shares or Linx ADSs are registered in your name. However, if your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger.
Q:	What shareholder approvals are needed for the Merger?
A:	To be approved, the Merger, along with the other proposals set forth in the Merger Proposal, requires approvals from TOTVS and Linx Shareholders. TOTVS shareholders approval requires the affirmative vote of a majority of the votes cast at a TOTVS extraordinary general shareholders meeting, and Linx Shareholders approval requires the approval of Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital at an extraordinary general shareholders meeting duly called under Brazilian law. For more information on the Linx Special Meeting, see “The Linx Special Meeting—Required Vote”.

The Linx Special Meeting will be held on       , 2020, and the TOTVS extraordinary general shareholders meeting will be held on       , 2020 (the “TOTVS Special Meeting”).

Q:	Are there risks associated with the Merger?
A:	Yes. There are a number of risks related to the Merger that are discussed in this prospectus and in the other documents incorporated by reference. In evaluating the Merger, before making any decision on whether and how to vote, you are urged to read carefully and in its entirety this prospectus, in particular the section entitled “Risk Factors”.
Q:	What happens if the transaction is not completed?
A:	In the event that CADE (i) imposes restrictions as a condition for the approval of the Merger and, after using best efforts, the Companies fail to satisfy such restrictions or (ii) blocks the Merger, Linx may terminate the Merger Protocol in which case Linx will be entitled to receive from TOTVS a fixed termination fee in the amount of R$100,000,000 in cash within 30 days from Linx’s termination notice to TOTVS to that effect as the sole and exclusive compensation for any losses and damages suffered by Linx.

If a majority of the shareholders of TOTVS or Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital do not approve the Merger Proposal or if the Merger is not completed for any other reason, (i) TOTVS and Linx will remain independent public companies and no termination fee will be due, (ii) TOTVS Shares will continue to be listed and traded on the B3, (iii) Linx Shares and Linx ADSs will continue to be listed and traded on the B3 and the NYSE, respectively, and (iv) Linx will continue to be registered under the Exchange Act and file periodic reports with the SEC.

In addition, if the Merger is not consummated within 18 months from the execution date of the Merger Protocol, the Merger Protocol will be terminated. If the non-consummation is due to a breach of the obligations provided in the Merger Protocol by Linx or TOTVS, the non-defaulting party may (i) extend the 18 months term to consummate the Merger, or (ii) consider the Merger terminated through a notice of termination to the defaulting party, which in this event, will entitle the non-

defaulting party to an amount of R$150,000,000 as fixed losses and damages to be paid by the defaulting party in a single cash installment within 30 days from the notice of termination.

Q:	What happens if the Merger is approved by Linx’s shareholders?
A:	If the Merger is approved by Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital, Linx is required to publish the minutes of the relevant shareholders meeting with the CVM and on Linx’s website. TOTVS and Linx will then continue to seek the requisite antitrust approval in Brazil for the transaction from CADE. If and when such antitrust approval is obtained, and subject to completion of other customary conditions precedent, the Merger will be consummated, and holders of Linx Securities will receive the Merger Consideration as described herein. The antitrust approval is a discretionary decision based on the elements submitted to CADE. Other than the fixed termination fee, TOTVS is not able to provide additional assurances that the requisite antitrust approval in Brazil will be obtained or that all other conditions precedent to the completion of the Merger will be met. For a discussion of the conditions to the completion of the Merger, see the section entitled “The Merger—Merger Protocol—Conditions Precedent to the Completion of the Merger”.
Q:	Do I have appraisal or dissenters’ rights for my Linx Shares in connection with the Merger?
A:	You have withdrawal rights with respect to your Linx Shares under the circumstances described herein. Under Brazilian law, withdrawal rights are akin to appraisal or dissenters’ rights in that they permit shareholders to receive a fixed amount of cash in exchange for each Linx Share calculated on the basis of the book value per share of Linx’s shareholders’ equity, subject to the conditions set forth below and described in further detail herein. Other than the withdrawal rights described herein, you do not have appraisal or dissenters’ rights under Brazilian law.

Under Brazilian law, persons who were holders of record of Linx Shares as of the date of the Linx Special Meeting, and who vote against the Merger Proposal, or do not vote at all to approve the Merger Proposal, at the Linx Special Meeting will be entitled to exercise withdrawal rights under Brazilian law in connection with the Merger. Withdrawal rights must be exercised within 30 days of the publication by Linx of the minutes of Linx’s extraordinary general shareholders meeting at which the Merger Proposal is approved. If any holders of Linx Shares exercise this right, they will receive from Linx a cash amount for their Linx Shares equal to R$9.97 per share, calculated in accordance with the Brazilian Corporation Law, based on the book value per share of Linx’s shareholders’ equity as set forth in Linx’s balance sheet as of December 31, 2019, without prejudice to the right of such holders to request the preparation of a special balance sheet. Holders of Linx Shares that exercise their withdrawal rights will receive the cash amount on the Closing Date.

Holders of Linx ADSs will not be able to exercise withdrawal rights, even if they give instructions to the Linx Depositary (as defined herein) to vote against the Merger Proposal, nor will the Linx Depositary exercise such rights on their behalf, even if given instructions to do so. Holders of Linx ADSs who wish to assert withdrawal rights will need to become shareholders of Linx in Brazil, in accordance with the procedures for cancelling Linx ADSs and withdrawing Linx Shares under the Linx Deposit Agreement, prior to the Linx Special Meeting, and take all requisite actions to assert withdrawal rights as Linx Shareholders in Brazil within the time period set forth above. Other than the withdrawal rights under Brazilian law as described herein, holders of Linx Shares and Linx ADSs will have no appraisal or dissenters’ rights with respect to their Linx Securities. For more information, see the sections entitled “Summary—Withdrawal Rights” and “The Merger—Principal Transaction Documents—Withdrawal Rights in the Merger”.

Q:	Are any other approvals from any third parties or governmental authorities required for the completion of the Merger?

A:	Yes. Prior to the Closing Date, approval must be received from CADE in Brazil.
Q:	Are there any conditions to the Merger?
A:	Yes. The completion and effectiveness of the Merger is subject to the satisfaction of several conditions, including the following:
•	approval of the Merger by Linx’s shareholders meeting and TOTVS’s shareholders meeting;
•	approval of the Merger by CADE, the antitrust authority in Brazil;
•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;
•	absence of a Material Adverse Change, which can be waived at any time by TOTVS by means of a written notice;
•	compliance by Linx with the interim covenants set forth in the Merger Protocol, which can be waived at any time by TOTVS by means of a written notice;
•	the confirmation by each party that the representations and warranties made in the Merger Protocol are true and correct in all their material aspects;
•	Linx shall (i) have obtained the respective third-party consents of its agreements currently in force and there will not be obligations, involving R$50,000,000 or more, individually or in the aggregate that may have declared their early termination (or other incident penalties) due to the Merger (“Obligations Subject to Early Termination”); or (ii) have liquidated all its Obligations Subject to Early Termination in their entirety with no outstanding obligations to Linx deriving from such liquidation; or (iii) have cash representing 100% of the necessary amount to liquidate all the Obligations Subject to Early Termination (including any incident penalties);
•	the absence of any law enacted, or any judicial or regulatory order issued, by a competent governmental authority or judicial authority or arbitral tribunal that impedes the completion of the Merger; and
•	compliance by each of Linx and TOTVS with their respective obligations set forth in the Merger Protocol.

No assurance can be given as to when or whether any of the approvals and consents listed above will be obtained, the terms and conditions that may be imposed in connection with such approvals and consents, or the consequences of failing to obtain such approvals and consents. For a discussion of the conditions to the completion of the Merger, see the section entitled “The Merger—Merger Protocol—Conditions Precedent to the Completion of the Merger”.

Q:	What will happen to Linx following the Closing Date?
A:	Following the completion of the Merger, Linx will be a wholly owned direct subsidiary of TOTVS. After the Merger, Linx will be deregistered under the Exchange Act, Linx will no longer file Annual Reports on Form 20-F or make submissions on Form 6-K and Linx will be deregistered from the CVM. In addition, the Linx ADSs will be delisted from the NYSE and the Linx Shares will be delisted from the B3. TOTVS also intends to merge Linx into TOTVS as soon as practicable after completion of the Merger, subject to receipt of the requisite regulatory and other approvals and consents and completion of required procedures customary for such a transaction.

The deregistration and delisting of Linx and the Linx Shares and Linx ADSs, respectively, will not affect holders of Linx Shares and Linx ADSs. At the time of deregistration and delisting following the completion of the Merger, former holders of Linx Shares and Linx ADSs will have received TOTVS Shares and TOTVS ADSs, respectively, and TOTVS will be the sole holder of Linx Shares. TOTVS will be registered under the Exchange Act; it will file Annual Reports on Form 20-F and make submissions on Form 6-K. In addition, TOTVS ADSs will be listed on the NYSE, TOTVS Shares will be listed on the B3 and TOTVS will be registered with the CVM. Therefore, holders of Linx Shares will hold shares in a company that is registered following the Merger and will not be affected by the deregistration of Linx, in which they will no longer hold shares.

Q:	What are the U.S. federal income tax consequences of the Merger?
A:	The Merger may be a taxable transaction to U.S. holders (as defined in the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes. In that case, a U.S. holder generally should be subject to tax on gain realized on the receipt of cash and TOTVS Securities in the Merger, including any amount received in respect of fractions of Linx Securities. However, it is also possible the Merger may be treated as a reorganization under section 368(a) of the United States Internal Revenue Code, in which case not all of a U.S. holder’s gain may be recognized and subject to tax. The U.S. federal income tax consequences of the Merger are complex. You should read the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” for more information on the U.S. federal income tax consequences of the Merger, and you should consult your own tax advisors regarding the tax consequences of the Merger in your particular circumstances.
Q:	What are the Brazilian income tax consequences of the Merger?
A:	Brazilian Law No. 10,833/03 provides that gains on the disposition of assets located in Brazil by a Non-Brazilian Holder (as defined in the section entitled “Material Tax Considerations—Material Brazilian Tax Considerations”), regardless of whether the sale or the disposition is carried out in Brazil or abroad and/or whether it is carried out with an individual or entity resident or domiciled in Brazil, are not subject to withholding income tax on capital gains in Brazil. Linx Shares are expected to be treated as assets located in Brazil for purposes of the law, and, as a result, gains on the disposition of Linx Shares as a result of the Merger are expected to be subject to Brazilian income tax at rates of up to 25% (see the section entitled “Material Tax Considerations—Material Brazilian Tax Considerations”).

There is no clear rule regarding how a disposition of ADSs as a result of the Merger will be treated under Brazilian tax law, including under Brazilian Law No. 10,833/03. Although arguments exist to support the view that ADSs should not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, in which case the disposition of Linx ADSs would not be subject to Brazilian taxation, considering the general and unclear scope thereof and the lack of any definitive judicial court ruling in respect thereof, we are unable to provide any assurances that courts will agree that Linx ADSs are not assets located in Brazil for purposes of Law No. 10,833. If ADSs are considered assets located in Brazil, gains on disposition of Linx ADSs by a Non-Brazilian Holder may be subject to income tax in Brazil according to the tax rules applicable to Linx Shares, as explained above.

Q:	What will be the accounting treatment of the Merger?
A:	In accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), TOTVS will account for the Merger as a business combination applying the acquisition method of accounting with TOTVS as the acquiror.
Q:	When and where is the Linx Special Meeting?

A:	The Linx Special Meeting will be held on , 2020 at the headquarters of Linx. Linx’s headquarters are located at the following address: Avenida Doutora Ruth Cardoso, 7221, 7th floor, São Paulo, State of São Paulo, Brazil, 05425-902.
Q:	Who is entitled to vote at the Linx Special Meeting?
A:	Under Brazilian law, persons who were holders of record of Linx Shares as of the date of the Linx Special Meeting have the right to vote for or against the Merger at the Linx Special Meeting. Holders of Linx ADSs will be able to give voting instructions in accordance with the voting procedures of the Linx Deposit Agreement but are not entitled to vote directly or attend the Linx Special Meeting. For more information on the voting procedures for holders of Linx ADSs, see “The Linx Special Meeting—Manner of Voting—Holders of Linx ADSs”.
Q:	Have the Linx Board of Directors, the Linx Independent Directors or the TOTVS Board of Directors taken any position relating to the Merger?
A:	The full Linx Board of Directors has not taken a position relating to the Merger in view of possible conflict of interests from three of its members arising from their participation in the transaction agreements of a proposed business combination between Linx and StoneCo Ltd. (“StoneCo” and the “Stone Transaction”). Therefore, Linx determined that negotiations, assessment and decisions related to the Merger Proposal should be conducted by Linx Independent Directors.

TOTVS Board of Directors unanimously approved the Merger Proposal on August 13, 2020 and the Merger Protocol was signed by Linx Independent Directors and TOTVS Directors on       .

Q:	What happens if I transfer or sell my Linx Shares or my Linx ADSs before the Linx Special Meeting or before completion of the Merger?
A:	You must hold Linx Shares immediately prior to the Linx Special Meeting in order to be entitled to vote at the meeting. If you hold Linx ADSs, you will be subject to a record date in accordance with the Linx Deposit Agreement, which will be earlier than the date of the Linx Special Meeting. If you transfer or sell your Linx Shares or Linx ADSs after the Linx Special Meeting but prior to the completion of the Merger, you will have transferred the right to receive the Merger Consideration in the Merger to such transferee and you will lose your right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your Linx Shares or Linx ADSs through the record date selected by TOTVS in accordance with the Merger Protocol. If you hold Linx ADSs, you may need to comply with additional procedures and be subject to different record dates in accordance with the Linx Deposit Agreement.
Q:	What happens if I do not vote?
A:	If you are a holder of Linx Shares and you do not vote, and if you do not act to exercise your withdrawal rights as a shareholder of Linx within 30 days of the publication by Linx of the minutes of the extraordinary general shareholders meeting at which the Merger is approved, you will automatically receive the Merger Consideration applicable to the number of Linx Shares or Linx ADSs, as applicable, that you own, provided that you hold such Linx Shares or Linx ADSs through the record date selected by TOTVS in accordance with the Merger Protocol.

If you are a holder of Linx ADSs and you do not give timely voting instructions in respect of your Linx ADSs to the Linx Depositary, the Linx Depositary will deem that you have instructed the Linx Depositary to give a discretionary proxy to a person designated by Linx to vote the underlying Linx Shares.

Q:	What if I own TOTVS Shares in addition to Linx Shares?

A:	Please note that this document is not a proxy or solicitation of votes for the TOTVS Special Meeting that will be held in connection with the Merger. If you are a holder of TOTVS Shares in addition to Linx Shares, you will receive information from TOTVS separately regarding the TOTVS Special Meeting, including details on what matters will be voted on and instructions on how to vote at the TOTVS Special Meeting.
Q:	What should I do now, as a holder of Linx Shares or Linx ADSs?
A:	You should review the materials provided in this prospectus and the documents incorporated by reference, and you should prepare to vote on the date of the Linx Special Meeting or give voting instructions in accordance with the Linx Deposit Agreement, as applicable. Note that, if you are a holder of Linx Shares and you vote in favor of the Merger Proposal, you will not be able to exercise your withdrawal rights under Brazilian law. Holders of Linx ADSs will not be able to exercise any withdrawal rights.
Q:	Who can help answer my questions?
A:	If you have any questions about the proposed merger, you should contact TOTVS at the following address:

TOTVS S.A.

Avenida Braz Leme, 1000
São Paulo, State of São Paulo, 02511-000

Brazil

Tel: +55 11 2099-7773

Attention: Investor Relations Team

http://ir.TOTVS.com.br

Q:	Where can I find more information about TOTVS and Linx?
A:	You can find out more information about TOTVS and Linx from the various sources described in the section entitled “Where You Can Find More Information”.

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary may not contain all the information that is important to you. For a more complete description of the Merger, the Merger Protocol and the transactions contemplated thereby, we encourage you to read carefully this entire prospectus, including the exhibits to the registration statement of which this prospectus is a part. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about Linx and TOTVS that has been filed with the SEC. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Information about the Companies

TOTVS

TOTVS is one of the leading companies in integrated enterprise resource planning, or ERP software, in Brazil, according to the Enterprise Application Software Worldwide study issued by Gartner in 2020. According to the same study, we have 30% of the ERP software market share in Latin America and are an important player in the region. We have been operating for more than 36 years providing companies of all sizes with business solutions, management software, technological platforms and consulting services.

Our principal place of business is located at Avenida Braz Leme, 1000, São Paulo, State of São Paulo. Brazil, 02511-000, telephone: +55 11 2099-7773. TOTVS’s website address is: http://ri.totvs.com.br.

Linx

Linx is one of the leading cloud-based technology companies in Latin America and a relevant player in Brazil in terms of revenue. Linx is focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Latin America, through its software-as-a-service, or SaaS, business model. With a comprehensive offering of solutions, Linx is an end-to-end service provider that offers business management tools, payment solutions, e-commerce and omni-channel applications through an integrated and ever-evolving platform to retailers of all sizes and capabilities.

As of the date of this prospectus, Linx’s corporate headquarters are located at Avenida Doutora Ruth Cardoso, 7221, 7th floor, São Paulo, SP, 05425-902. Its telephone number at this address is +55-11-2103-1575 and its website is www.linx.com.br.

Merger Vehicle

Merger Vehicle is a closely held corporation that is a wholly owned subsidiary of TOTVS. Merger Vehicle has no assets or operations as of the date hereof. Upon the closing of the Merger, Merger Vehicle will merge into TOTVS and no longer exist.

Risk Factors

The Merger involves risks, some of which are related to the Merger itself and others of which are related to TOTVS’s and Linx’s respective businesses and to investing in and ownership of TOTVS Shares and TOTVS ADSs following the Merger, assuming the Merger is completed. In considering the Merger, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors”, together with the other information included in or incorporated by reference into this prospectus.

The Merger and the Merger Protocol

The proposed Merger involves a business combination between Linx and TOTVS pursuant to which, upon closing, Linx will become a wholly owned subsidiary of TOTVS and Linx Shareholders will become shareholders of TOTVS. The terms and conditions of the Merger are contained in the Merger Protocol, which is described in this prospectus and a translation of which is filed as an exhibit to the registration statement of which this prospectus is a part.

You are encouraged to read the Merger Protocol carefully, as it is the legal document that governs the Merger. All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the Merger Protocol.

Board of Directors and Management of TOTVS

Our board of directors (conselho de administração) is the decision making body responsible for determining general guidelines and policies for our business, including our overall long term strategies, as well as the control and oversight of our performance. Our board of directors is also responsible for, among other things, supervising our executive officers’ actions. It holds meetings whenever called by its chairman, any of its vice chairmen or our chief executive officer. Currently, our board of directors consists of seven members, six of which are independent members in accordance with applicable Brazilian laws and regulations.

Our board of executive officers (diretoria) consists of a minimum of five and a maximum of 20 executive officers, who may or may not be our shareholders, and who are required to be residents of Brazil, including the following positions, whose duties are determined by our board of directors: (i) chief executive officer, (ii) president, (iii) up to eight vice-presidents and (iv) up to ten executive officers. The executive officers may cumulate positions and are elected for a two-year term. The members of our board of executive officers are elected and may be dismissed by our board of directors.

The Linx Special Meeting

Date, Time and Place of the Linx Special Meeting

The Linx Special Meeting will be held on       , 2020, at       , local time, at Linx’s headquarters in São Paulo, SP, Brazil. Linx’s headquarters are located at the following address: Avenida Doutora Ruth Cardoso, 7,221, São Paulo — SP, 05425-902, Brazil.

Record Date; Shares Entitled to Vote

All holders of Linx Shares as of the date of the Linx Special Meeting are entitled to vote on the Merger Proposal at such extraordinary general shareholders meeting. All holders of Linx ADSs outstanding as of the record date established by the Linx Depositary in accordance with the Linx Deposit Agreement (the “ADS Record Date”) are entitled to give voting instructions in accordance with the voting procedures of the Linx Deposit Agreement. Each Linx Share and each Linx ADSs outstanding as of the date of the Linx Special Meeting or the ADS Record Date, respectively, is entitled to one vote on each proposal presented for consideration at the Linx Special Meeting.

If you are a holder of Linx Shares, you are entitled to attend and vote at the meeting. If you are a holder of Linx ADSs, you are not entitled to attend the meeting, but you may communicate your voting instructions to the Linx Depositary. As a holder of Linx ADSs, in order for the Linx Shares underlying your Linx ADSs to be voted in accordance with your voting instructions, you must give timely instructions to the Linx Depositary in accordance with the Linx Deposit Agreement and any notices or information distributed by the Linx Depositary.

If you are a holder of Linx Shares, you may be required under the Brazilian Corporation Law to show documents proving your identity and ownership of Linx Shares to gain admittance to the Linx Special Meeting. If you grant a proxy to someone to act for you at the meeting, your proxy will be required to show original or certified copies of the documents that grant him or her powers of representation. The proxy must be deposited at or mailed to the head office of Linx no later than , 48 hours before the meeting. The failure to comply with this requirement will not prevent the proxy from attending the Linx Special Meeting so long as he or she presents the originals of the documents evidencing his or her powers.

Quorum

In order to validly hold an extraordinary general shareholders meeting of Linx, in general, the holders of at least 25% of Linx’s issued and outstanding voting capital must be present in person or represented by proxy at the meeting following first call to constitute a quorum. If that quorum is not reached on first call, any percentage of holders must be present or represented at the meeting following second call. You must be present in person or represented by proxy at the meeting in order to be considered part of the quorum at the Linx Special Meeting.

Abstentions from voting by shareholders attending the meeting will be counted for the purpose of determining the presence of a quorum.

Required Vote

In order to effect the Merger, holders of Linx Shares must approve the business combination of Linx and TOTVS as contemplated by the Merger Protocol. The decision to merge requires the approval of Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital at an extraordinary general shareholders meeting duly called under Brazilian law. The approval by the holders of Linx Shares of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

Voting by Directors and Executive Officers

As of the October 2, 2020, the Linx directors and executive officers have the right to vote approximately 27,363,284 Linx Shares, representing 15.61% of the Linx Shares then outstanding and entitled to vote. None of the directors or executive officers of Linx has entered into any agreements obligating them to vote in favor of the Merger Proposal.

The TOTVS Special Meeting and TOTVS Shareholder Approval

The TOTVS Special Meeting is scheduled to be held on       , 2020, at       , local time, at TOTVS’s head office in São Paulo, State of São Paulo, Brazil. The TOTVS Special Meeting will vote on the agenda items and proposals of the TOTVS board of directors discussed in the section entitled “The Merger—Shareholder Approvals Required for the Merger—Approval by the holders of TOTVS Shares”.

Listing of TOTVS ADSs

TOTVS will apply to list the TOTVS ADSs on the NYSE, effective as of the Closing Date, but such listing is subject to TOTVS fulfilling all of the listing requirements of the NYSE. There can be no assurance that the TOTVS ADSs will be accepted for trading on the NYSE.

Delisting and Deregistration of Linx Shares and ADSs

After the Merger is completed, Linx will be deregistered under the Exchange Act, Linx will no longer file Annual Reports on Form 20-F or make submissions on Form 6-K with the SEC and Linx will be deregistered from the CVM. In addition, the Linx ADSs will be delisted from the NYSE and the Linx Shares will be delisted from the B3.

Reasons for the Merger

For more information on the reasons underlying the decisions to merge the operations of TOTVS and Linx, see the section entitled “The Merger—Reasons for the Merger”.

U.S. Tax Considerations

For information on U.S. considerations, see “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”.

Brazilian Considerations

For information on Brazilian considerations, see “Material Tax Considerations—Material Brazilian Tax Considerations”.

Accounting Treatment of the Merger

In accordance with IFRS, TOTVS will account for the Merger as a business combination applying the acquisition method of accounting with TOTVS as the acquiror. For a more detailed discussion of the accounting treatment of the Merger, see the section entitled “The Merger—Accounting Treatment of the Merger”.

Antitrust Approval Required for the Merger

Under Brazilian antitrust law, TOTVS is not permitted to consummate the acquisition of control of Linx prior to receiving the final approval from CADE. As of the date of this prospectus, TOTVS has started the merger review process before CADE.

For a description of the required antitrust filings and clearance in Brazil, see “Regulatory Matters—Antitrust Approvals Required for the Merger—Antitrust Clearance in Brazil”.

Withdrawal Rights

Holders of Linx Shares who vote against the approval of the Merger Proposal, or who do not vote on the approval of the Merger Proposal, will have withdrawal rights under the Brazilian Corporation Law. In order to exercise such withdrawal rights, holders of Linx Shares must give notice thereof within 30 days of the publication by Linx of the minutes of the extraordinary general shareholders meeting at which the Merger Proposal is approved. Holders of Linx ADSs will not be able to exercise withdrawal rights, even if they give instructions to the Linx Depositary (as defined herein) to vote against the Merger Proposal, nor will the Linx Depositary exercise those rights on their behalf, even if requested to do so. See “The Merger—Principal Transaction Documents—Withdrawal Rights in the Merger”.

Holders that intend to exercise their withdrawal rights must continue to hold their Linx Shares until the Closing Date. The amount payable as reimbursement for the value of the Linx Shares will correspond to the book value of shareholders' equity per share of Linx on December 31, 2019, according to Linx’s Financial Statements approved at the annual general shareholders meeting held on April 30, 2020, which is R$9.97 per share, without prejudice to the right of such holders to request the preparation of a special balance sheet. Holders of Linx Shares that exercise their withdrawal rights will receive the cash amount on the Closing Date.

Conditions Precedent that Must Be Satisfied or Waived for the Merger to Occur

As more fully described in this prospectus and as set forth in the Merger Protocol, the obligation of each of TOTVS and Linx to complete the Merger depends on the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	approval of the Merger by Linx’s shareholders meeting and TOTVS’s shareholders meeting;
•	approval of the Merger by CADE, the antitrust authority in Brazil;

•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;
•	absence of a Material Adverse Change, which can be waived at any time by TOTVS by means of a written notice;
•	compliance by Linx with the interim covenants set forth in the Merger Protocol, which can be waived at any time by TOTVS by means of a written notice;
•	the confirmation by each party that the representations and warranties made in the Merger Protocol are true and correct in all their material aspects;
•	Linx shall (i) have obtained the respective third-party consents of its agreements currently in force and there will not be Obligations Subject to Early Termination; or (ii) have liquidated all its Obligations Subject to Early Termination in their entirety with no outstanding obligations to Linx deriving from such liquidation; or (iii) have cash representing 100% of the necessary amount to liquidate all the Obligations Subject to Early Termination (including any incident penalties);
•	the absence of any law enacted, or any judicial or regulatory order issued, by a competent governmental authority or judicial authority or arbitral tribunal that impedes the completion of the Merger; and
•	compliance by each of Linx and TOTVS with their respective obligations set forth in the Merger Protocol.

Termination of the Merger Protocol; Termination Fee

If the Merger is not approved by the Linx Shareholders or the TOTVS shareholders at the Linx Special Meeting scheduled to be held on       , 2020 or the TOTVS Special Meeting scheduled to be held on       , 2020, as the case may be, the Merger Protocol will be terminated.

In addition, if the Merger is not consummated within 18 months from the execution date of the Merger Protocol, the Merger Protocol will be terminated. If the non-consummation is due to a breach of the obligations provided in the Merger Protocol by Linx or TOTVS, the non-defaulting party may (i) extend the 18 months term to consummate the Merger, or (ii) consider the Merger terminated through a notice of termination to the defaulting party, which in this event, will entitle the non-defaulting party to an amount of R$150,000,000 as fixed losses and damages to be paid by the defaulting party in a single cash installment within 30 days from the notice of termination.

In the event that CADE (i) imposes restrictions as a condition for the approval of the Merger and, after using best efforts, the Companies fail to satisfy such restrictions or (ii) disapproves the Merger, Linx may terminate the Merger Protocol in which case Linx will be entitled to receive from TOTVS a fixed termination fee in the amount of R$100,000,000 in cash within 30 days from Linx’s termination notice to TOTVS to that effect as the sole and exclusive compensation for any losses and damages suffered by Linx.

Comparison of the Rights of Holders of TOTVS Shares and Linx Shares

As a result of the Merger, the holders of Linx Shares will become holders of TOTVS Shares, and their rights will be governed by Brazilian Law and TOTVS’s bylaws. Following the Merger, former Linx shareholders will have different rights as TOTVS shareholders than they did as Linx shareholders. For a summary of the material differences between the rights of Linx Shareholders and TOTVS shareholders, see the section entitled “Comparison of the Rights of Holders of Linx Shares and TOTVS Shares”.

Selected Financial Data of TOTVS

For information on selected financial data of TOTVS, see the section entitled “Selected Financial Data of TOTVS”.

Selected Financial Data of Linx

For information on selected financial data of Linx, see the section entitled “Selected Financial Data of Linx”.

Selected Unaudited Pro Forma Consolidated Financial Information

For information on selected Unaudited Pro Forma Consolidated Financial Information (as defined herein) of TOTVS, see the section entitled “Unaudited Pro Forma Consolidated Financial Information”.

Comparative per Share Market Data

The following table presents the closing price per each (i) TOTVS Share on the B3, (ii) Linx Share on the B3 and (iii) Linx ADS on the NYSE, on August 13, 2020, on the last practicable trading day prior to the Merger Proposal Date, and on       , the last practicable trading day prior to the mailing of this prospectus. This table also shows the implied value of the Merger Consideration payable for each Linx Share on the relevant date. The implied value of the Merger Consideration is calculated based on the Cash installment per share, that is R$ 6.20, plus the closing price in reais of TOTVS Shares on the B3 on the indicated dates.

Date	TOTVS Share Closing Price (B3)	Linx Share Closing Price (B3)	Linx ADS Closing Price (NYSE)	Implied per share value of Merger Consideration(2)
	in reais	in reais	in US$	in US$(1)	in reais
August 13, 2020	27.89	31.98	5.92	6,23	34.09
, 2020

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars at the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.
(2)	The implied value does not consider the adjustment by the CDI.

Comparative Historical and Unaudited Pro Forma per Share Data

The following table includes unaudited pro forma consolidated financial information and should be read in conjunction with the unaudited pro forma consolidated financial information and the assumptions included under “Comparative Historical and Unaudited Pro Forma per Share Data”. This information is presented for illustrative purposes only and is based on assumptions that we believe are reasonable under the circumstances.

On April 27, 2020, we approved at an extraordinary shareholders’ meeting, the split of all of our common shares at the ratio of three new common shares for one share (the “Share Split”). For each common share held, each of our shareholders received two additional TOTVS’s common shares. The share and per share data in the table below has been retroactively adjusted to give effect to the Share Split.

	For the six-month period ended June 30, 2020				For the year ended December 31, 2019
	Historical		Pro Forma Consolidated, Including the effects of the Merger		Historical		Pro Forma Consolidated, Including the effects of the Merger
	TOTVS	Linx	TOTVS	Equivalent Pro forma Linx (4)	TOTVS	Linx	TOTVS	Equivalent Pro forma Linx (4)
								(in reais)
Net book value per share(1)	4.43	9.58	9.89	9.89	4.33	9.97	n.a.	n.a.
Cash dividends paid per share(2)	-	-	n.a.	n.a.	0.18	0.11	0.17	0.17
Earnings per share (3)
Basic	0.2100	(0.0351)	0.1056	0.1056	0.3868	0.2281	0.3048	0.3048
Diluted	0.2078	(0.0343)	0.1047	0.1047	0.3835	0.2228	0.3028	0.3028

(1)	Net book value per share is calculated by dividing total equity attributable to the shareholders of TOTVS or LINX , as applicable; by the number of historical shares outstanding as of the end of the applicable period. Pro forma book value per share assumes that the Merger was completed on June 30, 2020. Pro forma book value per share is calculated by dividing total pro forma equity attributable to the owners after the Merger by the number of pro forma shares outstanding as of June 30, 2020.

(2)	Cash dividends per share is calculated by dividing total dividends (including dividends and interest on shareholders’ equity) paid by TOTVS or Linx, as applicable by the total historical number of shares outstanding as of the end of the applicable period.

(3)	Pro forma basic and diluted earnings per share assume that the Merger was consummated on January 1, 2019. For additional information on pro forma financial information, see “Unaudited Pro Forma Condensed Financial Information”.

(4)	The implied equivalent value per share of Linx is calculated by multiplying the pro forma income (loss) per share, pro forma book value per share, and the pro forma dividends per share of TOTVS by the exchange ratio of 1.

RISK FACTORS

You should carefully consider the following information to understand the risks associated with the Merger and an investment in TOTVS Securities, which you will receive pursuant to the Merger, before deciding whether to vote in favor of the Merger Proposal. You should also consider the other information in this prospectus and the documents incorporated by reference into this prospectus, including the Merger Protocol, which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

Risks Relating to the Merger

The completion of the Merger is subject to a number of important conditions, and the Merger Protocol may be terminated before the completion of the Merger in accordance with its terms.  As a result, there is no assurance that theMerger will be completed.

The completion of the Merger is subject to the satisfaction or waiver, as applicable, of a number of important conditions set forth in the Merger Protocol, including the approval of the Merger by the shareholders of Linx and TOTVS, the approval of the Merger by the antitrust authority in Brazil and several other customary closing conditions.  For more information, see “The Merger—Merger Protocol—Conditions Precedent to the Completion of the Merger”.

We may be subject to certain contractual and other penalties in the context of the Merger.

If (i) CADE blocks the Merger, we may be subject to a fixed termination fee in the amount of R$ 100 million, or (ii) the Merger is not consummated within 18 months from the execution date of the Merger Protocol due to our violation of the obligations provided in the Merger Protocol, we may be subject to a fixed termination fee in the amount of R$ 150 million. In addition, the Stone Transaction provides that if Linx approves a competing transaction, such as the Merger, a penalty in the amount of up to R$453.7 million will be due and payable by Linx to Stone.  While we categorically dispute the legality and validity of such penalty and require as condition precedent to the completion of the Merger that Linx or TOTVS shall not pay any penalty directly or indirectly related to the approval of the Merger, we cannot assure you that Stone will not attempt to enforce the penalty, and, if Stone were to attempt to enforce the penalty, that we would be successful in defending our position in the competent courts.  If applicable and confirmed against us, the payment of any of these penalties may negatively affect our cash flows.

The Brazilian antitrust authority could impose costly or restrictive conditions on the approval of the Merger.

The Merger is subject to the approval of CADE, the antitrust authority in Brazil. CADE will determine whether the transaction negatively impacts competitive conditions in the markets in which we compete or adversely affects consumers in these markets.

Any decision by CADE to not approve the Merger or to impose conditions or performance commitments on us as part of the approval process for the Merger could materially and adversely affect our business, negatively affect our financial performance and the trading price of the TOTVS ADSs and prevent us from achieving all the anticipated benefits of the Merger.

The expected benefits from operating as a combined enterprise with Linx may not be achieved.

The integration of two large companies as TOTVS and Linx presents significant challenges. No assurance can be given that TOTVS and Linx will be able to integrate their respective operations without encountering difficulties, which may include, among other things, the loss of key employees, diversion of management attention, the disruption of our respective ongoing businesses or possible inconsistencies in standards, procedures and policies. There can also be no assurance as to the extent to which the synergies anticipated and expected by the market from the Merger, or as to the timing for their realization, or as to the expenses that will be incurred in connection with realizing synergic benefits from the Merger. In particular, it may be difficult for us to realize anticipated cost savings from the combination of the Companies’ production facilities.

The Unaudited Pro Forma Consolidated Financial Information included in this prospectus may not be representative of our results after the Merger.

The Unaudited Pro Forma Consolidated Financial Information (as defined herein) included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated as of the dates indicated, nor is it indicative of the future operating results or financial position of TOTVS after the assumed consummation of the transactions. The Unaudited Pro Forma Consolidated Financial Information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Linx’s assets and liabilities. The purchase price allocation reflected in the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this prospectus is preliminary, and the final allocation of the purchase price will be based upon the final fair value calculations of the assets and liabilities of Linx as of the date of the completion of the Merger.

The Unaudited Pro Forma Consolidated Financial Information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expenses efficiencies. The Unaudited Pro Forma Consolidated Financial Information is based in part on certain assumptions that we believe are reasonable under the circumstances. Our assumptions may not prove to be accurate over time.

Third parties may terminate or alter existing contracts or relationships with Linx or TOTVS as a result of the completion of the Merger.

Each of TOTVS and Linx has contracts with customers, suppliers, vendors, distributors, landlords, lenders, licensors, joint venture partners and other business partners, and these contracts may require TOTVS or Linx, as applicable, to obtain consent from these other parties in connection with the Merger. If these consents cannot be obtained, the counterparties to these contracts may seek to terminate or otherwise materially adversely alter the terms of such contracts with either or both Companies following the Merger, which in turn may result in TOTVS or Linx suffering a loss of potential future revenue, incurring contractual liabilities or losing rights that are material to their respective businesses. Any such disruptions could limit TOTVS’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Protocol.

You are being offered a fixed number of TOTVS Shares and TOTVS ADSs, which involves the risk of market fluctuations.

You will receive a fixed number of TOTVS Shares and TOTVS ADSs in the Merger, rather than a number of TOTVS Shares and TOTVS ADSs with a fixed market value. Consequently, the market value of TOTVS Shares and TOTVS ADSs, and of the Linx Shares and Linx ADSs at the time of the completion of the Merger, may fluctuate significantly from the date of this prospectus, and the exchange ratio that has been approved for this Merger might not be reflective of future market price ratios of TOTVS Securities relative to Linx Securities. In addition, the market price of TOTVS Shares and Linx Shares may be adversely affected by arbitrage activities occurring prior to the completion of the Merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, Linx Shares before the Merger is completed and TOTVS Shares before and after the Merger is completed.

Holders will receive a fixed number of TOTVS Shares, which are reported in reais, and a fixed amount of cash consideration denominated in reais, which involves the risk of currency fluctuations.

The consideration that is payable per Linx Share or Linx ADS is a fixed amount of Brazilian reais and a fixed number of TOTVS Shares or TOTVS ADSs, respectively. In addition, the price of the Linx Shares and the TOTVS Shares on the B3 is reported in Brazilian reais. As the exchange rate of the real and the U.S. dollar fluctuates, the implied value of the Merger Consideration will fluctuate too. As a result, the implied value of the Merger Consideration that you will receive upon the completion of the Merger could be greater than, less than or the same as the implied value of the Merger Consideration in U.S. dollars on the date of this prospectus or at the time of the Linx Special Meeting. Based on the closing price per TOTVS Share on October 9, 2020 the latest practicable trading day before the date of this prospectus, and the exchange rate for Brazilian reais of R$5.5393 per U.S. dollar, as reported by the Central Bank of Brazil, the value of the Merger Consideration for each Linx Share in U.S. dollars was approximately US$5.97. There can be no assurance that this value will not be greater than, less than or the same as the implied value of the Merger Consideration that is distributed to holders of Linx Shares and Linx ADSs upon the completion of the Merger.

Your ownership percentage in TOTVS will be less than the ownership percentage you currently hold in Linx.

Your ownership percentage in TOTVS Shares following the Merger will be less than your existing ownership percentage in Linx as a result of dilution attributable to the relative equity values of the companies involved in the Merger and the fact that a significant portion of the Merger Consideration is being paid in cash. Assuming that none of the holders of the Linx Shares exercises withdrawal rights, after the Merger (1) the former shareholders of Linx will hold as a group approximately 24% of the outstanding capital stock of TOTVS and (2) the current shareholders of TOTVS will hold as a group approximately 76% of the outstanding capital stock of TOTVS.

The capital gain arising from a disposition of TOTVS Shares registered as a direct foreign investment in Brazil under Law No. 4,131/62 could be calculated based on the historical amount in Brazilian currency of the investment, rather than the amount in foreign currency registered with the Central Bank of Brazil.

There is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank of Brazil as a direct investment under Law No. 4,131/62. Even though a recent precedent of a Brazilian administrative court supports the view that capital gains should be based on the positive difference between the cost of acquisition of the shares in the applicable foreign currency and the value of disposition of those shares in the same foreign currency, tax authorities are not bound by such precedents.

Certain of Linx’s outstanding indebtedness requires lender consents for the proposed the Merger. If such consents are not obtained, this indebtedness could be accelerated.

The terms of certain of Linx’s indebtedness include covenants and/or events of default that will be breached or triggered (as applicable) upon a change of control of Linx, unless we obtain prior creditor consent. Furthermore, most of Linx’s debt instruments contain cross-acceleration provisions that would be triggered upon acceleration of any of Linx’s material indebtedness.

If Linx does not obtain the requisite consents from holders of such indebtedness to the transfer of control of Linx to TOTVS as a result of the completion of the Merger, or if Linx does not obtain sufficient consent to the waiver of the applicable cross-acceleration provisions in such indebtedness, or if Linx and/or TOTVS are unable to refinance or prepay such indebtedness prior to the completion of the Merger, a significant portion of Linx’s indebtedness could be accelerated by the holders of such debt upon completion of the Merger. The resulting acceleration of Linx’s indebtedness could adversely affect TOTVS’s and Linx’s financial condition.

Risks Relating to our Business and Industry

Our success depends on our ability to develop new products and services, integrate the purchased products and services and improve our existing products and services.

The management systems market, the main market in terms of revenue in which we operate, is characterized by continuous technological advances, evolution of computing equipment standards, development of software and communications infrastructure, growing complexity of clients’ requirements, frequent improvements in user experience and continuous launches of new products. If we fail to develop technological improvements, timely improve and expand our products and services, or if we fail to position or price our products and services to meet market demand, our clients may stop purchasing new software licenses, subscribing software use and contracting our services, or we may lose our competitiveness to attract new clients.

Moreover, the technological standards adopted in our sector are subject to fast evolution. Accordingly, the standards we choose to develop new products may prevent us from efficiently competing in the markets in which we operate. Any failure to keep up with adopted standards and languages, structure simplification or convergence of solutions may materially and adversely affect our business strategy and, as a result, our financial results.

We may not be able to compete efficiently in the TechFin or other new markets.

Entering new markets, including the technology for financial, or TechFin, market, is an important part of our strategy, and we may not be able to compete efficiently in these new markets. The fintech market, for example, has IT players with consolidated market shares and more experience than us in the financial sector. Additionally, we may face difficulties to increase our operations in these new markets in a sustainable manner as we depend on partners for funding/credit risk and acquisitions opportunities. Moreover, by entering the Techfin market we may become subject to the financial and payment method sector regulation. If we are not able to efficiently compete in the Techfin market and adapt to the technological trends of this sector, our investments may not generate expected financial returns or may generate adverse financial results, which may adversely impact our financial condition and results of operations.

We are subject to risks related to errors and malfunctioning of our products, which may be difficult or even impossible to correct.

We offer technically complex products that, when launched in the market or updated as new versions, may contain defects that were unidentified or are difficult to correct. These defects, mistakes and any delays or impossibility to correct them may result in negative consequences, including: (i) cancelation of orders; (ii) additional warranty expenses; (iii) delays in the collection of receivables; (iv) cancellation of contracts; (v) loss of the acceptance of our products in the market; (vi) diversion of research and development funds that could have been used to create new products; (vii) potential indemnification proceedings; and (viii) reputational issues in the market. The occurrence of these effects or delays and the impossibility to correct them may adversely affect us.

Our IT security measures may be violated or compromised by cyber-attacks, including attacks to the infrastructure required to maintain our IT systems, which may result in unforeseen downtime in our IT systems and reputational and financial damage for us.

Any actions intended to circumvent our IT security measures and those of our products and/or suppliers could result in misappropriation of our proprietary information and/or that of our clients, which information is stored in our servers or public clouds validated by us, or could result in downtime in our servers or operations. Additionally, our security measures regarding the protection of our data and the data of our clients, which is processed and stored by us, may be inadequate or insufficient to prevent security breaches, as well as cyber-attacks. Accordingly, we may be materially and adversely affected.

Moreover, our datacenter, an environment projected to store our servers, data and other conditions, is close to the air base of Campo de Marte in the city of São Paulo, which is exposed to the risk of potential air accidents.

If the aforementioned risks occur, including any accident that can damage our datacenter, we and our image may be adversely affected.

Furthermore, if we are required to incur significant expenses and other resources to protect us from the threat of security breaches and repair the related problems, including any unforeseen downtime in our internal IT systems and/or those of our clients, we may be adversely affected.

Our revenues substantially depend on, and, after the sale of our hardware operations, will completely depend on, software revenue, comprising licensing fees, subscriptions fees, maintenance fees and service fees, which include implementation, customization and consulting services.

Our revenues substantially depend on, and, after the sale of our hardware operations, will completely depend on, integrated ERP software and related services, more specifically, the fees we charge for licenses, subscriptions of our solutions by clients, implementation and maintenance services, and customization and consulting services, which comprise virtually all of our revenues. If our competition or other market conditions force us to significantly reduce our prices, if demand for integrated ERP software and related services decreases in Brazil, or if we fail to sell new licenses, subscriptions and services, our revenues may significantly decrease and we may be materially and adversely affected.

We are subject to risks related to security mechanisms in solutions involving our products or services.

Protection against fraud is extremely important for the end customers of our solutions. These solutions are vulnerable to protection breaches due to defects in security mechanisms, operational systems, software applications, or even misuse by users or third parties, which may compromise the security of information transmitted or stored during the use of our solutions. If the security of our solutions is compromised, we may be adversely affected.

We are subject to the risks related to non-compliance with Brazilian and international data protection laws and we may be adversely affected by the imposition of fines and other types of penalties.

In 2018, the Brazilian General Data Protection Law (Law No. 13,709/2018) was passed, taking effect in August 2020. The Brazilian General Data Protection Law is expected to transform the personal data protection system in Brazil. It sets forth a new legal framework for the treatment of personal data, providing for the rights of personal data holders, the legal grounds applicable to the protection of personal data, the requirements to obtain consent, the obligations and requirements related to security incidents and data leaks and transfers, and the authorization to create the Brazilian data protection authority. If we fail to adjust to this law, we may be subject to penalties, warnings, the obligation to disclose the incident, temporary blocking and/or elimination of personal data and fines of up to 2% of our revenue in Brazil in the preceding year, excluding taxes, up to the global amount of R$50,000,000 per infraction.

Additionally, in view of the treatment of data of individuals located in the European Union, we and our subsidiaries are also subject to the penalties set forth in the General Data Protection Regulation, or GDPR, which was approved in April 2016 and took effect in May 2018. This regulation sets forth obligations related to the protection of the rights of European citizens and applies to all companies in the world that deal with data of individuals or services in European Union countries regarding consent, right of access, exclusion and portability of personal data. Failure to comply with the GDPR may result in the imposition of fines of up to 4% of our annual global revenue or EUR20 million, whichever is higher, in addition to the disclosure of the incident to the market and even the suspension of our activities.

Accordingly, failure to protect personal data treated by us and non-compliance with applicable law may result in significant fines, disclosure of the incident to the market, elimination of the personal data from our base and even the suspension of our activities, increasing the risks to our image and adversely affecting us.

We may be unable to efficiently compete in the software sector, which is highly competitive.

We compete with a number of companies that operate in the global, regional and local software and related services market, including suppliers of integrated corporate management software, developers of software that are freely made available and advisory firms and technology startups. Some of our current or potential competitors are involved in a more comprehensive range of businesses, some have a larger installed client base for their products and services, and some have significantly larger financial, technical and sales resources, among others, compared to us, increasing their ability to compete. Similarly, we may lose our market share if our competitors introduce or purchase new products that compete with ours or add new functionalities to them.

We are subject to risks related to unauthorized or undue use of our intellectual and/or industrial property.

We are subject to misappropriation of our intellectual and/or industrial property, resulting in the misuse of our solutions or legal and administrative proceedings related to such misappropriation. The misuse of software and/or hardware by users may also lead to the imposition of fines on us, which may result in significant costs and the use of funds that were not originally intended for this purpose, diverting the attention of our management and technology team, and adversely affecting us.

Our growth depends on potential successors to hold key positions and our ability to continue to attract and retain qualified professionals, with specific knowledge in technology.

Our ability to continue growing largely depends on our ability to continue to form and retain potential successors to hold key management positions and other strategic positions. Accordingly, the loss of any key professional could materially and adversely affect us, if our succession plan is not effective. We also depend on the continuity of the services provided by key qualified employees, with specific knowledge in technology, who may not be adequately trained. There is strong and continuous competition in the IT sector to hire highly qualified professionals in the commercial and technical areas, among others, and we compete, worldwide, to hire these professionals. Consequently, we may be unable to hire qualified labor or we may have to offer higher compensation to attract and retain qualified professionals, which may result in additional costs that are not offset by the increase in productivity or higher prices.

Changes to or different interpretations of tax and labor law may adversely affect us.

Tax authorities have often made changes to tax regimes that may affect us, including changes in tax rates and the creation of temporary or permanent taxes. Some of these changes may increase our tax burden, which may restrict our ability to conduct business in our current markets, materially and adversely affecting our profitability.

Moreover, we currently enjoy certain tax benefits and/or special tax regimes. We cannot assure you that we will be able to maintain or renew these benefits, considering the current political and economic environment in Brazil. If we are unable to renew our tax benefits or if these benefits are changed, limited, suspended or cancelled, we may be adversely affected. In addition, certain tax laws may be subject to controversial interpretations by tax authorities. If the interpretation of tax laws by tax authorities differs from our interpretation, we may be adversely affected.

In addition, our activities are directly or indirectly subject to taxes, fees and contributions that may be changed, adversely affecting us.

These changes may result in higher taxes charged on: (i) our gross revenue; (ii) royalties paid to our partners in Brazil and abroad; (iii) financial income; (iv) gross profit; and (v) primarily our personnel costs. The negative impact of changes in tax and labor laws may adversely affect our competitiveness, especially in relation to foreign competitors, if these changes increase taxation only regarding companies established in Brazil.

Our competitors include suppliers of market commercial applications, such as ERP, customer relationship management, or CRM; and Business Intelligence, or BI; collaboration products and commercial intelligence products, as well as suppliers dedicated to open source software initiatives, according to which competitors may provide software and intellectual property without the payment of licenses, and consulting companies.

Our integrated enterprise management software automates critical corporate processes, including manufacturing, distribution, accounting, finance, human resources and sales. Our products include ERP, CRM and BI, as well as specific vertical modules that provide additional capabilities that are specifically customized for the business lines of our clients.

Low entry barriers for the entry of foreign competitors in the Brazilian market, the trend of new distribution methods, including cloud service software, and the opportunities presented by the Internet and e-commerce could increase competition for our products, as system integrators, consulting companies, telecommunications companies, suppliers of hardware and other IT service providers enter the market.

Moreover, competition in the market in which we operate may increase as a result of mergers among potential clients of our products, as well as among our competitors, as a result of strategic alliances between competitors and other companies. In response to competition, mergers in the sectors in which we operate and adverse economic scenarios, we may have to give clients price discounts or other deductions, or change our collection models to remain competitive. As a result, we may be materially and adversely affected.

Acquisitions have risks and we may fail to achieve the strategic targets foreseen at the time of any transaction.

Acquisitions represent an important element of our strategy and we expect to continue to acquire companies, products, services and technologies. We are subject to the following risks in these acquisitions: (i) acquisitions may not contribute to our commercial strategy or we may have to pay more for it than its fair value; (ii) we may have difficulties in integrating the purchased technologies or products into our lines of products, failing to maintain consistent standards, controls, procedures and policies; (iii) our relationship with current and new professionals, clients and distributors may be negatively affected; (iv) our due diligence process may fail to identify technical issues, including those related to product quality or product structure of the acquired company; (v) we may face contingencies related to product liability, intellectual property, financial reporting and accounting practices or internal controls; (vi) the acquisition may result in lawsuits filed by dismissed employees or third parties; (vii) the acquisition process may suffer setbacks and our management’s attention may be diverted to issues related to transition or integration; and (viii) we may be unable to timely obtain authorizations from government authorities pursuant to applicable antitrust law.

Moreover, the process of integration of the acquired operations may not result in the expected benefits, which could adversely affect us. In addition to the aforementioned risks, during the integration process, we may be subject to other risks, including:

•	difficulties in integration, such as: (i) costs that are higher than predicted to continue the expansion of the network of distribution channels, with quality and reach to service the market; (ii) inability to manage more employees, geographically distributed; and (iii) inability to create and effectively implement consistent standards, controls, procedures and policies.
•	any inability to coordinate and integrate sales efforts and software development to effectively communicate the possibilities of combined sales of products and cross-sales, and successfully manage combined sales of products, as well as integrate development activities conducted by the acquired companies, failing to maximize the expected synergies.

Furthermore, we may find other liabilities that were unknown and undisclosed in relation to the acquisition and integration of the operations acquired by us.

These factors may have a material adverse effect on us, especially in case of acquisitions of larger companies or a higher number of acquisitions. Additionally, as we issue shares under future acquisitions, our current shareholders may suffer dilution and profit per share may decrease.

We are subject to the risk of proceedings based on allegations of infringement of third-party copyrights.

We are subject to the risk of proceedings based on allegations of infringement of third-party copyrights partially due to the recent increase in the number of patents and copyrights owned by technology companies. Accordingly, certain technological improvements, enhancements, increase in new solutions and the development of new products by us, based on standards that were already developed and registered by other companies in the IT sector may subject us to judicial and arbitration proceedings for infringement of trademarks, computer programs, patents and copyrights, which could adversely affect us.

We are subject to risks related to our exclusive franchises and our implementation of software service and relationship with our exclusive franchises.

We conduct our business through direct sales and a network of exclusive franchisees, which sell and implement our solutions to our clients. The franchisees contribute significantly to our sales, especially in the SMB market, and, consequently, our results may be directly affected by the operating performance of our franchisees. Our franchisees participate in the prospection of new clients and sales and also provide software services directly to our clients. The loss of franchisees may have an adverse impact on our relationship with our existing and potential clients and, consequently, adversely impact our operations.

The quality of implementation services provided by third parties under exclusive franchise agreements may differ from the quality of implementation offered by our proprietary sales channels, resulting in financial and operating losses to the clients that use our business solutions and, consequently, fines and judicial proceedings against us, as well as any additional implementation services to be conducted by us to adjust the solutions that were incorrectly implemented by our franchises. As a result, we may be adversely affected.

We may be materially affected by violations of the Brazilian Anticorruption Law and similar anticorruption laws.

Law No. 12,846, of August 1, 2013, or the Brazilian Anticorruption Law, introduced the application of strict liability on legal entities involved in government corruption, imposing civil and administrative penalties on offenders. Similarly, to the U.S. Foreign Corrupt Practice Act, the Brazilian Anticorruption Law imposes administrative penalties to individuals who are involved in government corruption. Non-compliance with anticorruption laws, any investigations of misconduct or lawsuits filed against us may result in fines, loss of operational permits and reputational damage, among other penalties, which may materially and adversely affect us. We cannot assure you that we will be able to prevent or detect all inappropriate practices, frauds or violations of the Brazilian Anticorruption Law and similar anticorruption laws by any member of our management, employees or representatives.

We do not have a controlling shareholder or controlling group holding more than 50% of our voting capital, which may subject us to alliances among shareholders, conflicts among shareholders and other events resulting from the absence of a controlling shareholder or controlling group holding more than 50% of our voting capital.

We do not have a controlling shareholder or controlling group holding the absolute majority of our voting capital. However, shareholders may form alliances or enter into agreements, which may have the same effect as having a controlling group.

If a controlling group is formed and holds the decision-making power over us, our corporate policies and strategies could undergo unexpected changes, including the replacement of our management. Moreover, we may become more vulnerable to hostile takeovers and the resulting conflicts. We may also become the target of investors seeking to circumvent the provisions of our bylaws setting forth public tender offers for the acquisition of more than 20% of our capital stock. The absence of a controlling shareholder or controlling group holding more than 50% of our voting capital may hinder certain decision-making processes, as the minimum quorum required by law for certain resolutions may not be achieved. Any unexpected change in our management, corporate policy or strategies; takeover attempts or any disputes among shareholders regarding their rights may adversely affect us.

We license, from suppliers, languages and/or technology platforms that may affect and/or fail to accomplish the expected deliveries in view of a portfolio of products that are continuously evolving and have technical specifications that rely on products and platforms, which may affect technology convergence initiatives.

Our dependency on suppliers and the absence or failure to map priority products and solutions may affect our costs and influence our decisions to maintain, discontinue or transform technology by interfacing processes, individuals and systems. Additionally, we cannot assure you that our suppliers will keep up with the changes in the external environment and the strategic and proposed objectives through disruptive solutions. As a result, we may be adversely affected.

If our clients no longer trust the security and use of their data as a result of risks related to leaks and/or misuse, we may be adversely affected.

Attempts by experienced programmers or hackers to breach the security of our clients’ networks or the security of Internet websites to misappropriate confidential information are a currently a widespread phenomenon in the sector, affecting computers and networks, including all platforms. Effective or perceived security vulnerabilities regarding our products or the Internet in general, may cause some clients to seek to reduce or postpone future purchases or purchase products from our competitors that are not Internet-based applications. Our clients may also increase their expenses to protect their computer networks against security breaches, which could postpone the adoption of new technologies.

Any of these measures taken by our clients could adversely affect us.

Unfavorable conditions in the sector in which we operate or in the global economy, as well as decreases in IT expenditures may limit our ability to grow and develop our business, adversely affecting us.

Our results of operations may vary based on the impact of changes in our industry or global economy on us or our clients. The potential increase in our revenue and profitability depends on the demand for our software, hardware and related services.

Considering that we are service providers, a portion of our revenue derives from the number of new users of our software at each of our clients, which number is influenced by the hiring policies of our clients and potential clients. Unfavorable economic conditions affect our clients’ and potential clients’ decision to maintain or reduce their demand for our services and, as a result, we may be adversely affected. Historically, economic crisis resulted in global reductions of IT expenditures and longer sales cycles, including during the recent recessions in 2016 and 2020. If economic conditions worsen or do not significantly improve, our clients and potential clients may choose to decrease their IT solutions, which would compromise our ability to expand our business and adversely affect us.

Our failure or inability to protect our trademarks, patents and domains or intellectual property infringements by third parties may adversely affect us.

We cannot assure you that the measures we currently adopt to protect our confidential information are adequate. Moreover, third parties may copy or extract, through reverse engineering, a portion of our products or otherwise obtain and use our intellectual property, which could adversely affect our competitiveness and reduce the value of our trademarks and products. As a result, we may be adversely affected.

We may face difficulties to expand the sale of our products in foreign markets.

Currently, we operate in markets other than the Brazilian market and our strategies include additional growth in these markets. We may face the following difficulties, among others, related to the foreign markets in which we currently operate or will operate in the future: (i) unexpected regulatory changes; (ii) inability to attract personnel and manage operations outside Brazil; (iii) changes in tax law; (iv) changes in commercial and investment policies and regulations; (v) difficulties to register and protect our trademarks and software; and (vi) cultural and language barriers. If one or more of these risks occurs and we are unable to overcome these difficulties, we may be unable to implement our international growth strategy.

Risks Relating to Brazil

The Brazilian government exercises significant influence over the Brazilian economy. This influence, as well as Brazilian political and economic conditions, may materially and adversely affect us.

The Brazilian government has frequently intervened in the Brazilian economy and has occasionally made significant changes in policy and regulations, influencing the Brazilian economy. The Brazilian government’s actions to control inflation and the implementation of policies and regulations have often involved, among other measures, interventions in interest rates and in the foreign exchange market, changes in tax policies, price controls, capital controls and limits on imports. We cannot control or predict which measures or policies will be adopted by the Brazilian government in the future.

We may be materially and adversely affected by changes in policies or regulations involving or affecting factors, including:

•	interest rates;
•	foreign exchange controls and restrictions on remittances abroad;
•	monetary policy;
•	exchange rate fluctuations;
•	changes in labor and regulatory rules;
•	inflation;
•	liquidity in Brazilian financial and capital markets;
•	expansion or contraction of the Brazilian economy;
•	tax policies and changes in tax laws;
•	import and export controls;
•	increased unemployment;
•	social and political instability;
•	expansion or contraction of the Brazilian economy, as measured by gross domestic product, or GDP, growth rates;
•	public health, including as a result of epidemics and pandemics, such as the COVID-19 pandemic; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian government will implement changes in policy or regulations affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and in the securities of Brazilian companies, including ours.

Ongoing political instability has adversely affected the Brazilian economy, which may adversely affect us.

The Brazilian economy has been and continues to be affected by political events in Brazil, which have also affected the confidence of investors and the public in general, adversely affecting the performance of the Brazilian economy and heightened volatility of securities issued by Brazilian companies.

Brazilian markets have been experiencing heightened volatility due to uncertainties derived from the ongoing Lava Jato investigation and other investigations, which are conducted by the Brazilian Federal Police and the Federal Prosecutor’s Office, and the impact of these investigations on the Brazilian economy and political environment. Numerous members of the Brazilian government and of the legislative branch, as well as senior officers of large state-owned and private companies have been convicted of political corruption related to bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies, among others. Profits from these kickbacks allegedly financed the political campaigns of political parties that were unaccounted for or not publicly disclosed, and served to further the personal enrichment of the recipients of the bribery scheme. As a result, a number of politicians and officers of large state-owned and private companies in Brazil have resigned and/or have been arrested and others remain under investigation for unethical and illegal behavior.

The potential outcome of these investigations remains uncertain, but they have had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. The development of these cases of unethical conduct has adversely affected and may continue to adversely affect us. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials and/or executives of private companies will arise in the future, adversely affecting us.

As of the date of this prospectus, president Jair Bolsonaro is under investigation by the Brazilian Federal Supreme Court (Supremo Tribunal Federal) for alleged misconduct. Any consequences of these investigations, including the potential impeachment proceedings, could materially and adversely affect the political and economic environment in Brazil, as well as the businesses of companies operating in Brazil, including us. We cannot predict the outcome of these investigations or their impact on the Brazilian economy or capital markets.

In addition, any difficulties of the Brazilian government to obtain a majority vote in the national congress to implement reforms, may result in congressional gridlock and political unrest, which could adversely affect us. Uncertainties relating to the implementation by the new Brazilian government of changes to monetary, fiscal and social security policy and related legislation may contribute to economic instability and heighten market volatility. Political and economic uncertainty and any new policies or changes in current policies may have a material adverse effect on us.

Inflation and any efforts by the Brazilian government to curb inflation may have an adverse effect on us.

Brazil has experienced high rates of inflation in the past. Inflation and certain governmental actions to curb inflation, together with the speculation about governmental measures to be adopted, have historically adversely affected the Brazilian economy. Brazil’s General Price Index (Índice Geral de Preços – Mercado), or IGP-M index, recorded inflation of 7.31% in June 2020, 7.32% in 2019, and 7.55%        in 2018. Measures adopted by the Brazilian government to control inflation have included the maintenance of a restrictive monetary policy with high interest rates, thereby limiting the availability of credit and reducing economic growth. The Monetary Policy Committee (Comitê de Política Monetária), or COPOM, frequently adjusts the official interest rates in situations of economic uncertainty to meet the economic goals established by the Brazilian government. Inflation and certain governmental actions to curb inflation, together with the speculation about governmental measures to be adopted, have materially and adversely affected the Brazilian economy and contributed to economic uncertainty in Brazil, heightening volatility in the Brazilian capital markets, which could adversely affect us.

Any future measures adopted by the Brazilian government, including the reduction in interest rates, intervention in the exchange market and the implementation of mechanisms to adjust or determine the value of the Brazilian real may trigger inflation, adversely affecting the overall performance of the Brazilian economy. If Brazil experiences high inflation in the future, we may be unable to adjust the prices we charge our customers in order to offset the effects of inflation on our cost structure, which could increase our costs and reduce our net and operating margins.

Moreover, in the event of increased inflation, the Brazilian government may choose to significantly increase the official interest rates. The increase in interest rates may affect not only the cost of our new borrowings and financing, but also the cost of our current indebtedness, as well as our cash and cash equivalents, securities and lease agreements payable, which are subject to interest rates. Accordingly, fluctuation in Brazilian interest rates and inflation may adversely affect us because we have borrowings and financing indexed to the variation of the Brazilian interbank deposit certificate (certificado de depósito interbancário), or CDI rate, and the official long-term interest rate (taxa de juros de longo prazo), or TJLP. Conversely, a significant decrease in the CDI, TJLP or inflation rates may adversely affect the revenue from our financial investments.

Exchange rate instability may adversely affect the Brazilian economy and, as a result, us.

The real has suffered significant depreciations and appreciations in relation to the U.S. dollar and other strong foreign currencies in the last four decades. During this period, the Brazilian government implemented a number of economic plans and exchange rate policies, including sudden devaluations, periodic mini devaluations, exchange controls, dual exchange rate markets and a floating exchange rate system. Since 1999, Brazil has adopted a floating exchange rate system with interventions by the Central Bank in buying or selling foreign currency. We cannot assure you these measures will not be taken by the Brazilian government in the future or that we will not be adversely affected by a depreciation or appreciation of the real against the U.S. dollar and other currencies.

In 2017, the real depreciated by 1.5% against the U.S. dollar and, on December 31, 2017, the Brazilian real/U.S. dollar exchange rate was R$3.3080. In 2018, the Brazilian real depreciated by 17.1% against the U.S. dollar and on December 31, 2018, the real/U.S. dollar exchange rate was R$3.8748 per US$1.00. In 2019, the real depreciated by 4.0% against the U.S. dollar and on December 31, 2019, the real/U.S. dollar exchange rate was R$4.0307 per US$1.00. As of June 30, 2020, the U.S dollar selling rate reached R$5.4760 to US$1.00, as reported by the Central Bank, which represents a 35.8% depreciation of the real since December 31, 2019. There can be no assurance that the real will not depreciate further against the U.S. dollar.

We cannot assure you that the real will not significantly appreciate or depreciate in relation to the U.S. dollar. Depreciation of the real may create additional inflationary pressures in Brazil and cause increases in interest rates, which may negatively affect the overall Brazilian economy and, consequently, us, due to decreased consumption and increased costs. We have no control over and cannot predict the Brazilian foreign exchange policy. We may be adversely affected by changes in foreign exchange policies.

In addition, any depreciation of the real against the U.S. dollar would adversely affect the U.S. dollar value of our revenues and any distributions and dividends we make with respect to our common shares, which will be made in reais.

Risks related to the global economy may affect the perception of risks in other countries, particularly in the United States, Europe and emerging markets, adversely affecting the Brazilian economy and the market price of Brazilian securities, including ours.

The market value of securities of Brazilian issuers is affected to varying degrees by economic and market conditions in other countries, including the United States, European countries and other Latin American and emerging market countries. Although economic conditions in the United States and European countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these countries may adversely affect the market value of securities of Brazilian issuers, including our common shares. Trading prices on the B3, for example, have been historically affected by fluctuation in interest rates in the United States and variation in the main U.S. stock indices. Moreover, crises or significant developments in other countries and capital markets may diminish investors’ interest in securities of Brazilian issuers, including our common shares, and their trading price, limiting or preventing our access to capital markets and to funds to finance our future operations at acceptable terms.

Additionally, the financial crisis and political instability in the United States, including the impact of the COVID-19 pandemic, the recent conflict involving the United States and Iran, the trade war between the United States and China, crises in Europe and other countries, as well as the consequences of Brexit affected the global economy, producing a number of effects that directly or indirectly affected the Brazilian capital markets and economy, including fluctuations in the price of securities of listed companies, reduced availability of credit, deterioration of the global economy, fluctuation in exchange rates and inflation, among others, which may adversely affect us.

We face business disruption and related risks resulting from the recent outbreak of the novel coronavirus 2019 (COVID-19), which could have a material adverse effect on our business and results of operations.

Since December 2019, a disease caused by a novel strain of coronavirus known as COVID-19 has spread globally. On March 11, 2020, the World Health Organization declared the coronavirus outbreak a “pandemic,” which is a disease that is widespread around the world with an impact on society. This event has caused and is expected to continue to cause global tensions and disruption of regional and global economic activity, which have affected and are expected to continue to adversely affect us.

The ongoing COVID-19 has resulted in extended shutdowns of certain businesses and other activities in many countries, including countries in Latin America where we have developed a strong client base. Though we may still operate under such regulations, we have experienced certain limitations (such as limited access to the Company’s facilities by its management, support staff and professional advisors), and any additional actions taken by the Brazilian or other governments could further limit that ability which may have a material adverse effect on our operations and financial results. We cannot foresee whether governmental authorities will impose further restrictive instructions, which if implemented may lead to significant changes and potentially a shutdown of our clients’ operations.

Since March 2020, the impacts on our operations and financial condition resulting from the COVID-19 pandemic include reduced revenue from software license fees, the cancellation of our annual event Universo TOTVS, and increased provision for expected losses. Although we have not being materially impacted, we are continuously assessing our business operations and system supports as the effects of the COVID-19 develops. The full extent to which COVID-19 impacts our business, results of operations and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of its global economic impact, including any recession that occurs or may occur in the future.

Any further downgrading of Brazil’s credit rating may adversely affect the trading price of our shares.

Credit ratings affect the perception of risk of investors. Rating agencies regularly review Brazil and Brazil’s sovereign ratings based on a number of factors, including macroeconomic trends, tax and budgetary conditions, indebtedness metrics and the prospect of changes in any of these factors.

Rating agencies started to review Brazil’s sovereign ratings in September 2015. Subsequently, Brazil lost its investment grade, according to the credit rating reviewed by the three main credit rating agencies. After an initial downgrade in September 2015, Standard & Poor’s downgraded again from BB-plus to BB and, in January 2018, downgraded Brazil’s sovereign credit rating from BB to BB-minus, in addition to changing the outlook from negative to stable. In December 2015, Moody’s placed Brazil’s Baa3 issuer and bond rating under review for a downgrade and subsequently downgraded Brazil’s ratings to below investment grade, or Ba2, with a negative outlook. In December 2015, Fitch downgraded Brazil’s sovereign credit rating to BB-plus, with a negative outlook, and made a further downgrade in May 2016 to BB with a negative outlook, which was maintained in 2017. In February 2018, Fitch further downgraded Brazil’s sovereign credit rating to BB-minus, with a stable outlook. As of the date of this prospectus, the Brazilian credit rating was classified as BB-stable, Ba2-stable and BB-negative by Standard & Poor’s and Moody’s and Fitch, respectively.

As a result of the downgrading, the trading price of securities in Brazilian debt and equity markets was adversely affected. An extension of the current Brazilian recession could lead to additional downgrading.

We cannot assure you that rating agencies will maintain Brazil’s sovereign credit ratings. Any downgrading in Brazil’s sovereign credit ratings may adversely affect us.

Risks Relating to Our Shares and ADSs

Exchange controls and restrictions on remittances abroad may adversely affect holders of the TOTVS ADSs.

Brazilian laws provide that whenever a serious imbalance in Brazil’s balance of payments exists or is anticipated, the Brazilian federal government may impose temporary restrictions on the repatriation by foreign investors of the proceeds of their investment in Brazil and on the conversion of Brazilian currency into foreign currency. For example, for six months in 1989 and early 1990, the Brazilian federal government restricted all fund transfers that were owed to foreign equity investors and held by the Central Bank of Brazil, in order to preserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with Brazilian federal government directives. Although the Brazilian federal government has never exercised such a prerogative since, we cannot guarantee that the Brazilian federal government will not take similar actions in the future.

You may be adversely affected if the Brazilian federal government imposes restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and, as it has done in the past, on the conversion of the real into foreign currencies. These restrictions could hinder or prevent the conversion of dividends, distributions or the proceeds from any sale of shares, as the case may be, into U.S. dollars and the remittance of U.S. dollars abroad. We cannot assure that the government will not take this measure or similar measures in the future. Holders of the TOTVS ADSs could be adversely affected by delays in, or a refusal to grant, any required governmental approval for conversion of real payments and remittances abroad in respect of the shares, including the shares underlying the ADSs. In such a case, our ADS depositary may distribute reais or hold the reais it cannot convert for the account of the ADS holders who have not been paid.

Holders of the TOTVS ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under and are subject to the laws of Brazil and all our directors and executive officers and our independent registered public accounting firm reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, our ADS holders may face greater difficulties in protecting their interests due to actions by us, our directors or executive officers than would shareholders of a U.S. corporation.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of the TOTVS Shares and the TOTVS ADSs.

Investments in securities, such as our common shares or ADSs, of issuers from emerging market countries, including Brazil, involve a higher degree of risk than investments in securities of issuers from more developed countries. The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States and other jurisdictions, and may be regulated differently from the ways familiar to U.S. investors. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. These features may substantially limit the ability to sell the TOTVS Shares, including the TOTVS Shares underlying the TOTVS ADSs, at a price and time at which holders wish to do so. A liquid and active market may never develop for the TOTVS Shares or the TOTVS ADSs, and as a result, the ability of holders of the TOTVS Shares or the TOTVS ADSs to sell at the desired price or time may be significantly hindered.

Holders of the TOTVS ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations than a U.S. company.

Holders of ADSs are not direct shareholders of our Company and are unable to enforce the rights of shareholders under our bylaws and Brazilian law, and holders of TOTVS Shares are generally required under our bylaws to resolve any disputes with us through arbitration. Our corporate affairs are governed by our bylaws and Brazilian law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, or elsewhere outside Brazil. Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may also be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of the TOTVS Shares or the TOTVS ADSs at a potential disadvantage. The disclosure required of public companies in Brazil may also be less complete or informative than that required of publicly held companies in the United States or in certain other countries.

An active trading market for TOTVS ADSs may not develop and TOTVS ADSs may have less liquidity than TOTVS Shares orLinx Shares.

Currently there is no market for TOTVS ADSs. We intend to apply to list TOTVS ADSs on the NYSE.  Even if TOTVS ADSs become listed on this exchange, we may or may not maintain that listing of TOTVS ADSs. Some companies that have issued ADSs on U.S. stock exchanges have experienced lower levels of liquidity in their ADSs than the levels of liquidity in their domestic markets of the shares underlying the ADSs. TOTVS ADSs listed on the NYSE may be less liquid than TOTVS Shares listed on the B3.

There is no guarantee that an active public market in TOTVS ADSs will develop or be sustained after consummation of the Merger. We cannot assure that we will be able to list, or, if we are able to list, that we will maintain a listing of the TOTVS ADSs on the NYSE, which would, in each case, reduce the liquidity of the TOTVS ADSs, and, therefore, their market value.

Holders of the TOTVS ADSs do not have the same voting rights as our shareholders.

Holders of the TOTVS ADSs do not have the same voting rights as holders of the TOTVS Shares. Holders of the TOTVS ADSs are entitled to the contractual rights set forth under the TOTVS Deposit Agreement (as defined herein). ADS holders exercise voting rights by providing instructions to the TOTVS Depositary (as defined herein), as opposed to attending shareholders meetings or voting by other means available to shareholders. In practice, the ability of a holder of ADSs to instruct the depositary as to voting will depend on the timing and procedures for providing instructions to the depositary, either directly or through the holder’s custodian and clearing system.

There are material tax considerations involving the exchange of ADSs for shares.

The ADSs benefit from the certificate of foreign capital registration, which permits our depositary to convert dividends and other distributions with respect to common shares into foreign currency, and to remit the proceeds abroad. Holders of TOTVS ADSs who exchange their TOTVS ADSs for TOTVS Shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under Resolution No. 4,373/2014 of the CMN, which entitles certain investors to buy and sell shares on Brazilian stock exchanges. If holders of ADSs do not qualify under Resolution No. 4,373/2014, they will generally be subject to less favorable tax treatment on distributions with respect to our common shares. There can be no assurance that the certificate of registration of our depositary, or any certificate of foreign capital registration obtained by holders of ADSs, will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future. Holders of TOTVS Shares will be subject to, and holders of TOTVS ADSs could be subject to, Brazilian income tax on capital gains from sales of shares or ADSs.

Brazilian Law No. 10,833/03 provides that gains on the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents or to Brazilian residents, will be subject to Brazilian taxation. The TOTVS Shares are expected to be treated as assets located in Brazil for purposes of the law, and gains on the disposition of TOTVS Shares, even by non-residents of Brazil, are expected to be subject to Brazilian taxation. In addition, the TOTVS ADSs may be treated as assets located in Brazil for purposes of the law, and therefore gains on the disposition of TOTVS ADSs by non-residents of Brazil may be subject to Brazilian taxation. Although the holders of TOTVS ADSs outside Brazil may have grounds to argue that Law No. 10,833/00 does not apply to sales or other dispositions of ADSs, it is not possible to predict whether that understanding will ultimately prevail in the courts of Brazil given the general and unclear scope of Law No. 10,833/03 and the absence of judicial court rulings in respect thereof.

Holders of the TOTVS ADSs may not be able to exercise the preemptive rights relating to the TOTVS Shares.

Holders of the TOTVS ADSs may not be able to exercise the preemptive rights relating to the TOTVS Shares underlying their TOTVS ADSs unless a registration statement under the Securities Act is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares or other securities relating to these preemptive rights, and we cannot assure holders of the TOTVS ADSs that we will file any such registration statement. Unless we file a registration statement or an exemption from registration applies, holders of the TOTVS ADSs may receive only the net proceeds from the sale of their preemptive rights by the depositary or, if the preemptive rights cannot be sold, the rights will be allowed to lapse. For a more complete description of preemptive rights with respect to the common shares, see “Description of TOTVS Shares and TOTVS Bylaws—Rights of Holders of our Common Shares—Preemptive Rights”.

Our future issuances of new securities may result in a dilution of our shareholders’ stake.

We may seek to raise additional capital in the future through public or private issuances of shares or securities convertible into shares. According to Article 172 of the Brazilian Corporation Law, we may not be required to grant preemptive rights to our shareholders in the event of a capital increase through a public offering of shares or securities convertible into shares, which may result in a dilution of our current shareholders’ stake in our company.

The holders of the TOTVS Shares (including the TOTVS Shares underlying the TOTVS ADSs may not receive dividends or interest on shareholders’ equity.

According to our bylaws, we must pay our shareholders at least 25% of our annual adjusted profit as dividends or interest on shareholders’ equity, as calculated and adjusted pursuant to the Brazilian Corporation Law. Our adjusted profit may be capitalized, used to absorb losses or otherwise retained, as permitted under the Brazilian Corporation Law, and may not be made available for payment as dividends or interest on shareholders’ equity. Additionally, if in any fiscal year our management recommends against the distribution of dividends or interest on shareholders’ equity due to considerations relating to our financial condition, our shareholders may not receive any distribution. Moreover, our ability to pay dividends or interest on shareholders’ equity depends on our profitability and capacity to generate profits. As a result, our shareholders may not receive dividends or interest on shareholders’ equity.

Judgments of Brazilian courts with respect to our shares will be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the TOTVS Shares, we will not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank of Brazil, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the TOTVS Shares or the TOTVS ADSs.

Upon becoming a registered public company and as we continue with our activities relating to the testing of internal controls, we may identify internal control issues.

As part of our preparation in connection with this registration statement, we began a more comprehensive review of our internal control environment in order to be ready to comply with the requirements of U.S. law, including the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). This review includes an assessment of the design and effectiveness of our internal control environment under the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework. We believe that this process will provide consistency in evaluations and verification of the appropriateness and completeness of our activities. We will regularly monitor and report on our review of internal controls to executive officers, our Board of Directors, our external auditors and to the market, if material weaknesses are identified.

As a foreign private issuer, we will not be immediately required to comply with the attestation reports. However, we intend to evaluate our internal controls over financial reporting in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act and rules and regulations of the SEC thereunder, which we refer to as Section 404. The process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies of which we are not aware.

If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated combined financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets and possibly, harm our results of operations, and lead to a decline in the trading price of our ADSs and common shares.

As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Brazilian legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Brazilian laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Brazilian law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or PCAOB, (unless the SEC determines otherwise) and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes-Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this registration statement, (b) in which we have total annual revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares, including common shares underlying the ADSs, held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company.

We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares, including common shares underlying the ADSs, held by non-affiliates exceeds US$700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs and our common shares may be more volatile.

Risks Related to Linx’s Business

You should read and consider the risk factors specific to Linx’s business that will also affect the Combined Company after the Merger. These risks are described in Item 3D of Linx 2019 Form 20-F, as such risks may be updated or supplemented in Linx’s subsequently filed current reports on Form 6-K, which are incorporated by reference into this prospectus. See the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth historical unaudited pro forma information with respect to (i) net book value per share as of June 30, 2020, and (i) earnings per share and dividends declared per share for the six months ended June 30, 2020 and for the for the year ended December 31, 2019, for TOTVS and Linx.

The information that follows should be read in conjunction with the Unaudited Pro Forma Condensed Financial Information, as defined below, and notes thereto, included elsewhere in this prospectus, and the unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2020 and the audited consolidated financial statements for the fiscal year ended December 31, 2019 of TOTVS, included elsewhere in this prospectus, and the historical unaudited consolidated financial statements of Linx for the six months ended June 30, 2020, included in Linx’s Form 6-K furnished to the SEC on August 12, 2020, incorporated by reference to this prospectus, and the historical audited consolidated financial statements of Linx for the fiscal year ended December 31, 2019, included in Linx’s 2019 Form 20-F incorporated by reference in this prospectus.

Share and per share data in the table below has been retroactively adjusted to give effect to the Share Split.

The pro forma per share data have been included for comparative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of TOTVS would have been if the Merger had occurred on the dates indicated, nor it is necessarily indicative of future consolidated results of operations or consolidated financial position.

	For the six-month period ended June 30, 2020				For the year ended December 31, 2019
	Historical		Pro Forma Consolidated, Including the effects of the Merger		Historical		Pro Forma Consolidated, Including the effects of the Merger
	TOTVS	Linx	TOTVS	Equivalent Pro forma Linx (4)	TOTVS	Linx	TOTVS	Equivalent Pro forma Linx (4)
								(in reais)
Net book value per share(1)	4.43	9.58	9.89	9.89	4.33	9.97	n.a.	n.a.
Cash dividends paid per share(2)	-	-	n.a.	n.a.	0.18	0.11	0.17	0.17
Earnings per share (3)
Basic	0.2100	(0.0351)	0.1056	0.1056	0.3868	0.2281	0.3048	0.3048
Diluted	0.2078	(0.0343)	0.1047	0.1047	0.3835	0.2228	0.3028	0.3028

_________________

(1)	Net book value per share is calculated by dividing total equity attributable to the shareholders of TOTVS or LINX , as applicable; by the number of historical shares outstanding as of the end of the applicable period. Pro forma book value per share assumes that the Merger was completed on June 30, 2020. Pro forma book value per share is calculated by dividing total pro forma equity attributable to the owners after the Merger by the number of pro forma shares outstanding as of June 30, 2020.
(2)	Cash dividends per share is calculated by dividing total dividends (including dividends and interest on shareholders’ equity) paid by TOTVS or Linx, as applicable by the total historical number of shares outstanding as of the end of the applicable period.
(3)	Pro forma basic and diluted earnings per share assume that the Merger was consummated on January 1, 2019. For additional information on pro forma financial information, see “Unaudited Pro Forma Condensed Financial Information”.
(4)	The implied equivalent value per share of Linx is calculated by multiplying the pro forma income (loss) per share, pro forma book value per share, and the pro forma dividends per share of TOTVS by the exchange ratio of 1.

SELECTED FINANCIAL DATA OF TOTVS

The following tables present a summary of our selected financial and operating data at the dates and for each of the periods indicated. You should read the following information together with our financial statements, including the notes thereto, included elsewhere in this registration statement, and “Management`s Discussion and Analysis of Financial Condition and Results of Operations”.

TOTVS – Statement of profit or loss

The following table sets forth our consolidated statement of comprehensive income for each of the periods presented:

	For the six months ended June 30,			For the year ended December 31,
	2020	2020	2019	2019	2019	2018
	(in millions of US$)(1)	(in millions of R$)		(in millions of US$)(1)	(in millions of R$)

Operating revenue	224.4	1,228.8	1,127.6	416.7	2,282.1	2,111.2
Cost of services rendered	(66.6)	(364.5)	(368.2)	(135.9)	(743.9)	(739.2)
Gross profit	157.8	864.3	759.4	280.9	1,538.2	1,372.0
Operating income (expenses)
Research and development	(38.7)	(212.0)	(195.6)	(72.6)	(397.8)	(382.1)
Selling and marketing expenses	(45.9)	(251.3)	(220.6)	(82.6)	(452.4)	(423.1)
General and administrative expenses	(41.9)	(229.3)	(191.5)	(70.7)	(386.8)	(350.5)
Other operating income, net	0.1	0.7	5.2	4.4	24.3	9.4
Operating profit	31.5	172.4	156.9	59.4	325.5	225.7
Finance income	5.9	32.1	25.6	12.7	69.3	37.9
Finance expenses	(4.8)	(26.3)	(39.5)	(12.9)	(70.5)	(78.4)
Share of losses of an associate	—	—	(0.1)	(0.1)	(0.3)	(0.5)
Profit before tax from continuing operations	32.5	178.2	142.9	59.2	324,0	184.7
Income tax and social contribution taxes - current	(7.0)	(38.2)	(33.6)	(10.0)	(54.6)	(42.0)
Income tax and social contribution taxes – deferred	(3.5)	(19.1)	(7.9)	(2.8)	(15.5)	(5.0)
Total income tax and social contribution	(10.5)	(57.3)	(41.5)	(12.8)	(70.1)	(47.0)
Profit for the year from continuing operations	22.1	120.9	101.4	46.4	253.9	137.7
Loss after tax for the year from discontinued operations	(0.3)	(1.4)	(32.1)	(7.9)	(43.3)	(77.1)
Profit for the period/year	21.8	119.5	69.3	38.5	210.6	60.6

Net income (loss) per share
Basic:
Common Shares	US$ 0.0383	R$ 0.2100	R$ 0.1349	US$ 0.0665	R$ 0.3868	R$ 0.1215

Diluted:
Common Shares	US$ 0.0379	R$ 0.2078	R$ 0.1338	US$ 0.0660	R$ 0.3835	R$0.1205

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

TOTVS – Balance Sheet

The following table sets forth our consolidated balance sheet as of each of the dates presented:

	As of June 30,		As of December 31,
	2020	2020	2019	2019	2018
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Assets
Current assets
Cash and cash equivalents	230.8	1,263.9	280.9	1,538.2	452.8
Financial Investments	53.9	295.1	—	—	—
Escrow account	1.9	10.3	4.6	25.3	44.9
Trade receivable	211.9	1,160.7	64.1	351.0	385.6
Inventories	—	—	—	—	41.5
Taxes recoverable	3.3	18.1	5.4	29.7	38.8
Other assets	15.9	87.3	11.0	60.1	56.6
Total current assets	517.8	2,835.4	366.0	2,004.3	1,020.2
Noncurrent assets
Escrow account	0.2	1.3	0.4	2.0	5.3
Trade receivable	7.2	39.3	5.8	31.6	19.9
Taxes recoverable	1.5	8.1	—	—	0.2
Deferred tax assets	15.9	87.1	18.3	100.4	125.1
Financial assets	17.9	97.8	13.1	72.0	69.2
Judicial deposits	9.1	50.1	11.9	65.1	66.0
Other assets	11.0	60.2	10.5	57.3	26.3
Investments	0.6	3.5	0.6	3.1	3.1
Property, plant and equipment	70.7	387.2	71.1	389.4	198.9
Intangible assets	290.5	1,591.0	148.0	810.7	857.1
Total noncurrent assets	424.7	2,325.6	279.7	1,531.6	1,371.1
Total assets	942.5	5,161.0	645.7	3,535.9	2,391.3
Liabilities and equity
Current liabilities
Labor liabilities	43.0	235.4	35.3	193.5	174.9
Trade and other payables	13.7	75.2	11.7	63.8	113.9
Taxes and contributions payable	18.3	100.0	10.1	55.2	47.5
Commissions payable	8.6	47.3	8.4	46.0	43.2
Dividends payable	0.2	0.9	8.1	44.6	13.9
Loans and financing and lease payable	10.7	58.4	10.2	55.6	166.1
Debentures	73.7	403.8	37.1	203.0	77.3
Accounts payable from acquisition of subsidiaries	6.2	33.9	6.0	32.6	59.6
Business partners payable	29.4	160.8	—	—	—
Senior shares and mezzanine obligations	180.8	989.9	—	—	—
Other liabilities	2.2	12.0	2.0	11.2	13.2
Total current liabilities	386.7	2,117.6	128.8	705.5	709.6
Noncurrent liabilities
Loans and financing and lease payable	34.6	189.7	35.1	192.1	35.3
Debentures	—	—	—	—	199.9
Provision for contingencies	24.8	135.8	24.0	131.5	127.8
Accounts payable from acquisition of subsidiaries	31.6	173.2	2.0	10.8	15.5
Other liabilities	5.0	27.3	3.2	17.6	15.0
Total non-current liabilities	96.1	526.0	64.3	352.0	393.5
Total liabilities	482,8	2,643.6	193,1	1,057.5	1,103.1
Net assets	459.7	2,517.4	452.6	2,478.4	1,288.2
Total shareholders’ equity	459.7	2,517.4	452.6	2,478.4	1,288.2
Total liabilities and shareholders’ equity	942.5	5,161.0	645.7	3,535.9	2,391.3

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

SELECTED FINANCIAL DATA OF LINX

This prospectus incorporates by reference Linx’s unaudited consolidated financial statements as of and for the six months period ended June 30, 2020 and 2020, and Linx's audited consolidated financial statements as of December 31, 2019 and 2018 (the “Linx Financial Statements”). The Linx Financial Statements have been prepared in accordance with IFRS as issued by IASB and are presented in reais. The selected financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the Linx Financial Statements and the notes thereto incorporated by reference in this prospectus.

Linx’s Income Statement Data

	For the six months Ended June 30,			For the Year Ended December 31,
	2020	2020	2019	2019	2019	2018
	(US$)(1)	(R$)		(US$)(1)	(R$)
	(in millions, except per share/ADS data)
Income Statement Data:
Net operating revenue	77.1	422.0	369.5	143.9	788.2	685.6
Cost of services rendered	(25.3)	(138.6)	(123.4)	(49.7)	(272.1)	(245.7)
General and administrative	(24.5)	(134.1)	(99.0)	(40.2)	(219.9)	(168.6)
Research and development	(13.8)	(75.8)	(71.4)	(17.0)	(93.1)	(73.5)
Selling	(10.0)	(54.7)	(38.5)	(26.4)	(144.7)	(111.0)
Other operating income	—	—	—	6.8	37.4	8.4
Other operating expenses	(1.3)	(7.2)	12.6	(2.7)	(14.6)	(5.1)
Total operating expenses	(75.0)	(410.4)	(319.7)	(129.1)	(707.0)	(595.3)
Operating income	2.1	11.6	49.8	14.8	81.2	90.1
Financial income	3.9	21.6	20.5	12.8	70.1	50.3
Financial expenses	(6.4)	(34.8)	(31.0)	(15.9)	(87.3)	(48.2)
Net financial income (expenses)	(2.4)	(13.2)	(10.5)	(3.1)	(17.2)	2.1
Income before income tax and social contribution	(0.3)	(1.6)	39.3	11.7	64.0	92.2
Income tax and social contribution - current	(1.1)	(6.1)	(4.6)	(2.1)	(11.4)	(10.0)
Income tax and social contribution - deferred	0.3	1.5	(5.0)	(2.5)	(13.7)	(11.1)
Net income	(1.1)	(6.2)	29.7	7.1	38.9	71.1

Net income (loss) per share
Basic:
Common Shares	(US$ 0.0064)	(R$ 0.0351)	R$ 0.1849	US$ 0.0417	R$ 0.2281	R$ 0.4358
ADS	(US$ 0.0064)	—	—	US$ 0.0417	—	—

Diluted:
Common Shares	(US$ 0.0063)	(R$ 0.0343)	R$ 0.1738	US$ 0.0407	R$ 0.2228	R$ 0.4301
ADS	(US$ 0.0063)	—	—	US$ 0.0407	—	—

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

Linx’s Balance Sheet Data

	As of June 30,		As of December 31,
	2020	2020	2019	2019	2018
	(US$)(1)	(R$)	(US$)(1)	(R$)
	(in millions)
Balance Sheet Data:
Current Assets:
Cash and cash equivalents	7.9	43.1	13.9	75.9	49.9
Financial assets	104.4	571.7	164.8	902.3	413.4
Trade accounts receivable	58.9	322.3	50.5	276.6	167.1
Recoverable taxes	5.8	31.8	4.1	22.6	35.1
Other assets	7.6	41.7	4.1	22.6	33.1
Total current assets	184.6	1,010.6	237.4	1,300.0	698.6

Non-Current Assets:
Financial assets	2.8	15.4	0.4	2.1	—
Trade accounts receivable	2.7	14.5	2.1	11.5	3.3
Other assets	4.2	22.9	4.8	26.3	17.5
Recoverable taxes	1.0	5.5	0.9	5.2	—
Deferred taxes	0.6	3.2	0.6	3.4	4.4
Property, plant and equipment, net	19.1	104.6	15.0	82.2	74.3
Intangible assets, net	218.6	1,197.0	184.3	1,009.3	849.6
Right of use	20.2	110.4	22.6	124.0	—
Total non-current assets	269.1	1,473.5	230.8	1,264.0	949.2
Total assets	453.6	2,484.1	468.2	2,563.9	1,647.7

Current Liabilities:
Suppliers	5.4	29.7	4.4	24.0	13.6
Loans and financing	10.0	54.6	7.5	41.2	40.7
Lease payable	7.4	40.7	8.7	47.5	—
Labor liabilities	14.4	78.8	9.3	51.1	43.8
Taxes and contributions payable	3.6	19.9	4.2	23.1	13.5
Income tax and social contribution	0.9	4.7	0.7	3.8	1.2
Accounts payable from acquisition of subsidiaries	12.6	69.1	7.9	43.4	57.1
Deferred revenue	5.3	28.9	6.6	36.4	40.1
Dividends payable	0.0	0.1	1.8	9.7	2.8
Other liabilities	20.7	113.4	16.4	89.6	8.0
Total current liabilities	80.3	439.9	67.5	369.8	220.7

Non-Current Liabilities:
Loans and financing	26.9	147.1	30.8	168.9	209.3
Lease payable	12.5	68.5	14.4	78.6	—
Labor liabilities	0.3	1.8	0.4	2.0	—
Accounts payable from acquisition of subsidiaries	6.8	37.4	7.2	39.6	55.4
Deferred taxes	15.2	83.1	15.4	84.2	72.6
Deferred revenue	0.7	4.0	1.2	6.4	19.2
Other liabilities	0.4	2.0	0.9	4.9	2.3
Provision for contingencies	3.7	20.2	3.6	19.6	11.0
Total non-current liabilities	66.5	364.4	73.8	404.3	369.8
Total liabilities	146.9	804.3	141.4	774.1	590.5
Net assets	306.8	1,679.9	326.8	1,789.8	1,057.2

Shareholders’ Equity:
Capital	117.9	645.4	117.9	645.4	488.5
Capital reserves	210.2	1,151.1	212.9	1,165.6	518.3
Treasury shares	(57.1)	(312.5)	(41.3)	(226.0)	(148.4)
Profit reserves	36.9	201.8	36.6	200.6	179.5
Loss for the period	(1.1)	(6.3)	—	—	—
Additional dividends proposed	—	—	1.9	10.3	22.2
Other comprehensive income (loss)	0.0	0.2	(1.1)	(6.1)	(2.8)
Total shareholders’ equity	306.8	1,679.9	326.8	1,789.8	1,057.2
Total liabilities and shareholders’ equity	453.6	2,484.1	468.2	2,563.9	1,647.7

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information (the “Unaudited Pro Forma Consolidated Financial Information”) gives effect to the proposed Merger to be accounted for under the acquisition method of accounting and in which TOTVS is treated as the acquirer for financial reporting purposes. For further information on the Merger structure, see “The Merger”.

The unaudited pro forma condensed balance sheet as of June 30, 2020 (i) is based on the individual consolidated historical consolidated balance sheets of TOTVS, included elsewhere in this prospectus, and Linx, included in Linx’s Form 6-K furnished to the SEC on August 12, 2020 incorporated by reference into this prospectus, and (ii) gives effect on a pro forma basis to the Merger as if it had been consummated on June 30, 2020. The unaudited pro forma condensed statements of income for the six-month period ended June 30, 2020 and for the year ended December 31, 2019, (i) is based on the individual historical consolidated statements of income of TOTVS, included elsewhere in this prospectus, and Linx, included in Linx’s Form 6-K furnished to the SEC on August 12, 2020, and the Linx 2019 Form 20-F, both incorporated by reference in this prospectus, and (ii) combines the results of operations of TOTVS and Linx giving effect to the Merger as if it had occurred on January 1, 2019, (together with the related notes, the “Unaudited Pro Forma Condensed Financial Information”)

The Unaudited Pro Forma Condensed Financial Information has been presented for informational purposes only. The Unaudited Pro Forma Condensed Financial Information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of TOTVS would have been if the proposed Merger had occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position.

The Unaudited Pro Forma Condensed Financial Information should be read in conjunction with the following:

•	accompanying notes to the Unaudited Pro Forma Condensed Financial Information;

•	historical unaudited interim condensed consolidated financial statements of TOTVS as of and for the three and six months ended June 30, 2019, included elsewhere in this prospectus;

•	historical audited consolidated financial statements of TOTVS for the fiscal year ended December 31, 2019, included elsewhere in this prospectus;

•	historical audited consolidated financial statements of Linx for the fiscal year ended December 31, 2019, included in Linx 2019 Form 20-F, incorporated by reference into this prospectus; and

•	historical unaudited consolidated financial statements of Linx for the three and six months ended June 30, 2020, included in Linx’s Form 6-K furnished to the SEC on August 12, 2020, incorporated by reference into this prospectus.

The Unaudited Pro Forma Condensed Financial Information has been prepared using the acquisition method of accounting under IFRS. TOTVS has been treated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The actual results of these studies may depend in part on prevailing market information and conditions. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing Unaudited Pro Forma Condensed Financial Information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying Unaudited Pro Forma Condensed Financial Information and the Combined Company’s future results of operations and financial position.

TOTVS S.A.

Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2020

(In millions of Brazilian reais, except when indicated otherwise)

	TOTVS	Linx	Pro Forma Adjustments	Note 2.3	Total Pro Forma
		(in millions of reais)			(in millions of reais)	(in millions of US$) (1)
Current assets
Cash and cash equivalents	1,263.9	43.1	—		1,307.0	238.7
Financial investments	295.1	571.7	—		866.8	158.3
Trade receivables	1,160.7	322.3	—		1,483.0	270.8
Other assets	115.7	73.5	—		189.2	34.6
Total current assets	2,835.4	1,010.6	—		3,846.0	702.3

Non-current assets
Property, plant and equipment	169.7	104.6	—		274.3	50.1
Right-of-use	217.5	110.4	—		327.9	59.9
Intangible	502.5	282.2	1,350.0	(a)	2,134.7	389.8
Goodwill	1,088.5	914.8	3,445.4	(b)	5,448.7	995.0
Other assets	347.4	61.5	—		408.9	74.7
Total non-current assets	2,325.6	1,473.5	4,795.4		8,594.5	1,569.5
Total assets	5,161.0	2,484.1	4,795.4		12,440.5	2,271.8

Current liabilities
Debentures	403.8	—	—		403.8	73.7
Senior shares and mezzanine obligations	989.9	—	—		989.9	180.8
Other liabilities	723.9	439.9	30.4	(c)	1,194.2	218.1
Total current liabilities	2,117.6	439.9	30.4		2,587.9	472.6

Non-current liabilities
Loans, financing and lease liabilities	189.7	215.6	—		405.3	74.0
Debentures	—	—	1,112.5	(d)	1,112.5	203.2
Provisions for contingencies	135.8	20.2	—		156.0	28.5
Deferred taxes	—	83.1	459.0	(e)	542.1	99.0
Other non-current liabilities	200.5	45.4	—		245.9	44.9
Non-current liabilities	526.0	364.3	1,571.5		2,461.8	449.6
Shareholders' equity	2,517.4	1,679.9	3,193.5	(f)	7,390.8	1,349.7
Shareholders' equity and liabilities	5,161.0	2,484.1	4,795.4		12,440.5	2,271.8

______________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Brazilian Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into U.S. dollars at that or any other rate.

TOTVS S.A.

Unaudited Pro Forma Condensed Statement of Income Six-month Period Ended June 30, 2020

(In millions of Brazilian reais, except when indicated otherwise)

	TOTVS	Linx	Pro Forma Adjustments	Note 2.3	Total Pro Forma
	(in millions of reais)				(in millions of reais)	(in millions of US$) (1)
Operating revenue	1,228.8	422.0	—		1,650.8	301.5
Cost of services rendered	(364.5)	(138.6)	—		(503.1)	(91.9)
Gross profit	864.3	283.4	—		1,147.7	209.6

Research and development expenses	(212.0)	(75.8)	—		(287.8)	(52.6)
Selling and marketing expenses	(251.3)	(54.7)	—		(306.0)	(55.9)
General and administrative expenses	(229.3)	(134.1)	(32.6)	(a)	(396.0)	(72.3)
Other operating income (expenses)	0.7	(7.2)	—		(6.5)	(1.2)
	(691.9)	(271.8)	(32.6)		(997.3)	(182.0)
Operating profit	172.4	11.6	(32.6)		151.4	27.6

Financial results	5.8	(13.2)	(22.0)	(d)	(29.4)	(5.4)

Profit before tax	178.2	(1.6)	(54.6)		122.0	22.3
Income tax and social contribution	(57.3)	(4.6)	18.6	(g)	(43.3)	(7.9)
Profit for the period	120.9	(6.2)	(36.0)		78.7	14.4

Attributable to:
Equity holders of the parent	120.9	(6.2)	(36.0)		78.7	14.3
Non-controlling interests	—	—	—		—	—

Earnings or Loss per share
Basic earnings per shares (in Brazilian reais)	0.2100				0.1056	0.0187
Diluted earnings per shares (in Brazilian reais)	0.2078				0.1047	0.0186

Weighted average number of shares - In thousands of shares				Note
Basic	568.969		179.429	2.1	748.398	748.398
Diluted	575.191		179.429	2.1	754.620	754.620

___________________________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Brazilian Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into U.S. dollars at that or any other rate.

TOTVS S.A.

Unaudited Pro Forma Condensed Statement of Income Year Ended December 31, 2019

(In millions of Brazilian reais, except when indicated otherwise)

	TOTVS	Linx	Pro Forma Adjustments	Note 2.3	Total Pro Forma
	(in millions of reais)				(in millions of reais)	(in millions of US$) (1)
Net operating revenue	2,282.1	788.2	—		3,070.3	560.7
Cost of services rendered	(743.9)	(272.1)	—		(1,016.0)	(185.5)
Gross profit	1,538.2	516.1	—		2,054.3	375.2

Research and development expenses	(397.8)	(93.1)	—		(490.9)	(89.6)
Selling and marketing expenses	(452.4)	(144.7)	—		(597.1)	(109.0)
General and administrative expenses	(386.8)	(219.9)	(65.3)	(a)	(672.0)	(122.7)
Other operating income	24.3	22.8	—		47.1	8.6
	(1,212.7)	(434.9)	(65.3)		(1,712.9)	(312.7)
Operating profit	325.5	81.2	(65.3)		341.4	62.5

Financial results	(1.5)	(17.2)	(44.5)	(d)	(63.2)	(11.5)

Profit before tax	324.0	64.0	(109.8)		278.2	51.0
Income tax and social contribution	(70.1)	(25.1)	37.3	(g)	(57.9)	(10.6)
Profit for the year	253.9	38.9	(72.5)		220.3	40.4

Attributable to:
Equity holders of the parent	252.9	38.9	(72.5)		219.3	40.2
Non-controlling interests	1.0	—	—		1.0	0.2

Earnings or Loss per share
Basic earnings per thousand shares (in Brazilian reais)	0.3868				0.3048	0.0554
Diluted earnings per thousand shares (in Brazilian reais)	0.3835				0.3028	0.0551

Weighted average number of shares - In thousands of shares (2)				Note
Basic	542.358		179.429	2.1	721.787	721.787
Diluted	547.125		179.429	2.1	726.554	726.554

_____________________________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Brazilian Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into U.S. dollars at that or any other rate.
(2)	Retroactively adjusted to give effect to Share Split.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Financial Information.

1. Basis of Presentation

The Merger is subject to certain conditions, as further described in “Summary—Conditions Precedent that Must Be Satisfied or Waived for the Merger to Occur”. Upon consummation of the Merger, Linx ADSs will be delisted from the NYSE and Linx Shares will be delisted from the B3. It is expected that TOTVS Shares will be listed on the B3 and that TOTVS ADSs will be listed on NYSE.

The Unaudited Pro Forma Condensed Financial Information has been prepared using the acquisition method of accounting under IFRS 3 for business combinations (“IFRS 3”), under which TOTVS has been treated as the acquirer in the Merger for accounting purposes. Based on the Exchange Ratio and assuming that Linx Shareholders will approve the Merger and will not exercise their withdrawal rights to receive cash, it is anticipated that shareholders of TOTVS will own approximately 76% of TOTVS and former Linx shareholders will own approximately 24% of TOTVS following the completion of the Merger.

IFRS 3 requires, among other things, that assets to be acquired and liabilities to be assumed be recognized at their fair values as of the Closing Date. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. In addition, the consideration transferred is required to be measured at the Closing Date of the Merger at the then-current market price; this particular requirement will likely result in the Merger Consideration transferred that is different from the amounts assumed in this Unaudited Pro Forma Condensed Financial Information. The acquisition accounting is dependent upon certain valuations and other studies that are in progress and will be completed using the actual acquisition date. The actual results of these studies will depend on prevailing market information and conditions in effect on that date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing Unaudited Pro Forma Condensed Consolidated Financial Information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences may have a material impact on the Unaudited Pro Forma Condensed Financial Information and the TOTVS’ future results of operations and financial position.

Accordingly, additional liabilities may be incurred in connection with the Merger and any ultimate restructuring. These additional liabilities and costs have not been contemplated herein as the information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs will be expensed as incurred in future periods.

The Unaudited Pro Forma Condensed Financial Information does not reflect any cost savings, operating synergies or revenue enhancements that TOTVS may achieve as a result of the Merger or the costs to integrate the operations of TOTVS and Linx or the costs necessary to achieve these cost savings, operating synergies, such as procurement, manufacturing, distribution and administrative structure efficiencies and revenue enhancements.

2. Pro Forma Adjustments and Assumptions

The Unaudited Pro Forma Condensed Financial Information were prepared and presented based on the unaudited and audited consolidated financial statements of TOTVS included elsewhere in this prospectus and Linx Financial Statements incorporated by reference, and the pro forma adjustments were determined based on TOTVS management’s assumptions and best estimates and includes the following adjustments:

2.1 Estimate of Consideration Expected to be Transferred

Set forth below is a preliminary estimate of the Share Merger Consideration:

	Outstanding common stock	Stock option plan and Linx’s restricted shares(4)	Total
Number of shares of Linx on June 30, 2020, which will be exchanged for one share of TOTVS(1)	175,282,969	4,145,768	179,428,737
Multiplied by the market price of TOTVS Shares on September 28, 2020 (2) (in R$)	27.33	27.33	27.33
Estimated share consideration to be transferred (in millions of R$)	4,790.5	113.3	4,903.8
Estimated cash consideration (3) (in millions of R$)	1,086.8	25.7	1,112.5
Estimated fair value of the consideration to be transferred (in millions of R$)	5,877.3	139.0	6,016.3

________________

(1)	Based on the Exchange Ratio and assuming that Linx Shareholders will approve the Merger and will not exercise withdrawal rights for cash.
(2)	Represents the market price of TOTVS as of September 28, 2020, based on TOTVS’s stock price variation from the Merger Proposal Date and the date of this prospectus to reflect market volatility. The variation of TOTVS’s stock price by 1% to 39% would change the estimated consideration by R$49 million to R$1,912 million, respectively.
(3)	Cash consideration represents the amount of R$6.20, to be transferred to Linx Shareholders in exchange for each Linx Share outstanding. The cash consideration amount of R$6.20 will be adjusted according to the CDI variation, applicable from the sixth month after the Merger Proposal Date.
(4)	4,145,768 shares refers to the early vesting of Linx's stock option plans and restricted shares, assuming that it will be converted / issued into Linx’ shares at the time of the transaction.

2.2 Estimated fair value of assets to be acquired and liabilities to be assumed

TOTVS has performed a preliminary valuation analysis on the fair value of Linx’s assets to be acquired and liabilities to be assumed based on available information as of the date of this prospectus. The following table summarizes the preliminary purchase price allocation as if the Closing Date had been on June 30, 2020.

(in millions of reais)
Total estimated fair value of the consideration to be transferred (Note 2.1.)	6,016.3

Less fair value of assets to be acquired:
Cash and cash equivalents	(43.1)
Trade receivables	(322.3)
Other current assets	(645.2)
Property, plant and equipment	(104.6)
Right of use	(110.4)
Intangibles	(1,632.2)
Other non-current assets	(61.5)

Plus fair value of liabilities to be assumed
Other current liabilities	274.5
Accounts payable from acquisition of subsidiaries	106.5
Loans, financing and lease liabilities - current and non-current	310.9
Deferred taxes	459.0
Provisions for contingencies (*)	20.2
Other non-current liabilities	91.1

Total pro forma goodwill	4,360.2

(*) The amount of provision for contingencies presented above refers to the historical amount of provisions recorded, since this is a preliminary valuation. TOTVS did not recognize contingent liabilities as per IFRS 3, due to limitations on available information. TOTVS will apply paragraph 23 of IFRS 3 pursuant to which a contingent consideration is recognized at the date of the transaction since it: (i) represents a present obligation as a result of past events and (ii) can be reliably measured, when the Merger is concluded.

This preliminary purchase price allocation has been used to prepare the pro forma adjustments for the Unaudited Pro Forma Condensed Financial Information. The final purchase price allocation will be determined as of the Closing Date upon completion of the Merger. The final purchase price allocation could materially differ from the preliminary purchase price allocation used in the pro forma adjustments. The final purchase price allocation may include (1) changes in the value of the Merger Consideration, (2) changes in the fair value of allocations to intangible assets such as brand, technology and customer relationships, and (3) other changes to the fair value of assets and liabilities.

The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual effects of these transactions may differ from the pro forma adjustments. Only material adjustments supported by facts and deriving directly from the proposed Merger were included in the Unaudited Pro Forma Condensed Financial Information. In addition, only the material adjustments to the statement of income that are expected to have a continuing impact on the consolidated results were included in the Unaudited Pro Forma Condensed Financial Information.

2.3 Pro forma adjustments

A general description of the pro forma adjustments is provided below:

a)	Intangible assets The fair value adjustment on intangible assets is comprised of the following:

					Estimated Pro Forma Amortization Expense Using the Straight-line Method
	Nature	Valuation Methodology	Estimated Fair Value	Estimated Useful Life	Year Ended December 31, 2019	Six Months Ended June 30, 2020
			(in millions of reais)	(in years)	(in millions of reais)	(in millions of reais)
1. Brands	Represent the fair value of "Linx" brand, which is recognized in Latin America and has an influence on purchase decision-process by customers.	Relief from royalty method	49.0	15	3.3	1.6
2. Software	Represents the fair value of all software developed by Linx.	Relief from royalty method	273.0	15	18.0	9.0
3. Client portfolio	Represents the fair value of client portfolio and customer's relationships.	Multi period excess earnings method	1,028.0	23.5	44.0	22.0
Total			1,350.0		65.3	32.6

The following are the material underlying assumptions used in determining the fair value estimate adjustments on intangible assets:

	Brands	Software
Net revenue basis	The fair value analysis of the Linx brand considered a revenue basis of 100% of Total Revenue, since all marketed services are under the Linx brand	The fair value analysis of Software was based on the revenue attributed to it.
Royalty Rate (1)	1%	9%
Useful life	15 years	15 years
Corporate income tax	34% statutory tax rate for IT (Income Tax)
Tax amortization benefit (“TAB”)	TAB was calculated according to the statutory tax rate of 34.0% and an amortization period equivalent to asset’s remaining useful life.
Discount rate	The discount rate was equivalent to Linx’s WACC (Weighted Average Cost of Capital) resulting in an after-tax rate of 12.1%

_____________________

(1)	Royalty Rate means the total royalty rate for Brands and Software was based on royalty rates used by in similar historical transactions.

For client portfolio acquisitions, the valuation methodology applied was the multi-period excess earning method which considers the present value of net cash flows expected to be generated by client portfolio:

Revenue	Revenue projections were based on recurring revenue and estimated attrition.
Attrition rate	Attrition rate of 0.9% was calculated based on the average rate of recurring customers renovation between 2018 and June 2020, as disclosed on Linx Financial Statements incorporated by reference.
Useful life	Useful life for the intangible asset was estimated at 23.5 years, based on a cut-off of 85% of total consolidated discounted cash flow.

Tax amortization benefit, or TAB	TAB was calculated according to the statutory tax rate of 34.0% and an amortization period equivalent to asset’s remaining useful life.
Discount rate	The discount rate was equivalent to Linx’s WACC (Weighted Average Cost of Capital) resulting in an after-tax rate of 12.1%.

b)	Goodwill

The adjustment related to goodwill is comprised of the following:

	In millions of Brazilian reais	Note to pro forma
Linx’s historical goodwill balance recorded in its consolidated financial statements	(914.8)
Acquisition goodwill	4,360.2	2.2
Pro forma adjustments	3,445.4

c)	Transaction costs

Represents the transaction costs pro forma adjustment estimated in the amount of R$30.4 million. The acquisition-related transaction costs are comprised of advisory, legal, valuation, and other professional fees to be incurred.

d)	Debentures and financial result

The pro forma adjustment refers to the long-term debt that TOTVS expects to incur for the transfer of the cash consideration in the Merger. TOTVS expects to enter into a three year loan agreement for a notional amount of R$1,112.0 million, bearing interest at 100% of the CDI rate, plus 2.1% per year.

The estimated interest expenses pro forma for the six-month period ended June 30, 2020 and for the year ended in December 31, 2019 are the amounts of R$22.0 million and R$44.0 million, respectively.

e)	Income tax effect

Income tax effect reflects the current and deferred income tax effect in the Unaudited Pro Forma Condensed Financial Information based on the statutory rate of the Brazilian income tax and social contribution of 34% on the pro forma adjustments.

f)	Shareholders’ equity

The pro forma adjustment is comprised of the following:

	In millions of R$	Note to pro forma
Elimination of as adjusted Linx’s shareholders’ equity accounts	(1,679.9)
Common stock to be issued by TOTVS upon completion of the Merger	4,903.8	2.1
Transaction costs	(30.4)	2.3 (c)
Total pro forma adjustment	3,193.5

g)	Intercompany transactions

There are no intercompany transactions between Linx and TOTVS to be eliminated in the Unaudited Pro Forma Condensed Financial Information.

h)	Significant nonrecurring items included in the financial statements

TOTVS

There were no significant nonrecurring items for the six-month period ended June 30, 2020. For the year ended December 31, 2019, TOTVS presented in its financial statements the following nonrecurring items that impact the profit before tax for the year:

Year Ended December 31, 2019 in millions of Brazilian reais (R$)
Restructuring costs (1)	10.5
Expenses arising from business combination process (2)	2.2
Nonrecurring provisions reversal (3)	(3.7)
Gain in disposal of assets (4)	(11.7)
Total	(2.7)

___________

(1)	Refers to non-recurring restructuring costs;
(2)	Refers to acquisition related cost arising from business combination transaction;
(3)	Refers to non-cash provisions reversal, related to accounts payable from acquisition of subsidiaries;
(4)	Refers to the gain on disposal of assets related to a subsidiary sale.

THE LINX SPECIAL MEETING

TOTVS is providing this prospectus to holders of Linx Shares (including the Linx Shares underlying the Linx ADSs) in advance of the Linx Special Meeting that Linx has called for the purpose of approving the Merger. This prospectus contains information that you need to know about the Merger and the proposals to be voted on at the Linx Special Meeting, in order to be able to vote, or instruct your vote, as applicable, to be cast at the Linx Special Meeting.

Date, Time and Place of the Linx Special Meeting

The Linx Special Meeting will be held on        , 2020, at       , local time, at Linx’s headquarters located at the following address: Avenida Doutora Ruth Cardoso, 7221, 7th floor, São Paulo, State of São Paulo, Brazil, 05425-902.

Purpose of the Linx Special Meeting

At the Linx Special Meeting, holders of Linx Shares will be asked to consider and vote upon the following proposals (collectively, the “Merger Proposal”):

•	the approval of the Merger, pursuant to which Linx will become a wholly owned subsidiary of TOTVS, as provided for in the Merger Protocol;
•	the approval of the terms and conditions of the Merger Protocol;
•	the approval of the waiver of a mandatory tender offer as provided for by article 43 of the bylaws of Linx; and
•	the authorization for the subscription by Linx’s executive officers on behalf of Linx’s shareholders of new shares to be issued by Merger Vehicle, as well as any additional actions required to implement the Merger Protocol and the Merger.

All of the above proposals are connected to the completion of the Merger. You should carefully read this prospectus in its entirety for more detailed information concerning the Merger.

The mandatory tender offer provided for in article 43 of the bylaws of Linx provides that any person that becomes the holder of an equity stake in Linx representing 25% or more of the Linx Shares is required to launch a tender offer to acquire all of the remaining Linx Shares in accordance with the provisions of the applicable regulations of the CVM and the B3 and Linx’s bylaws. The mandatory tender offer is required to be made within 60 days from the date of the event on which title to the qualifying equity stake is acquired.

The vote on each item of the Merger Proposal at the Linx Special Meeting is interconnected and dependent on the vote of the other items thereof. Therefore, by approving the Merger and accepting to no longer be shareholders of Linx, each Linx shareholder will be waiving the mandatory tender offer provided for in article 43 of the bylaws of Linx. The approval of the Merger Proposal (which includes the waiver of the mandatory tender offer provision) is a condition for the Merger provided for in the Merger Protocol.

Record Date; Shares Entitled to Vote

All holders of Linx Shares as of the close of business on the date of the Linx Special Meeting are entitled to vote on the Merger Proposal at such meeting. All holders of Linx ADSs outstanding as of the ADS Record Date are entitled to give voting instructions in accordance with the voting procedures of the Linx Deposit Agreement. Each Linx Share outstanding as of the date of the Linx Special Meeting, and each Linx ADSs outstanding as of the ADS Record Date, is entitled to one vote on the Merger Proposal presented for consideration at the Linx Special Meeting.

If you are a holder of Linx Shares, you are entitled to attend and vote at the meeting. If you are a holder of Linx ADSs, you are not entitled to attend the meeting, but you may communicate your voting instructions to the Linx Depositary in accordance with the voting procedures set forth in the Linx Deposit Agreement. As a holder of Linx ADSs, in order for the Linx Shares underlying your Linx ADSs to be voted in accordance with your voting instructions, you must give timely instructions to the Linx Depositary in accordance with the Linx Deposit Agreement and any notices or information distributed by the Linx Depositary.

If you are a holder of Linx Shares, you may be required under the Brazilian Corporation Law to show documents proving your identity to gain admittance to the Linx Special Meeting. If you grant a proxy to someone to act for you at the meeting, your proxy will be required to show original or certified copies of the documents that grant him or her powers of representation. The proxy must be deposited at or mailed to the head office of Linx no later than 48 hours before the meeting. The failure to comply with this requirement will not prevent the proxy from attending the Linx Special Meeting so long as he or she presents the originals of the documents evidencing his or her powers.

Quorum

In order to validly hold an extraordinary general shareholders meeting of Linx, in general, the holders of at least 25% of Linx’s issued and outstanding voting capital must be present in person or represented by proxy at the meeting following first call to constitute a quorum. If that quorum is not reached on first call, any percentage of holders must be present or represented at the meeting following second call. You must be present in person or represented by proxy at the meeting in order to be considered part of the quorum at the Linx Special Meeting.

Abstentions from voting by shareholders attending the meeting will be counted for the purpose of determining the presence of a quorum.

Required Vote

In order to effect the Merger, holders of Linx Shares must adopt the decision to merge Linx and TOTVS as contemplated by the Merger Protocol. The decision to merge requires the approval of Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital at an extraordinary general shareholders meeting duly called under Brazilian law. The approval by the holders of Linx Shares of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.

Treatment of Abstentions; Failure to Vote

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Linx Special Meeting at which shareholders will consider the Merger Proposal, abstentions will be counted in determining whether a quorum is present.

Abstentions and a failure to vote your Linx Shares will have the same effect as a vote “AGAINST” the Merger Proposal.

Absence of Quorum

If a quorum is not present following first call of the Linx Special Meeting, Linx will notify holders of Linx Shares of a subsequent date on which the Linx Special Meeting will be convened on second call.

Voting by Directors and Executive Officers of Linx

As of the date hereof, the Linx directors and executive officers have the right to vote approximately 27,363,284 Linx Shares, representing 15.61% of the Linx Shares then outstanding and entitled to vote. None of the directors or executive officers of Linx has entered into any agreements obligating them to vote in favor of the Merger Proposal.

Manner of Voting

Holders of Linx Shares

If you are a holder of Linx Shares on the date of the Linx Special Meeting, you may vote your Linx Shares by attending the meeting in person or, to ensure that your Linx Shares are represented at the meeting, you may authorize a proxy to vote your Linx Shares. This prospectus does not constitute a proxy statement. Neither TOTVS nor Linx is asking you for a proxy, and you are requested not to send TOTVS or Linx a proxy.

Holders of Linx Shares attending the Linx Special Meeting must deliver proof of their status as shareholders and proof that they hold the Linx Shares they intend to vote by delivery of proper identification and a receipt issued by the custodian agent of Linx Shares.

Holders of Linx Shares wishing to authorize a proxy to vote their Linx Shares may do so by mailing the proxy instruments to Linx’s head office, which instruments must be received by Linx at least 48 hours in advance of the Linx Special Meeting. Linx does not accept electronic proxies. The failure to comply with this requirement will not prevent the proxy from attending the Linx Special Meeting so long as he or she presents the originals of the documents evidencing his or her powers.

To be valid, the proxy must be appointed less than one year before the Linx Special Meeting. For legal entities that hold Linx Shares, any proxy duly constituted in accordance with applicable law and such legal entities’ corporate documents may represent the shareholder at the Linx Special Meeting. However, an investment fund must be represented by its investment fund officer. For individuals who hold Linx Shares, the proxy must be either a shareholder, an executive officer of Linx, a lawyer or a financial institution.

Holders of Linx ADSs

If you are a registered holder of Linx ADSs, you will receive instructions from the Linx Depositary with respect to the voting of the Linx Shares underlying your Linx ADSs, including any deadlines for the Linx Depositary to receive voting instructions from you. If you hold Linx ADSs in an account with a broker or other securities intermediary, you will receive notice and instructions from your securities intermediary, and you must give your instructions in the manner and within the deadline set forth in those instructions. Your instructions will be forwarded to the Linx Depositary.

Under the Linx Deposit Agreement, you may only vote to approve or disapprove the Merger Proposal by giving the Linx Depositary your voting instructions, and you are not entitled to attend the Linx Special Meeting. As set forth in the Linx Deposit Agreement, if the Linx Depositary timely receives your voting instructions, it will endeavor to vote the Linx Shares represented by your Linx ADSs in accordance with such voting instructions. If you are a holder of Linx ADSs and you do not give timely voting instructions in respect of your Linx ADSs to the Linx Depositary, the Linx Depositary will deem that you have instructed the Linx Depositary to give a discretionary proxy to a person designated by Linx to vote the underlying Linx Shares, subject to the conditions of the Linx Deposit Agreement. If you are a holder of Linx ADSs, you must follow the procedures specified by the Linx Depositary in the applicable notice to holders of Linx ADSs in order to ensure that your voting instructions are timely received.

Tabulation of Votes

Among other functions, the person appointed as secretary at the Linx Special Meeting will be responsible for determining the number of Linx Shares represented at the Linx Special Meeting to confirm the existence of a quorum, as well as for counting the votes cast at the meeting.

Solicitation of Proxies

Linx intends to use absentee ballots (boletim de voto a distância) to solicit proxies from its shareholders so that they may exercise their voting rights at the Linx Special Meeting. In addition, holders of Linx Shares can still be represented by proxy in accordance with the Brazilian Corporation Law.

THE MERGER

The following is a description of the material aspects of the Merger. This section may not contain all of the information that is important to you. You should carefully read this entire prospectus, the documents incorporated by reference into this prospectus, including the full text of the Merger Protocol, copies of which are filed as Exhibit 2.1 to the registration statement of which this prospectus is a part, for a more complete understanding of the Merger. All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the Merger Protocol. In addition, important business and financial information about each of TOTVS and Linx is included in or incorporated by reference into this prospectus and the exhibits to the registration statement of which this prospectus is a part. For a listing of the documents incorporated by reference into this prospectus, see the section entitled “Incorporation of Certain Documents by Reference”.

Overview

You are being asked to vote on a business combination of Linx and TOTVS, as contemplated in the Merger Protocol, pursuant to which Linx will become a wholly owned subsidiary of TOTVS by way of a merger of shares (incorporação de ações) under Brazilian law. The Merger Protocol was signed by Linx Independent Directors and TOTVS Directors on       , 2020.

Pursuant to the terms and conditions set forth in the Merger Protocol, which are described in this prospectus and a translation of which is filed as an exhibit to the registration statement of which this prospectus is a part, on the Closing Date, Linx will become a wholly owned subsidiary of TOTVS, and the holders of Linx Shares and Linx ADSs will receive TOTVS Shares and TOTVS ADSs, respectively, as well as cash consideration, in exchange for their Linx Shares and Linx ADSs, respectively. If the Merger is completed, holders of Linx Shares and Linx ADSs will cease to have any equity interest in Linx, the Linx ADSs will be delisted from the NYSE and the Linx Shares will be delisted from the B3. In addition, Linx will be deregistered under the Exchange Act and from the CVM. TOTVS intends to merge Linx into TOTVS as soon as practicable after completion of the Merger, subject to receipt of the requisite antitrust approval in Brazil and consents and completion of required procedures customary for such a transaction. If the Merger is not completed, holders of Linx Shares and Linx ADSs will remain holders of Linx Shares or Linx ADSs, as the case may be.

All descriptions in this summary and in this prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the Merger Protocol.

Background of the Merger

The TOTVS board of directors and senior management regularly review and assess the company’s businesses, strategies and objectives, and evaluate pursuing various strategic and financial alternatives, including dispositions of non-core businesses, acquisitions and business combinations, in each case with the goal of enhancing shareholder value.

In connection with its ongoing evaluations of such strategic alternatives, the TOTVS board of directors receives financial updates from its senior management, discusses the strategic direction of the company and evaluates various options for growth. In this context, TOTVS completed more than 25 acquisitions in the last 15 years, successfully integrating the acquired companies into its business strategy, which resulted in operational synergies, high standards of corporate governance, enhanced cross-selling of technology solutions, expansion of products offered, and an increase in the financial and operating results of the company.

In line with TOTVS’s growth plans and its management’s views into significant synergies with Linx, the first discussions for a potential business combination between TOTVS and Linx date back to TOTVS’s initial public offering in March 2006. From March 2006 to the initial public offering of Linx in February 2013, on four occasions the senior managements of TOTVS and Linx discussed a potential business combination aiming at the creation of a large Brazilian software company founded by Brazilian entrepreneurs. However, on all these occasions the companies did not reach an agreement on the value of Linx’s assets and negotiations did not evolve beyond initial discussions.

On May 19, 2020, at a meeting of its strategy committee, TOTVS decided that the development of its ecosystem of software tools, which is focused on the best business performance practices, should be established through various measures, including M&A transactions. Moreover, TOTVS’s executive officers highlighted the potential merits, advantages and risks involving a business combination with Linx. In May, TOTVS, CEO connected with a representative of Itaú BBA, financial advisor to TOTVS in the transaction, to discuss TOTVS's interest in a transaction with Linx and the best way to approach Linx management on the matter.

On June 10, 2020, the board of directors of TOTVS again discussed the topic and asked its executive officers to further analyze the potential business combination with Linx, particularly on possible synergies between the Companies’ products and the execution strategy for a business combination transaction. On June 16, 2020, continuing the assessment of the transaction with Linx, TOTVS's executive officers presented additional information to the company’s strategy committee, which recommended that management continue gathering information and working for a potential transaction with Linx.

On August 2, 2020, new discussions between the TOTVS chairman and the Linx CEO took place and the topic on creating a combined business gained traction as the parties agreed that Itaú BBA would work on the structure of a potential business combination.

Following this discussion, during the period from August 2 to August 5, 2020, there were several contacts between the Linx CEO, Itaú BBA, and the TOTVS chairman. In these interactions, the Linx CEO stressed the historical relations between TOTVS and Linx, and highlighted that he believed in the project of creating a large Brazilian software company from the combination of TOTVS and Linx. Additionally, the Linx CEO suggested to Itaú BBA that any proposal by TOTVS should consist of a stock component larger than any cash component, that he expected the payment of a premium in the potential transaction, and that the Linx brand should be preserved in the combined business. Furthermore, the Linx CEO informed the Itaú BBA representative that he could quickly take the required steps at Linx for approval of a potential proposal from TOTVS.

On August 3, 2020, TOTVS’s board of directors defined the strategy and steps to be adopted by the company for the preparation of the business combination with Linx pursuant to a merger structure whereby Linx would merge into TOTVS. On August 5, 2020, the TOTVS chairman called the Linx CEO and they agreed that TOTVS’s proposal was going to be presented after the release of Linx’s second quarter 2020 results scheduled for August 11, 2020.

On August 10, 2020, at a TOTVS board of directors meeting, the company’s executive officers presented the terms and conditions of the proposal to be submitted to Linx, addressing the points previously raised by the Linx CEO in conversations with Itaú BBA and the TOTVS chairman regarding a business combination between the Companies. Next, the TOTVS board of directors unanimously approved the proposal to be submitted to Linx after the release of Linx’s second quarter 2020 results, as such timing was agreed with the Linx CEO.

On August 11, 2020, Linx first issued a notice to market stating that it would postpone the release of its second quarter 2020 results and next disclosed a material fact about the signing of the transaction documents for a business combination with StoneCo, including a non-competition agreement with the members of the board of directors Alberto Menache, Alon Dayan, and Nércio Fernandes, and a fee to be paid by Linx in the event of non-approval of StoneCo’s proposal and/or approval by Linx of a competing proposal.

Surprised by the announcement of the business combination between Linx and StoneCo, on August 11, 2020, after contacts made by Itaú BBA and TOTVS chairman, Linx CEO informed them that he was under an exclusivity agreement and, therefore, could not discuss a potential transaction with TOTVS. After a detailed analysis of the legal and financial terms of the Linx/StoneCo transaction documents, in a meeting of the

TOTVS board of directors held on August 13, 2020, TOTVS executive officers presented the facts and repercussions of the Linx/StoneCo transaction announcement, along with the terms of a competing proposal to be submitted to Linx, which was unanimously approved by the TOTVS board of directors.

Following the announcement of the StoneCo/Linx transaction terms, Linx minority shareholders, investment managers and other market players in Brazil publicly stated that the terms of the StoneCo/Linx transaction violates minority shareholders’ rights, corporate governance principles and rules of the Novo Mercado listing segment of the B3. In addition, they highlighted the uneven treatment provided by the transaction documents to Alberto Menache, Alon Dayan and Nércio Fernandes, as shareholders and directors, relative to other Linx Shareholders, and a potential conflict of interest in the participation of Messrs Menache, Dayan and Fernandes in the approval of the association agreement between Linx and StoneCo.

On August 13, 2020, the CVM opened two administrative proceedings to investigate the terms of the transaction signed between StoneCo and Linx. In addition, on August 17, 2020, a collective action lawsuit (ação cívil pública) was filed by the Brazilian Institute of Corporate Activism and Governance (“IBRASG”) against Linx and StoneCo, alleging that the Linx/StoneCo transaction agreements violate the Brazilian Corporation Law and the rules of the Novo Mercado listing segment of the B3, including minority shareholders’ rights. In the lawsuit, IBRASG asks the court to suspend any Linx Special Meeting at which the shareholders of Linx will vote on the Linx/StoneCo transaction.

On August 14, 2020 (the “Merger Proposal Date”), TOTVS sent a merger proposal to the Linx board of directors. The consideration payable to the Linx Shareholders under such merger proposal included a stock component and a cash component. Following receipt of TOTVS’s proposal, given the conflicts of the majority of its directors in relation to the competing transaction with StoneCo, Linx appointed its independent directors to review TOTVS’s proposal. For the analysis of TOTVS’s proposal, Linx Independent Directors engaged the same legal and financial advisors who worked on the transaction with StoneCo. After certain initial discussions held between August 18 and August 24, 2020, between TOTVS’s advisors and advisors to Linx Independent Directors, it become clear to TOTVS that Linx’s advisors were not neutral in relation to TOTVS’s proposed transaction vis-à-vis the Stone Transaction and the development of TOTVS’s merger proposal submitted on August 14, 2020.

On August 28, 2020, after TOTVS’s request to change advisors, Linx Independent Directors engaged new advisors and discussions between TOTVS and Linx Independent Directors resumed on August 30, 2020. At the first meeting among representatives of Linx Independent Directors and TOTVS, TOTVS objectively presented details about the structure of the transaction proposed by TOTVS, a tentative schedule for the merger, and discussed other details about the potential business combination between TOTVS and Linx.

On September 4, 2020, TOTVS sent an initial draft of the Merger Protocol to the advisors of Linx Independent Directors. On September 9, 2020, TOTVS shared the draft of this registration statement with Linx and its independent auditors in order to obtain the consent from Linx independent auditors on Linx financial information incorporated by reference into this registration statement.

On September 11, 2020, the advisors to TOTVS and Linx Independent Directors held a meeting where they discussed, among other matters, the TOTVS proposal's deadline, synergies, antitrust issues, Exchange Ratio, this registration statement filing and review process with the SEC, and timetable for calling Linx and TOTVS Special Meetings. At the meeting, Linx Independent Directors' advisors informed that they would comment on the Merger Protocol, however, such comments did not reach TOTVS until September 28, 2020, after the publication on September 21, 2020 of a notice to the market of TOTVS highlighting the inertia of the independent directors and their advisors to evolve in the analysis of the proposal submitted by TOTVS.

From September 3 to October 8, 2020, TOTVS advisors continued to interact with Linx and its independent auditors to obtain Linx's necessary consents and documents required to comply with Brazilian and U.S. rules applicable to the Merger. On October 7, 2020, TOTVS board of directors approved the extension of TOTVS proposal until November 17, 2020 and new terms of its business combination proposal reflected in the draft of the Merger Protocol. Such extension and updated proposal were submitted to Linx Independent Directors on October 8, 2020.

Sources and Funds for the Transaction

TOTVS has the necessary resources to complete the Merger.

Interests of Certain Persons in the Transaction

Linx directors and executive officers have interests in the Merger that may be different from the interests of Linx Shareholders. Linx Shareholders should be aware that Nércio José Monteiro Fernandes, chairman and shareholder of Linx, Alberto Menache, vice-chairman, chief executive officer, and shareholder of Linx, and Alon Dayan, member of the board and shareholder of Linx (each a “Linx Founding Shareholder”) have entered into non-compete agreements with STNE Participações S.A. (“STNE”) and StoneCo, and Mr. Menache has entered into an executive engagement agreement with STNE, with respect to the Stone Transaction.

In addition, the Linx Independent Directors have approved the Stone Transaction agreements to be submitted to a Linx extraordinary shareholders meeting. These interests are described in more detail in the registration statement on Form F-4 filed by Stone with the SEC on October 2, 2020.

Reasons for the Merger

In accordance with its fiduciary duties, TOTVS’s board of directors is regularly evaluating value-creation opportunities to keep ahead in the evolving landscape of digital transformation and software technologies. After due consideration on the potential benefits and risks associated with a prospective business combination with Linx, TOTVS’s board of directors decided to submit a proposal on August 14, 2020, stemming from the belief that such combination would be highly valuable to clients and shareholders of both Companies.

Regarding the rationale that underpins our strategic decision, we confidently expect that a potential business combination with Linx would be a catalyst for the emergence of the most complete software platform in Latin America. The Combined Company would enjoy extensive regional reach and depth expertise across a wide variety of business verticals, being able to extract significant value from operational synergies. We highlight the following factors as being, in our view, the most compelling attributes of the transaction for clients and shareholders of Linx and TOTVS:

•	The Combined Company would be the largest listed software entity in Latin America, backed by a solid, cash-generating financial performance. Its competitive position and business scale in the attractive SaaS industry would make it the most accredited candidate to lead the fast-growing adoption of cloud-based software solutions in Brazil.

•	Consolidation as a full-service software platform with complementary capabilities, able to unlock substantial revenue synergies and growth opportunities, strengthening our ecosystem on the following dimensions: Core (ERP, Human Resources, or HR, and industry-focused solutions), TechFin (credit, services and payments), Business Performance (Sales and Marketing) and Big Data.
o	CORE: Linx would gain access to TOTVS’s large sales network to expand its footprint in Core software, benefiting from a distribution model composed by regional branches, franchises and partnerships. With an enhanced ability to reach qualified prospects, we believe that Linx Core products such as PoS, CRM, NFe and connectivity solutions would be potentially marketable to TOTVS’s existing clients. On the other hand, Linx’s solid presence in specific retail niches yields vertical complementarity and client base diversification to TOTVS’s portfolio offering, as well as provides room for additional cross-selling opportunities. As such, we see TOTVS as being capable of leveraging Linx’s retail channels to generate incremental sales from selected products, including HR solutions, productivity tools, credit platforms and industry-specific ERP software.
o	TECHFIN: The combination of Linx’s payments solutions (known as Pay Hub) and TOTVS’s credit-focused B2B platform would result in a full-service TechFin hub, able to penetrate across an ample range of sectors with a complementary product offering. The combined TechFin portfolio of solutions encompasses, among others, B2B credit financing, payroll loans, TEF, online gateway and digital payments applications. In essence, a potential business combination would result in a notable independent player in the ecosystem with enough scale to keep investing in innovative solutions.
o	BUSINESS PERFORMANCE: Acceleration of TOTVS’s time-to-market on its digital products roadmap, aggregating Linx’s comprehensive digitalization solutions in order to create a ‘one-stop-shop’ for clients to implement e-commerce and omnichannel transformation. By expanding our digital capabilities, we expect to achieve greater relevance to the client base of both Companies and improve future growth prospects.
o	BIG DATA: A potential combination between Linx and TOTVS would create one of the largest and most sophisticated data lakes among Brazilian corporations, capable of fueling synergies and enhancing digital, business performance and TechFin products. We believe that, by implementing data monetization strategies, the Combined Company could turn robust datasets into actionable business insights to drive new revenue and increase sales efficiency.
•	In addition to the revenue synergies arising from a product perspective, we also expect to obtain meaningful cost-saving synergies derived from the operational integration of both companies. More specifically, the Combined Company would have a distinctive opportunity to leverage scale and explore potential cost-efficiency gains in general and administrative expenses, or G&A, selling and marketing, research and development, or R&D, and service implementation.
o	G&A: We see a wide space to drive efficiency gains in G&A by rationalizing shared services, especially through the elimination of overlapping corporate structures and duplicative expenses. Additionally, the Combined Company would benefit from larger economies of scale in procurement, impacting direct and indirect spend.
o	SALES AND MARKETING: Linx and TOTVS product offerings are complementary, which allows the Combined Company to capture sales and marketing synergies by selling different software to the same client base. We expect to leverage the wide capillarity of TOTVS’s network to restructure and optimize Linx’s sales channels in order to capture cost-saving opportunities.

o	R&D: We expect to achieve a diminished run-rate on information technology operating and maintenance and infrastructure-related costs. In our view, significant results could be realized by implementing initiatives such as consolidating functions and systems, combining software development structures, re-engineering existing R&D operations and merging redundant features, among others.
o	SERVICE IMPLEMENTATION: A substantial slice of TOTVS’s sales distribution is currently executed with the assistance of its third-party franchises. By contrast, Linx’s sales operations still rely mostly upon in-house personnel to distribute, implement and provide support to its software products. In view of these asymmetries, we consider highly feasible for TOTVS’s channels, including franchises and regional branches, to absorb a large share of these functions and form a more efficient, geographic integrated distribution network.
•	We have a proven ability to generate value from M&A transactions, a key aspect to reduce integration risks and capture potential upsides. TOTVS’s well-established integration model is grounded in four core levers: increase cross-selling, quickly integrate product offerings, drive cost synergies and reduce churn rates.
o	PROVEN M&A TRACK RECORD: We have accomplished outstanding credentials on integrating newly acquired software companies, successfully aggregating products, industry knowledge and development expertise into our portfolio. Our M&A approach has been driving clear-cut value creation to shareholders, being directly responsible for the success of various transformational acquisitions over the last 15 years. TOTVS’s senior team was personally involved in some of the most emblematic transactions in the Brazilian software industry, including the acquisitions of Supplier, Datasul, RM Sistemas and Logocenter.
o	REDUCED INTEGRATION RISKS: Linx and TOTVS Share a close growth history and their business strategies are based on a similar set of goals, being both focused on forming full-service ecosystems to achieve a ‘one-stop-shop’ status. From our perspective, these factors considerably reduce possible integration risks and related friction costs. We emphasize that both Companies have built a sizeable portion of their software portfolios through intense M&A activity, integrating highly-capable talent pools to serve market demands. The fact that Linx and TOTVS are publicly-traded on the Novo Mercado listing segment of the B3 also brings up advantages to a potential corporate integration. In light of these circumstances, we consider Linx’s method of functioning, in many ways, to be comparable to TOTVS’s operating model, leaving broad room for a fluid incorporation process.
•	The Combined Company may generate operating synergies currently estimated at a net present value of approximately R$3,200 million deriving mainly from operating expenses, or OPEX, synergies; revenue synergies; and financial and fiscal synergies.
•	We expect that OPEX synergies will primarily arise from selling and marketing synergies, as the Companies’ products offering are complementary; general and administrative synergies resulting from cost reduction from consolidating duplicative structures; and infrastructure sharing and purchasing efficiency. The annual OPEX synergies may result in approximately R$ 60 million reduction in OPEX, assuming that 50% of these synergies are captured in the first year following the Closing Date, 75% in the second year, and 100% in the third year.
•	The revenue synergies are expected to reach approximately R$160 million in net revenue in the fourth year after the Closing Date mainly due to cross-selling opportunities, incremental sales from a broader distribution network, and data analytics based on artificial intelligence and big data.
•	Lastly, from 2003 to 2018, our chief executive officer has served at several senior management positions at Linx, including member of Linx’s board of directors, chief financial officer and investor relations officer, and gained comprehensive knowledge on Linx operations and products. His deep knowledge on the operations of Linx will substantially contribute to the successful implementation of the expected synergies of the combined business of Linx and TOTVS.

All the aforesaid aspects are not meant to be exhaustive but rather to shed light on the tangible potential of a prospective merger between Linx and TOTVS assessed by our board of directors in collaboration with our senior executive management.

Any material discussion with regard to underlying factors should be interpreted as forward-looking statements, reflecting our management’s expectations on potential outcomes of a business combination between Linx and TOTVS. Such considerations are based upon information publicly available as of the date of this prospectus and involve assumptions that may never materialize or may prove to be incorrect.

Our decision to pursue a combination with Linx is consistent with our strategy to create a more valuable asset, operations and product mix with a solid and competitive presence in our core markets. We expect that the Merger will enable the Combined Company to achieve operational and administrative cost savings, greater efficiency and revenue synergies mainly through cross-selling opportunities and sales distribution enhancement. Likewise, we believe that our Merger Proposal is more compelling for shareholders of both companies as it allows to capture synergies and participate in future upsides, in addition to better address corporate governance concerns.

Transaction Structure

The following is a summary of the material terms of the Merger:

•	each Linx Share will be exchanged for one TOTVS Share plus R$6.20 in cash, as adjusted by the CDI Variation. The Cash Installment will be (i) reduced by the amount of any dividends, interest on equity and other proceeds approved or paid by Linx from and including August 14, 2020 to the Closing Date, (ii) increased by the amount of any dividends, interest on equity and other proceeds approved or paid by TOTVS from and including August 14, 2020 to the Closing Date and (iii) if applicable, reduced by any taxes withheld solely as a result of the Merger and redemption of the Merger Vehicle Redeemable Preferred Shares;;
•	each Linx ADS will be exchanged for one TOTVS ADSs (each TOTVS ADS representing one TOTVS Share and each Linx ADS representing one Linx Share) plus R$6.20 in cash, adjusted by the CDI Variation;.
•	holders of Linx Shares that do not vote in favor of, or vote against, the Merger Proposal will have withdrawal rights;
•	the TOTVS Shares that will be issued in connection with the completion of the Merger will be registered under the Securities Act and TOTVS will file Annual Reports on Form 20-F and make submissions on Form 6-K with the SEC;
•	the TOTVS Shares are listed on the B3 and the additional TOTVS Shares that will be issued in connection with the completion of the Merger will be listed on the B3;
•	TOTVS will apply to have the TOTVS ADSs that will be issued in connection with the completion of the Merger listed on the NYSE;
•	following the completion of the Merger, Linx is expected to be deregistered under the Exchange Act and Linx will no longer file Annual Reports on Form 20-F or make submissions on Form 6-K with the SEC;
•	following the completion of the Merger, the Linx ADSs will be delisted from the NYSE, the Linx Shares will be delisted from the B3 and Linx will be deregistered from the CVM; and

•	any dividends to holders of Linx Shares or TOTVS Shares (including the Linx Shares or TOTVS Shares underlying the Linx ADSs or the TOTVS ADSs, respectively) with respect to fiscal years after the fiscal year ended December 31, 2020 will be paid in accordance with the bylaws (estatuto social) of TOTVS and Brazilian law.

Brazilian Corporation Law Aspects Relating to the Merger

Each of Linx and TOTVS is a Brazilian company. Therefore Brazilian law and the rules of the CVM govern the shareholder approvals required to authorize the Merger, which shareholders are entitled to vote with respect to the Merger and how shareholder voting takes place. Brazilian law and the rules of the CVM also govern the duties and obligations of each of Linx and TOTVS and the members of the Linx board of directors, including the Linx Independent Directors, and the members of the TOTVS board of directors in connection with the Merger. The duties of a board of directors of a Brazilian company registered with the CVM, which includes both Linx and TOTVS, are:

(a)	duty of care and diligence: a director shall make informed decisions (using information reasonably needed to make the decision), thorough decisions (analyzing different alternatives and possible consequences) and unbiased decisions (without resulting in direct or indirect personal benefit to the director), and generally perform his/her duties as would reasonably be performed by an active and honest person dealing with his/her own business;
(b)	duty of compliance/best interests: a director shall perform his/her duties in the company’s best interests even if the scope of the company’s purpose differs from the interests of the shareholder that elected such director;
(c)	duty of loyalty: a director shall serve the company with loyalty and treat company affairs with strict confidentiality. A director shall keep confidential any information not disclosed to the public, obtained as a result of the director’s position and that may influence the value of the company’s securities;
(d)	duty to avoid conflicts of interest: a director shall not actively participate in any transaction where his/her interests conflict with those of the company and shall refrain from voting in any resolution taken by other directors related to such a matter. A director may enter into agreements with the company only on reasonable and equitable terms, equivalent to those prevailing in the market or that the company would enter into with third parties; and
(e)	duty to inform: a director shall disclose to the market any material fact involving the company.

Under Brazilian law, an extraordinary general shareholders meeting must be held to consider and vote upon certain transactions such as the Merger. Although under the Brazilian Corporation Law, all shareholders may attend any shareholders’ meeting, only common shareholders generally have full voting rights, including in connection with resolutions to approve corporate restructuring transactions, such as the Merger.

The Linx Special Meeting will be held on        , 2020. The TOTVS Special Meeting will be held on        , 2020. If the Merger is approved by the Linx Shareholders and the TOTVS shareholders, no further shareholder approvals are required under Brazilian law to complete the Merger. NEITHER TOTVS NOR LINX IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TOTVS OR LINX A PROXY.

The Merger Protocol

Overview

The Merger Protocol contains the terms and conditions for the proposal to approve a business combination of Linx and TOTVS by which Linx will become a wholly owned subsidiary of TOTVS. The

Merger Protocol was signed by Linx Independent Directors and TOTVS Directors on       , 2020, pursuant to Brazilian law and the provisions of Linx’s and TOTVS’s bylaws, respectively.

Structure of the Merger

Pursuant to the Merger Protocol, the Merger will be carried out in the following steps, which will occur on the same date:

•	First, Merger Vehicle will effect a capital increase through the issuance of new common shares, with no par value, which will be fully subscribed and paid by TOTVS, either directly or through any of its affiliates, in Brazilian reais, prior to the Closing Date, for the total issuance price equal to the redemption amount of the Merger Vehicle Redeemable Preferred Shares, which will be the total amount of the cash consideration. To the extent that any of the Merger Vehicle shares are held by an affiliate of TOTVS, such shares will be transferred to TOTVS on or prior to the Closing Date.
•	Second, all Linx Shares will be contributed into Merger Vehicle, for their economic value, resulting in the issuance by Merger Vehicle of common shares (“Merger Vehicle Common Shares”) and redeemable preferred shares (“Merger Vehicle Redeemable Preferred Shares”) to holders of Linx Shares. For each Linx Share, holders of Linx Shares will receive four Merger Vehicle Common Shares and one Merger Vehicle Redeemable Preferred Share. This Exchange Ratio will be adjusted by any and all stock splits, reverse stock splits and bonus stock of Linx, Merger Vehicle, or TOTVS that occur from and including August 14, 2020. Following the merger of Linx Shares into Merger Vehicle, Linx will continue its corporate existence and will continue to own its assets and liabilities as a wholly owned subsidiary of Merger Vehicle.
•	Third, all Merger Vehicle Redeemable Preferred Shares will be redeemed. For each Merger Vehicle Redeemable Preferred Share, holders of Merger Vehicle Redeemable Preferred Shares will receive R$6.20, adjusted by the CDI Variation. Following such redemption, the Merger Vehicle Redeemable Preferred Shares will be cancelled against share capital reserves.
•	Fourth, Merger Vehicle will be merged into TOTVS. The merger of Merger Vehicle into TOTVS will be carried out in accordance with Merger Vehicle’s book value (having taken into account the effect of the aforementioned capital increase, the merger of Linx Shares into Merger Vehicle and the redemption of Merger Vehicle Redeemable Preferred Shares). Consequently, Merger Vehicle will cease to exist and TOTVS will succeed to all of Merger Vehicle’s assets, rights and liabilities, and all Linx Shareholders will be migrated to TOTVS’s shareholder base. As a result, Linx will become a wholly owned subsidiary of TOTVS.

All of the foregoing steps are part of one single transaction, and the effectiveness of each step is conditioned on each of the other steps also becoming effective. Therefore, the Merger may not be partially approved at the Linx Special Meeting or partially implemented.

The foregoing steps are subject to the receipt of corporate approvals, including (i) the holding of the Linx Special Meeting, at which the Merger Protocol, the merger of Linx Shares into Merger Vehicle and the waiver of the mandatory tender offer provided for by article 43 of the Linx bylaws must be approved; (ii) the holding of the Merger Vehicle extraordinary general shareholders meeting, at which the Merger Protocol, the capital increase, the merger of Linx Shares into Merger Vehicle, the redemption of the Merger Vehicle Redeemable Preferred Shares and the merger of Merger Vehicle into TOTVS will be approved, and (iii) the holding of the TOTVS Special Meeting, at which the Merger Protocol and the merger of Merger Vehicle into TOTVS will be approved. Such corporate approvals are interdependent and therefore must occur on the same date. See “The Linx Special Meeting—Purpose of the Linx Special Meeting” and “The Merger—Approval by the Holders of TOTVS Shares”.

TOTVS intends to merge Linx into TOTVS as soon as practicable after the Merger, subject to receipt of requisite antitrust approval in Brazil and consents and completion of required procedures customary for such a transaction. No assurance can be given as to when or whether any of these approvals and consents will be obtained or when such procedures will be concluded, and, as a result, no assurance can be given as to the eventual merger of Linx into TOTVS, after which Linx would cease to exist and all of Linx’s rights and obligations would be succeeded to by TOTVS, pursuant to Brazilian law.

The completion of the Merger is also subject to various conditions precedent. See “—Conditions Precedent to the Completion of the Merger”.

Timeline for the Merger

Following satisfaction or waiver of the conditions precedent and subsequent notice to the market, as described below, any of Linx, TOTVS or Merger Vehicle may notify the other parties as to the satisfaction or waiver of the conditions precedent, and the parties will then notify the market containing, at a minimum, the date on which the Merger will be completed and the date following which the Linx Shares will no longer be listed on the B3. This date, which will be the Closing Date, will be the fifth business day from the satisfaction or waiver of the last of the conditions precedent, will be the record date for determination of which Linx Shareholders will receive the shares issued by TOTVS (“Closing Date”).

On the business day immediately prior to the Closing Date, TOTVS Directors will meet to (i) confirm the final number of TOTVS Shares per Merger Vehicle share, which shall be issued as a result of the Merger Vehicle merger into TOTVS; and (ii) rgister that the Merger shall be completed on the Closing Date.

Merger Consideration

The holders of Linx Shares as of the record date set in accordance with the Merger Protocol will receive, for each Linx Share held by them:

•	a cash payment of R$6.20, adjusted by the CDI Variation (the “Cash Installment”). The Cash Installment will be (i) reduced by the amount of any dividends, interest on equity and other proceeds approved or paid by Linx from and including August 14, 2020 to the Closing Date, (ii) increased by the amount of any dividends, interest on equity and other proceeds approved or paid by TOTVS from and including August 14, 2020 to the Closing Date and (iii) if applicable, reduced by any taxes withheld solely as a result of the Merger and redemption of the Merger Vehicle Redeemable Preferred Shares; and
•	one TOTVS Share, which amount will be adjusted by any and all stock splits, reverse stock splits and bonus stock with respect to Linx, Merger Vehicle, or TOTVS that occur from and including August 14, 2020.

The holders of Linx ADSs will receive, subject to the procedures for certificated registered holders described herein, one TOTVS ADS (representing one TOTVS Share) and the equivalent in U.S. dollars of R$6.20, adjusted by the CDI Variation, for each Linx ADS that they hold (as adjusted prior to the Closing Date as described herein).

No additional consideration in cash or in kind will be paid by TOTVS to Linx Shareholders in connection with the Merger. The consideration payable to holders of Linx Shares will be paid on the Closing Date.

As a consequence of the Merger, the capital stock of TOTVS will be increased in the amount of R$       , from the amount of R$1,382.5 to the amount of R$       , through the issuance of 179,428,737 new TOTVS Shares.

Based on the number of Linx Shares issued on the date hereof, after the Merger, former Linx shareholders will hold approximately 24% of the TOTVS Shares outstanding.

The TOTVS Shares to be issued in the Merger will have the same rights (including the right to receive dividends) as the TOTVS Shares outstanding prior to the Merger, as set forth in TOTVS’s bylaws (estatuto social).

Conditions Precedent to the Completion of the Merger

Under the Merger Protocol, the completion of the Merger will be subject to compliance with the conditions precedent set forth as follows:

•	approval of the Merger by Linx’s shareholders meeting and TOTVS’s shareholders meeting;
•	approval of the Merger by CADE, the antitrust authority in Brazil;
•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;
•	absence of a Material Adverse Change, which can be waived at any time by TOTVS by means of a written notice;
•	compliance by Linx with the interim covenants set forth in the Merger Protocol, which can be waived at any time by TOTVS by means of a written notice;
•	the confirmation by each party that the representations and warranties made in the Merger Protocol are true and correct in all their material aspects;
•	Linx shall (i) have obtained the respective third-party consents of its agreements currently in force and there will not be Obligations Subject to Early Termination; or (ii) have liquidated all its Obligations Subject to Early Termination in their entirety with no outstanding obligations to Linx deriving from such liquidation; or (iii) have cash representing 100% of the necessary amount to liquidate all the Obligations Subject to Early Termination (including any incident penalties);
•	the absence of any law enacted, or any judicial or regulatory order issued, by a competent governmental authority or judicial authority or arbitral tribunal that impedes the completion of the Merger; and
•	compliance by each of Linx and TOTVS with their respective obligations set forth in the Merger Protocol.

After the foregoing conditions have been satisfied or waived, as applicable, any of Linx, TOTVS or Merger Vehicle may notify the other parties as to the satisfaction of the conditions precedent, and the parties will then notify the market containing, at a minimum, the date on which the Merger will be completed and the date following which the Linx Shares will no longer be listed on the B3.

CADE

As of the date of this prospectus, TOTVS has started the Merger review process with CADE. If CADE does not approve the Merger, the Merger will not be completed. If CADE imposes remedies as a condition to its approval of the Merger, it is possible that the Merger may not be completed.

Conduct of Business Pending Effectiveness of the Merger and Other Obligations

Until approval of the Merger by TOTVS and Linx Special Meetings, the Companies have agreed under the Merger Protocol to (i) perform all necessary acts applicable to them so as not to materially affect their businesses and/or transactions, (ii) to maintain their businesses in the ordinary course, and (iii) not undertake acts that could materially impact their businesses, including the payment of any penalty directly or indirectly related to a matter subject to the shareholders’ approval of Linx or TOTVS. In addition, Linx have further agreed to not undertake without TOTVS prior written consent the following actions until the Closing Date:

•	propose to the general shareholders’ meeting of Linx and/or its subsidiaries any amendments to its bylaws (except for and solely to the extent determined by applicable legislation);
•	redeem, repurchase, issue or sell any shares issued by it, securities convertible into or substitutable for shares, options, warrants, purchase rights or any other form of acquisition right relating to the shares issued, except for the share-based compensation plans of Linx in force as of the date hereof (“Linx’s Plans”), as the case may be;
•	propose to the Linx general shareholders’ meeting the capital reduction or redemption of its shares;
•	approve the acquisition (including by merger, incorporation, acquisition of shares or assets, or in any other way) any interest in assets or any business or person that involves a higher amount, individually, than R$50 million, as long as it does not take a debt for this purpose;
•	approve the entry into alliances or joint venture agreements, or any type of similar relationship;
•	approve the execution of new compensation and benefit plans (or amend existing plans), as well as pay bonuses, commissions, incentives or any type of compensation for shares outside the regular course of business and which are not provided for, present date, in the existing compensation and benefit plans, except if so determined by applicable law;
•	directly or indirectly get involved in any operation, or enter into any agreement with a director, director or its related parties, which are not due to the ordinary course of their business;
•	promote any change in its accounting policies and practices, except if required by law;
•	lease or encumber (including the granting of any option on) any of its assets, except if due to the fulfillment of currently existing contracts and in the regular course of its business;
•	except in relation to actions to be taken under existing contracts, assume any obligation or responsibility, enter into new relevant contracts, including: (a) contracts for the sale purchase agreement or sale of its assets, with an amount higher than R$5 million; or (b) property lease contracts for the head office of Linx, with the exception of existing lease contracts; ;
•	mortgage or pledge any tangible or intangible asset, or offer them as collateral, except if so required due to guarantees relating to labor or tax proceedings in which Linx and/or its subsidiaries, as the case may be, are defendants and that involve total amounts not exceeding R$50 million;
•	take out any loan, issuing debt securities, entering into any type of financing agreement or change the terms of existing financing agreements or debt instruments, except: (a) those entered into in the regular course of Linx's business and that in any case do not increase the debt of Linx in more than R$200 million; or (b) operations that aim to refinance its indebtedness, without the issuance of convertible or exchangeable securities for its shares;
•	guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any person, except in relation to its subsidiaries;
•	enter into, amend, modify or in any way alter the terms of the existing contracts entered into by Linx and/or its respective subsidiaries in order to speed up payments due under those contracts;

•	donate or freely assign any asset, right, or any form of asset, to their respective shareholders, directors, officers and/or any third party, except by the practices already hired and donation to Ten Yad;
•	enter into any collective bargaining agreement or promote any relevant changes to the terms and conditions of the current employment contracts to which they are a party, except if in the regular course of their business;
•	engage in different commercial activities, except in relation to those incidental necessary for the development of its activities, other than those relating to the Transaction contemplated by this Protocol and Justification;
•	anticipate the vesting periods of the options, or permanence of the plan, granted under the Linx Plans;
•	approve (a) the hiring of new employees of coordination, managerial or higher hierarchical level or administrators of any level, outside the normal course of business; (b) the dismissal of employees outside the normal course of business; and (c) the implementation of any voluntary termination or dismissal program for employees;
•	propose to the general shareholders’ meeting of Linx the approval of the cancellation of its registration as a publicly held company;
•	enter into any contract or otherwise assume any obligation to any related party; and
•	agree or undertake to perform any of the acts described above.

Governing Law

The Merger Protocol is governed by and construed in accordance with the laws of Brazil.

Distribution of the Merger Consideration and Receipt of the TOTVS Shares, TOTVS ADSs and Cash Consideration

As a result of the Merger, without any action by you, each common share of Linx will become one common share, no par value, of TOTVS. Because the TOTVS Shares and Linx Shares are book-entry shares, an entry or entries will be made in the share registry of TOTVS to evidence the TOTVS Shares received by you in the Merger. Neither you nor any other person will receive certificates evidencing TOTVS Shares.

We will deliver TOTVS Shares, TOTVS ADSs and the net cash consideration in connection with the Merger as promptly as practicable on or after the Closing Date. Prior to the Closing Date, the Linx Shares and the TOTVS Shares are expected to continue to trade on the B3, and the Linx ADSs are expected to continue to trade on the NYSE, under their existing ticker symbols.

Receipt of TOTVS ADSs

As a holder of Linx ADSs, for each Linx ADS that you hold, you will receive one TOTVS ADS (representing one TOTVS Share). On the Closing Date, TOTVS will deposit with the custodian in Brazil for the Linx Depositary TOTVS Shares issuable in respect of the Linx Shares then held in the Linx ADS program. The Linx Depositary will then deposit those TOTVS Shares into the TOTVS ADS program by depositing the TOTVS Shares with the TOTVS custodian in Brazil, and the TOTVS Depositary will issue and deliver new TOTVS ADSs representing those TOTVS Shares, in accordance with the TOTVS Deposit Agreement to the Linx Depositary. Upon receipt of such TOTVS ADSs, the Linx Depositary will deliver such TOTVS ADSs to holders of Linx ADSs in exchange for their Linx ADSs, subject to the procedures set forth below and in the Linx Deposit Agreement. Upon receipt of your TOTVS ADSs, if you so desire, you will be able to cancel and withdraw for delivery in Brazil the TOTVS Shares underlying your new TOTVS ADSs in the same manner as current TOTVS ADS holders are able to do so.

If you are a holder of Linx ADSs and you hold Linx ADSs through a broker or other securities intermediary, no further action by you is required in order to receive your Merger Consideration. The whole TOTVS ADSs and net cash consideration that you are entitled to receive as a result of the Merger will automatically be credited to your account as promptly as practicable on or after the Closing Date.

If you are a holder of Linx ADSs and you hold as a registered holder of uncertificated Linx ADSs, no further action by you is required in connection with the Merger. The whole TOTVS ADSs to which you are entitled will be registered in your name and you will receive a confirmation of that registration. You will also receive a check for the net cash consideration and your share of the net proceeds of a sale of your entitlement to any fraction of a TOTVS ADS.

If you are a holder of Linx ADSs and you are a registered holder of certificated Linx ADSs, to receive your TOTVS ADSs, you must surrender your Linx ADSs to the Linx Depositary, complete the Letter of Transmittal, sent to you by the Linx Depositary, and comply with the procedures described in the Letter of Transmittal, in order to exchange your Linx ADSs for TOTVS ADSs. The whole TOTVS ADSs to which you are entitled will be registered in your name on an uncertificated basis and you will receive a confirmation of that registration. You will also receive a check for the net cash consideration and your share of the net proceeds of a sale of your entitlement to any fraction of a TOTVS ADS.

If you hold Linx ADSs, you will not have to pay fees for (i) the cancellation of your Linx ADSs that you surrender in connection with the Merger, or (ii) any ADS issuance fees for the TOTVS ADSs issued to you in exchange for your Linx ADSs, as set forth in the TOTVS Deposit Agreement.

You will not have to pay any brokerage commission if your Linx Shares or Linx ADSs are registered in your name. However, if your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger.

Listing of TOTVS’s ADSs

Following the approval by the Linx Shareholders and the TOTVS shareholders of the Merger and the Merger Protocol, we will apply to list on the NYSE the TOTVS ADSs to be issued in connection with the Merger, effective as of the Closing Date. There can be no assurance that the NYSE will accept the listing of the TOTVS ADSs, however.

Delisting and Deregistration of Linx Shares and ADSs

After the Merger is completed, the Linx Shares will be delisted from the B3, the Linx ADSs will be delisted from the NYSE and Linx will be deregistered under the Exchange Act and with the CVM.

Withdrawal Rights in the Merger

Holders of Linx Shares who vote to approve the Merger Proposal will not have withdrawal rights under the Brazilian Corporation Law. Holders of Linx Shares who vote against the approval of the Merger Proposal, or who do not vote on the approval of the Merger, will have withdrawal rights under the Brazilian Corporation Law. Holders of Linx ADSs will not be able to exercise withdrawal rights, even if they give instructions to the Linx Depositary (as defined herein) to vote against the Merger Proposal. Holders of Linx ADSs who wish to assert withdrawal rights will need to become shareholders of Linx in Brazil, in accordance with the procedures for withdrawing Linx Shares under the Linx Deposit Agreement, prior to Linx Special Meeting, and take all requisite actions to assert withdrawal rights as Linx Shareholders in Brazil within the time period set forth above. Other than the withdrawal rights described herein, and subject to the conditions described herein, holders of Linx Securities do not have appraisal or dissenters’ rights under Brazilian law.

Withdrawal rights must be exercised within 30 days of the publication by Linx of the minutes of Linx’s extraordinary general shareholders meeting at which the Merger Proposal is approved. If any holders of Linx Shares exercise this right, they will receive from Linx a cash amount for their Linx Shares equal to R$9.97 per share, calculated in accordance with the Brazilian Corporation Law, based on the book value per share of Linx’s shareholders’ equity as set forth in Linx’s balance sheet as of December 31, 2019, without prejudice to the right of such holders to request the preparation of a special balance sheet. Holders of Linx Shares that exercise their withdrawal rights will receive the cash amount on the Closing Date.

Under the Brazilian Corporation Law, if any of Linx’s management bodies believes that the total value of the withdrawal rights exercised by the holders of Linx Shares may place at risk the financial stability of Linx, the Linx board of directors within ten days after the end of the withdrawal rights exercise period may convene a Linx shareholders meeting to reconsider the Merger. If the Linx shareholders elect to reconsider the Merger, the Merger will not be consummated and the payment relating to the exercise of withdrawal rights will not become due. Payment relating to the exercise of the withdrawal rights will not be due if the Merger is not completed.

Certain Information on the Ownership and Management of TOTVS and Linx Following the Merger

Ownership of TOTVS Following the Merger

Ownership of TOTVS Prior to and After the Merger

The following table summarizes the shareholder participation in TOTVS prior to the Merger as of June 30, 2020, and once the Merger is complete:

Shareholders	Prior to the Merger Common Shares	% of Total	New Shares	Total Shares once the Merger is Complete	% of Total	% Ex- Treasury Shares
LC EH Participações e Empreendimentos S.A.	80,282,970	13.89	—	80,282,970	10.60	10.74
Constellation Investimentos e Participações	30,090,381	5.21	—	30,090,381	3.97	4.03
Itaú Unibanco S.A.	29,496,270	5.10	—	29,496,270	3.89	3.95
GIC Private Limited	29,262,196	5.06	—	29,262,196	3.86	3.92
Laércio José de Lucena Cosentino	6,376,005	1.10	—	6,376,005	0.84	0.85
CSHG Senta Pua Fia	144,000	0.02	—	144,000	0.02	0.02
Others	392,103,081	67.86		392,103,081	51.77	52.48
Treasury shares	10,158,278	1.76		10,158,278	1.34	—
Linx Shareholders	—	—	179,428,737	179,428,737	23.69	24.01
Total	577,913,181	100,00	179,428,737	757,341,918	100,00	100,00

The TOTVS Shares issued pursuant to the Merger shall have the same voting rights and rights to dividends as those TOTVS Shares currently in circulation.

Ownership of Linx Following the Merger

Ownership of Linx Prior to the Merger

The following table summarizes the shareholder participation in Linx prior to the Merger as of June 30, 2020:

Shareholder	Number of Common Shares	Total Capital (%)
Linx Founding Shareholders(1)	26,988,764	14.25%
GIC Private Limited	18,900,432	9.98%
Genesis Asset Managers	10,124,454	5.35%
MFS	9,805,963	5.18%
Treasury shares	14,125,991	7.46%
Others	109,463,356	57.78%
Total	189,408,960	100%

____________

(1)	Linx Founding Shareholders mean Nércio José Monteiro Fernandes, Alberto Menache and Alon Dayan

Ownership of Linx After the Merger

After the Merger, TOTVS will hold 100.0% of the Linx Shares and Linx will become a wholly owned subsidiary of TOTVS. TOTVS intends to merge Linx into TOTVS as soon as practicable after completion of the Merger, subject to receipt of the requisite antitrust approval in Brazil and completion of required customary procedures for such a transaction, after which Linx would cease to exist and all of Linx’s rights and obligations would be succeeded by TOTVS, pursuant to Brazilian law.

Merger Exchange Ratios and Exchange of Shares Pursuant to the Merger

Pursuant to the terms of the Merger, the Merger exchange ratios (the “Exchange Ratio”) are as follows:

•	Share exchange ratio: a holder of Linx Shares will receive one TOTVS Share for each Linx Share.
•	ADS exchange ratio: a holder of Linx ADSs will receive one TOTVS ADS (representing one TOTVS Share) for each Linx ADS.

Management of TOTVS Following the Merger

Immediately following the merger, we do not intend to implement any material changes to the management of TOTVS.

Management of Linx Following the Merger

Currently no decisions have been made to implement any changes to the management of Linx following the completion of the Merger.

Accounting Treatment of the Merger

Under IFRS, the acquisition of the Linx Shares will be accounted for through the application of the acquisition method of accounting for business combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities and any noncontrolling interest based on their estimated fair values as of the acquisition date.

Shareholder Approvals Required for the Merger

Approval by the Holders of Linx Shares

The Merger requires the approval of Linx’s shareholders representing at least 50% of Linx’s issued and outstanding voting capital at an extraordinary general shareholders meeting duly called under Brazilian law. The Linx Special Meeting is scheduled for        , 2020. See “The Linx Special Meeting”.

Approval by the Holders of TOTVS Shares

The Merger also requires the approval of TOTVS’s shareholders. The TOTVS Special Meeting is scheduled to be held at on        , 2020, at        , local time, at TOTVS’s head office in São Paulo, State of São Paulo, Brazil. The approval of the Merger requires the affirmative vote of a majority of the votes cast at a TOTVS extraordinary general shareholders meeting. At the TOTVS Special Meeting, our shareholders will be asked to consider and vote upon the following proposals:

•	the approval of the capital increase of Merger Vehicle, in an amount equal to the redemption amount of the Merger Vehicle Redeemable Preferred Shares, which will be the total amount of the cash consideration;
•	the approval of the Merger Protocol;
•	the approval of the valuation report of Merger Vehicle;
•	the approval of the merger of Merger Vehicle into TOTVS, as contemplated by the Merger Protocol;
•	the authorization for the subscription, by Merger Vehicle’s executive officers on behalf of Merger Vehicle’s shareholders, of new shares to be issued by TOTVS; and
•	the amendment to TOTVS’s bylaws to reflect the increase of the share capital corresponding to the issuance of the new shares.

Antitrust Approval Required for the Merger

TOTVS is required to submit the Merger for consideration to CADE. The implications of any possible restrictions required by CADE or negotiated by TOTVS with CADE will depend on the aggregate size of the assets affected by the restrictions. More information can be found in “Regulatory Matters”.

Under Brazilian law, there are no further conditions for the completion of the Merger other than approval by holders of Linx Shares and TOTVS Shares, which will be solicited at Linx’s and TOTVS’s respective extraordinary general shareholders meetings. While the approval by the NYSE of the listing of the TOTVS ADSs to be delivered in connection with the Merger, for which we will apply, must be obtained for the TOTVS ADSs to be traded by their holders on the NYSE, this approval is not a condition to the completion of the Merger.

Voting by Directors and Executive Officers

As of the date of this prospectus, the Linx directors and executive officers have the right to vote approximately             Linx Shares, representing       % of the Linx Shares then outstanding and entitled to vote. None of the directors or executive officers of Linx has entered into any agreements obligating them to vote in favor of the Merger Proposal.

Past Contracts, Transactions, Negotiations and Agreements

There have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are presented in this prospectus between TOTVS or its affiliates and Linx or its affiliates, other than those described in the section entitled “The Merger”.

Restrictions on Resales of TOTVS Shares Received in the Merger

TOTVS Shares received by holders of Linx Shares in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for TOTVS Shares issued to any holder of Linx Shares who may be deemed to be an “affiliate” of TOTVS for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with TOTVS and may include TOTVS’s executive officers, directors and significant shareholders. This prospectus does not cover any resales of TOTVS Shares received by any person upon completion of the Merger, and no person is authorized to make use of this prospectus in connection with any such resale.

Dividend Information

The following table shows the amount of dividends and interest on shareholders’ equity declared by each of TOTVS and Linx on common shares for the years 2015 to 2019. Interest on shareholders’ equity is a form of distribution on shares that is deductible for Brazilian taxpayers and included in the calculation of minimum mandatory dividends. The dividend amounts set forth below for each year were paid in the immediately following year. The table sets forth amounts in reais per common share, and amounts in U.S. dollars per ADS translated from reais into U.S. dollars at the prevailing rate on each of the respective dates of those payments.

	TOTVS	LINX
	Common Shares in reais	Common Shares in reais	ADSs in US$
2019	0.550110	0.111396	0.09668100
2018	0.279979	0.251919	—
2017	0.341408	0.243725	—
2016	0.560746	0.217378	—
2015	0.777626	0.2277421	—
____________

(1)	The dividend information considers Linx’s share split in June 2016.

Expenses

TOTVS and Merger Vehicle, as the case may be, will bear all costs related to the valuation reports prepared for TOTVS (if any) or Merger Vehicle in connection with the Merger. TOTVS will also pay all fees and expenses related to the antitrust approval in Brazil. The other costs and expenses incurred with the Merger will be borne by the parties incurring them.

The following is an itemized statement of the expenses incurred or estimated to be incurred by TOTVS in connection with the Merger:

Type of Fee	Amounts in US$ thousands
Legal fees
Accounting fees and fees for presentations and valuation reports
Printing costs
ADS depositary fees and expenses
Other
Total

COMPARATIVE PER SHARE MARKET DATA

The following table presents the closing price per each (i) TOTVS Share on the B3, (ii) Linx Share on the B3 and (iii) Linx ADS on the NYSE, on August 13, 2020, the last practicable trading day prior to the Merger Proposal Date, and on ,2020, the last practicable trading day prior to the mailing of this prospectus. This table also shows the implied value of the Merger Consideration payable for each Linx Share on the relevant date. The implied value of the Merger Consideration is calculated based on the Cash installment per share, that is R$ 6.20, plus the closing price in reais of TOTVS Shares on the B3 on the indicated dates.

Date	TOTVS Share Closing Price (B3)	Linx Share Closing Price (B3)	Linx ADS Closing Price (NYSE)	Implied per share value of Merger Consideration(2)
	in reais	in reais	in US$	in US$(1)	in reais
August 13, 2020	27.89	31.98	5.92	6.23	34.09
, 2020

_________________

(1)	Solely for the convenience of the reader, Brazilian real amounts have been translated into U.S. dollars at the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank of Brazil. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.
(2)	The implied value does not consider the adjustment by the CDI.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

This summary describes material U.S. federal income tax considerations relating to the exchange of Linx Shares and Linx ADSs, which we refer to as the Linx Securities, pursuant to the Merger and to the ownership and disposition of TOTVS Shares and TOTVS ADSs, which we refer to as the TOTVS Securities, for a U.S. holder (as defined below). This summary is based on the Internal Revenue Code of 1986 (the “Code”), as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. No ruling will be sought from the United States Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the exchange of Linx Securities pursuant to the Merger or the acquisition, ownership and disposition of TOTVS Securities and there can be no assurance that the IRS will agree with the conclusions below. The summary assumes that each of Linx and TOTVS is not, has not at any time been and will not be after the Merger a “controlled foreign corporation”, as defined in Section 957(a) of the Code. In addition, this summary assumes the deposit agreements governing the TOTVS ADSs, and all other related agreements, will be performed in accordance with their terms. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation; U.S. holders are urged to consult their own tax advisors regarding such matters.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a U.S. holder in connection with the Merger or the ownership and disposition of TOTVS Securities. In particular, this summary is directed only to U.S. holders that hold Linx Securities and TOTVS Securities as capital assets and does not address tax consequences to U.S. holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax exempt entities, individual retirement or other tax-deferred accounts, regulated investment companies, real estate investment trusts, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of the TOTVS Securities at any time or 5% or more of the Linx Securities prior to the Merger, in each case by vote or value, persons holding Linx Securities or TOTVS Securities as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle, U.S. holders of Linx Securities that actually or constructively own TOTVS Securities prior to the Merger, persons whose functional currency is not the U.S. dollar, U.S. expatriates, U.S. holders that exercise withdrawal rights in connection with the Merger, and persons that acquired Linx Securities or TOTVS Securities in a compensation transaction. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders, or alternative minimum tax consequences of acquiring, holding or disposing of Linx Securities or TOTVS Securities.

As used below, a “U.S. holder” is a beneficial owner of Linx Securities or TOTVS Securities that is, for U.S. federal income tax purposes, a citizen or individual resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such securities.

You should consult your own tax advisors about the consequences of the disposition of Linx Securities pursuant to the Merger as well as the acquisition, ownership, and disposition of the TOTVS Securities, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

Nature of TOTVS ADSs for U.S. Federal Income Tax Purposes

In general, a holder of TOTVS ADSs will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying shares that are represented by those ADSs.

Merger

The exchange of Linx Securities for TOTVS Securities and cash pursuant to the Merger may be treated as a taxable transaction under current law.

The Merger, once approved, will consist of a series of steps pursuant to the Merger Protocol. First, the shares of Linx will be contributed into Merger Vehicle, a wholly owned subsidiary of TOTVS, which will issue common shares and redeemable preferred shares of capital stock in exchange therefor. As a result of such merger of shares, Linx will become a wholly owned subsidiary of Merger Vehicle. Immediately following the merger of shares of Linx by Merger Vehicle, (i) all of Merger Vehicle’s preferred shares will be redeemed for cash and (ii) Merger Vehicle’s common shares will be exchanged for TOTVS Shares pursuant to a merger (incorporação) of Merger Vehicle into TOTVS. All of the foregoing steps will occur substantially simultaneously and will be conditioned on the effectiveness of each of the other steps. Accordingly, on the Closing Date, holders of Linx Shares and Linx ADSs will receive TOTVS Shares and TOTVS ADSs, respectively, along with cash consideration. Such steps are referred to below as the “Closing Date Steps”.

TOTVS also intends to merge Linx into TOTVS as soon as practicable after the Merger, subject to receipt of requisite antitrust approval in Brazil and consents and completion of required procedures customary for such a transaction. However, it is uncertain when or whether any of these approvals and consents will be obtained or when such procedures will be concluded, and, as a result, the eventual merger of Linx into TOTVS, while intended, is uncertain. This additional merger combined with the Closing Date Steps is referred to below as the “Complete Intended Steps”.

If the relevant transaction for U.S. federal income tax purposes is comprised of the Complete Intended Steps, properly considered as an integrated plan, the Merger would likely be considered, in substance, a merger of Linx with and into TOTVS in which more than 40% of the integrated consideration consists of TOTVS stock. In that event, we believe the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code.

If, however, the relevant transaction for U.S. federal income tax purposes is comprised of the Closing Date Steps, properly considered as an integrated plan, the Merger would likely be considered as an acquisition by TOTVS of all of the stock of Linx in exchange for consideration that includes cash. Unless the beneficial owners of Linx stock also beneficially own 80% of more of the TOTVS stock immediately after the Merger (which we will be unable to determine given public trading), we believe the Merger should not constitute a reorganization within the meaning of Section 368(a) of the Code or a tax-deferred exchange pursuant to Section 351 of the Code and should be treated as a taxable transaction.

Current applicable legal authority conflicts as to whether any steps that are part of the intended “end result” should be integrated for this purpose or only those mutually interdependent steps or those as to which there are legally binding commitments to complete the steps (i.e., the Closing Date Steps) should be integrated. Accordingly, we are unable to conclude whether the Merger will or will not constitute a reorganization within the meaning of Section 368(a) of the Code. You should consult your own tax advisor as to whether the Merger will or will not constitute a reorganization within the meaning of Section 368(a) of the Code.

Treatment if Taxable

If the exchange of Linx Securities for TOTVS Securities and cash pursuant to the Merger constitutes a taxable transaction for U.S. federal income tax purposes, each U.S. holder of Linx Securities will recognize gain or loss equal to the difference between (i) the sum of the cash consideration and the fair market value of the TOTVS Securities received therefor, pursuant to the Merger and (ii) the U.S. holder’s adjusted tax basis in its Linx Securities disposed of pursuant to the Merger.

Provided that Linx is not a passive foreign investment company (as defined in “—Passive Foreign Investment Company Status”, below), gain or loss will generally be treated as capital gain or loss, which will be long term capital gain or loss if the U.S. holder’s holding period with respect to its Linx Securities is more than one year at the time of the Merger. Long term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. A U.S. holder’s tax basis in the TOTVS Securities received pursuant to the Merger will equal the fair market value of such TOTVS Securities on the date of receipt, and a U.S. holder’s holding period for such TOTVS Securities will commence on the day after the date of receipt.

Gain, if any, realized by a U.S. holder on the exchange generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the exchange, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian taxes. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their participation in the Merger.

In the case of a U.S. holder who exchanges Linx Securities pursuant to the Merger, the cash component of the amount realized generally will be the U.S. dollar value of the reais received at the spot rate on the date of the exchange (or, if the Linx Securities are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the exchange and the settlement date. A U.S. holder will have a tax basis in the reais received equal to the U.S. dollar value of the reais received at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other (including, in the case of Linx ADSs, a conversion by the depositary) of the reais received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. A U.S. holder should consult its own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to reais received in exchange for Linx Shares.

Treatment if a Reorganization under Section 368(a)

If the exchange of Linx Securities for TOTVS Securities and cash qualifies as part of a reorganization under Section 368(a) of the Code, then subject to the discussion below relating to the possible application of the PFIC rules, the following consequences for a U.S. holder of Linx Securities will result:

No gain or loss will be recognized upon the receipt of TOTVS Securities and any cash in the exchange, except that any gain realized (determined as discussed in the section above) will be taxable to the extent of the amount of any cash received in the exchange. The aggregate tax basis of the TOTVS Securities received by a U.S. holder of Linx Securities will equal the aggregate tax basis of the Linx Securities such holder surrendered in the exchange, reduced by the amount of any cash received in the exchange and increased by the amount of any gain recognized in the exchange; and the holding period of the TOTVS Securities received in the exchange will include the U.S. holder’s holding period in the Linx Securities surrendered in such exchange.

Notwithstanding the foregoing, if Linx has been a PFIC at any time since its formation, under proposed Treasury regulations, the integrated acquisition will constitute a fully taxable transaction for U.S. federal income tax purposes (with the consequences described below) with respect to U.S. holders of Linx Securities, if any, who owned Linx Securities while Linx was a PFIC, unless either a “qualified electing fund” election was made by such U.S. holder for the first year of such holder’s holding period that Linx was a PFIC or TOTVS also constitutes a PFIC at the time of the integrated acquisition. No assurances can be provided regarding whether Linx currently is or has ever been a PFIC, however.

Ownership and Disposition of TOTVS Securities

Taxation of Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Status”, the gross amount of any distribution of cash or property with respect to TOTVS Securities that is paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend, in the case of TOTVS Shares, or the date the depositary receives the dividends, in the case of TOTVS ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

If you are a U.S. holder, dividends paid in a currency other than U.S. dollars generally will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you receive the dividends, in the case of TOTVS Shares, or the date the depositary receives the dividends, in the case of TOTVS ADSs. U.S. holders should consult their own tax advisers regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received that is converted into U.S. dollars after it is received.

Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by an individual with respect to the TOTVS Securities will be subject to taxation at a preferential rate if the dividends are “qualified dividends”. Dividends paid on the TOTVS Securities will be treated as qualified dividends if:

•	the TOTVS Securities are readily tradable on an established securities market in the United States; and
•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

TOTVS will apply to list the TOTVS ADSs on the NYSE, effective as of the Closing Date, and the TOTVS ADSs should qualify as readily tradable on an established securities market in the United States so long as they are so listed and remain so listed. As described in more detail under “—Passive Foreign Investment Company Status”, below, based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our prior taxable year and will not be a PFIC in our current taxable year or in the foreseeable future. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Because the TOTVS Shares are not themselves listed on a U.S. exchange, dividends received with respect to TOTVS Shares may not be treated as qualified dividends. U.S. holders should consult their own tax advisors regarding the potential availability of the reduced dividend tax rate in respect of TOTVS Shares.

Dividend distributions with respect to TOTVS Securities generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. holder’s U.S. foreign tax credit limitation. Subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury Regulations, a U.S. holder may be able to claim a foreign tax credit against its U.S. federal income tax liability in respect of any Brazilian income taxes withheld at the appropriate rate applicable to the U.S. holder from a dividend paid to such U.S. holder. Alternatively, the U.S. holder may deduct such Brazilian income taxes from its U.S. federal taxable income, provided that the U.S. holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. holder’s particular circumstances.

Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

U.S. holders that receive distributions of additional TOTVS ADSs or TOTVS Shares or rights to subscribe for TOTVS ADSs or TOTVS Shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. holder has the right to receive cash or property, in which case the U.S. holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of TOTVS Securities

Subject to the discussion below under “—Passive Foreign Investment Company Status”, if a U.S. holder realizes gain or loss on the sale, exchange or other disposition of TOTVS Securities, that gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the TOTVS Securities have been held for more than one year. Long-term capital gain realized by a U.S. holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. holder on the sale or other disposition of TOTVS Securities generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of the TOTVS Securities, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian taxes. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the TOTVS Securities.

If a U.S. holder sells or otherwise disposes of TOTVS Securities in exchange for currency other than U.S. dollars, the amount realized generally will be the U.S. dollar value of the currency received at the spot rate on the date of sale or other disposition (or, if the TOTVS Securities are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. A U.S. holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the non-U.S. currency received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. A U.S. holder should consult its own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the TOTVS Securities.

Passive Foreign Investment Company Status

Special U.S. tax rules apply to companies that are considered to be PFICs. TOTVS will be classified as a PFIC in a particular taxable year if either:

•	75 percent or more of our gross income for the taxable year is passive income; or
•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50 percent.

We believe, and the following discussion assumes, that we were not a PFIC for our taxable year ending December 31, 2019 and that, based on the present composition of our income and assets and the manner in which we conduct our business, we will not be a PFIC in our current taxable year or in the foreseeable future.

Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition of our gross income and the relative quarterly average value of our assets. If we were a PFIC for any taxable year in which you hold TOTVS Shares or TOTVS ADSs, you generally would be subject to additional taxes on certain distributions and any gain realized from the sale or other taxable disposition of the TOTVS Shares or TOTVS ADSs regardless of whether we continued to be a PFIC in any subsequent year, unless you elect to mark your TOTVS Shares or TOTVS ADSs to market for tax purposes on an annual basis. You are encouraged to consult your own tax advisor as to our status as a PFIC and the tax consequences to you of such status.

Foreign Financial Asset Reporting

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50.0 million are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5.0 million extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. holders who fail to report the required information could be subject to substantial penalties. Holders are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the Linx Securities or the TOTVS Securities to a U.S. holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

A holder that is a foreign corporation or a non-resident alien individual may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Material Brazilian Tax Considerations

General

The following discussion summarizes the principal Brazilian tax consequences of the transactions described in this prospectus to a holder of shares or ADSs not deemed to be domiciled in Brazil for Brazilian tax purposes, referred to herein as a “Non-Brazilian Holder”. There is currently no treaty in place for the avoidance of double taxation between Brazil and the United States.

This discussion does not address all possible Brazilian tax consequences relating to the Merger and does not address all the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. This material does not purport to be a comprehensive description of all the tax considerations that may be relevant for analysis of particular cases. It is based on Brazilian tax legislation as in effect on the date of this filing, which is subject to change and to differing interpretations, and which may result in different tax consequences than those described below. Investors are advised to consult their own tax advisors with respect to the tax treatment applicable to their particular investment circumstances.

Taxation on Gains – the Merger

Brazilian Law No. 10,833/03 provides that gains on the disposition of assets located in Brazil by a Non-Brazilian Holder, regardless of whether the sale or the disposition is carried out in Brazil or abroad and/or whether it is carried out with an individual or entity resident or domiciled in Brazil, or not are subject to withholding income tax on capital gains in Brazil. Linx Shares are expected to be treated as assets located in Brazil for purposes of the law, and, as a result, gains on the disposition of Linx Shares as a result of the Merger are expected to be subject to Brazilian income tax at rates of up to 25% (see further details below on the section entitled “—Taxation on Gains - Future Disposals of TOTVS Shares and TOTVS ADSs received in the Merger”).

There is no clear rule regarding how a disposition of ADSs as a result of the Merger will be treated under Brazilian tax law, including under Brazilian Law No. 10,833/03. Although arguments exist to support the view that ADSs should not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, in which case the disposition of Linx ADSs would not be subject to Brazilian taxation, considering the general and unclear scope thereof and the lack of any definitive judicial court ruling in respect thereof, we are unable to provide any assurances that courts will agree that Linx ADSs are not assets located in Brazil for purposes of Law No. 10,833. If ADSs are considered assets located in Brazil, gains on disposition of Linx ADSs by a Non-Brazilian Holder may be subject to income tax in Brazil according to the tax rules applicable to Linx Shares, as explained above.

Taxation on Gains - Future Disposals of TOTVS Shares and TOTVS ADSs received in the Merger

Disposal of TOTVS Shares

This material does not purport to be a comprehensive description of all the tax considerations that may be relevant for the analysis of particular cases. It is based on Brazilian tax legislation as currently in effect, which are subject to change and to differing interpretations, which may result in different tax consequences than those described below. Investors are advised to consult their own tax advisors with respect to the tax treatment applicable to their particular investment circumstances.

Gains realized on disposition of common shares are subject to income tax in Brazil regardless of whether the sale or the disposition is made by a Non-Brazilian Holder to a resident or person domiciled in Brazil, in accordance with the rules described below.

Under Brazilian law, income tax on such gains can vary depending on the domicile of the Non-Brazilian Holder, the type of registration of the investment by the Non-Brazilian Holder with the Central Bank of Brazil and how the disposition is carried out, as described below.

Gains earned in a sale or disposition of common shares carried out on a Brazilian stock exchange (including transactions carried out on organized over-the-counter markets) are:

•	exempt from income tax when assessed on a Non-Brazilian Holder that (1) has registered its investment in Brazil with the Central Bank of Brazil under the rules of CMN Resolution No. 4,373/2014 (or “4,373 Holder), and (2) is not a resident of or domiciled in a Favorable Tax Jurisdiction; or

•	in all other cases, including gains realized by a Non-Brazilian Holder that is not a 4,373 Holder and/or is a resident of or domiciled in a Favorable Tax Jurisdiction, subject to income tax at a rate of up to 25%. In such cases, a withholding income tax at a rate of 0.005% of the sale value will be applied and can later be offset with the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied on day trade transactions, which are subject to a rate of 1%.

Gains assessed on disposition of common shares not carried out on a Brazilian stock exchange are subject to income tax at a rate of up to 25%. In case such gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005%

shall also be applicable and can be offset with the eventual income tax due on the capital gain. This 0.005% income tax withholding is not levied in day trade transactions

In the case of redemption of securities or capital reduction by a Brazilian corporation, such as ourselves, the difference between the amount effectively received by the Non-Brazilian Holder and the corresponding acquisition basis cost is treated, for tax purposes, if positive, as a capital gain derived from disposition of common shares not carried out on a Brazilian stock exchange. It is therefore subject to the same tax treatment above described.

The exercise of preemptive rights relating to common shares will not be subject to Brazilian taxation. Any gains realized by a Non-Brazilian Holder on the sale or disposition or assignment of preemptive rights relating to common shares will be subject to Brazilian income tax according to the same rules applicable to the sale or disposition of common shares (see above). Tax authorities may attempt to tax such gains even when sale or assignment of such rights takes place outside Brazil, based on the provisions of Law No. 10,833/03

There is no assurance that the current preferential treatment for holders of ADSs and Non-Brazilian Holders of common shares under CMN Resolution No. 4,373/2014 will not be changed in the future. Reductions in the rate of tax provided for by Brazil’s tax treaties usually do not apply to the tax on gains realized on sales or exchange of common shares, except in relation to the tax treaty signed between Brazil and Japan, Article 12 (3) of which attributes exclusive taxing rights over capital gains to the state of residence.

Sale of TOTVS ADSs by Non-Brazilian Holders

Gains realized outside Brazil by a Non-Brazilian Holder on the disposition of ADSs should not be subject to Brazilian tax. As mentioned above, pursuant to Law No. 10,833/2003, the disposition of assets located in Brazil by a Non-Brazilian Holder, whether to another Non-Brazilian Holder or to Brazilian holders, may be subject to taxation in Brazil. Although ADSs should not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, based on the fact that the ADSs are issued and registered abroad, considering the general and unclear scope of Law No. 10,833 and the lack of any court ruling in respect thereto, we are unable to predict whether such understanding would ultimately prevail in Brazilian courts.

In the event that the ADSs are considered assets located in Brazil, gains on disposition of ADSs by a Non-Brazilian Holder to a Brazilian resident or non-Brazilian resident may be subject to income tax in Brazil according to the rules described above for common shares, as applicable.

Exchange of TOTVS ADSs for common shares

The withdrawal of ADSs in exchange for the underlying common shares is not subject to Brazilian income tax, as far as the regulatory rules in respect to the registration of the investment before the Brazilian Central Bank are duly observed.

Upon receipt of the underlying common shares in exchange for ADSs, Non-Brazilian Holders may also elect to register with the Central Bank of Brazil the U.S. dollar amount of such preferred shares or common shares as a foreign portfolio investment under Resolution No. 4,373/2014 or as a foreign direct investment under Law No. 4,131/1962.

Deposit of common shares for TOTVS ADS

With respect to the deposit of common shares in exchange for ADSs, the difference between the acquisition cost of the common shares and the market price of the common shares may be subject to Brazilian income tax at rates of up to 25%. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a Non-Brazilian Holder that is a 4,373 Holder and is not a resident in a Favorable Tax Jurisdiction.

Discussion of Favorable Tax Jurisdictions

Under Brazilian tax law, a favorable tax jurisdiction (“Favorable Tax Jurisdiction”) is defined as a country or location that (1) does not impose taxation on income, (2) imposes income tax at a maximum rate lower than 20%, or 17% in certain cases as detailed below or (3) imposes restrictions on the disclosure of shareholding composition, the ownership of the investment and or the identity of the beneficial owners of earnings that are attributed to non-resident. Please note that the statutory definition of a Favorable Tax Jurisdiction for the purpose of income taxation on gains should differ depending on whether or not the holder is a 4,373 Holder. In the case of a 4,373 Holder, the definition of Favorable Tax Jurisdiction should not comprise jurisdictions mentioned in item (3). However, the list of Favorable Tax Jurisdictions provided for in Normative Instruction No. 1,037/10 does not seem to differ the Favorable Tax Jurisdiction definition for the purposes of 4,373 Holders.

On June 23, 2008, and with effect as of January 1, 2009, Law No. 11,727/2008 created the concept of a “Privileged Tax Regime”, which encompasses the countries and jurisdictions that (1) does not tax income or taxes it at a maximum rate lower than 20% or 17%, in certain cases as detailed below; (2) grant tax advantages to a non-resident entity or individual (i) without the need to carry out a substantial economic activity in the country or a said territory or (ii) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (3) do not tax or taxes proceeds generated abroad at a maximum rate lower than 20% or 17%, in certain cases as detailed below; or (4) do not allow access to information related to shareholding composition, ownership of assets and rights or restricts disclosure about economic transactions carried out within its territory. Normative Ruling No. 1,037, as amended, for its turn, also provided a list of the Privileged Tax Regimes.

On November 28, 2014, the Brazilian Ministry of Treasury issued Ordinance 488, of 2014, narrowing the concept of Favorable Tax Jurisdictions and Privileged Tax Regimes to the countries, locations and tax regimes that impose income tax at a maximum rate lower than 17%, provided that the relevant jurisdiction is committed to adopt international standards on tax transparency. Under Brazilian Law, the aforementioned commitment is present if the relevant jurisdiction (1) has entered into (or concluded the negotiation of) an agreement or convention authorizing the exchange of information for tax purposes with Brazil and (2) is committed to the actions discussed in international forums on tax evasion in which Brazil has been participating, such as the Global Forum on Transparency and Exchange of Information. Nevertheless, until now, there has been no amendment to Normative Ruling No. 1,037 to reflect such threshold modification.

Although we believe that the best interpretation of the current tax legislation is that the above mentioned “privileged tax regime” concept should apply solely for purposes of Brazilian transfer pricing, thin capitalization/cross border interest deductibility rules, there is no assurance that Brazilian tax authorities will not attempt to apply the concept of Privileged Tax Regimes to other types of transactions. Notwithstanding, in December 2017, the Brazilian Federal Revenue Service (“RFB”) published Answer to Tax Ruling Cosit Ruling No. 575/2017, stating that only payments to countries deemed as Favorable Tax Jurisdiction by Normative Ruling No. 1,037 would be subject to withholding tax at a 25% rate. Nevertheless, we cannot assure you that subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a Privileged Tax Regime provided by Law No. 9,430, of December 27, 1996, altered by Law No. 11,727, will also apply to a Non-Brazilian Holder on payments of interest on shareholders’ equity. Prospective purchasers should consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037 and of any related Brazilian tax laws or regulations concerning Favorable Tax Jurisdictions and Privileged Tax Regimes.

Taxation of the Ownership of TOTVS Shares and TOTVS ADSs

Taxation of Dividends

As a result of the tax legislation adopted on December 26, 1995, dividends based on profits generated after January 1, 1996, including dividends paid in kind, which are payable by us in respect of common shares or ADSs, are exempt from withholding income tax. Dividends relating to profits generated prior to January 1,

1996 may be subject to Brazilian withholding income tax at varying rates, depending on the year the profits were generated.

Beginning in 2008, Brazilian accounting rules were significantly modified in order to align them with IFRS. After the issuance of new rules to this end, a transitory tax regime (regime tributário de transição), or RTT, was created in large part to ensure the neutrality of the new accounting rules in connection with the calculation and payment of corporate taxes on income. Thus, according to the RTT, solely for purposes of calculating their taxable profit, Brazilian companies had to use the accounting rules and criteria that existed until December 2007.

As a result of the application of the RTT, the accounting profit of a Brazilian company might be significantly higher (or lower) than its taxable profit. Although this specific matter has not been expressly regulated by law, the Brazilian tax authorities issued a normative instruction stating that the amount of dividends paid in excess of the profit of a company determined as per the accounting rules and criteria that existed until December 2007 should be subject to taxation.

On April 14, 2014, Law No. 12,973 was issued to, among other issues, terminate the transitory tax regime (RTT) and regulate how corporate taxable income should be assessed taking as a starting point the accounting profit calculated according to the new accounting rules introduced in 2008. Law No. 12,973 states that dividends related to all accounting profits generated between January 2008 and December 31, 2013 in excess of the established methods and criteria in force on December 31, 2007, are not subject to withholding tax, and does not integrate the calculation of income tax and social contribution on net profits. With respect to 2014, the law is unclear, but tax authorities state that dividends paid in excess of the profit of a company determined as per the accounting rules and criteria that existed until December 2007 should be subject to withholding income tax at the rate of 15.0%, or 25.0% if the Non-Brazilian Holder is a resident of or domiciled in a Favorable Tax Jurisdiction. As of 2015, in light of the termination of the RTT, there would be no difference between accounting and taxable profit, so that dividends generated since 2015 should be fully paid and not subject to any Brazilian withholding tax.

Interest Attributed to Shareholders’ Equity

Law No. 9,249, of December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on shareholders’ equity on top or as an alternative to making dividend distributions and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits as long as the limits described below are observed and the payment is approved at a general meeting of shareholders. These distributions may be paid in cash. For tax purposes, such interest are calculated by multiplying the Long Term Interest Rate (“TJLP”), as determined by the Brazilian Central Bank from time to time, by the sum of determined Brazilian company’s net equity accounts. The amount of the deduction may not exceed the greater of:

•       50% of net profits (after the deduction of the social contribution on net profits but before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) related to the period in respect of which the payment is made; or

•       50% of the sum of retained profits and profit reserves, as of the date of the beginning of the period in respect of which the payment is made.

Payments of interest on shareholders’ equity to a Non-Brazilian Holder are subject to withholding income tax at the rate of 15%, or 25% if the Non-Brazilian Holder is domiciled in a country or location that is considered to be a Favorable Tax Jurisdiction (as defined above).

Payments of interest on shareholders’ equity may be included, at their net value, as part of any mandatory dividend. To the extent payments of interest on shareholders’ equity are so included, the company is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

No assurance can be given that our Board of Directors will not recommend that future distributions of income should be made by means of interest on shareholders’ equity instead of dividends.

Distributions of interest on capital to Non-Brazilian Holders may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, to the extent that the investment is registered with the Central Bank.

Tax on foreign exchange transactions (“IOF/Exchange”)

Pursuant to Decree No. 6,306/2007, dated December 14, 2007, as amended, or Decree No. 6,306/2007, the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) and the conversion of foreign currency into Brazilian currency may be subject to the tax on foreign exchange transactions (the “IOF/Exchange Tax”). Currently, for most exchange transactions, the rate of IOF/Exchange Tax is 0.38%. However, foreign exchange transactions carried out for the inflow of funds into Brazil and the outflow of funds from Brazil in connection with investments in financial and capital markets carried out by a foreign investor, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market are currently subject to IOF/Exchange at a zero percent rate..

The Brazilian federal government may increase the rate of the IOF/Exchange Tax to a maximum of 25.0% of the amount of the foreign exchange transaction at any time, but such an increase would not apply retroactively.

Tax on transactions involving bonds and securities

The Brazilian tax on financial operations may also be imposed on any transactions involving bonds and securities, including those carried out on Brazilian futures and commodities stock exchanges (or “IOF/Bonds”). As a general rule, the rate of this tax for transactions involving common shares or ADSs is currently zero. The executive branch, also by a Presidential Decree, may increase the IOF rate by up to 1.5% per day, but only with respect to future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or ADSs by a Non-Brazilian Holder, except for gift and inheritance taxes, which are levied by some states of Brazil on gifts made or inheritances bestowed by a Non-Brazilian Holder to individuals or entities resident or domiciled within such states in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by a Non-Brazilian Holder of common shares or ADSs.

INFORMATION ABOUT THE COMPANIES

TOTVS

TOTVS is one of the leading companies in integrated ERP software in Brazil, according to the Software Market Share Enterprise Application 2020 study issued by Gartner in 2020, with a market share of approximately 50%. According to the same study, we have 30% of the ERP software market share in Latin America and are one of the three largest ERP software providers in the region. We have been operating for more than 36 years providing companies of all sizes with business solutions, management software, technological platforms and consulting services.

Our principal place of business is located at Avenida Braz Leme, 1000, São Paulo, State of São Paulo. Brazil, 02511-000, telephone: +55 11 2099-7773. TOTVS’s website address is: http://ri.TOTVS.com.br.

Linx

Linx is one of the leading cloud-based technology companies in Latin America and an important market company in Brazil in terms of revenue. Linx is focused on developing and providing affordable, easy-to-use, reliable and seamlessly integrated software solutions to retailers in Latin America, through their software-as-a-service, or SaaS, business model. With a comprehensive offering of solutions, Linx is an end-to-end service provider that offers business management tools, payment solutions, e-commerce and omni-channel applications through an integrated and ever-evolving platform to retailers of all sizes and capabilities.

As of the date hereof, Linx’s corporate headquarters are located at Avenida Doutora Ruth Cardoso, 7221, 7th floor, São Paulo, SP, CEP 05425-902. Its telephone number at this address is +55-11-2103-1575 and its website is www.linx.com.br.

Merger Vehicle

Merger Vehicle is a closely held corporation that is a wholly owned subsidiary of TOTVS. Merger Vehicle has no assets or operations as of the date hereof.

INFORMATION ABOUT TOTVS

Overview

We are one of the leading companies in integrated ERP software in Brazil, according to the Software Market Share Enterprise Application 2020 study issued by Gartner in 2020, with a market share of approximately 50%. According to the same study, we have 30% of the ERP software market share in Latin America and are one of the three largest ERP software providers in the region. We have been operating for more than 36 years providing companies of all sizes with business solutions, management software, technological platforms and consulting services.

We were the first company in the information technology, or IT, sector in Latin America to go public in 2006. Since our initial public offering in 2006, our net revenue has increased tenfold, through organic growth and strategic acquisitions. Our shares are traded on the Novo Mercado segment of the B3, under the ticker symbol “TOTS3”. Additionally, our stock was added to the main stock market index in Brazil, the Ibovespa index, early in 2020, making TOTVS the first technology company included in the Ibovespa index.

We have more than 40,000 clients and operate primarily in Brazil, but are present in 41 countries. In 2019, our net revenues were R$2.3 billion, and as of June 30, 2020 we had 6,971 employees. In Brazil, we have fifteen branches, 52 franchise territories and ten development centers. We have five branches abroad, in Argentina, Colombia, the United States, Mexico and Portugal, and two development centers abroad, in the United States and Mexico.

We seek to simplify our clients’ businesses by developing, selling and implementing technological tools and platforms based on specialized solutions for their core business. We operate in 12 industries: agribusiness, construction, distribution, education, financial services, hospitality, legal, logistics, manufacturing, health, services, and retail. In these industries, we offer ERP software, productivity and collaboration solutions, data and intelligence platforms, and value-added services, such as implementation and consulting services.

We develop applied technology based on platforms and generate of segmented solutions that are integrated into a distribution model based on proprietary units and franchises in Brazil and abroad, which allows agile and efficient client service and we believe distinguishes us from our competitors.

As part of our strategy to expand, add value to our clients, and leverage growth of our results, in 2019 we started implementing new strategic guidelines. These strategic guidelines include: (i) divestment of hardware operations, and focusing exclusively on software; (ii) creation of a team focused on technology for financial services; (iii) finding opportunities to develop business performance solutions for our clients; and (iv) reviewing our M&A strategy, including supporting and reshaping our M&A department. In order to implement our strategy, in May 2019 we completed a follow-on offering of common shares in the amount of R$1.067 billion in the Brazilian market. The proceeds of this offering were allocated to new investments to be made in the next 2 to 3 years. We have already committed approximately 60% of that amount in connection with the acquisitions of Supplier, Consinco, and Wealth Systems, which are aimed at expanding into new markets and strengthening our core business.

In 2020, we have worked to address the challenge of continuing to build an ecosystem of solutions that encompasses three dimensions: (i) management, comprising our portfolio of open, connected, and customizable solutions and platforms of ERP, HR, and Vertical solutions; (ii) Techfin, simplifying, expanding and reducing our clients’ cost of access to credit and other financial services; and (iii) business performance, building a portfolio that helps our clients and customers to sell more and better. Artificial intelligence, machine learning, and cloud are tools to enable such strategy of opening new markets and enhancing the value chain of our clients and customers.

Our Competitive Advantages

We believe our position in the Brazilian software industry is attributable to the following strengths:

Leadership position and brand. We are a Brazilian multinational company, one of the leading companies in ERP software in Brazil. In Latin America, we have a 30% share in the ERP market, according to a survey conducted by Gartner. We estimate the total combined revenue of our clients represented approximately R$1.6 trillion.

According to Interbrand, in 2019, we were the 25th most valuable brand in Brazil, the only technology brand present in this ranking. We believe our brand is a valuable asset to attract new clients and highly qualified and innovative IT professionals in the software industry. We were the only Brazilian IT company in “The 2018 Global Innovation 1000 study” ranking, annually published by Strategy&, a consultancy linked to PwC.

Our market position provides us with broad access to a number of industries and allows us to vertically offer a number of products to existing and new clients of all sizes, including cross-selling opportunities. We also believe that our strong reputation attracts qualified professionals, partners and clients, forming an open ecosystem that integrates and keeps up with the evolution of current demands, while anticipating future trends.

Distribution platform. Our clients use our products for their operations in all regions of Brazil and in 41 countries. Our extensive reach is the result of our strategy to expand through exclusive branches, channels and franchises, which we have followed since the 1990s. It allows us to be always close to our clients and understand their businesses better, and the particularities of the regions in which they operate.

We believe that our distribution platform distinguishes us, as we have a local and digital presence that enables us to service companies of all sizes.

In the large companies’ segment, we have a specialized division with professionals qualified in each industry, offering not only specialized service, but also support and consulting services.

In the small and medium-sized enterprise (“SME”) segment, we have five proprietary sales and distribution units and 52 franchise territories. We believe that the reach of our sales force provides us with unique knowledge of the needs of our clients, in addition to optimized commercial and implementation costs. Our franchisees are exclusive and paid not only based on sales, but also on Recurring software revenue, as defined below, which we believe motivates our franchisees to be highly aligned with our interests, especially in maintaining long-term relationships with our clients.

In the micro-companies’ segment, we operate under a system of multiple channels through partners, resellers and distributors, which allows us to reach all regions and business centers in Brazil.

Finally, our TOTVS store provides a digital channel to interact with our clients, especially regarding cloud applications.

Broad, diversified and flexible portfolio. Our portfolio comprises a complete horizontal range of products, including ERP, human resources, specialized solutions for 12 business segments, and Innovation Platforms, including productivity and collaboration, data and artificial intelligence, technology for financial services, and business performance, including CRM and analytics. We believe that our solutions are broad, diversified and flexible, addressing and meeting the needs of all of our clients in our 12 business segments, agribusiness, construction, distribution, education, financial services, hospitality, legal, logistics, manufacturing, health, services, and retail.

We service companies of all sizes with cloud or on-premises solutions. Our solutions are scalable and modular and may be easily set up to include specific functionalities for different business segments and business sizes, with consistent integration.

Business model with a history of growth and profitability. Our main business model consists of the offer and development with continuous innovation of reliable and efficient ERP software to safely process corporate information, a tool of significant importance to our clients in the management of their businesses, in which we believe we have in-depth expertise.

Our business model is focused on our clients, broad portfolio of products, post-sales team comprised of specialists in promoting cross-selling and up-selling, and centralized implementation and maintenance teams. We provide to our clients increased simplicity and ease to engage and use our solutions through different commercial models, which adjust to each client according to its needs. This allows us to support the evolution of our clients, positioning us as a long-term partner and expanding our services and cross-sales throughout the life cycle of a client relationship.

This commercial flexibility allows us to grow together with our clients, supported by long-term relationships. In the last decade, we multiplied our gross revenue by approximately 2.10 times, with a renewal rate of approximately 98.3% as of December 31, 2019. We believe that these factors, combined with a relationship model on a recurring contract basis (monthly payment with annual automatic renewal), render our operations more predictable and profitable.

History of acquisitions. We believe we have a robust history and ability that allows us to identify potential acquisitions, negotiate acquisitions and integrate acquired companies, which, for more than 20 years, has generated value for us and created significant synergies.

Our acquisitions over the last years reinforced our main business and allowed us to enter new industries. Our executives have experience in the acquisition and integration of new companies, which leverages potential synergies, focused on increased cross-sales, decreased churn, increased offer of services and solutions, cost cuts, improvement in governance and expansion of sales under the TOTVS brand. The acquisitions of RM Sistemas S.A., or RM, and Datasul S.A., or Datasul, which had a transformational effect for us due to their size and timing of the acquisitions, are a significant example of our ability to integrate acquired businesses.

Qualified and experienced executive team and solid corporate governance. We believe the strong experience and deep knowledge of our management are competitive advantages in our dynamic market. Our management is currently composed of a young team, with an average of 18 years of professional experience in the technology sector, of which approximately nine years, on average, were dedicated exclusively to the Company. These highly skilled professionals play a central role in growing our business, creating a culture of operational excellence, transparency and efficiency, and high standards of governance and ethics.

Additionally, in 2019, we completed our senior management succession plan, with our founder joining our board of directors as Chairman. Our strategy and focus remain unchanged. We will keep following the same principles that have guided us since our very beginning: innovation, entrepreneurship and determination; relying on technology as the driver of competitiveness and productivity; and working daily to offer the best solutions and increasingly more digital experiences to our clients.

The experience and qualifications of our executives will be key to identifying opportunities for growth, execution of acquisitions, successful integration of acquired assets and the implementation of our strategy.

We are listed at the highest corporate governance level of B3, the Novo Mercado segment, and six out of the seven members of our board of directors are independent members. Furthermore, all members of our audit committee are independent, and our internal audit team reports directly to our audit committee.

Our Strategy

Strengthen our core business. Our growth strategy is based on strengthening our core business with a continuous focus on (i) offering solutions that are simply and quickly sold and implemented by an extensive digital distribution and business network and (ii) developing deep and long-lasting relationships, with a diversified client base.

Additionally, we completed our transition process to a business model based on software as a service, or SaaS, which enables users to connect and use cloud-based applications over the Internet, and cloud services, increasing our recurring revenue, with a loyal client base.

Considering that certain solutions present an estimated market penetration below 5% in our client base, such as CRM and Business Intelligence, we believe a significant growth opportunity exists by increasing the supply and penetration of our vertical solutions, with great potential for cross-selling with our existing and future clients.

Expand to new markets. Our expansion to new markets, including the Techfin and business performance markets, is based on our strength of already being present in almost all segments of the value chain of our clients, which allows us to offer new customized and flexible solutions that help our customers to sell more (business performance market) and to increase efficiency in the operating activities and financial activities (Techfin market) of our clients.

As part of this strategy, we created our Techfin division, whose main objective is to simplify, expand and reduce our clients’ cost of access to credit and other financial services, including through partnerships with financial institutions. Accordingly, we seek to add even more value to chains that are already serviced by our leading business management solutions in Brazil, offering credit solutions to different sectors, including education, health, human resources and industry.

To further our growth strategy, we entered into a partnership agreement with Rede, a technological platform that provides receivables management solutions, allowing us to approach new markets in the short term. We also understand that there are other opportunities, such as e-commerce solutions, which we can offer to our clients to eliminate middlemen within their value chain.

Improving our business strategy through strategic acquisitions. We believe that acquisitions are a powerful tool to implement our strategy of strengthening our core business and expanding to new markets. We constantly assess potential strategic acquisitions based on four main pillars:

•	reinforcing our core business through horizontal back office and/or human resources solutions;
•	intensifying our operations seeking the improvement of our business segments (vertical solutions);
•	acquiring target companies that add new agnostic and scalable products to our portfolio, increasing our cross-sales; and
•	creating new markets and increasing our potentially accessible market (Techfin and business performance markets).

We constantly update our pipeline of potential acquisition targets in view of the dynamism of the IT market. We assess targets based on our four pillars, availability of the asset for negotiations and estimated price consistent with market prices.

History

We started as a service office, known as SIGA – Sistemas Integrados de Gerência Automática Ltda., created in 1969 by Ernesto Mário Haberkorn. The office provided general computing services and developed a system that provided centralized corporate management, whose main purpose was to automate administrative processes. In 1983, with the emergence of microcomputers, we were incorporated as Microsiga Software S.A., by Ernesto Mário Haberkorn and Laércio Cosentino, our former CEO. Our purpose was to develop software for personal computers and, subsequently, we started to operate in the integrated corporate management software market, accessible to SME companies.

As of the 1990s, we took a number of strategic decisions to prepare for sustainable growth, including the creation of the environment required to take over leadership in the market that we would conquer by the end of the following decade.

The main decisions and events include:

•	in 1990, we opened our first franchise;
•	in 1997, we opened our first unit abroad, Microsiga Argentina;
•	in 2003, we acquired assets from Sipros, in Mexico, and opened Microsiga México;
•	in 2005, we acquired Logocenter S.A.; repurchased our equity interest; admitted BNDESPAR as our shareholder;
•	in 2006, we listed our shares on the Novo Mercado segment of B3, the highest corporate governance level; acquired RM; and established our corporate consulting activities;
•	in 2008, we absorbed Datasul;
•	in 2009, we changed our corporate purpose and included franchising activities, as approved by the extraordinary shareholders’ meeting held on April 16, 2009; and created the Full TOTVS franchises, comprising the TOTVS and Datasul franchises;
•	in 2013, we acquired PC Sistemas S.A., PRX Soluções em Gestão Agroindustrial Ltda., RMS Software S.A. and Seventeen Tecnologia da Informação em Informática Ltda.; and we acquired Neolog Consultoria e Sistemas S.A.;
•	in 2014, we acquired Virtual Age Soluções em Tecnologia Ltda.;
•	in 2015, we acquired Bematech and absorbed P2RX Soluções em Software S.A.;
•	in 2016, we sold 100% of our equity interest in TOTVS RO, a company focused on BPO services regarding human resources to Propay; we and TOTVS México acquired a minority interest in NCC;
•	in 2017, we launched an artificial intelligence platform (Carol) and launched iDEXO, an institute whose purpose is to connect startups, entrepreneurs and developers to create new business solutions; and
•	in 2018, we consolidated our succession plan and announced the engagement of Dennis Herszkowicz as our chief executive officer, replacing Laércio Cosentino, who was in turn elected chairman of our board of directors.
•	in 2019, we sold 100% of our equity in Bematech Hardware Ltda., a hardware operation business, and Ciashop S.A.

•	in 2020, we concluded the acquisition of 88.8% of the share capital of Supplier, a company focused on B2B credit between customers and suppliers and 100% of the shares of Consinco S.A and Wealth Systems.

Principal Business Activities

We offer a flexible, diversified and broad portfolio of business solutions encompassing ERP; vertical solutions (per client sector); innovation platforms, including productivity and collaboration, data and artificial intelligence, CRM analytics; , Techfin and Business Performance solutions; added value services, including implementation, consulting, business education and infrastructure services for companies of all sizes in 12 strategic segments, including: agribusiness, construction, distribution, education, financial services, hospitality, legal, logistics, manufacturing, health care, services and retail.

Description of Segments

Prior to 2019, we evaluated our operations based on two segments: software and hardware. In 2019, we sold our hardware operations according to our business strategy of focusing on the software segment.

On April 30, 2020, we completed the acquisition of Supplier Participações S.A., or Supplier Participações, a business to business company focused on the development of solutions for the relationship between customers and suppliers. As a result, we decided to present our financial information based on the following segments: Technology, and Credit Products – Supplier.

The Technology segment, formerly named by us as Software Segment, represents our software operation, which is divided into management software, ERP, HR and Vertical, Business Performance Solutions, and Techfin solutions.

The Credit Product – Supplier segment comprises of the Supplier Participações’ business including the operation of the Supplier Card, Antecipa and Mais Prazo solutions.

Business Model

Our business model is primarily focused on our clients. We believe in the power of technology to transform and its ability to increase the efficiency, productivity and competitiveness of companies, generating more wealth. This philosophy is fundamental and permeates all of our actions, including: (i) our research, development and innovation activities, which are focused on creating solutions that are compliant with the segments of our clients, seeking to add value to their businesses (business-to-business) and also taking into account the needs of end customers (business-to-consumer); (ii) our service and relationship structures, which comprise exclusive teams based on client profile and size; and (iii) the offer and commercialization of solutions that deliver simplicity and ease of engagement, allowing our clients to choose the model that is more convenient to them, including traditional software licensing or monthly subscription.

The relationship with our clients begins with their contact with our sales team. Our sales team seeks to understand our clients’ profile and environment to adequately map and identify their needs. These needs may be related to the automation of critical business processes, including, for example, accounting, finance, human resources, or the challenges of their core business, including the retention of students in a university, control of production of grains in an agribusiness, points of sale of a retail department store, and automation of manufacturing processes in a factory, reaching an architecture and specification for the most adequate solution. The next step is the implementation of the solution at our client’s site, through exclusive and accredited teams, providing lower costs to end customers. After the implementation of the solution, we offer complete maintenance and support services through a highly experienced and centralized team, available 24 hours a day, seven days a week. Finally, we also have post-sales teams that are locally distributed and are focused on the continuous needs of our clients. Our sales force is specialized and encouraged to offer the best cross-selling and upselling solutions to existing clients. The chart below shows a summary of the main steps within our relationship with customers.

We provide our clients with two options of software agreements, licensing and subscription.

According to our licensing agreements, our clients acquire the license rights to our software and, in most cases, also choose to enter into maintenance agreements, which entitle them to receive software updates, adjustments and functional and legal technological evolution.

According to our subscription agreements (software as a service), by paying a monthly fee, our clients acquire the right to use the software and receive software updates, adjustments and functional and legal technological evolution and may also choose to subscribe to our cloud service solutions.

Our clients may choose to subscribe to our services pursuant to our licensing agreements or subscription agreements through our business units or our franchisees. When our services are engaged through our franchisees, we bill our clients directly and pay a commission to our franchisees.

Consultancy, installation, technical support and customization services (tailor made software solutions to suit specific client demands) may be rendered by us directly to our clients or indirectly, through third parties (including franchisees and/or authorized distribution channels). In case such services are rendered by third parties, these third parties bill our clients directly.

Under our current business model, we obtain recurring and non-recurring software revenue. We present revenue net of taxes, returns, rebates and discounts, as applicable. We recognize revenue in an amount that reflects the consideration we expect in exchange for the goods or services we provide to clients.

Recurring software revenue (“Recurring Software Revenue”) comprises revenue from: (i) software subscription, in which clients make a low initial investment and have access to multiple solutions in multiple devices simultaneously, for an unlimited number of users; (ii) maintenance, including technical support and technological evolution; and (iii) recurring services, including cloud and recurring customer service.

Non-recurring software revenue comprises revenue from: (i) software licensing fees, in which case clients purchase the right of use based on a fixed number of users, pre-established in an agreement, or an unlimited number of users if the sale is based on the client’s revenue; and (ii) solution implementation and customization services, consulting services and business education.

Our goal is to broaden access to technology and ensure that an increasing number of companies benefits from technology and the digital era, becoming more competitive. Accordingly, we always ensure freedom of choice to allow our clients to decide the best option to meet their needs.

Management Portfolio

Our portfolio of software includes: (i) the ERP solution for back-office operations, comprising general processes such as marketing, human resources, contracts, administrative and finance processes, among others; (ii) software solutions specifically developed for our clients’ businesses, fully directed to face the challenges of the 12 industries in which we operate; and (iii) platforms, representing an evolution in management systems, including a more open architecture that may be integrated to other applications, and designed based on productivity, collaboration, management and relationship, in addition to robust intelligence and data analysis capabilities.

ERP Solutions

ERP is the basis of all operations of a business, allowing easy and reliable access to the data of a company in real time, anytime and anywhere, integrating and facilitating communications between departments, including the sales, finance, inventory and human resources departments, and enabling greater control and better management of a company’s processes. Based on the data collected by ERP software and its analysis, companies obtain in-depth diagnostics, which may contribute to more adequate decisions to increase efficiency and productivity, reduce costs, foster growth, increase profitability and competitiveness.

Our ERP software is in constant technological evolution to offer an increased number of functionalities and benefits to businesses, keeping up with market dynamics and fast market changes, ensuring compliance with corporate, tax and information security regulations.

TOTVS BackOffice

Our ERP BackOffice comprises essential and complementary management processes, integrating solutions based on specific needs in a productivity and collaboration platform. This includes the administrative and finance back office, in full compliance with applicable law, and the key modules for operation in any industry, including engineering, inventory and costs, planning and production control modules.

Brazilian tax law is one of the most extensive and complex in the world. Maintaining the strategic management of tax risks is even more difficult in light of regular changes to the tax law and a calendar full of different obligations and due dates across Brazil. Companies need to invest in professionals, software, data storage, consulting services, outsourcing, lawyers and legal expenses.

The procedures of Brazilian tax authorities becomes more robust each year to ensure compliance with tax rules. The entire history and operating process of taxpayers is carefully supervised by tax authorities. Based on electronic documents (NF-e, NFS-e, NFC-e, eSocial, EFD Reinf, etc.), monthly bookkeeping records (state tax payment forms, SINTEGRA, EFD ICMS IPI, EFD Contributions, Periodic e-Social Periódico and Não-Periódico, EFD Reinf, Bloco K, etc. ) and annual bookkeeping records (SPED Contábil, ECF, DIRF, RAIS, etc.), Brazilian tax authorities use their tax expertise to control tax information.

Tax obligations are part of the day-to-day routine of any company, regardless of its size and industry. Understanding the Brazilian tax scenario is an extremely complex and time-consuming task, requiring knowledge and constant updating.

TOTVS Human Resources

We have complete solutions for human resources processes, providing companies with a simple and agile human resources management and development tool, including: support to legal requirements and processes related to payroll, management of benefits, control of employees’ working hours, workforce planning, attraction and retention of talents, management of training, management based on merit, monitoring of results through indicators and action plans, and establishment of strategic targets.

Vertical Solutions

The IT sector has significantly high added value and the potential to decisively contribute to new development cycles in Brazil, positively affecting all production chains. Accordingly, we decided to focus on 12 industries of the economy, a strategy that allowed us to incorporate the best qualities in our portfolio, made our products more specialized and enabled the further integration of the production chain of our clients, such as the supply chain encompassing the agricultural industry, manufacturing and logistics segments.

We staff our teams with professionals specialized in each of the 12 industries where our clients operate. Accordingly, we offer solutions that are even more specific not only with our clients, but also with our clients’ clients. This means that, when we develop a tool for a university, for example, we seek to understand not only the professionals of this educational institution, but also its clients, i.e., students.

Integrated with back-office systems, the structuring of vertical software for each sector responds to the challenges of our client’s core business and aims at consolidating business solutions and processes per operating segment, optimizing the development, updating and innovation of solutions. Accordingly, we are able to offer solutions that meet a company’s basic needs, including those related to back office day-to-day operations, such as accounts payable, accounts receivable, tax and human resources activities, as well as needs related to a company’s core business, including control of students at a university, inventory control at a factory or the management of works in a building company.

Accordingly, we organize our portfolio of specialized business solutions based on 12 industries:

Agribusiness

We have specialized solutions for the agribusiness industry, encompassing the chain of value of the following segments: processing and origination of grains, production of crops and sugar-based energy. Our goal is to enable greater traceability of production, better financial and economic management, and total planning and control within processes that are peculiar to agribusiness, ranging from agricultural planning to harvesting and manufacturing, considering best management practices in precision agriculture and granular identification where the cost and operating income bottlenecks are found, which can contribute to achieve a better performance.

Manufacturing

This is one of the main industries where we operate. We offer solutions to eight large specialized groups: extractivism and processing; pulp and paper; chemistry and recycling; metal-mechanical and plastics; capital goods; durables; consumer goods; textiles and clothing. Our value proposal is to provide light manufacturing under the lean manufacturing principles, including continuous improvement, increased efficiency and productivity and reduced costs; a more automated manufacturing, through the synchronization of the supply chain and the incorporation of 4.0 industry concepts (an industrial standard that transforms the way machines communicate and use information to optimize the production processes, making them more economical, agile and autonomous); and an increasingly sustainable manufacturing, through the alignment of technological innovation and product development with environmental preservation.

Logistics

We offer specific solutions for the logistics industry that meet the challenges of several segments in the logistics chain, including freight companies, logistics operators, ports and customs, manufacturers, distributors and retailers. In this segment, our objective is to ensure balanced inventories, decreased order cycles, reduced operating costs, increased level of service and client satisfaction and loyalty, flow of accurate and reliable information to manage purchases, transportation management, tax and invoicing management, and timely deliveries with full visibility of logistics operations.

Retail

In the retail industry, we offer solutions to the following subsegments: vehicle dealership management, franchise networks, drugstores, supermarkets, fashion, food service and food, department stores, and hardware stores. Our solutions intend to offer comprehensive management tools for retailers, from automation of administrative processes to the completion of sales at the POS (checkout), including store management, credit management, mobility, e-commerce, inventory management, pricing, RFID, with secure information and integrated solutions. .

Distribution

In the distribution industry, we offer solutions that address different types of operations, including the distribution of primary raw materials to wholesalers that distribute different types of products, such as groceries, cold cuts, cosmetics, hygiene and cleaning products, construction materials, pharmaceutical products, chemical products and auto parts. Our solutions are based on the stages of the production chain to automate the purchase, receipt and storage of products, including sales, sorting, shipment, invoicing, loading, and the treasury, finance, tax and accounting operations of the Company.

Services

We offer specific solutions to the following segments: security, cleaning and equipment rental service providers, BPO, IT and telecommunications, passenger transportation. Our purpose is to enable clients to control their operations, optimizing the allocation of resources and, as a result, increasing their productivity, sustainably generating value to their clients by offering quality services to maintain their relationships and qualified labor to provide their services.

Construction

We offer specific solutions to the segments: developers and the real estate market. Our value proposal in this segment is to offer full data mobility and integration to manage worksites and enable the adequate planning of projects, with consistent budgets and accurate monitoring of the relevant agreements and supply of materials.

Education

We offer specific solutions to the following segments: basic, higher and continued education. Our goal is to enable education institutions to digitalize and optimize all their student management processes, including the management of enrollments, evaluations and payment default, ensuring a higher retention and satisfaction rate among students in relation to the education services provided by institutions.

Hospitality

We offer solutions especially developed based on processes that are characteristic of hotels, bed-and-breakfasts and resorts. Our objective is to ensure that managers have a full view and easy and quick access to the main operating and administrative processes that comprise the day-to-day activities of hotels, accessing, anytime and anywhere, check-in, check-out and governance activities and reservations. Our solutions also ensure that managers are able to view all the main managerial indicators of the hotel, including occupancy rate, average rates, revenue in real time and revenue per available room, among others, on a mobile basis.

Legal

We understand the chain of legal services and offer solutions to law firms and legal departments that provide more flexibility and speed, and continuous updating through scalable and specialized solutions that control operations, reduce costs, improve the relationship with clients and contribute to meet new demands. Our proposal for this segment is to provide the individuals responsible for legal departments with a full management of processes and administrative activities; accessible management and mobility for quality relationships with partner firms; and definitive management to support operations with a specialized back office, facilitating operations and scalability.

Health

We develop specific solutions for the health industry, servicing medical centers and practices, medical cooperatives, hospitals of all sizes and health care plan operators and self-management. We seek to offer improvements in medical performance, compliance and generation of sustainable financial results, supporting our clients’ businesses with reliable data and information that are interoperable to allow correct decisions, including processes related to authorization of procedures and collection, appropriate transfer of funds to health care providers, control of cancelations and compliance with sector regulations, ensuring an agile and quality service to patients.

Financial Services

We offer specialized solutions to all types of financial institutions, including banks, credit cooperatives, investment funds, supplementary social security, brokers and insurance companies, encompassing their investment, credit, card and core banking areas, as well as their business environment, accounting and operating areas, and their management, compliance and market controls. Our objective is to provide clients with reliability in financial transactions, accuracy in financial calculations and efficiency in processes related to credit granting, by reducing risks and remitting the required information to the relevant legal entities.

Innovative Platform Solutions

ERP is our main business and is in constant change. Accordingly, we evolved from systems for open platforms that are connected and customizable. We offer five platforms to our clients, as described below:

•	Carol Data and Artificial Intelligence Platform. Carol is our quality data and artificial intelligence platform that interprets data and recommends actions. It represents the cognitive intelligence of our solutions. Carol enhances data ownership at companies, expands their analysis ability and speeds up their decision-making processes in view of a business environment with an increasing volume of information. It also operates as a virtual assistant, answering questions and offering business insights. It uses techniques related to deep learning, neural networks, genetic algorithmics and machine learning solutions to promote transformation in companies’ management and results, in a simple and assertive way, with robust business data and information qualification, allowing companies to benefit from the opportunities created by a digital economy that is based on data, sharing and collaboration. Carol also features an infinite learning ability because it has an open application programming interface (API), which allows any person or company to teach it new abilities and create other application models on top of such platform.
•	Fluig Productivity and Collaboration Platform. The purpose of this solution is to unify systems, digitalize and simplify processes and increase productivity and businesses, in a more fluid and intuitive experience. It represents an evolution in terms of productivity and collaboration solutions, which are integrated in one single platform and allow the creation and feasibility of innovation projects regardless of a company’s legacy system. Fluig has a collaborative and storage communications interface for all cloud content. Mobility is one of its main features. Users safely access information, anytime, anywhere and at any screen. This platform has tools to model and manage processes, create layout and portals, manage documents, create corporate social networks and manage identities, as well as a mall to purchase and sell applications, and collaborative e-learning.

Solutions for Businesses of All Sizes

In line with our customized solutions for micro companies, we meet the challenges of managing business efficiently and at a low cost. This solution is customized to clients that seek state-of-the-art technology, simple and quick implementation, updated legislation and supplier credibility. Our customized solutions for micro companies are described below.

•	Eleve Sales. Eleve is a software and hardware integrated solution for micro and small companies, which provides a complete point of sale to clients and adjusts it to applicable tax law. It offers an intelligent credit card machine (Maquininha Inteligente) for small stores or outdoors sales, which operates as a front desk cashier system directly on the screen of the device, allowing users to control inventory, sales and payments by the main credit cards available in the market, on a daily basis. We also offer a complete cashier solution (Frente de Caixa Completa), which is directed at larger stores and counter sales, allowing users to quickly and efficiently service their clients, including functionalities such as inventory control, cashier balancing and compliance with tax law.
•	Eleve Management. Financial management software directed to service providers and resellers whose system allows full financial control, issuing of invoices, and monitoring service orders, with a powerful feature of accounts payable, receivable, everything available in the cloud, with direct access by cell phones and/or tablets. It allows the monitoring and control of cash flow with ease, in addition to control of purchases and inventory management.
•	Manufacturing. Our solution for the manufacturing segment integrates the main areas of a company, speeding up the flow of information and providing quick access to data required for business management.
•	Retail. Our solution for the retail segment offers complete automation to points of sale of micro and small businesses. The solution includes integrated management systems and equipment, at affordable prices, simplifying the delivery of tax obligations. It is available in the cloud, which simplifies purchase and installation.
•	Health. Our solution for medical practices and clinics provides an agile and efficient clinical and financial management.
•	Services. Our solution for the services segment provides control of cash flows, including purchase and sales orders; control of service orders, with the allocation of resources and products; control of inflows and outflows per cost center and result center; and control of expenses and income per financial category.

Techfin Portfolio

Our Techfin portfolio includes technology and innovation tools to expand, simplify, and turn access to financial services cheaper. We offer smart and customized financial services, according to the profile of each business and the needs of the clients’ financial strategy, expanding the options to purchase inputs and better conditions to pay expenses. On our clients’ side, they can sell in a simpler and more integrated way, while receiving more quickly and efficiently.

Our Techfin solutions are structured to maximize the advantage of technology, which transforms complex and bureaucratic processes into simple actions, enabling easy access to financial services. Our Techfin solutions are divided into two categories: (i) Credit, offering affordable and customized solutions that facilitates access to credit for companies, and (ii) Payments, with integrated solutions of POS, electronic funds transfer, and purchasing that make the whole payment process simpler and creates business efficiency to make payment transactions easier.

Credit

TOTVS Antecipa: TOTVS Antecipa is the TOTVS’ account receivables financing solution. It is a modern and singular way of contracting, financing, and accessing accounts receivable, by easily viewing invoices from the portfolio that are open, and selecting those to be financed earlier, with the possibility of approving and releasing financial resources on the same day, automatic reconciliation, without bureaucracy or complex processes. With this solution companies can maintain positive cash flow and ensure more working capital.

Payments

•	TEF Cloud: This is a solution that combines payment methods with point of sale, or POS, management, operating as a flexible and easy platform to operate a payments terminal. The system runs 100% in the cloud and does not require installation at the clients’ own servers nor complex technology structures. It allows clients and customers to set up multiple acquirers and brands, including local and private label brands, providing greater flexibility and more payment options for their end consumers. It enables a more effective and secure control of payment entries, payment reconciliation, data integration directly with POS management, without the need for manual processes.
•	Merchant acquiring industry: The retail of the digital age serves a new consumer, that is more connected, demanding and expecting a true omnichannel strategy. This means greater convergence of points of sale, delivering end consumers a selection of multichannel options to research, experiment and buy, whether physical or digital. The merchant acquiring solution, now available to TOTVS’s clients and customers, enables them to manage countless financial transactions, from e-commerce to POS, from payment modules to physical stores, all of them integrated and easily accessible.
•	Pay: educational institutions can now receive payments for monthly tuition and other services via credit card. Everything 100% integrated with ERP, including automatic reconciliation, anti-fraud, and recurrence. This means more convenience for parents and students, and less default for schools and universities.

Business performance portfolio

•	Master Sales Platform. This platform is focused on commercial intelligence, allowing clients to understand their market positioning and structure an operating strategy to increase the productivity of their commercial team, retain clients and increase their market share, through the analysis of data that is systematized and made available via dashboards of strategic commercial indicators, including sales percentages, projections, targets, average profitability, history of sales, history of payments and offer of mix of products. TOTVS Master Sales is a disruptive and flexible application, offered in the cloud, in the SaaS model, accessible to companies of any size. It provides improvements and the automation of the entire commercial team and its strategy to generate post-sales demand, increased sales predictability, management of leads, pipeline of negotiation processes, creation of forms for satisfaction and price surveys, and log of interactions and customer service, among other benefits.
•	TOTVS Analytics (by GoodData) Data and Analysis Platform. This is our business analytics solution, which presents data in a structured way, consolidating the Company’s information in dynamic and intuitive dashboards, allowing an agile management of indicators and results and safer decision-making processes. This tool is 100% available in the cloud, which eliminates infrastructure expenses. It offers indicators and reports in one single place, in a practical and agile manner.

Users do not have to access different sources, as it is integrated to ERP TOTVS, with more than 300 reports and indicators ready and available.

Portfolio of Services

Software Implementation

Our implementation team implements the solutions we sell based on our implementation method, which provides the guidelines, methods, standards and stages to be followed from the beginning of services until post-implementation quality controls.

Our proprietary and franchise units follow our implementation method at all places, using the same task execution techniques and the same tools to perform tasks related to the implementation of our software solutions.

Cloud Computing

We offer hosting for our solutions at proprietary or third-party datacenters, including a complete range of added services, such as: preparation of environment, offer of infrastructure, hardware (servers), operating system, data base, software applications, management of technological environment, management and monitoring of backups, and monitoring of servers.

Business Education

We offer education solutions that use virtual environments for exercises in the cloud, offer content and infrastructure to manage knowledge, and provide on-site and remote professional training. This solution is directed at clients and institutions that require intensive propagation processes and certification of knowledge, either centralized or geographically dispersed.

Consulting Services

TOTVS Consulting comprises a strategic consulting team specialized in business management and IT, operating across Brazil, based in the cities of São Paulo, Rio de Janeiro, Belo Horizonte and Brasília.

Research and Development

We seek to meet the market demand for software and services, which is reflected in the continuous effort of our research and development department to develop state-of-the-art software and services.

The main objectives of our technology and development areas are:

•	improvement of the technical grounds of our software, increasing our efficiency to develop solutions;
•	adoption of new technologies and assessment of their impact;
•	implementation of technological alternatives that protect the operation of our products;
•	creation and strengthening of a development ecosystem based on our tools;
•	continuous improvement of concepts, functionality and usability of our software products;
•	development of special products for clients;
•	continuous search for new development methods, seeking speed and quality in software;

•	integration of third-party tools; and
•	continuous assessment of new organizational models and their applicability.

We also invest in the development of new products to access new markets. In order to identify which products we should develop, we continuously conduct market researches to identify industries that need specific solutions and, consequently, the development of solutions directed at these industries. Our research also aims at analyzing, together with our sales channels, potential industries that could increase our business volume.

Modularization has also been one of our key growth strategies, i.e., encouraging the development of applications that execute our main solutions (ERP, human resources and tax solutions) by internal and external developers (small software, developers of applications and technology startups).

Currently, our structures focused on research, development and innovation are:

•	R&D centers. Our R&D centers are specialized in our 12 strategic industries. They comprise specialists who understand the specific needs and challenges of each segment, translating them into innovative solutions that are aligned with the core business of our clients. Each center has teams specialized in products and development, support, customer service and relationship, and services, including implementation services.
•	UX LABS. Our laboratory is located in São Paulo and has a team of researchers and designers exclusively dedicated to exploring market trends and improve the experience of use of our solutions and services through continuous researches and field observation with clients. At our laboratory, projects follow the design thinking approach, involving empathy, collaboration and creativity to constantly improve the processes and review of interfaces and navigability of our products.
•	iDEXO (Institute of Exponential Ideas). This is a non-profit institute, with a facility located at our headquarters in São Paulo. It fosters entrepreneurship and innovation based on co-innovation among startups, entrepreneurs and developers. It has more than 70 startups that serve the 12 segments where we and our clients operate. In two years, more than 200 of our customers had their business challenges solved by a startup supported by iDEXO. The connection with the startup ecosystem allows us to expand our portfolio of solutions to customers and offer even more agility to innovation process, reducing costs and increasing revenue generation by companies.
•	TOTVS LABS U.S. This is an innovation center located in Raleigh, North Carolina, United States, close to the Research Triangle Park (RTP), the largest scientific research park in the United States and in a region with a thriving technological environment and a great supply of talent focused on creating disruptive solutions in line with the most modern technology trends related to big data, mobile, social media, and cloud solutions. TOTVS Labs also works to find new business models and startups, establishing strategic partnerships and transferring knowledge to other TOTVS business units. The key technologies developed at TOTVS Labs involve artificial intelligence, computer vision, natural language processing, distributed computing, 3D printer, robotics, virtual reality, augmented reality, and UX design.

Agile Development

We are connected to the main global trends in software development and we have been significantly evolving agile processes and tools, implementing an agile software development process in all of our industries based on the application of the SCRUM and lean methods on our software development teams (innovation, maintenance and test team) and products.

This initiative represented a material rupture in our software development process because it radically transformed our thinking. We started to think differently not only about our processes, tools and technologies, but also the involved individuals and their roles. The involved individuals became more integrated and decisive in relation to the quality of the end product, regardless of their hierarchical level or activity exercised during the creative process. Based on this principle, we integrated all the professionals of our innovation, maintenance and test team, end to end.

Under an agile model, with integrated teams, we built a highly collaborative process, including professionals with interdisciplinary view, dedicated to developing the best solutions, with greater freedom of creation. We also increased our planning regarding what we will develop. Accordingly, the objectives of a product can be better understood and transmitted to our squads, generating a more consistent process, mitigating the chance of errors and rework in relation to products, and providing deliveries with higher quality and added value to end customers.

During the years, we consolidated our leadership position in the ERP software market, in the SME companies’ segment. Our research and development investments totaled more than R$1.1 billion in the last three years up to the period ended June 30, 2020, as set forth in the table below. Accordingly, they were key in setting us apart from our competition by providing innovative solution, proprietary technology and added value services.

	For the six months ended June 30,			For the year ended December 31,
	2020	2020	2019	2019	2019	2018
	(in millions of US$, except as otherwise indicated)(1)	(in millions of R$, except as otherwise indicated)		(in millions of US$, except as otherwise indicated)(1)	(in millions of R$, except as otherwise indicated
Net revenue	224.4	1,228.8	1,127.6	416.7	2,282.1	2,111.2
Research and development investment	(38.7)	(212.0)	(195.6)	(72.6)	(397.8)	(382.1)
Percentage of net revenue	—	(17.3)%	(17.3)%	—	(17.4)%	(18.1)%

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(1)	Solely for the convenience of the reader, Brazilian real amounts for the three months ended June 30, 2020 and the year ended December 31, 2019 have been translated into U.S. dollars using the U.S. dollar closing selling rate as of June 30, 2020 of R$5.4760 to US$1.00, as reported by the Central Bank. These translations should not be construed as representations that the Brazilian real amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

Components Used in the Preparation of Integrated Management Software Offers

We prepare our integrated management software solutions based on the integration of components derived from lines of products of different technological platforms, according to their development origin: Protheus line, Logix, RM, Datasul and Financial Services, including other companies we acquired and incorporated in our portfolio.

Technological Platforms

The TOTVS Platform is a technological platform that supports the development of our software solutions and the solutions associated with management, business and collaboration.

Historically, we have been developing our TOTVS Platform to ensure our technological independence, offering proprietary development languages and execution environments, which support our current software developers and provide new functionalities and ease-of-use to our software solutions. This includes options of hardware platforms and operating systems, choice of data bases and models of processing and distribution of load among execution environments. This strategy allowed us to become one of the few software companies in the world to have this type of technology.

Currently, we meet different infrastructure requirements for applications, both on premise and in the cloud. Our TOTVS Platform meets the platform as a service (PaaS) requirements and serve as a base for offers of SaaS solutions, complemented by added value offers that meet infrastructure as a service (IaaS) requirements.

We use ADVPL (currently known as TL++) in our Protheus line of products and 4GL in our Logix line. Our TOTVS Platform infrastructure is responsible for the compatibility and adaptability of our solutions in relation to different operating systems, data bases, network architectures and topologies.

We believe we are the only Latin American company that developed a middleware, called TOTVS Platform. This middleware is also used by our associated companies. The middleware we use ensures our independence in relation to: (i) interface; (ii) technological platform; (iii) topology (physical installation and communication of computers used at companies); (iv) connection (communication among computers); and (v) data base, protecting our clients from any conflicts with the operating platforms they use. Moreover, our middleware domain allows us and our clients to form the set of hardware, operating system, network system and data base system that is most suitable to their preferences, technical needs and investment capacity.

The components of our RM line are developed with Microsoft and Borland technology, based on Microsoft’s .Net platform. This platform increases our exposure to technologies available in the market. The components of our Datasul line are developed with Progress, Java (J2EE) and TOTVS Platform technologies, in terms of language and platform.

Distribution Process

Our distribution process is supported by our national franchise model, which allows us to implement a broad and customized system to sell our solutions to SME companies.

The chart below sets forth information about our distribution channels:

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Source: IBGE – Chart 992.

Strategy for Large Clients

We have our own customer service and relationship structure for large clients and clients under expansion and digitalization processes or undergoing changes in their business model. Our structure offers consulting services provided by a team of professionals specialized in different industries and prepared to enable our clients’ digital journey.

The service provided by our specialized professionals is customized, including prospection; preparation of proposals, offers and products; implementation method and post-implementation service structure.

Strategy for SME Clients

We license and sell software subscriptions through a combination of sales made via direct channels (proprietary units, subsidiaries or branches) and indirect channels (franchises, agents, authorized resellers and business agents). Franchises are our main indirect channel. Our indirect sales channels increase our market penetration in Brazil and abroad.

On a consolidated basis, our customer service and relationship channels comprise:

•	five sales and distribution proprietary units in Brazil, in the cities of Brasília, Belo Horizonte, Rio de Janeiro, Recife and São Paulo, and units in Argentina, Colombia, the United States and Mexico; and
•	52 franchised locations in Brazil and several channels in Latin America.

Our franchises consist of exclusive distribution channels based on our franchise system (Sistema TOTVS de Franquia). Our franchise system sets forth regions of operations for each franchisee, which operates on an exclusive basis per segment. In the regions in which they operate, our franchisees prospect sales opportunities, show our solutions, including pre-sales, sales and post-sales activities, and negotiate sales conditions, within limits pre-established by us. Our franchisees also provide training, implementation and adjustment (customization) services to meet our clients’ needs, in view of their local presence and proximity to clients.

Franchisees receive a commission amounting to a certain percentage of our revenue from license fees. Franchisees also receive a special commission on our revenue for the subscription and maintenance fees paid by clients located in the regions in which they operate, in which case they issue direct invoices to clients.

Our proprietary units are references for the operating, commercial and technical activities of our franchisees. We have a department that controls, monitors and coordinates our franchisees, providing advice and monitoring their operating activities and development of commercial, administrative and marketing strategies. We also control the activities of our franchisees through satisfaction surveys conducted with clients serviced by all our commercial agents.

Strategy for Micro and Small Businesses

We have resellers primarily dedicated to software sales in the micro companies’ market and hardware sales in the micro, small, medium and large companies’ markets. The invoicing and logistics of large resellers are performed directly by us, while the invoicing and logistics of SME resellers are performed by one of their distributors.

Marketing

In 2019, our marketing efforts continued to focus on brand building, primarily focused on informing the market that we offer innovative and complete business solutions for each of the 12 industries representing the main sectors of the economy, in addition to generating software sales opportunities.

In addition, we continue to develop our brand by expanding our communication strategy beyond our traditional audience of technology professionals, adding a new group of business, marketing and sales managers, who become potential buyers of our Techfin and business performance solutions. One of the main symbols of this strategy is the campaign called “TOTVS believes in a Brazil that gets things done”. Such campaign aims at highlighting our background as one of the Brazilian companies that believes and invests in Brazil and that are a leader in its sectors.

In addition, as our hardware operations were discontinued as of January 2020, the solution for micro and small businesses formerly known as Bemacash was renamed, and now it is ELEVE. The new brand arrives with the purpose of reinforcing our commitment to improve micro and small businesses’ management, offering a unique software solution, that is, usable in any type of device, so that entrepreneurs can perform a more efficient management of their businesses.

Alliances and Partnerships

We strongly invest in strategic alliances with the main and most renowned global companies of the IT sector and other sectors related to our products and services. Our network of alliances and partners includes Microsoft, IBM, Progress and Oracle, among others. The objective of our network of alliances and partners is to enable our clients to benefit from an additional package of solutions and acquire products from our partners.

The purpose of these strategic alliances is to: (i) promote the exchange of technology among companies, giving us access to state-of-the-art technology developed by our partners; (ii) develop joint marketing and advertising actions; (iii) have new and complementary products; (iv) benefit from synergies between our products and the products of our partners; and (v) expanding the use of TOTVS technology to other companies, partners, clients or customers.

In addition to our strategic alliances, we also adopt a partnership model to leverage our business and reduce our product development cycle. Our main partners are companies that: (1) have a business solution that strengthens our value proposition in the market it operates, preferably one that can be integrated with our solutions; or (2) develop business solutions using our technology. Some of our partners use ADVPL language.

Such partnerships are formed with companies operating in market sectors that, directly or indirectly, can bring benefits to us, either through the dissemination of its products and services, by simply indicating our brands to its customers and clients, or by the fact that the products and services offered by such companies generate value for our products and services, in the industries in which they do not compete.

Recently, we entered into strategic partnerships such as with Automation Anywhere, a leading company in Robotic Process Automation, or RPA, Moddo, a Spanish company specialized in Order Management System, or OMS, and Redecard S.A. (“Rede”), company controlled by the Itaú Unibanco group, with the purpose of promoting to medium-sized clients business solutions for credit card acquirers and accounts receivable financing through the Rede company.

Customer Relationships

No customer represented more than 10% of our net revenue for the periods ended on June 30, 2020and December 31, 2019 and 2018.

Relationship with Suppliers

Our software activities are concentrated in our own team of professionals. However, we have suppliers and partners for the development of certain software products we sell, especially those of the RM and EMS Datasul product lines, which are based on the .Net platform of Microsoft and Progress, respectively. In addition, we have suppliers for data bases that we resell to clients and providers of technology platforms. These relationships are not subject to governmental control or regulation.

Price Volatility

Historically, our software and service prices are not subject to material volatility.

Seasonality

The IT industry, especially the software industry, is not subject to significant seasonality. However, sales are generally stronger in the second semester of the year.

Intellectual Property

In Brazil, a trademark is obtained through valid registration with the INPI, the agency responsible for the registration of trademarks and patents. INPI registration gives a trademark holder exclusive right to use the trademark throughout Brazil for a period of ten years, which is subject to successive renewals. The grant of a patent allows for the exclusive commercialization of the products and industrial processes covered by the registered invention for a period of 20 years from the application for inventions and for a period of 15 years from the application for utility models. As of June 30, 2020 we had 164 trademark registrations in Brazil and 181 IP registrations abroad. In addition, we have one patent application in Brazil.

Our main trademarks are TOVTS, MISTERCHEF, DATASUL, FLY01 and FLUIG. Our main domains are TOTVS.com.br, fluig.com and evelesuasvendas.com.br. Our main registered software are PROTHEUS and SIGA ADVANCED.

Human Resources

Employees

The table below sets forth the number of our employees by activity as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018
Services	3,586	3,347	3,778
Research and development	2,540	2,236	2,382
Sales	784	639	695
Administrative/Others	911	749	950
Total	7,821	6,971	7,805

The table below sets forth the number of our employees by location as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018
Brazil	7,584	6,716	7,529
Other Latin American countries	224	242	221
United States	9	9	44
Europe	4	4	3
Asia	—	—	8
Total	7,821	6,971	7,805

Outsourced Employees

All of our outsourced employees are located in Brazil. The table below sets forth the number of our outsourced employees by activity as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018
Security, front desk and cleaning	220	207	209
Sales representatives	0	0	0
Other activities	59	54	77
Total	279	261	286

Turnover

As of December 31, 2019 and 2018 our turnover rate was 20.84%, 22.21% and 21.11%, respectively.

Compensation Policy and Benefits

Pursuant to our compensation policy, we must determine compensation based on market standards for positions with similar activities and responsibilities to maintain our ability to attract and retain qualified professionals.

Our Personnel and Compensation Committee approves our compensation structure. We organize positions based on functions, according to hierarchy, strategic contribution, reach, technical and professional maturity, complexity of attributions and inherent responsibilities. We determine the compensation of each position based on the responsibilities and qualifications required to perform a certain function. Total compensation is divided in fixed and variable compensation.

Fixed compensation refers to the amount paid monthly, via payroll, as payment for the attributions and responsibilities of the position. It is also known as nominal salary.

Variable compensation refers to amounts periodically paid as a reward for distinguished performance, results in the individual’s area and/or our global results. Variable compensation may be paid for the achievement of targets, as set forth in specific programs.

Additionally, we offer certain benefits to our employees to provide them with a better quality of life. This is one of our strategies to attract and retain professionals. The main benefits we offer are: (i) health care plan including medical and hospital services and laboratory exams to all employees and direct dependents; (ii) dental plan to employees and direct dependents; and (iii) private pension program (defined contribution plan), in partnership with a financial institution, in which we pay a portion of the contribution made by employees.

Furthermore, the employees appointed by our Personnel and Compensation Committee and approved by our board of directors are eligible to participate in our share-based compensation plans.

Legal and Administrative Proceedings

We are party to civil, labor, tax and pension legal and administrative proceedings in the ordinary course of our business. We make provisions for proceedings in which the risk of loss is probable based on the judgment of our management and legal advisors, according to IFRS and Brazilian GAAP.

As of June 30, 2020, we had established provisions for contingencies on a consolidated basis for legal and administrative proceedings in an aggregate amount of R$135.8 million, as set forth below:

Provisions as of June 30, 2020
(in millions of R$)
Contingency
Civil	35.8
Labor	92.7
Tax and Pension	7.3
Total	135.8

We are also party to legal and administrative proceedings in which the risk of loss is deemed possible based on the judgment of our management and legal advisors. We do not establish provisions for contingencies for these proceedings. However, our financial condition and results of operations may be materially adversely affected in the event we are unsuccessful in these proceedings. The table below sets forth certain information regarding our main legal and administrative proceedings in which our risk of loss is deemed possible, as of June 30, 2020:

Aggregate amount involved
(in millions of R$)
Contingency
Civil	174.2
Labor	117.3
Tax and Pension	137.6
Total	429.1

Below is a description of certain material legal and administrative proceedings to which we were party as of June 30, 2020.

Civil Proceedings

As of June 30, 2020, we were party to civil proceedings for which we have provisioned R$35.8 million. These proceedings relate mainly to claims regarding alleged problems with the delivery of our products and/or services, application of the default increment under the agreements with our customers, grace period in terminated contracts and undue collections.

Set forth below is a brief description of certain civil legal proceedings to which we are a party and which we deem to be material, especially because of the monetary risk involved. Our financial condition and results of operations may be materially adversely affected in the event we are unsuccessful in those proceedings.

We are defendant to a lawsuit filed by Unimed Vitória Cooperativa de Trabalho Médico on July 22, 2009 claiming moral and economic damages due to alleged malfunctioning of our software. The court decided in favor of the plaintiff, we appeal, and our appeal is pending judgment. The risk of loss is probable and the amount involved is approximately R$14.5 million.

Labor Claims

As of June 30, 2020, we were party to labor claims for which we have provisioned R$92.7 million. These labor claims were filed by former employees alleging noncompliance with labor laws, as well as by outsourced service providers seeking recognition of employment relationship and requesting amounts allegedly due.

Set forth below is a brief description of our material labor claims. Our financial condition and results of operations may be materially adversely affected in the event we are unsuccessful in those proceedings.

We are defendant to a lawsuit file by a former officer of the Company on December 18, 2003 seeking recognition of the employment relationship and payment of severance fees and moral damages. Courts decided in favor of the plaintiff and the lawsuit is in the execution phase. The estimated amount involved in this claim is R$5.8million and the risk of loss probable.

In addition, in November 2011, we entered into an agreement with the Public Ministry of Labor of the state of Minas Gerais, in which we undertook to refrain from performing any acts that could be deemed to be in violation of the labor law, subject to penalty of imposition of pecuniary fines.

Tax and Pension Proceedings

As of June 30, 2020, we were party to tax and pension legal and administrative proceedings for which we have provisioned R$7.3 million. These proceedings involve mainly disagreements related to withholding income tax (imposto de renda retido na fonte), or IRRF, ICMS, corporate income tax (imposto de renda pessoa jurídica), or IRPJ, and social contribution (contribuição social sobre o lucro líquido), or CSLL, on presumed ICMS credits arising from governmental subsidies.

None of the tax and pension proceedings in which our chance of loss is deemed probable, based on the judgment of our management and legal advisors, is considered individually material to us. Set forth below is a brief description of our material legal and administrative proceedings related to tax matters in which our risk of loss is deemed possible based on the judgment of our management and legal advisors. Our financial condition and results of operations may be materially adversely affected in the event we are unsuccessful in those proceedings.

We are defendant in an administrative proceeding filed by the municipality of the city of São Paulo on January 28, 2019 regarding several tax deficiency notices requesting the payment of allegedly due amounts as tax on services (imposto sobre serviços), or ISS, on the rendering of computing technical support services and software development services during 2014. The administrative proceeding is pending judgment at the appellate level. The total estimated amount involved in this administrative proceeding as of June 30, 2020 was R$20.1 million and the risk of loss is possible.

We are defendant in an administrative proceeding filed by the municipality of the city of São Paulo on February 1, 2005 for the collection of ISS on services rendered by us in the city of São Paulo during the period between 1996 and 2001 and for which we allegedly did not pay the required ISS tax. The proceeding is under judicial expert examination. The total estimated amount involved in this proceeding as of June 30, 2020 was R$11 million.

For more information on our legal and administrative proceedings, see note 21 and 22 to our unaudited individual and consolidated interim financial information as of and for the six months ended June 30, 2020 and note 20 to our audited individual and consolidated financial statements as of and for the years ended December 2019 and 2018, included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion concerning our financial condition and results of operations is based on, and should be read in conjunction with, our unaudited consolidated interim financial information as of and for the six months ended June 30, 2020, and related notes thereto, and our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018, and related notes thereto, included elsewhere in this prospectus, as well as the sections “Presentation of Financial and Other Information”, and “Selected Financial Data of TOTVS”.

This section contains certain forward-looking statements that involve risks and uncertainties. Our actual results may differ substantially from those discussed in these forward-looking statements as a result of various factors, including, without limitation, those set forth in the sections “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”.

Overview

We offer a flexible, diversified and broad portfolio of business solutions encompassing ERP; vertical solutions (per client sector); innovation platforms, including productivity and collaboration, data and artificial intelligence, CRM analytics; , Techfin and business performance solutions; added value services, including implementation, consulting, business education and infrastructure services for companies of all sizes in 12 strategic industries, including: agribusiness, construction, distribution, education, financial services, hospitality, legal, logistics, manufacturing, health care, services and retail

Principal Factors Affecting Our Results of Operations and Financial Condition

The main factors affecting our results of operations in the six months ended June 30, 2020 and in the years ended December 31, 2019 and 2018 were: the Brazilian macroeconomic scenario, especially the downturn in economic activities, change in the strategy for our hardware business, our new software sales category and our research and development investments, as explained below.

Brazilian Macroeconomic Scenario

The net revenues we generated in Brazil, where we are headquartered, accounted for 97.3% of our total net revenue for the six months ended June 30, 2020. Therefore, in general, we are affected by Brazilian economic conditions, including inflation, long- and short-term interest rates and foreign exchange rate policies. Historically, the effects of these changes are mitigated through diversification of our client base, which comprises companies all sizes and sectors of the Brazilian economy.

The table below sets forth actual GDP growth, inflation rates, average interest rates and foreign exchange variations (real-U.S. dollar) for the periods indicated:

	As of and for the six months ended June 30,	As of and for the year ended December 31,
	2020	2019	2018	2017
GDP growth	—	—	1.1%	1.0%
Inflation (IGP-M)(1)	4.4%	7.3%	7.6%	(0.5%)
Inflation (IPCA)(2)	1.6%	4.3%	3.8%	2.9%
CDI(3)	2.15%	4.4%	6.4%	9.9%
TJLP(4)	4.9%	5.6%	6.5%	6.8%
SELIC at closing(5)	2.2%	4.5%	6.5%	7.0%
Real appreciation/(depreciation) in relation to the U.S. dollar	35.9%	4.1%	16.9%	(1.5)%
Period-end exchange rate (in R$ per US$1.00)(6)	R$ 5.4760	R$ 4,03	R$ 3.87	R$ 3.31
Average exchange rate (R$ per US$1.00)(7)	R$ 5.1966	R$ 4,01	R$ 3.88	R$ 3.19
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Source: IBGE, Central Bank, Fundação Getulio Vargas, or FGV, Brazilian Social and Economic Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES and CETIP.

(1)	IGP-M is measured by FGV.
(2)	Inflation (IPCA) is the broad consumer price index (ìndice de Preços ao Consumidor Amplo), or IPCA, measured by IBGE.
(3)	The CDI is the accumulated rate of the interbank deposits in Brazil during each year.
(4)	TJLP is required by the BNDES, for long-term financing (end of the period data).
(5)	The Special System for Settlement and Custody (Sistema Especial de Liquidação e Custódia), or SELIC, rate is the annual average interest rate.
(6)	Selling exchange rate on the last business day of the period.
(7)	Average of selling exchange rates of the period.

Change in Strategy for Our Hardware Business

The change in strategy for our hardware operation turned Bemacash (subsequently known as Eleve) into a solution capable of operating in a number of devices. This change, together with the migration of the electronic transfer of funds, or TEF, operations from our hardware to our software operation, resulted in the recognition of an impairment in our hardware operation in the amount of R$87.0 million for the year ended December 31, 2018. In order to increase our strategic focus on our software operations we decided to sell our hardware operations in 2019. The result from the sale of our hardware operation resulted in a total net loss of R$45.0 million recorded under “Net loss from discontinued operations” for the year ended December 31, 2019. For further information on the discontinuation of our hardware operations, see note 5 to our audited financial statements for the years ended December 31, 2019 and 2018, included elsewhere in this prospectus.

COVID-19

On March 18, 2020, we filed a notice to the market with the CVM related to the COVID-19 pandemic, informing that we have been taking preventive and mitigating measures, in line with the orientation given by health authorities to minimize any impacts regarding the safety of our employees and the continuity of our operations.

The main measures we adopted include:

•	the creation of a crisis committee to daily monitor and assess the evolution of the COVID-19 pandemic, potential impacts and the measures that we need to adopt;
•	the adoption of teleworking for employees of all our units;
•	the suspension of international travel and restrictions on domestic travel;
•	the implementation, together with our healthcare plan operator, of a 24-hour call service to support employees; and
•	weekly update of our board of directors, including a review on impacts and adopted measures.

Our business model has a revenue recurrence above 75% of our total revenue, including a diversified customer base, sector and geographical diversification in Brazil, and a strong cash position.

We will assess the potential impacts resulting from the evolution of the COVID-19 pandemic and adopt additional measures that may be needed during the period established by health authorities.

New Software Sale Category

Following market trends, clients have been seeking to contract software as service, based on monthly and successive payments and eliminating high short-term investments, as required in the traditional licensing model. SME clients, which represent most of our clients, prefer this model.

Research and Development Investments

One of our leveraging business pillars is innovation in new solutions and technologies. Notwithstanding the economic downturn in Brazil in the past few years, we have maintained high research and development investments, accounting for 17.3%, 17.4% and 18.1% of our net revenue for the six months ended June 30, 2020 and for the years ended December 31, 2019 and 2018, respectively.

New standards, interpretations and amendments adopted in 2019 and 2018

Adoption of IFRS 16

IFRS 16 – Leases, or IFRS 16, replaces and supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The IFRS 16 standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognize most leases on the balance sheet.

We adopted IFRS 16 using the simplified modified retrospective method of adoption, with the date of initial application on January 1, 2019. We elected to use the practical transition expedient to not reassess whether a contract is, or contains, a lease at January 1, 2019. Instead, we applied the IFRS 16 standard only to contracts previously identified as leases under IAS 17 and IFRIC 4 on January 1, 2019. We also elected to use the recognition exemptions for (i) short-term leases, which is a lease contract that at the commencement date have a lease term of 12 months or less and do not contain a purchase option, and (ii) lease contracts for which the underlying asset is of low value. For further information on adoption of IFRS 16, see note 2.1 to our audited financial statements for the years ended December 31, 2019 and 2018, included elsewhere in this prospectus.

Adoption of IFRS 9

IFRS 9 – Financial Instruments, or IFRS 9, addresses the classification, measurement and recognition of financial assets and liabilities. The complete version of IFRS 9 was published in July 2014 and came into force on January 1, 2018. IFRS 9 – Financial Instruments replaces IAS 39. The main changes introduced by IFRS 9 were: (i) new criteria for classifying financial assets; (ii) new impairment model for financial assets, consisting of a combination of expected and incurred losses replacing the then current model of losses incurred; and (iii) flexibility of requirements to adopt hedge accounting.

We use a provision matrix to calculate the credit loss expected for receivables and contractual assets based on our historical loss rates and review this matrix in a prospective manner in order to adjust it according to our historical credit loss. For further information on adoption of IFRS 9, see note 2 to our audited financial statements for the years ended December 31, 2019 and 2018, included elsewhere in this prospectus.

Adoption of IFRS 15

IFRS 15 - Revenue from Contracts with Customers, IFRS 15, sets a new model containing five steps that must be applied to revenues from contracts with customers. According to IFRS 15, revenues are recognized in an amount that reflects the consideration to which an entity expects to receive in exchange for the transfer of goods or services to a customer. IFRS 15 replaces IAS 18 – Revenue, IAS 11 – Construction Contracts and the corresponding interpretations. We adopted IFRS 15 on January 1, 2018, using the modified retrospective method, applying the practical expedient as from the date of adoption. For further information on adoption of IFRS 15, see note 2 to our audited financial statements for the years ended December 31, 2019 and 2018, included elsewhere in this prospectus.

New Accounting Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, on the date of TOTVS Financial Statements are disclosed below. We intend to adopt these new and amended standards and interpretations, if applicable, when they become effective.

•	Conceptual Framework for Financial Reporting: this revision introduces new concepts on the presentation, measurement and disclosure, updated the definition of assets and liabilities, as well as the criteria for recognition and derecognition of assets and liabilities in the financial statements;
•	Amendments to IFRS 3: this revision improves the definition of a business; and
•	Amendments to IAS 1 and IAS 8: this revision includes the definition of ‘material omission’.

There are no other standards, amendments and interpretations of standards issued and not yet adopted that could in our opinion have a significant impact on our results of operation or financial position.

Description of Segments

Prior to 2019, we evaluated our operations based on two segments: software and hardware. In 2019, we sold our hardware operations according to our business strategy of focusing on the software segment.

On April 30, 2020, we completed the acquisition of Supplier Participações S.A., or Supplier Participações, a business to business company focused on the development of solutions for the relationship between customers and suppliers. As a result, we decided to present our financial information based on the following segments: Technology, and Credit Products – Supplier.

The Technology segment, formerly named by us as Software Segment, represents our software operation, which is divided into management software, ERP, HR and Vertical, Business Performance Solutions, and Techfin solutions.

The Credit Product – Supplier segment comprises of the Supplier Participações’ business including the operation of the Supplier Card, Antecipa and Mais Prazo solutions.

The table below provides the results of operations for the six months ended June 30, 2020 for the Technology, and Credit Product – Supplier segments:

Statement of profit or loss	Technology	Credit Product - Supplier	Consolidated
	(in millions of reais)
Operating Revenue	1,202.2	26.7	1,228.8
(-) Costs	(355.0)	(9.6)	(364.6)
Gross profit	847.2	17.1	864.3
(-) Operating expenses	(583.7)	(16.8)	(600.5)
(-) Depreciation and amortization	(91.0)	(0.4)	(91.4)
(-) Finance income (costs)	4.9	0.9	5.8
(-) Income and social contribution taxes	(57.1)	(0.2)	(57.3)
Net income (loss) for the period	120.3	0.6	120.9

Critical Accounting Policies and Estimates

In preparing our financial statements, we make judgments, estimates and assumptions that affect the application of our accounting policies. In the process of applying consolidated accounting policies, we have made the following judgements that could have a significant effect on the amounts recognized in TOTVS Financial Statements:

•	judgements in identifying the performance obligations for sales of software, which include licensing fees, monthly software services and implementation/customization services, that can have significant effects while recognizing revenue from contracts with customers. We concluded that such performance obligations are distinct as they are sold separately and offered by other suppliers.
•	in determining right of use and lease liabilities under IFRS 16, we determine the lease term as the (i) contractual term which may not be early terminated, (ii) the periods included in a possible option for renewal (as this renewal is assessed as reasonably likely to occur), and (iii) periods covered by a contract rescission option (as it can be determined as reasonably likely to occur).

Our estimates and assumptions that are complex, represent significant risks and require a greater level of judgment are the following:

Allowance for expected credit losses for account receivables

We use a provision matrix based on the historical loss rates to calculate the expected credit loss for account receivables. The assessment of the correlation between the historical loss rates, the projected economic conditions and the expected credit losses for account receivables represents a significant estimate. The volume of expected credit losses for account receivables is sensitive to changes in the predicted economic conditions and circumstances. Our historical records on credit loss for account receivable from customers and the projection of economic conditions may also not represent a customer’s actual situation in the future.

Recoverable Amount of Tangible and Intangible Assets, Including Goodwill

An impairment loss exists when the book value of an asset or cash-generating unit exceeds its recoverable amount, which is the higher between the net fair value of selling expenses and the value in use.

Deferred Taxes

Deferred tax assets are recognized for all tax losses not used to the extent that it is probable that there is taxable income available to allow the use of said losses. Significant judgment from our management is required to determine the value of the deferred tax asset that may be recognized, based on the probable period and level of future taxable income, coupled with future tax planning strategies.

Provision for Contingencies

The evaluation of probability of loss includes assessing the available evidence, hierarchy of laws, available case law, the most recent court rulings and their relevance in the legal system, as well as the opinion of external counsel. Provisions are reviewed and adjusted to account for changes in circumstances, such as applicable limitation periods, conclusion of tax audits or additional exposures identified based on new matters or court rulings.

Revenue from Non-recurring Services

The recognition of revenue from implementation and customization services requires the use of estimates to project the total costs required to comply with our performance obligations under our contracts with customers. We periodically reassess these estimates and adjust the contractual margins whenever necessary to correctly reflect the estimated revenue from non-recurring services.

Mergers & Acquisitions

In order to expand our strategic focus on our software operation, we decided to sell our hardware operation in 2019. The result from the sale of our hardware operation resulted in a total net loss of R$45.0 million recorded under “Net loss from discontinued operations” for the year ended December 31, 2019. Accordingly, we recorded the results of our hardware operation as discontinued operation, in accordance with IFRS 5, in a separate line item in our statements of profit or loss for the years ended December 31, 2019 and 2018 on a retrospective basis.

In order to contribute to the achievement of our strategic objectives, we continuously assess investment and divestment opportunities. We set forth below, in chronological order, our main merger and acquisition transactions in the last three years.

Consinco

On January 30, 2020, we completed the acquisition of 100% of the share capital of Consinco S.A. for R$ 197.0 million. The acquisition was made through our subsidiary Soluções em Software e Serviços TTS Ltda. Consinco is the one of the largest providers of management systems for supermarkets and self-service wholesalers (atacarejo) in Brazil.

Wealth Systems Ltda.

On April 8, 2020, we completed the acquisition of 100% of the share capital of Wealth Systems Ltda. for R$ 27.0 million. The acquisition was made through our subsidiary TOTVS Large.

Supplier Participações

On April 30, 2020, we completed the acquisition of 88.75% of the share capital of Supplier Participações for R$ 458.4 million. The acquisition was made through our subsidiary TOTVS Tecnologia em Software de Gestão Ltda. Supplier is a business to business operation company focused on the development of solutions for the relationship between customers and suppliers. With the acquisition of Supplier Participações, we incorporated into our business: financial services, issuance and a credit card management business.

Ciashop

On May 9, 2019, we sold a 70.47% equity interest in the capital stock of Ciashop to VTEX S.A. for R$21.2 million. The transaction was completed on July 31, 2019, after the approval of the Brazilian antitrust authorities. We recorded the net gain from the sale of Ciashop in other operating income (expenses), in our statement of profit or loss.

Hardware Operation

On October 24, 2019, we announced the completion of the sale of our Brazilian hardware operation, conducted through Bematech Hardware Ltda., to ELGIN S.A. for R$25.0 million, subject to any price adjustment to be assessed in accordance with the agreement.

On November 6, 2019, we completed the sale of Bematech International Corporation (BIC) to Reason Capital Group LLC., pursuant to the agreement executed on July 2, 2019, for US$4.4 million, equivalent to R$17.5 million, after adjustments made as set forth in the agreement, of which US$1.5 million, equivalent to R$6.0 million, was retained as collateral and is expected to be released by November 5, 2022.

Description of the Line Items of Our Statement of Profit (Loss)

Operating Revenue

Revenues are recognized when there is a contract with the customer, the performance obligations are identified, the transaction price is reliably measurable and allocated, and when the control of the goods or services are transferred to the customer. Revenues are presented net of taxes, returns, allowances and discounts, when applicable. We segregate revenues in recurring and non-recurring revenues as follows:

Recurring software revenue

Recurring software revenue comprises revenue from: (i) software subscription, in which clients make a low initial investment and have access to multiple solutions in multiple devices simultaneously, for an unlimited number of users; (ii) maintenance, including technical support and software upgrade; and (iii) services, including cloud computing and customer service. All these services are sold separately.

Recurring software revenue is recognized in the statement of profit or loss over the time, on a monthly basis, as the services are provided, starting on the date in which services and software are made available to the client and all other revenue recognition criteria are met.

Non-recurring software revenue

Non-recurring software revenue comprises revenue from: (i) software licensing fees, in which case clients are entitled to use the software for fixed number of users, or an unlimited number of users, depending on the contractual terms; and (ii) implementation and customization services, consulting services and business education.

Revenue from software licensing fee is recognized at the point in time when all risks and rewards inherent to the license are transferred to the customer, usually upon software delivery and at the amount that reflects the consideration to which we expect to receive in exchange for those products.

Revenue from implementation and customization services, consulting services and business education may be rendered by us directly to our clients or indirectly, through third parties (including franchisees and/or authorized distribution channels). If such services are rendered by third parties, these third parties bill our clients directly. These services have different performance obligations, are billed separately and are customized within the context of the relevant contract. We recognize the revenue based on the progress of the services rendered.

We apply the practical expedient for short-term advances received from customers, that is: the promised amount of consideration is not adjusted for the effects of a significant financing component if the period between the transfer of the promised product or service and the payment corresponds to one year or less.

Costs

Software costs primarily comprise compensation paid to consulting and support personnel and include costs of acquisition of data base and the price of licenses paid to third parties, in the case of resold software.

Research and Development

Research and development costs are recorded as incurred. Development expenditures on individual projects are recognized as intangible assets only if we can demonstrate:

(i)	technical feasibility to complete the intangible asset in order for it to be available for use or sale;
(ii)	intention to complete the intangible asset and our ability and intention to use or sell it;
(iii)	how the asset will generate future economic benefit;
(iv)	the availability of technical, financial and other proper resources to complete the asset; and
(v)	the ability to measure reliably the expenditure during development.

The expenditures capitalized in research and development include the cost of labor and materials that are directly attributable to the development of the asset.

After the initial recognition, the asset is recorded at cost, less accumulated amortization and impairment losses. Amortization of the asset begins when the development is complete and the asset is available for use. It is amortized over the period of expected future economic benefit. During the development period, the asset is tested for impairment on an annual basis.

Selling and Marketing expenses

Selling and marketing expenses comprises expenses with our sales team, commissions paid to franchisee, advertising expenses and allowance for expected credit losses for account receivables.

General and Administrative Expenses

We incur general and administrative expenses in the management and support of operating activities. Our main general and administrative expenses are personnel expenses, provision for contingencies, and depreciation and amortization.

Financial Result

Financial result represents financial income less financial costs. The main groups that comprise financial result are interest on loans and debts and revenue from investments.

Current and Deferred Income and Social Contribution Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generate taxable income.

We use the combined statutory rate of 34% on income before taxes in Brazil. Income taxes are recognized in the statement of profit or loss, except if related to items directly recognized in shareholders’ equity or comprehensive income. Current income tax relating to items recognized directly in shareholders’ equity is recognized in shareholders’ equity and not in the statement of profit or loss.

We periodically evaluate data provided in our tax returns with respect to matters in which applicable tax regulations are subject to interpretation and we create provisions where we deem appropriate. In Brazil, income taxes are paid by each legal entity on a standalone basis.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be used.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be used. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is sold or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Deferred tax items are recognized in correlation to the underlying transaction either in the line item “Other Comprehensive Income” or directly in equity.

We offset deferred tax assets and deferred tax liabilities if (i) it has a legally enforceable right to set-off current tax assets and current tax liabilities, and (ii) the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities. For further information on deferred tax, see note 2(i) to our audited financial statements for the years ended December 31. 2019 and 2018.

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•	When the sales tax incurred on a purchase of assets or services is not recoverable from the tax authority. In this event, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable.

•	When sales tax is included in the amount of receivables and payables, the net amount of sales tax recoverable from, or payable to, the tax authority is included as part of receivables or payables in the statement of financial position.

Comparability of our Financial Information

As of January 1, 2019, we adopted IFRS 16, using the modified retrospective approach. As a result, our audited and consolidated financial statements for the year ended December 31, 2018, are not comparable with the financial information for the year ended December 31, 2019.

In addition, in order to increase our strategic focus on our software operations we decided to sell our hardware operations in 2019. Therefore, our hardware operations have been classified as discontinued operations in our consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and as of and for the six months ended June 30, 2019.

Results of Operations

For the Six months ended June 30, 2020 Compared to Six months ended June 30, 2019

	For the six months ended June 30,
	2020	2019	Variation
	(in millions of R$)		(%)
Operating revenue	1,228.8	1,127.6	9.0%
Cost of services rendered	(364.5)	(368.2)	(1.0%)
Gross profit	864.3	759.4	13.8%
Operating income (expenses)
Research and development expenses	(212.0)	(195.6)	8.4%
Selling and marketing expenses	(251.3)	(220.6)	13.9%
General and administrative expenses	(229.3)	(191.5)	19.7%
Other operating income (expenses)	0.7	5.2	(86.8)%
Total operating expenses, net	(691.9)	(602.5)	14.9%
Operating profit	172.4	156.9	9.9%
Finance income	32.1	25.6	25.4%
Finance expenses	(26.3)	(39.5)	(33.4%)
Share of losses of an associate	—	(0.1)	100.0%
Profit before tax from continuing operations	178.2	142.9	24.7%
Income and social contribution taxes - current	(38.2)	(33.6)	13.7%
Income and social contribution taxes – deferred	(19.1)	(7.9)	141.8%
Total income tax and social	(57.3)	(41.5)	38.1%
Profit for the year from continuing operations	120.9	101.4	19.2%
Loss after tax for the year from discontinued operations	(1.4)	(32.1)	(95.6%)
Profit for the period	119.5	69.3	72.4%

Operating revenue

The following table details our operating revenue:

	For the six months ended June 30, 2020
	2020	2019
	(in millions of R$)
Software Revenue
Recurring software revenue	955.2	844.7
Non-recurring software revenues	246.9	282.9
Total software revenue	1,202.1	1,127.6
Credit product revenue	26.7	—
Total operating revenue	1,228.8	1,127.6

Operating revenue increased by 9.0%, or R$101.2 million, from R$1,127.6 million in the six months ended June 30, 2019 to R$1,228.8 million in the six months ended June 30, 2020, primarily due to (i) an increase of recurring software revenues by 13.1%, or R$110.5 million, from R$844.7 million in the six months ended June 30, 2019 to R$955.2 million in the six months ended June 30, 2020, which in turn was mainly due to increased net sales to our existing client base in the amount of R$66.7 million, and the contribution of the revenue consolidation of Wealth Systems’ and Consinco’s results of R$26.9 million, starting from April 8, 2020 and February 1st, 2020, respectively, and (ii) a decrease on non-recurring services by 19.6%, or R$34.5 million, from R$176.0 million in the six months ended June 30, 2019 to R$141.5 million in the six months ended June 30, 2020, primarily due to greater than expected sales of cloud solutions driven by the trend migration of license to software as service model, which explains the increase in our recurring software revenue above.

Credit product revenue.

Represents the revenues from the Supplier Participações starting from May 1, 2020.

Cost of services rendered

Cost of services rendered decreased by 1%, or R$3.7 million, from R$368.2 million in the six months ended June 30, 2019 to R$364.5 million in the six months ended June 30, 2020, primarily due to a reduction in expenses related to the execution of services as these services are being provided remotely as a consequence of the COVID-19 pandemic.

Gross Profit

Gross profit increased by 13.8%, or R$104.9 million, from R$759.4 million in the six months ended June 30, 2019 to R$864.3 million in the six months ended June 30, 2020, primarily due to the aforementioned factors.

Operating Income (Expenses)

Operating income (expenses) increased by 14.9%, or R$89.4 million, from R$602.5 million in the six months ended June 30, 2019 to R$691.9 million in the six months ended June 30, 2020, primarily due to the factors described below.

Research and Development expenses.

Research and development, or R&D, expenses increased by 8.4%, or R$16.4 million, from R$195.6 million in the six months ended June 30, 2019 to R$212.0 million in the six months ended June 30, 2020, primarily due to (i) consolidation of the results of Consinco and Wealth Systems of R$7.9 million; (ii) higher provision for bonus and long-term share-based incentive plan of R$3.7million; and (iii) investments in innovation, especially those related to Techfin solutions, telemetry usage and application programming interface (API) of R$1.6 million.

Selling and Marketing Expenses

Selling and marketing expenses increased by 13.9%, or R$30.7 million, from R$220.6 million in the six months ended June 30, 2019 to R$251.3 million in the six months ended June 30, 2020, primarily due to: (i) the increase in sales volume through franchises of R$6.0 million; (ii) the investments in the launch of the new "TOTVS Believes in a Brazil that gets things done" campaign in 2020, and (iii) provision for expected credit losses, which increased 68.5%, or R$12.2 million, from R$17.8 million in the six months ended June 30, 2019 to R$30.0 million in the six months ended June 30, 2020, mainly due to the effects of the COVID-19 pandemic, which led to an increase in the average maturity and number of overdue bills in our receivables portfolio.

General and Administrative Expenses

General and administrative expenses increased by 19.7%, or R$37.8 million, from R$191.5 million in the six months ended June 30, 2019 to R$229.3 million in the six months ended June 30, 2020, primarily due to the: (i) consolidation of the results of Consinco and Wealth Systems of R$4,2 million; (ii) higher provision for the share-based incentive plan due to the recent grants and the impact of the fair value on grant date in respect to appreciation of the share price in the period of R$6 million; (iii) increased provision for contingencies due to the revision of estimated losses in line with the progress of ongoing lawsuits of R$6.1 million, and (v) and increase in depreciation and amortization expenses due to the acquisitions of Consinco, Wealth Systems and Supplier, which had an impact of R$16.1 million in the six-month period ended June 30, 2020.

Other Operating Income (Expenses)

Other operating income (expenses) decreased by 86.8%, or R$4.6 million, from R$5.2 million in the six months ended June 30, 2019 to R$0.7 million in the six months ended June 30, 2020, primarily due to the recovery of tax liabilities during the course of 2019 or R$3,6 million, which did not occur in 2020.

Financial Result

Finance Income

Finance income increased by 25.4%, or R$6.5 million, from R$25.6 million in the six months ended June 30, 2019 to R$32.1 million in the six months ended June 30, 2020, primarily due to an increase in the balance of short-term investments from the use of proceeds of our follow-on offering which also contributed to higher cash balance in the six-month period ended June 30, 2020.

Finance Expenses.

Finance expenses decreased by 33.4%, or R$13.2 million, from R$39.5 million in the six months ended June 30, 2019 to R$26.3 million in the six months ended June 30, 2020, primarily due to the decline in interest expenses caused by the reduction in debt during the period.

Income Tax and Social Contribution

Income tax and social contribution increased by 38.1%, or R$15.8 million, from R$41.5 million in the six months ended June 30, 2019 to R$57.3 million in the six months ended June 30, 2020, primarily due to the factors described below.

Income tax and social contribution - current.

Current income tax and social contribution increased by 13.7%, or R$4.6 million, from R$33.6 million in the six months ended June 30, 2019 to R$38.2 million in the six months ended June 30, 2020, primarily due to the taxes bases reduction impacted by follow-on expenses incurred with the offering in May 2019, which were partially offset by higher R&D investments in the period.

Income tax and social contribution - deferred.

Deferred income tax and social contribution increased by 141.8%, or R$11.2 million, from R$7.9 million in the six months ended June 30, 2019 to R$19.1 million in the six months ended June 30, 2020, primarily due to amortization of intangibles allocated in acquisitions and higher amounts to provisions.

Profit for the year from continuing operations

Profit from continuing operations increased by 19.2%, or R$19.5 million, from R$101.4 million in the six months ended June 30, 2019 to R$120.9 million in the six months ended June 30, 2020, primarily due to the growth in recurring software revenue coupled with the positive financial result.

Loss after tax for the year from discontinued operations

Loss from discontinued operations decreased by 95.6%, or R$30.7 million, from R$32.1 million in the six months ended June 30, 2019 to R$1.4 million in the six months ended June 30, 2020, primarily due to the sale of hardware operations in 2019.

Profit for the period

As a result of the foregoing, net income increased/decreased by 72.4%, or R$50.2 million, from R$69.3 million in the six months ended June 30, 2019 to R$119.5 million in the six months ended June 30, 2020.

For the Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

	For the year ended December 31,
	2019	2018	Variation
	(in millions of R$)		(%)
Operating revenue	2,282.1	2,111.2	8.1%
Cost of services rendered	(743.9)	(739.2)	0.6%
Gross profit	1,538.2	1,372.0	12.1%
Operating income (expenses)
Research and development	(397.8)	(382.1)	4.1%
Selling and marketing expenses	(452.4)	423.2)	6.9%
General and administrative expenses	(386.8)	(350.5)	10.4%
Other operating income (expenses)	24.3	9.4	158.6%
Operating profit	325.5	225.7	44.2%
Finance income	69.3	37.9	82.9%
Finance expenses	(70.5)	(78.4)	(10.0%)
Share of losses of an associate	(0.3)	(0.5)	(60.0%)
Profit before tax from continuing operations	324.0	184.7	75.5%
Income tax and social contribution - current	(54.6)	(42.0)	30.0%
Income tax and social contribution - deferred	(15.5)	(5.0)	210.0%
Total income tax and social contribution	(70.1)	(47.0)	49.4%
Profit for the year from continuing operations	253.9	137.7	84.4%
Loss after tax for the year from discontinued operations	(43.3)	(77.1)	(43.8%)
Profit for the year	210.6	60.6	247.4%

Operating revenue

Operating revenue increased by 8.1%, or R$170,9 million, from R$2,111.2 million in 2018 to R$2,282.1 in 2019, primarily due to the factors described below.

	For the year ended December 31,
	2019	2018
	(in millions of R$)
Software Revenue
Recurring software revenue	1,729.2	1,547.2
Non-recurring software revenues	552.9	564.0
Licenses	213.9	177.8
Services	339.0	386.2
Total	2,282.1	2,111.2

Recurring Software Revenue.

Recurring software revenue increased by 11.8%, or R$182.0 million, from R$1,547.2 million in 2018 to R$1,729.2 in 2019 mainly due to revenues from existing clients in amount of R$130.0 million, and maintenance of the customer renewal level above 98% throughout 2019.

License Fees.

License fees increased by 20.4%, or R$36.2 million, from R$177.7 million in 2018 to R$213.9 in 2019, primarily due to the higher sales volume since the beginning of 2019.

Non-recurring Services.

Non-recurring services decreased by 12.2%, or R$47.3 million, from R$386.2 million in 2018 to R$339.0 in 2019, primarily due to the higher sales volume with shared services to franchises and solutions; that resulted in lower demand for non-recurring services, especially those sold in the subscription and cloud models.

Gross Profit

Gross profit increased by 12.1%, or R$166.2 million, from R$1,372.0 million in 2018 to R$1,538.2 in 2019, primarily due to the aforementioned factors.

Operating Income (Expenses)

Operating income (expenses) increased by 5.8%, or R$66.4 million, from R$1,146.3 million in 2018 to R$1,212.7 in 2019, primarily due to the factors described below.

Research and Development.

Research and development expenses increased by 4.1%, or R$15.7 million, from R$382.1 million in 2018 to R$397.8 in 2019, primarily due to an efficiency gain in the allocation of R&D investments and increased investments in 2018. As a percentage of software revenue, R&D investments accounted for 18.1% in 2018 compared to 17.4% in 2019, reflecting this efficiency gain in the allocation of R&D investments. This increase is even more important if we take into account: (i) an increased bonus provision, as a result of the achievement of targets established in the year in amount of R$8.1 million; (ii) increased provision for our long-term incentive plan based on stock options of R$2.1 million; and (iii) the expenses for the formation of the Techfin team in the amount of R$4.8 million.

Selling and Marketing Expenses.

Selling and marketing expenses increased by 6.9%, or R$29.2 million, from R$423.2 million in 2018 to R$452.4 in 2019, primarily due to: (i) increased sales through franchises; and (ii) the impact of R$2.1 million in expenses related to the termination of employment contracts, as a result of the adjustment in our sales team on an extraordinary basis.

General and Administrative Expenses.

General and administrative expenses increased by 10.4%, or R$36.3 million, from R$350.5 million in 2018 to R$386.8 in 2019. As a percentage of software revenue, general and administrative expenses decreased by 40 base points, negatively affected by: (i) R$2.0 million in M&A expenses in 2019; (ii) R$1.6 million in extraordinary expenses related to the dismissal of personnel; (iii) an increased bonus provision in the amount of R$4.5 million; (iv) the provision for the granting of shares conducted in the second quarter of 2019, under our long-term incentive plan; and (v) depreciation and amortization expenses increase of R$24.7 million mainly due to the impact of the application of IFRS 16 in 2019.

Other Operating Income (Expenses).

Other operating income (expenses) increased by 158.6%, or R$14.9 million, from R$9.4 million in 2018 to R$24.3 in 2019, primarily due to: (i) the reversal of the earn-out provision, in the amount of R$3.7 million, related to the equity interest held in RJ Participações; and (ii) the positive effect of R$11.7 million from the sale of Ciashop to VTex.

Financial Result

Financial result was primarily affected by: (i) the increase in finance income from financial investments made with the proceeds from our follow-on offering in 2019 and the generation of cash; and (ii) the decrease in our gross debt, that is the sum of loans, financing and lease liabilities and debentures and accounts payable from acquisition of subsidiaries, which was partially offset by finance expenses, as a result of the adoption of IFRS 16 on our lease agreements.

Finance Income.

Finance income increased by 82.8%, or R$31.4 million, from R$37.9 million in 2018 to R$69.3 in 2019, primarily due to the cash proceeds from the follow-on offering in May 2020 and cash flow generation.

Finance Expenses.

Finance expenses decreased by 10.0%, or R$7.9 million, from R$78.4 million in 2018 to R$70.5 in 2019, primarily due to the reduction in gross debt, partially offset by financial expenses resulting from the adoption of IFRS 16 applicable to our lease agreements.

Income Tax and Social Contribution

Income tax and social contribution increased by 49.4%, or R$23.1 million, from R$47.0 million in 2018 to R$70.1 in 2019, primarily due to the factors described below. In the annual comparison, an increased amount of interest on shareholders’ equity and the expenses related to the issuance of shares resulted in 380 base points decrease in the effective tax rate in 2019 compared to 2018.

Income tax and social contribution - current.

Current income tax and social contribution increased by 30.0%, or R$12.6 million, from R$42.0 million in 2018 to R$54.6 in 2019, primarily due to higher volume of interests on equity and expenses on share issuances in 2019.

Income tax and social contribution - deferred.

Deferred income tax and social contribution increased by 210.0%, or R$10.5 million, from R$5.0 million in 2018 to R$15.5 in 2019, primarily due to the impact of IFRS 16 and new grants on the share-based compensation plan of 2019.

Profit for the year from continuing operations

Profit for the year from continuing operations increased by 84.4%, or R$116.2 million, from R$137.7 million in 2018 to R$253.9 in 2019, primarily due to an enhanced operating performance as described above.

Loss after tax for the year from discontinued operations

Loss from discontinued operations decreased by 43.8%, or R$33.8 million, from R$77.1 million in 2018 to R$43.3 in 2019, primarily due to the provision for impairment in the sale of assets of our hardware operation, in the amount of R$48.8 million or R$32.2 million net of taxes.

Profit for the year

As a result of the foregoing, net income increased by 247.4%, or R$150.0 million, from R$60.6 million in 2018 to R$210.6 in 2019.

Liquidity and Capital Resources

Overview

We fund our operations through our own capital and third-party capital, primarily from credit facilities from BNDES and debentures issued by us.

The table below sets forth our capital structure as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018
	(in millions of R$, except as otherwise indicated)
Current and non-current liabilities (third-party capital)	2,643.6	1,057.5	1,103.1
Shareholders’ equity (own capital)	2,517,4	2,478.4	1,288.2
Third-party capital ratio(1)	51.2%	29.9%	46.1%
Own capital ratio(2)	48.8%	70.1%	53.9%

________________

(1)	Corresponds to current and non-current liabilities (third-party capital) divided by total liabilities and shareholders’ equity.
(2)	Corresponds to our shareholders’ equity (own capital) divided by our total liabilities plus shareholders’ equity.

Currently, we believe that we do not have any liquidity deficiencies. If we need to seek sources of funding to meet our working capital requirements or purchase non-current assets, we may: (i) seek loans and financings with private banks or (ii) issue debt securities, including debentures.

Material Loans and Financing, and Debentures

The table below sets forth the outstanding balances of our loans and financings as of the dates indicated:

		As of June 30,	As of December 31,
	Interest	2020	2019	2018
			(in millions of R$)
Lease agreements	8.55% to 17.42%	237.1	241.3	42.2
BNDES PROSOFT	TJLP+1.5% to 1.52% p.a.	0.5	3.2	137.9
BNDES PSI	3.5% to 4.0% p.a.	0.3	2.2	18.2
BNDES Inovação	TJLP + 0.52% p.a.	0.1	0.9	2.4
BNDES Social	TJLP p.a.	—	—	0.7
Collateral accounts and others		10.1	0.0	—
Total loans and financings		248.1	247.7	201.4
Current liabilities		58.4	55.6	166.1
Non-current liabilities		189.7	192.1	35.3

The table below sets forth the outstanding balances of our issuances of debentures as of the dates indicated:

				As of June 30,	As of December 31,
Issuance	Number of Debentures	Annual financial charges	Unit price	2020	2019	2018
			(in R$)	(in millions of R$)
Single series	200,000	105.95% of the CDI	1.00	201.9	203.0	203.4
Single series	200,000	102.65 of the CDI		201.9	—	—
Premium for non-conversion				—	—	73.8
Total				403.8	203.0	277.2
Current liabilities				403.8	203.0	77.3
Non-current liabilities				—	—	199.9

Lease Agreements

We entered into a number of lease agreements, with terms of three to ten years, related to electronic equipment, vehicles and rent of our facilities, accruing interest from 15.1% to 17.2% in relation to electronic equipment and vehicles, and from 8.6% to 10.2% in relation to the lease of our facilities.

BNDES Loans

On September 13, 2013, our board of directors approved the execution of a credit facility agreement with BNDES, in the amount of R$658.5 million, maturing in 72 months, including a grace period of 24 months regarding principal, which amount was disbursed upon confirmation of investments, divided in three tranches:

•	Tranche A, in the amount of R$596.8 million, accruing interest at 1.5% per year plus TJLP, to be used between 2013 and 2015 to promote the qualitative evolution of our solutions, under the BNDES PROSOFT Program, or PROSOFT;
•	Tranche B, in the amount of R$58.5 million, accruing interest at 3.5% per year, to be used in the development of our “fluig” platform, under the BNDES Investment Support Program (Programa de Sustentação do Investimento), or PSI, Innovation and Efficient Machinery and Equipment Subprogram (Subprograma Inovação e Máquinas e Equipamentos Eficientes); and
•	Tranche C, in the amount of R$3.2 million, accruing interest at TJLP, to be used in our social projects.

Our debts with BNDES are secured.

TOTVS Large, formerly known as Bematech, also entered into loan agreements with BNDES, including PROSOFT, BNDES Inovação and BNDES EXIM, BNDES Internacionalização and Finame (the latter two have already been paid) in the aggregate amount of R$76.8 million. On October 23, 2015, BNDES authorized our inclusion as guarantors under these loan agreements. The loan and financing agreements entered into by TOTVS Large and BNDES are unsecured.

2020 Debentures

On April 22, 2020, we approved the 2nd issuance of non-convertible, unsecured debentures, in a single series in the total amount of R$200.0 million, with a unit par value of R$1,000.00. The unit par value accrues interest corresponding to 102.65% of the accumulated variation of the daily average CDI rate, based on 252 business days. The debentures will mature on April 22, 2021 and may be redeemed in advance from July 22, 2020, at our discretion, upon payment of a premium corresponding to 0.10% on the unit par value plus interests calculated pro rata temporis until the redemption date.

2017 Debentures

On September 6, 2017, we issued non-convertible, unsecured debentures, in a single series, through a public offering with restricted distribution efforts, in the aggregate principal amount of R$200.0 million and a unit par value of R$1,000.00. The proceeds were fully used to meet our working capital requirements, make investments related to our corporate purpose and/or early repay our debt.

Interest is payable semi-annually, as of the issuance date, on March 15 and September 15 of each year. The first payment was due on March 15, 2018 and the last payment is due on the maturity date of the debentures, i.e., September 15, 2020.

The unit par value of the debentures is not adjusted for inflation and accrues interest corresponding to 105.95% of the accumulated variation of the daily average CDI rate, based on 252 business days.

Premium for Non-conversion of the 2008 Debentures

On August 19, 2008, our shareholders approved the issuance of up to R$200.0 million in convertible debentures, issued in two series. The aggregate amount of principal and interest was paid in 2016. The debentures borne a premium for non-conversion of debentures and the debentures were not converted.

The monetary adjustments for inflation were calculated according to (i) IPCA plus 8.0% per year for the premium for non-conversion for the debentures of the first series; and (ii) TJLP plus 5.0% per year for the premium for non-conversion for the debentures of the second series.

No debenture holder chose to receive common shares and the non-conversion premium was paid in August 19, 2019 in cash.

Contractual Covenants

Certain of the financing and loan agreements we have entered into, as well as our debentures issuances, contain standard events of default and acceleration clauses in addition to certain usual restrictive covenants, as described below.

As of the date of this prospectus, we and Bematech were in compliance with all conditions and covenants set forth in the relevant loan agreements and debentures issuances.

BNDES Loans

The credit agreement we entered into with BNDES in 2013 sets forth the following covenants, which we are required to comply with for the term of the agreement. These covenants are determined based on our consolidated financial statements, which are subject to a special review in the first semester and a full audit at the end of the year by external auditors registered with the CVM:

•	shareholders’ equity/total assets ratio equal to or above 40.0%; and
•	Net Debt/Adjusted EBITDA ratio equal to or below 1.5.

If we fail to comply with these covenants, we will be required to provide collateral, accepted by BNDES, in an amount corresponding to at least 130.0% of the outstanding balance of the credit agreement, with direct exposure exceeding 20.0% of our total assets at the time, or provide a bank guarantee obtained from a financial institution, with direct exposure exceeding 20.0% of our total assets at the time.

If our Net Debt/Adjusted EBITDA ratio exceeds 2.0x, we will be required to provide collateral, accepted by BNDES, in an amount corresponding to at least 130.0% of the financed amount or debt resulting therefrom, or provide a bank guarantee in the total amount of the debt.

Moreover, our credit agreement with BNDES may be accelerated in the following events:

•	default of any obligation assumed by us with BNDES and its subsidiaries; change in our effective control after the execution of the credit agreement, or amendment to the credit agreement, without the prior authorization of BNDES; or any judicial proceeding that may affect the collateral given in favor of BNDES;
•	decrease in our headcount due to the project presented to BNDES to obtain the financing, and our failure to offer any training program focused on work opportunities in the region and/or program to relocate workers in other companies;
•	final and unappealable judgment sentencing us for child labor, forced labor or environmental crime; and

•	inclusion in our shareholders’ agreement or bylaws, or the shareholders’ agreement or bylaws of our parent company, of provisions setting forth restrictions related to the loss of our capacity to pay the financial obligations deriving from the credit agreement.

TOTVS Large Loans with BNDES

The loan agreement entered into by TOTVS Large with BNDES sets forth the following covenants:

•	shareholders’ equity/total assets ratio equal to or above 40.0%; and
•	Net Debt/Adjusted EBITDA ratio equal to or below 2.0.

These covenants are determined based on our financial statements, in the same manner as our covenants under the credit facility agreement we entered into with BNDES in 2013.

2017 Debentures

The debentures we issued in 2017 set forth a Net Debt/Adjusted EBITDA ratio equal to or below 2.5x.

The debentures may be accelerated, making the unit par value or outstanding unit par value immediately payable by us, in case of: (i) cross-default and unfavorable court decisions, which are standard acceleration events for this type of transaction, involving an individual or aggregate amount of R$50.0 million; (ii) our shares are no longer widely held and we have a controlling shareholder; or (iii) merger and acquisition, without the prior approval of debenture holders, among other events.

2020 Debentures

The debentures we issued in 2020 set forth a Net Debt/EBITDA ratio equal to or below 4.0x.

The debentures may be accelerated, making the unit par value or outstanding unit par value immediately payable by us, in case of: (i) cross-default and unfavorable court decisions, which are standard acceleration events for this type of transaction, involving an individual or aggregate amount of R$50.0 million; (ii) our shares are no longer widely held and we have a controlling shareholder; or (iii) merger and acquisition, without the prior approval of debenture holders, among other events.

Contractual Obligations

The table below summarizes the maturity of our material contractual obligations as of June 30, 2020:

Type of obligation	Type of guarantee	Below one year	One to three years	Three to five years	Above five years	Total
				(in millions of R$)
Lease liabilities	Secured	47.4	57.9	67.2	64.6	237.1
Debentures	Unsecured	403.8	—	—	—	403.8
Financings	Other guaranties	11.1	—	—	—	11.1
Accounts payable from acquisition of subsidiaries	Other guaranties	33.9	115.7	49.1	8.4	207.1
Senior shares and mezzanine obligations	Unsecured	989.9	—	—	—	989.9
Total		1,486.1	173.6	116.3	73.0	1,849.0

The table below summarizes the maturity of our material contractual obligations as of December 31, 2019:

Type of obligation	Type of guarantee	Below one year	One to three years	Three to five years	Above five years	Total
				(in millions of R$)
Lease liabilities	Secured	49.2	70.5	91.3	30.3	241.3
Debentures	Unsecured	203.0	—	—	—	203.0
Financings	Other guaranties	6.4	—	—	—	6.4
Accounts payable from acquisition of subsidiaries	Other guaranties	32.6	10.8	—	—	43.4
Total		291.2	81.3	91.3	30.3	494.1

The table below sets forth information on the maturity of our non-current liabilities (loans, financing and lease liabilities, debentures and accounts payable from acquisition of subsidiaries) as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018
	(in millions of R$)
2020	—	—	19.6
2021	21.1	36.6	15.7
2022	152.5	44.6	—
2023	33.7	30.8	—
2024 onwards	155.6	90.9	—
Total non-current liabilities	362.9	202.0	35.3

Cash Flows

The table below sets forth certain cash flow information for the periods indicated:

	For the six months ended June 30,		For the year ended December 31,
	2020	2019	2019	2018
	(in millions of R$)
Cash and cash equivalents at the beginning of the period/year	1,538.2	452.8	452.8	387.2
Net cash from operating activities	307.9	161.7	345.3	417.8
Net cash used in investing activities	(426.1)	(29.1)	(36.8)	(94.0)
Net cash (used in) from financing activities	(156.1)	909.2	776.9	(258.2)
Cash and cash equivalents at the end of the period/year	1,263.9	1,494.6	1,538.2	452.8
(Decrease) increase in cash and cash equivalents	(274.3)	1,041.8	1,085.4	65.6

Six months ended June 30, 2020 Compared to Six months ended June 30, 2019

Our cash and cash equivalents totaled R$1,263.9 million as of June 30, 2020, compared to R$1,494.6 million as of June 30, 2019, primarily due to the reasons set forth below.

Operating Activities

Net cash from operating activities increased by 90.4%, or R$146.2 million, from R$161.7 million in the six months ended June 30, 2019 to R$307.9 million in the six months ended June 30, 2020, primarily due to the federal tax program that extended the due dates for tax payments during the Covid-19 pandemic..

Investing Activities

Net cash used in investing activities increased by 1,364.3%, or R$397.0 million, from R$29.1 million in the six months ended June 30, 2019 to R$426.1 million in the six months ended June 30, 2020, primarily due to payments made in the acquisitions of Supplier, Consinco and Wealth Systems during the six-month period ended June 30, 2020, which totaled R$321.9 million.

Financing Activities

Net cash used in financing activities increased by 117.2%, or R$1,065.3 million, from generated cash of R$909.2 million in the six months ended June 30, 2019 to used cash of R$156.1 million in the six months ended June 30, 2020, primarily due to the follow-on offering in May 2020.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Our cash and cash equivalents increased by 16.9%, or R$65.6 million, from R$387.2 million as of December 31, 2018 to R$452.8 million as of December 31, 2019, primarily due to the reasons set forth below.

Operating Activities

Net cash from operating activities decreased by 17.4%, or R$72.5 million, from R$417.8 million in 2018 to R$345.3 million in 2019, primarily due to increased working capital requirements, taking into account an increased use of tax credits in 2018, the payment of labor obligations, including extraordinary expenses related to the dismissal of personnel, and increased interest paid, especially related to the payment of the non-conversion premium of our debentures.

Investing Activities

Net cash used in investing activities decreased by 60.9%, or R$57.2 million, from R$94.0 million in 2018 to R$36.8 million in 2019, primarily due to amounts received for the sale of Ciashop and the sale of our hardware operations.

Financing Activities

Net cash from (used in) financing activities varied by 400.9%, or R$1,035.1 million, from used cash of R$258.2 million in 2018 to generated cash of R$776.9 million in 2019, primarily due to the proceeds from our follow-on transaction.

Capital Investments

We maintain our strategy to seek inorganic growth through mergers and acquisitions of companies that develop management software or companies that may expand our offer of added value services in the Brazilian and/or international markets. However, as a result of the COVID-19 pandemic that took place in the first semester of 2020, we believe that these investments may be reassessed to protect our liquidity.

Research and development play and important role in our organic investment plan due to its strategic importance in the sector in which we operate. These investments allow us to offer solutions that increasingly meet the needs of our clients, add technological innovation and provide higher productivity to the users of our solutions.

In the six months ended June 30, 2020, research and development expenses totaled R$212.0 million. In the years ended December 31, 2019 and 2018, research and development expenses totaled R$397.8 million and R$382.1 million, respectively.

Our main research and development initiatives in the last three years focused on facilitating the access of our customers to financial services to make it more technological, agile and economic, through Techfin, artificial intelligence and compliance with new regulations, including:

•	projects focused on expanding, simplifying and decreasing the cost of access to financial services by our customers, through Techfin;
•	projects focused on regulations, such as eSocial and the Digital Fiscal Bookeeping System (Escrituração Fiscal Digital de Retenções e Outras Informações Fiscais EFD-Reinf), or EFD Reinf;
•	projects focused on bringing innovation to the financial market, improving the results of operations of users of financial services tools;
•	investments in projects to meet the needs of the manufacturing markets, rapidly integrating a number of solutions and always acting according to the best practices of the 4.0 industry (an industrial standard that transforms the way machines communicate and use information to optimize production processes, making them more economical, agile and autonomous);
•	projects focused on platform integration and productivity to facilitate the management and use of cloud infrastructure;
•	research and development to promote efficiency gains and best practices regarding the management of freight companies, logistic operators, ports and customs;
•	research and development focused on bringing innovation to the retail segment, seeking to provide new and better experiences to the users and clients of these solutions; and
•	investments in artificial intelligence projects to promote innovation, efficiency and performance gains through different solutions in different industries.

In addition to income from operations, merger and acquisition transactions may also occur through structured transactions, which may involve our own funds and third-party funds, depending on the size of the transaction.

Research and development investments are primarily funded by our operations, especially by funds from PROSOFT and PSI. We may also seek funding from third parties or in the capital markets, including our issuance of debentures. In the years ended December 31, 2019 and 2018 and in the six months ended June 30, 2020, research and development expenses accounted for 17.4%, 18.1% and 17.3% of our net revenue, respectively.

Divestments

As of the date hereof, we did not have any material ongoing and/or expected divestments.

Off-balance Sheet Arrangements

As of June 30, 2020, and as of December 31, 2019, we had no off-balance sheet arrangements. As of December 31, 2018, we had an agreement with VIP VII – Empreendimentos e Participações Ltda. for the construction and lease of our new headquarters to integrate our facilities in the city of São Paulo, for at least 10 years as of the delivery date, which took place in 2017.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks derived from our activities and business, as described below. These risks involve fluctuations in interest rates, fluctuations in exchange rates and changes to other prices, such as the price of commodities. We are exposed mainly to credit, liquidity, interest rate and exchange rate risks, which may adversely affect the value of financial liabilities or future cash flow and our results of operations. Our financial condition and results of operations may be adversely affected by these market risks.

Inflation

Our main costs and expenses are periodically adjusted. Our rent and communication expenses are adjusted based on pre-established inflation indices. Our expenses with personnel, including salaries, charges and benefits, which accounted for approximately 43.8% of our total operating costs and expenses in the year ended December 31, 2018, are subject to regional collective negotiations, which use inflation indices, usually close to the IPCA, as references.

Our agreements from Recurring Software Revenue, which accounted for 75.8% and 73.3% of our total net revenue in the years ended December 31, 2019 and 2018, respectively, are also annually adjusted based on inflation indices, primarily the IGP-M and IPCA.

At the end of 2019, IGP-M reached 7.3%, having varied significantly during the year, and IPCA reached 4.31%, representing an increase of 0.56 percentage points compared to 3.75% in 2018. In the beginning of 2019, the SELIC rate was 6.5% and, after four decreases, the SELIC rate reached a historical low of 4.5%. This scenario increased investments at variable rates, which positively affected the capital markets. Ibovespa achieved historical records in 2019 and reached 115,000 points, representing a 31.6% increase compared to 2018. According to the United Nations Conference on Trade and Development, or UNCTAD, Brazil ranked fourth among the countries that most attracted foreign investments in 2019, totaling US$75 billion, compared to US$60 billion in 2018, representing a 26% increase in the period.

Historically, we also adjust our software licensing fees, subscription access fees, service hourly fees and hardware solutions fees based on inflation indices. We cannot assure you that we will continue to transfer the impacts of inflation on these fees in the future.

Considering that the inflation indices used to adjust our revenue are different from those used to adjust our costs and expenses, our operations may be materially affected by inflation.

Interest Rates

Our financial instruments comprise cash and cash equivalents, trade accounts receivable, trade accounts payable, debentures, and loans and financings, which are recorded at cost, plus interest earned or charges incurred, or at their fair value, as applicable.

The main risks related to the Company’s operations are linked to the variation in:

•	the CDI rate, for financial investments and debentures issued in 2017;
•	TJLP, for financing from the Brazilian Development Band and for debentures issued in previous years; and
•	IPCA, for debentures issued in previous years.

The following table sets forth our exposure to TJLP and CDI:

Transaction	Risk	Indicators
BNDES financings indexed to the TJLP	TJLP	TJLP + 0.52% to 1.52% per year
Debentures	CDI	105.95% of the CDI rate
Debentures	CDI	102.65% of the CDI rate

Investments at fair value through profit or loss relate to startups privately held and which do not have quoted prices in an active market. The fair values of these investments are measured by a valuation technique or multiple valuation techniques employed by the market, such as discounted cash flow or multiple revenues, considering the reasonableness of the range of values shown by them. The fair value measurement is the point within that range that best represents the fair value in the circumstances. Additionally, the biggest investment—GoodData—refers to preferred shares, which have preference in case of liquidation.

We established three different scenarios to assess the sensitivity of the indices in relation to our debt, as of June 30, 2020. Based on the TJLP, IPCA and CDI rates as of June 30, 2020, we established a probable scenario (scenario I) for 2019 and variations of 25% (scenario II) and 50% (scenario III).

We calculated gross financial costs for each scenario, excluding taxes and agreements scheduled to mature in 2020. We used June 30, 2020 as the base date for our financings and debentures, projecting indices for one year and assessing their sensitivity for each scenario.

	As of June 30, 2020	Risk	Scenario I – Probable	Scenario II	Scenario III
	(in millions of R$)		(in millions of R$, unless otherwise indicated)
BNDES financings	R$0.6	TJLP	4.91%	6.14%	7.37%
Estimated financial expenses			R$0.03	R$0.03	R$0.04
Debentures	403.8	CDI	2.15%	2.69%	3.23%
Working capital	R$10.1
Estimated financial expenses			R$8.9	R$11.2	R$13.4

Exchange Rate Risk

This risk arises from the possibility of losses due to currency rate fluctuations that could increase the liabilities resulting from loans and foreign currency purchase commitments or that could reduce the assets resulting from trade accounts receivable in foreign currency.

Some of our subsidiaries have international operations and are exposed to exchange risk arising from exposures in some currencies, such as the U.S. dollar (USD), Argentinean peso (ARS), Mexican peso (MXN) and Chilean peso (CLP). We ensure that our net exposure is maintained at an acceptable level in accordance with the policies and limits defined by our management.

Below are the balances of each group company, showing a consolidated positive net exposure, since the exchange gains exceed exchange losses for the six-month period ended June 30, 2020:

	Accounts payable	Cash and cash equivalents	Accounts receivable	Other assets	Net exposure	Currency
	(in thousands of reais)
RJ Consultores México	0	1.2	0.9	—	2.1	Peso (MXN)
CMNet Participações S.A.	(0.3)	0.9	0.7	—	1.3	EUR/Peso (CLP & ARS)
TOTVS S.A.	(7.6)	—	—	—	(7.6)	USD
TOTVS México	(1.9)	2.4	6.0	—	6.5	Peso (MXN)
TOTVS Argentina	(2.0)	8.9	9.5	—	16.4	Peso (ARS)
TOTVS Corporation	(2.0)	0.8	—	97.8	96.6	USD
Total	(13.8)	14.2	17.1	97.8	115.3

Credit Risk

Credit risk is the risk that the counterparty in a deal will not fulfill an obligation set forth in a finance instrument or contract with a customer, which would cause a financial loss.

Regarding the credit risk associated with financial institutions, we distribute this exposure among financial institutions. Financial investments must be made in institutions whose risk rating is equal to or lower than the Sovereign Risk (Brazil Risk) assigned by the rating agencies Standard & Poor’s, Moody’s or Fitch. The amount allocated to each institution cannot exceed 30% of the total balances in current accounts plus financial investments, and also not correspond to more than 5% of the equity of the financial institution.

The credit risk related to services rendered and sale of licenses and hardware is minimized by strict control of the customer base and active delinquency management through clear policies on the sale of services and sale of software and hardware licenses.

Risk Management Policy

In order to mitigate the risks to which we are exposed, we adopt specific risk control practices, as described below. Our risk management and internal controls policy was reviewed in 2019, approved by our board of directors on June 11, 2019 and is scheduled to be reviewed every three years or as required.

The purpose of our risk management and internal controls policy is to set forth the principles, guidelines and responsibilities to be observed in corporate risk management and internal controls process, in order to identify, assess, treat, monitor and timely communicate risks to our management so that adequate measures and decisions may be taken to minimize the impact of the risk and/or better explore opportunities. Our policy also includes the guidelines described below.

Governance and risk management culture. Our risk management culture must be spread among all levels of the Company and the monitoring of the risks must not be under the exclusive responsibility of a single department or executive officer. Our managers are primarily responsible for the daily management of risks related to their respective area or business unit, as well as for disseminating the culture within their team, and managing the risk exposure through action plans that are set and monitored by our board of directors.

Risk, strategy and definition of goals. Our strategy and risk management must comprise internal and external factors, as well as the impact of risks that may be in disagreement with our policy and may affect the achievement of our business goals and strategy.

Identification, assessment, treatment and monitoring. The risks must be periodically identified, assessed, prioritized, treated and documented in order to be adequately addressed.

The main risks to which we are exposed are (i) strategic risks, (ii) operational risks related to our processes, personnel and technology, which affect our operational efficiency and the cost-effective use of our resources, (iii) financial risks, (iv) regulatory/compliance risks related to the compliance with rules and laws applicable to our industry, including environmental, labor, civil and tax laws and (v) information technology risks, related to security technology environment that may impact our business. The risks that affect us are identified and mapped by our internal controls, risks and compliance managerial department, based on an assessment of the internal and external scenario, interviews with our executive team and personnel involved with the specific risk and monitoring the regulatory legal framework that affects our industry. We measure the risks for their impact and probability, and identify and implement action plans to mitigate these risks. Also, the risks identified and assessed are periodically reported to our audit committee and Board of Directors.

Internal Controls

We have an internal controls, risk management and compliance area whose main duties are to conduct and set forth guidelines related to internal controls, as well as confirm the correct operation of our control environment, seeking to mitigate risks according to the complexity of our business and to assist in the preparation of our financial statements.

Our internal controls process also aims at ensuring reasonable security to protect our assets, accuracy and reliability of financial information, operating efficiency and compliance with our policies, rules and procedures.

We establish the activities of our internal controls area based on the mapping of our main risks and processes deemed material in accordance with our strategic objectives, taking into account the following aspects to determine our scope of work: (i) our strategic objectives; (ii) composition and nature of our accounting line items; (iii) chance of loss derived from error and fraud; and (iv) complexity of transactions recorded in our accounting line items.

Our internal controls system is based on an integrated model consisting of three lines of defense:

•	First line of defense: consists of the business areas, which are responsible for (i) identifying and reporting the risks of their operations and (ii) ensuring that their business objectives are met and our internal controls structure is being properly executed;
•	Second Line of Defense: represented by the Internal Controls, Risk Management and Compliance areas using the supporting documents provided by the first line of defense to help reviewing our controls environment. The second line of defense acts in an advisory capacity, supporting the business areas in designing and implementing procedures and controls;
•	Third Line of Defense: the Internal Audit team is responsible for an independent analysis and assessment of the internal control’s environment based on the activities performed by the first and second lines of defense.

Based on the three lines of defense, we perform the mappings and/or updates of all business processes. If we identify the need for new controls or if the existing controls are not sufficient to mitigate risks, we evaluate the relevant impacts on our business processes and report them to the responsible areas for preparation of an action plan to solve the identified issue.

Once these steps are completed, those responsible for the processes must perform an annual self-assessment control process, providing evidence on the implementation of controls in the system we use and, where appropriate, listing any new risks they have identified in their processes or activities.

The processes and controls mapped are a key tool for our Internal Audit’s planning. Based on this mapping, our Internal Audit defines the strategy and the effectiveness tests that will be carried out, called “Control Tests”, with the goal of evaluating the appropriate application and operational efficiency of controls in the prevention or detection of operating and financial distortions.

Our Internal Control, Risk and Compliance area periodically reports the results of self-assessment and actions plans developed to the Audit Committee, which is responsible for supervising and monitoring the internal controls activities.

In addition to our risk management and internal controls policy, the main compliance mechanisms and procedures we have in place are: (i) a code of ethics and corporate conduct; (ii) a corporate compliance policy; (iii) the hiring of independent auditors; (iv) a contributions, donations and sponsorship policy, (v) a business and institutional relations with public entities policy; (vi) policy on related party transactions and (vii) the TOTVS’s Integrity Program, which consists of a set of compliance mechanisms focused on prevention, detection and remediation of irregular and unethical conduct, whether in the private or public environment, aligned with our organizational culture.

Deficiencies and Recommendations in Internal Controls

In connection with the audit of our financial statements for the year ended December 31, 2019, our independent auditors have reported significant deficiencies in our information technology general controls, or ITGC, which included ineffective ITGCs related to manage access and changes process evaluation.

The independent auditors recommended for the access manage process to reassess the control design of granting access, revocation and transfers from one type of employee access to another type of access, in order to identify what caused the failures appointed, as well as document, evidence, and formally validate any type of change made in access profiles of employees. Regarding the deficiencies identified in the management of change process, it was recommended the review of this process and related controls to ensure that all steps of the systems update process are properly executed.

The complete review of manage access processes has been completed and encompasses the creation of mechanisms and systemic integrations to record that all accesses granted, transferred and revoked are in accordance with the activities carried out by employees and undergo management approvals. An annual review of employees’ accesses was also recommended.

We have adopted a remediation plan to address the deficiencies related to the controls described above, which includes the following: (i) review all of controls and (ii) creation of additional validations to ensure that the changes only go into the production environment with all the necessary evidence and without any conflict of segregation of duties.

We believe that none of these deficiencies or improvement opportunities may cause significant misstatements in the information included in our financial statements and we are committed to maintaining strict internal controls and recognize that an environment with effective controls generates transparency and security for our stakeholders.

TOTVS – MANAGEMENT AND COMPENSATION

Pursuant to our bylaws, we are managed by a board of directors (conselho de administração) and a board of executive officers (diretoria).

Board of Directors

Our board of directors is responsible for defining our general business policies and overall guidelines, including our long-term strategies, and for controlling and monitoring our performance. The duties of our board of directors include, among others, electing, removing and supervising our executive officers. Under the Brazilian Corporation Law, the board of directors is also responsible for hiring independent auditors. Our board of directors has internal rules, which were approved at a meeting of the board of directors held on March 11, 2019 and regulate its operation, in accordance with the provisions of our bylaws and current legislation.

Pursuant to our bylaws, our board of directors consists of at least five and a maximum of nine members, who are appointed at our Annual Shareholders’ Meeting (Assembleia Geral Ordinária). The members of our board of directors have a unified term of office of two years and may be reelected. At least two members or twenty percent (20%) of all members, whichever is greater, must be independent directors, pursuant to the Novo Mercado listing rules. Our board of directors currently consists of nine members, eight of which are independent directors.

The table below sets forth certain information of each member of our board of directors as of the date of this prospectus:

Name	Age	Title	Date of election	Expiration of term of office
Laércio José de Lucena Cosentino	60	Chairman	April 27, 2020	2022 shareholders’ meeting
Gilberto Mifano	70	Independent Member	April 27, 2020	2022 shareholders’ meeting
Guilherme Stocco Filho	46	Independent Member	April 27, 2020	2022 shareholders’ meeting
Maria Letícia de Freitas Costa	60	Independent Member	April 27, 2020	2022shareholders’ meeting
Mauro Gentile Rodrigues Da Cunha	48	Independent Member	April 27, 20 20	2022 shareholders’ meeting
Eduardo Mazzilli de Vassimon	61	Independent Member	April 27, 2020	2022 shareholders’ meeting
Sylvia de Souza Leão Wanderley	62	Independent Member	April 27, 2020	2022 shareholder’s meeting

Laércio José de Lucena Cosentino. Mr. Cosentino holds a bachelor’s degree in electrical engineering from Escola Politécnica de Engenharia da Universidade de São Paulo. Mr. Cosentino served as our chief executive officer until 2018, when he became the chairman of our board of directors. He founded TOTVS in 1983. Previously, he served as an officer at SIGA, from 1978 to 1983. He is the author of a number of books, including “Dbase II e III”, “Windows”, “Brasil não é Risco é Oportunidade” and “Genoma Empresarial”. Mr. Cosentino is a member of the Decision-Making Council of the Brazilian Association of Information Technology and Communication Companies (Associação Brasileira de Empresas de Tecnologia da Informação e Comunicação – Brasscom), and the chairman of the board of Mendelics, among others.

Gilberto Mifano. Mr. Mifano holds a bachelor’s degree in business administration from the São Paulo School of Business Administration of the Getúlio Vargas Foundation University (1972). He currently serves as an independent member of our board of directors and a member of our audit and governance committee. Mr. Mifano also serves as an independent member of the board of directors and a member of the audit, finance and people committee of Cielo S.A., an independent member of the board of directors and a member of the audit, risk management and finance committee of Natura & Co S.A., an independent member of the board of directors of Construtora Pacaembu S.A. and a member of the consulting board  of Pragma Gestão de Patrimônio Ltda. Previously, Mr. Mifano served as a member of the board of directors, vice-chairman and chairman of the board of directors of IBGC; an independent member of the board of directors of SEB Educacional S.A.; an independent member of the board of directors of Baterias Moura S.A., and f Isolux Infraestructure S.A. From 1994 to 2009, Mr. Mifano served as the chief executive officer of BOVESPA and the chairman of the board of directors of BM&FBOVESPA S.A.

Guilherme Stocco Filho. Mr. Stocco holds a bachelor’s degree in business administration from Fundação Armando Alvares Penteado, or FAAP, (1997), an MBA in management from Insper (2010); a post-graduate degree in marketing management from FAAP (2007) and a marketing certificate from University of California, Berkeley (1996). Mr. Stocco has extensive experience in creating digital and corporate transformation businesses, with more than 20 years of experience. He is responsible for successful projects in digital banking (Banco Original), venture capital (Koolen & Partners), mobile and e-commerce (Buscapé), internet platforms (Microsoft) and advertisement (TeRespondo). Currently, he serves as a member of the advisory committee of our board of directors and of the B3, and a main lecturer on trends and innovation, having given more than 120 lectures in Brazil, Latin America, Canada, the United States, Denmark and the United Kingdom.

Maria Letícia de Freitas Costa. Ms. Costa holds a bachelor’s degree in production engineering from Escola Politécnica da Universidade de São Paulo and an MBA from the Samuel Curtis Johnson School of Management at Cornell University.  Currently, she is a partner at Prada Assessoria Empresarial and a member of the board of directors of Localiza S.A., Mapfre and Embraer.  She also served as a member of the audit committee and a coordinator of the strategy committee of Votorantim Cimentos.  From 2010 to 2015, Ms. Costa worked at Insper.  From 2001 to 2010, Ms. Costa served as an operations officer at Booz Allen Hamilton (currently Strategy&).  She also served as a member of the board of directors of Sadia, Gafisa, Technip, RBS Mídia and Marcopolo, and a member of the committee of the board of directors of Votorantim Industrial and Bematech.

Mauro Gentile Rodrigues Da Cunha. Mr. Cunha serves as the president of the Association of Capital Markets Investors (Associação de Investidores no Mercado de Capitais – Amec) since 2012. Previously, he worked as an investment manager and analyst at a number of institutions, including Opus, Franklin Templeton, Bradesco Templeton, Investidor Profissional, Morgan Stanley Asset Management, Deutsche Morgan Grenfell, Bank of America Latin American Private Equity Group and Banco Pactual. Mr. Cunha is a specialist in investments and corporate governance and has served on the boards of Brazilian companies since 1999. Currently, Mr. Cunha serves as member of the board of directors of BR Malls (where he leads the people and compensation committee) and Eletrobras (where he leads the statutory audit and risks committee). From 2008 to 2009, Mr. Cunha served as the chairman of the board of directors of IBGC.

Eduardo Mazzilli de Vassimon. Mr. Vassimon holds a bachelor’s degrees in economics from Faculdade de Economia da Universidade de São Paulo (USP) and in business administration from Fundação Getúlio Vargas, both completed in 1980, and post-graduate degrees from EAESP/FGV and École des Hautes Études Commerciales in France, both completed in 1982. Since 2015, Mr. Vassimon has been a member of the board of directors of the B3. He served as the chief executive officer of Itaú BBA and a general officer of the wholesale area of Itaú-Unibanco from 2016 to 2018; an executive officer, the chief financial officer and the chief risk officer of Itaú Unibanco S.A. from 2015 to 2016; an executive officer and the chief risk officer of Itaú Unibanco S.A. from 2013 to 2015; a member of the board of directors of Banco Itaú BBA S.A. from 2003 to 2015; a member of the board of directors of Santos Futebol Clube from 2009 to 2013; a managing partner of Fundo Pitanga (venture capital) from 2011 to 2013; and the vice-chairman of Fundação Bienal de São Paulo from 2009 to 2013.

Sylvia de Souza Leão Wanderley. Ms. Wanderley worked for more than 30 years in the retail market, at Walmart Brasil (1995-2000), Grupo Pão de Açúcar (2000 to 2012), and Carrefour (2015 to 2018), where she held positions as Vice President in the areas of Marketing, Sales, Operations, and Human Resources. She also served as Vice President of Marketing and Innovation at BRF from 2013 to 2014. She is a member of the Board of Directors of Sodimac Brasil, a Falabella group Company, Mendelics and of the Baumgart Group.

She leads the People Committee and is a member of the Strategy Committee at Raia Drogasil. She graduated in Social Communication, with an Executive MBA in Administration at COPPEAD- UFRJ University, and specialization courses at MIT – Massachusetts Institute of Technology (USA), Sloan School of Management, and Fundação Dom Cabral.

Board of Executive Officers

Our executive officers are our legal representatives and are principally responsible for our day-to-day management and for implementing the general policies and guidelines set by our board of directors through specific business policies and strategies.

Our board of executive officers (diretoria) consists of at least five and a maximum of 20 executive officers, who may or may not be our shareholders, and who are residents of Brazil, including the following positions, whose duties are determined by our board of directors: (i) chief executive officer, (ii) president, (iii) up to eight vice-presidents, and (iv) up to ten executive officers. The executive officers may accumulate positions and shall serve for a unified term of two (2) annual terms, where an annual term shall be deemed to be the period between two (2) annual shareholders meetings, with reelection being allowed. Our board of executive officers are elected and may be dismissed by our board of directors.

The table below sets forth certain information of each member of our board of executive officers as of the date of this prospectus.

Name	Age	Title	Date of election	Expiration of term of office
Dennis Herszkowicz	45	Chief Executive Officer	April 26, 201 9	2021 shareholders’ meeting
Gilsomar Maia Sebastião	44	Chief Financial and Investor Relations Officer	April 26, 2019	2021 shareholders’ meeting
Alexandre Haddad Apendino	40	Vice President of Services and Relationship	April 26, 2019	2021 shareholders’ meeting
Gustavo Dutra Bastos	44	Vice President of Platforms	April 26, 2019	2021 shareholders’ meeting
Marcelo Eduardo Sant’anna Cosentino	37	Vice President of Business for Industries	April 26, 2019	2021 shareholders’ meeting
Juliano Tubino	46	Vice President of Strategy and New Business	April 26, 2019	2021 shareholders’ meeting
Izabel Cristina Branco	44	Vice President of Human Relations	August 5, 2019	2021 shareholders’ meeting

Dennis Herszkowicz. Mr. Herszkowicz holds a bachelor’s degree in advertising and marketing from ESPM. From 2003 to 2018, he was a partner and statutory officer of Linx S.A., or Linx, serving as an executive officer in different areas; and from 2011 to 2014, he served as a member of Linx’s board of directors. From 2012 to 2017, Mr. Herszkowicz served as the chief financial officer and investor relations officer, responsible for the IPO of Linx in 2013 and its follow-on offering in 2016, having conducted 20 acquisitions in the period. From 2017 to 2018, Mr. Herszkowicz served as an executive officer for new markets, a business unit focused on fintechs. Before working at Linx, he served as a general executive officer at DeRemate.com in Brazil, the founder and chief executive officer of Gibraltar.com, having also worked at Unilever and Credicard S.A.

Gilsomar Maia Sebastião. Mr. Maia holds a bachelor’s degree in accounting from Universidade Mackenzie (2000) and an MBA in capital markets from FIPECAFI. He served as our executive officer, planning officer, corporate finance officer, investor relations officer and mergers and acquisitions officer.

Previously, Mr. Maia served as our manager of processes and risks from 2006 to 2007. He worked at Ernst & Young Auditores Independentes as an audit manager, where he conducted external audit projects from 1996 to 2004.

Alexandre Haddad Apendino. Mr. Appendino holds a bachelor’s degree in business administration from Universidade Presbiteriana Mackenzie (2001), an executive MBA and a corporate MBA from INSPER, and a specialization degree in sales management from the Wharton School at the University of Pennsylvania. Mr. Appendino served as our services and relationship officer, having joined us in 2013 as a sales and channels manager. He subsequently served as the head of our commercial and cloud and analytics (GoodData) areas. Previously, Mr. Appendino worked at SAP and Oracle, having more than 18 years of experience in sales and channel management, always focusing on SME companies.

Gustavo Dutra Bastos. Mr. Bastos holds a technical degree in industrial computing from Centro Federal de Educação Tecnológica de Minas Gerais (CEFET/MG) and a bachelor’s degree in business administration from Universidade Federal de Minas Gerais (UFMG), obtained in 2000. Currently, Mr. Bastos serves as our executive officer of platforms. He has worked at IT companies for more than 25 years, including in the software and associated services market. Mr. Bastos has worked for us for almost 20 in our pre-sales, offer, and software projects and services areas, remaining in the latter until 2012. In 2013, he played an important role in the structuring of our technical service and quality areas, becoming responsible for our product areas.

Marcelo Eduardo Sant’Anna Cosentino. Mr. Sant’Anna Cosentino holds a bachelor’s degree in business administration from Pontifícia Universidade Católica (PUC-SP), obtained in 2005, and an MBA from the Kellogg School of Management at Northwestern University. He joined us in 2001 and worked in a number of areas, including information technology, product development, alliances, new businesses, corporate planning and international market. Since 2016, he has been responsible for our international growth, having participated in our main M&A operations. Currently, Mr. Sant’Anna Cosentino serves as our chief business officer for industries.

Juliano Tubino. Mr. Tubino holds a bachelor’s degree in computer science from Universidade Presbiteriana Mackenzie, with specialization in business administration and marketing from the Kellogg Executive Education program of the Kellog School of Management at Northwestern University. He serves as our business and digital strategy officer. Previously, Mr. Tubino served as a marketing executive at Accenture Digital, Netshoes, Microsoft and Amazon, having experience in marketing, sales, innovation and digital marketing.

Izabel Cristina Branco. With more than 20 year of experience in business management and human resources, customer segmentation, marketing and strategic communication, Ms. Branco worked at Via Varejo as Executive Director of Human Resources and Management for the past 4 years. Between 2014 and 2015, acted as Customer Value Superintendent at SulAmérica Seguros. Before that, she developed her career in companies as Banco Santander, Banco Real and Banco Itaú. Ms. Branco graduated in Translation and Interpretation by Ibero Americana and postgraduate in Business Management by FGV and Marketing by ESPM.

Fiscal Council

Under the Brazilian Corporation Law, the fiscal council (conselho fiscal) is required to be a corporate body independent from our management and our independent auditors. The primary responsibilities of the fiscal council include monitoring management activities, reviewing the Company’s financial statements and reporting its findings to the Company’s shareholders.

According to our bylaws, the fiscal council is not permanent, but may be installed at the request of shareholders, as described below. The fiscal council, if installed, is composed of three members and an equal number of deputies their respective alternates. Under the Brazilian Corporation Law, when it is not permanent, the fiscal council may be installed at the request of shareholders representing at least 10.0% of the voting shares, with a term of office extending through the first annual shareholders’ meeting held after its installment and election of its members. Under applicable CVM regulations, this percentage is lowered to

2.0% in the case of public companies, including ours. In addition, minority shareholders representing a minimum of 10.0% of the voting shares are entitled to elect one fiscal council member and respective alternate by a separate vote.

Members of our fiscal council, if installed, may or may not be shareholders, must reside in Brazil and are eligible for reelection. In addition, a fiscal council may not be composed of members who are also members of our board of directors, board of executive officers or work at a subsidiary or a company of the same group. This prohibition extends to the spouses and close family members of management. In the fiscal years in which the installment of the fiscal council is requested, the annual general shareholders’ meeting shall elect its members and establish their respective compensation.

As of the date of this prospectus, we had not established a fiscal council.

Committees

As part of our corporate governance practices, in addition to those expressly required by the rules and regulations of the Novo Mercado, we maintain four internal committees: the audit committee; the personnel and compensation committee; the governance and nomination committee; and the strategy committee, which was established by our board of directors.

Each committee has the main objective of assisting our board of directors and lending efficiency to the performance of board members’ functions. The committees do not have executive or deliberating powers.

The term of office of our advisory committees’ members will coincide with the term of office of our board of directors. The members of our advisory committees may be reelected up to additional four consecutive terms.

Each advisory committee has a coordinator and their operations and rules are set forth in an internal regulation approved by our board of directors.

Audit Committee

The purpose of our audit committee is to support the board of directors in establishing quality standards for financial reports and internal controls, assessing the quality of our financial reports, the risks involved in the accounting practices used and the adequacy and efficacy of our internal controls, proposing changes as required.

Our audit committee comprises of at least three members, a majority of whom shall be members of our board of directors, all of them independent members and at least one must have recognized experience in corporate accounting.

The table below sets forth the name, titles, date of appointment and expiration of the term of office of the members of our audit committee as of the date of this prospectus:

Name	Title	Date of appointment	Expiration of term of office
Gilberto Mifano	Coordinator	April 30, 2020	2022 shareholders’ meeting
Mauro Gentile Rodrigues da Cunha	Member	April 30, 2020	2022 shareholders’ meeting
Ricardo Baldin	Independent Member	April 30, 2020	2022 shareholders’ meeting

Gilberto Mifano. For more information on Gilberto Mifano, see “—Board of Directors.”

Mauro Gentile Rodrigues da Cunha. For more information on Mauro Gentile Rodrigues da Cunha, see “—Board of Directors”.

Ricardo Baldin. Mr. Baldin holds a degree in Accounting Sciences from the University of Vale do Rio dos Sinos – UNISINOS (1978) and has a specialization in Finance from Fundação Dom Cabral (2006) and Executive Management from Fundação Getulio Vargas (2007). He is a member of our Audit Committee and a member of the Board of Directors of XP Inc., and serves as Coordinator of the Audit Committee of Alpargatas, ENEVA and CBMM. From May 2016 to July 2017, he held the position of Director of Controllership, Technology and Internal Controls, Risks and Compliance at the National Bank for Economic and Social Development – BNDES, being considered, therefore, a politically exposed person. Previously, he served as a member of the Board of Directors of the Credit Guarantee Fund – FGC in 2019 and of its Fiscal Council in 2018. He was a member of the Board of Directors of Ecorodovias between 2018 and 2020 and of Braskem in 2019. Among its main projects are the acquisition of Banco Nacional by Unibanco, the merger of Itaú-Unibanco, the evaluation of the National Public Financial System, evaluation projects for acquisition (Sudameris, Banespa, etc.) and financial audits in major national banks. Mr. Baldin has recognized experience in corporate accounting.

Personnel and Compensation Committee

The main purpose of our personnel and compensation committee is to support the board of directors in establishing the compensation and other benefits and payments at any title payable to our directors and executive officers.

Our personnel and compensation committee comprises at least three members, all of whom must be members of our board of directors and at least two must be independent members.

The table below sets forth the name, titles, date of appointment and expiration of the term of office of the members of our finance committee as of the date of this prospectus:

Name	Title	Date of appointment	Expiration of term of office
Eduardo Mazzilli de Vassimon	Coordinator	April 30, 2020	2022 shareholders’ meeting
Sylvia de Souza Leão Wanderley	Member	April 30, 2020	2022 shareholders’ meeting
Mauro Gentile Rodrigues da Cunha	Member	April 30, 2020	2022 shareholders’ meeting

Eduardo Mazzilli de Vassimon. For more information on Eduardo Mazzilli de Vassimon, see “—Board of Directors”.

Sylvia de Souza Leão Wanderley. For more information on Sylvia de Souza Leão Wanderley, see “—Board of Directors”.

Mauro Gentile Rodrigues da Cunha. For more information on Mauro Gentile Rodrigues da Cunha, see “—Board of Directors”.

Governance and Nomination Committee

The main purpose of our governance and nomination committee is to support our board of directors in adopting best corporate governance practices; contributing to the efficiency of its processes; selecting and appointing individuals who meet the legal requirements and our needs as candidates to our board of directors or advisory committees; and implementing a succession plan for executives.

Our governance and nomination committee comprises of at least three members, all of whom must be members of our board of directors and at least two must be independent members.

The table below sets forth the name, titles, date of appointment and expiration of the term of office of the members of our management committee as of the date of this prospectus:

Name	Title	Date of appointment	Expiration of term of office
Eduardo Mazzilli de Vassimon	Coordinator	April 30, 2022	2022 shareholders’ meeting
Laércio José de Lucena Cosentino	Member	April 30, 2022	2022 shareholders’ meeting
Gilberto Mifano	Member	April 30, 2022	2022 shareholders’ meeting

Eduardo Mazzilli de Vassimon. For more information on Eduardo Mazzilli de Vassimon, see “—Board of Directors”.

Laércio José de Lucena Cosentino. For more information on Laércio José de Lucena Cosentino, see “—Board of Directors”.

Gilberto Mifano. For more information on Gilberto Mifano, see “—Board of Directors”.

Strategy Committee

The main purpose of our strategy committee is to support our board of directors in preparing our strategic planning, including the assessment of proposals from our board of executive officers about potential mergers and acquisitions transactions.

The table below sets forth the name, titles, date of appointment and expiration of the term of office of the members of our strategy committee as of the date of this prospectus:

Name	Title	Date of appointment	Expiration of term of office
Maria Letícia de Freitas Costa	Coordinator	April 30, 2020	2022 shareholders’ meeting
Laércio José de Lucena Cosentino	Member	April 30, 2020	2022 shareholders’ meeting
Dennis Herszkowicz	Member	April 30, 2020	2022 shareholders’ meeting
Guilherme Stocco Filho	Member	April 30, 2020	2022 shareholders’ meeting

Maria Letícia de Freitas Costa. For more information on Maria Letícia de Freitas Costa, see “—Board of Directors”.

Laércio José de Lucena Cosentino. For more information on Laércio José de Lucena Cosentino, see “—Board of Directors”.

Dennis Herszkowicz. For more information on Laércio José de Lucena Cosentino, see “—Board of Executive Officers”.

Guilherme Stocco Filho. For more information on Guilherme Stocco Filho, see “—Board of Directors”.

Compensation and Policy Benefits

Our human relations and compensation policy was approved by our board of directors on June 18, 2020 and is available on our website. The purpose of our human relations and compensation policy is to ensure competitive compensation models in line with market practices in order to attract and retain professionals and align the medium- and long-term objectives of our management with those of our shareholders.

Our general shareholders’ meeting is responsible for establishing the aggregate amount of annual compensation paid to our directors and executive officers, and our board of directors is responsible for allocating this amount among our directors and executive officers. Our personnel and compensation committee specifically addresses matters involving the compensation of executive officers, and our board of directors reviews the recommendations of our personnel and compensation committee and approves fixed and variable compensation, according to the limits set forth at shareholders’ meetings.

For the years ended December 31, 2019, 2018 and 2017, the aggregate compensation of the members of our management was R$27.5 million, R$22.0 million and R$19.2 million, respectively, including benefits. For the year ended December 31, 2020, the aggregate compensation of the members of our management is expected to be R$42.3 million, including benefits.

Board of Directors

Members of our board of directors receive a fixed monthly compensation, based on market parameters. Except for the chairman, the other members of our board of directors are not eligible to receive variable compensation.

Our board of directors approved a higher compensation for the chairman. As of 2019, the chairman is eligible to (i) receive benefits, such as life insurance, healthcare, dental care and private car with driver, and (ii) participate in our incentive and retention plan based on shares, according to the terms and conditions of the stock option plan approved on December 15, 2015 and amended on April 5, 2018 (the “Restricted Shares Plan”). The amount of shares to be granted is determined based on quantitative (70%) and qualitative (30%) indicators measured after three years as of each grant of stock options.

Some of the members of our board of directors are our shareholders and may also participate in individual investment plans in shares issued by us, under which they have to agree to invest part of their compensation in the purchase of shares issued by us.

For the years ended December 31, 2019, 2018 and 2017 the aggregate compensation paid to the board of directors was R$5.6 million, R$3.3 million and R$2.3 million, respectively.

Board of Executive Officers

The compensation of our board of executive officers is comprised of fixed compensation, variable compensation, stock options and benefits. The fixed compensation is paid on a monthly basis, according to the title held. The purpose of this compensation is to recognize the value of their responsibilities, based on market parameters and on their contribution to the performance and growth of our business.

The variable compensation (bonuses) of the members of our board of executive officers is individually established for each member and subject to the achievement of certain (i) individual targets, related to their respective areas, including (a) the achievement of our strategic priorities and of certain financial, sales, efficiency and productivity targets, and (b) our global performance, which is measured by efficiency and productivity financial indicators such as EBITDA and Churn, a quality indicator; as well as (ii) company financial targets, such as EBITDA.

In addition, our executive officers are entitled to participate in our Restricted Shares Plan. The purpose of the stock-based compensation is to align the medium- and long-term objectives of our executive officers with those of our shareholders. Our board of directors, assisted by the personnel and compensation committee, is responsible for determining the members of our board of executive officers and other key personnel that are eligible to participate in the Restricted Shares Plan. The amount of shares to be granted to each executive officer is determined by the board of directors, based on their individual performance, measured based on the “9 Box” methodology, which takes into consideration the actual performance of each executive officer during the year. Based on this methodology, (i) 50% is based on result indicators tied to quantitative individual goals established for the year, such as EBITDA, revenue, net profit, Churn, among others; (ii) 25% is based on the achievement of seven strategic goals, such as operational excellence, innovation for results, client success focus, among others; and (iii) the remaining 25% is related to the ability shown by the executive officer to take on more challenges in our company, according to our succession plan.

The average composition of each element of the compensation of our executive officers during the years ended December 31, 2019, 2018 and 2017 is set forth in the table below.

Compensation Item	2019	2018	2017
Fixed	31%	57%	70%
Variable	63%	37%	30%
Benefits	6%	6%	—

Our executive officers also receive benefits as practiced in the market, including healthcare, private pension plan, life insurance and meal vouchers, among others.

For the years ended December 31, 2019, 2018 and 2017 the aggregate compensation paid to the executive officers was R$21.9 million, R$18.8 million and R$17.0 million, respectively, of which R$5.3 million, R$3.2 million and R$1.3 million, respectively, referred to variable compensation and R$7.8 million, R$3.7 million and R$3.5 million, respectively, referred to stock-based compensation.

Executive officers are also entitled to an indemnification in the event of dismissal as a result of sale of our control, acquisitions or subscriptions of shares representing 20% of our capital stock by third parties, corporate reorganizations or our dissolution.

Additionally, in case of sale of our control or dismissal without cause, our chief executive officer will be entitled to receive 100% of his annual global compensation for a period of three years, as indemnification.

Fiscal Council

The compensation of the members of our fiscal council, if installed, is established by the shareholders’ meeting that elects them and, pursuant to Brazilian Corporation Law, it cannot amount to less than 10% of the average compensation paid to each officer, excluding benefits, representation allowances and variable compensation.

Committees

The majority of the members of our committees are also members of our board of directors. Since 2017, in accordance with best market practices, the board of directors’ members who are part of committees receive a fixed compensation in addition to the compensation they are entitled to as members of the board of directors.

Share-based Compensation Plan

We measure the cost of transactions settled with shares to our employees based on the fair value of the shares on the grant date. We have one share-based compensation plan in place, the Restricted Shares Plan. For further information on our share-based compensation plans, see note 25 to our unaudited financial statements for the six months period ended June 30, 2020 and note 23 to our audited financial statements for the years ended December 31, 2019 and 2018, included elsewhere in this prospectus.

Restricted Shares Plan

Since December 2015, our restricted shares plan (the “Restricted Shares Plan”), grants to beneficiaries the right to restricted shares that are divided into three programs:

(i)	Regular restricted shares: the eligible participants shall have the right to receive restricted shares of the regular program at the end of the vesting period. During the vesting period of the regular program, participants will not be entitled to receive dividends or interest on shareholders’ equity in connection with the restricted shares.

(ii)	Partner program: the eligible participants in this plan shall have the right to receive the restricted shares of the partner program at the end of the vesting period, provided that the participant has and maintains, on the date of granting of restricted shares, on a continuous and uninterrupted basis, including on the date of delivery of the restricted shares, an amount equal to 12 fixed monthly gross salaries invested in TOTVS Shares. During the vesting period of the partner program, participants will not be entitled to receive dividends or interest on shareholders’ equity in connection with the restricted shares.

(iii)	Discretionary Bonus in Restricted Shares: This plan enables our Board of Directors to use any remaining balance of restricted shares under this plan for additional grants to participants, in a restricted number, based on reports from the personnel and compensation committee. The Board of Directors shall act at its sole discretion within the established limit for dilution of shares with the purposes to attract and retain certain key personnel for our business.

D&O Insurance

We and our subsidiaries have a D&O civil liability insurance policy that sets forth the payment or reimbursement of expenses incurred by the members of our management in redressing damages caused to third parties or us.

Our current policy was issued by AIG SEGUROS BRASIL S.A., is in effect until July 1, 2021, and covers indemnification up to the limit of R$100.0 million.

Although covered by our current D&O insurance policy issued in Brazil, our officers and members of management of our operations in Mexico, Argentina and the United States are also covered by a local policy issued in each country, with a coverage amount of US$1.0 million.

As of the date of this prospectus, we had not entered into indemnity agreements with our officers, executives or board members.

DESCRIPTION OF TOTVS SHARES AND TOTVS BYLAWS

The discussion below is a summary of certain significant provisions of our bylaws, the Brazilian Corporation Law and the rules and regulations of CVM and the Novo Mercado Listing Regulation from B3 (“Novo Mercado”), that are applicable to us. This discussion does not purport to be complete and is qualified by reference to some provisions of our bylaws, the Brazilian Corporation Law and the rules and regulations of the CVM and the Novo Mercado.

General

We are a publicly held company (“sociedade por ações de capital aberto”) incorporated under the laws of Brazil on December 13, 1983.

As a result of the listing of our common shares on the Novo Mercado, we may not issue common shares without voting rights or with restrictions on such voting rights. For as long as we are listed on the Novo Mercado, we may not issue preferred shares. Therefore, this section does not refer to any rights granted to preferred shareholders. In order to delist from the Novo Mercado, we must conduct a public offering.

See “—Delisting from the Novo Mercado”.

Capital Stock

As of the date hereof, our capital stock totaled an aggregate of R$1,382.5 million divided into 577,913,181common shares.

Our shareholders approved an increase in the limit of our authorized capital stock to R$2,500.0 million at an extraordinary shareholders’ meeting held on May 16, 2019.

According to the agreement we have entered into with the B3 to list our common shares on the Novo Mercado, we cannot issue non-voting shares, shares with restricted voting rights or participation certificates (partes beneficiárias).

Rights of Our Common Shares

Each of our common shares entitles its holder to:

•	one vote at our annual or extraordinary shareholders’ meetings;
•	the right to receive mandatory dividends during each fiscal year in an amount equal to at least 25% of our annual adjusted net income and additional dividends that may be distributed based on the deliberation of our shareholders at a shareholders’ meeting;
•	the right to participate in our other profit distributions and exercise all intrinsic rights pertaining to our common shares, as may be declared by us;
•	tag-along rights, in the event of the disposition of our control in one or a series of successive;
•	participate, in proportion to their ownership interest in our capital stock, in the distribution of any residual assets if we are liquidated; and
•	all rights and benefits afforded to our common shares under the rules and regulations of the Novo Mercado, our bylaws and the Brazilian Corporation Law.

For as long as we are listed on the Novo Mercado, we may only issue common shares. In addition, if we decide to delist from the Novo Mercado, we or the controlling shareholder, if applicable, must conduct a public offering to acquire common shares from the other shareholders. See “—Delisting from the Novo Mercado”.

Shareholders’ Meetings

At properly called and convened shareholders’ meetings, shareholders are authorized to make decisions relating to our corporate purpose and to pass these resolutions as they deem to be in our interest. Shareholders at the annual shareholders’ meeting have the exclusive power to approve our financial statements and to determine the allocation of our net income and the payment of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. The election of the members of our board of directors typically takes place at the annual shareholders’ meeting, although this may also occur at an extraordinary shareholders’ meeting. Members of our fiscal council, if this council is installed at the request of a sufficient number of shareholders, may be elected either at the annual or the extraordinary shareholders’ meeting.

An extraordinary shareholders’ meeting may be held at any time, including concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken exclusively at a shareholders’ meeting:

•	amendment of our bylaws;
•	election and dismissal of the members of our board of directors;
•	determination of the annual global compensation for members of the board of directors, board of executive officers as well as fiscal council members, if the later has been installed;
•	approval of granting stock bonuses and decide any share grouping or split;
•	approval of a stock option or subscription plans;
•	approval of management accounts and our financial statements;
•	approval of the allocation of net income, distribution of profits and payment of dividends, as well as creating profit reserves, except for mandatory reserves;
•	delisting from the Novo Mercado or going private;
•	cancellation of our CVM registration;
•	suspension of a shareholder’s rights in the event of noncompliance with the Brazilian Corporation Law or our bylaws;
•	approval of the appraisal of assets offered by a shareholder in consideration for the subscription of shares of our capital stock;
•	approval of our transformation into a limited liability company (sociedade limitada) or into any other corporate form provided for in the Brazilian Corporation Law;
•	approval of our consolidation, merger or spin-off; and
•	approval of our dissolution or liquidation and the appointment or dismissal of the respective liquidators and the fiscal council that should operate during the liquidation, as well as approval of the report prepared by the liquidator describing our acts, transactions and final accounts.

•	According to the Brazilian Corporation Law, a company’s bylaws or actions taken at a shareholders’ meeting may not deprive a shareholder of the following rights:
•	the right to participate in profit distributions;
•	the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;
•	preemptive rights in the event of subscription of shares, convertible debentures and subscription warrants, except in some specific circumstances contemplated in the Brazilian Corporation Law and described under “—Preemptive Rights”; and
•	the right to withdraw from the Company in the cases specified in the Brazilian Corporation Law, as described under “—Withdrawal and Redemption Rights”.

Quorum

The Brazilian Corporation Law generally provides that the quorum for an annual shareholders’ meeting consists of shareholders representing at least 25.0% of a company’s issued and outstanding voting capital stock on the first call and, if that quorum is not reached, any percentage of the Company’s voting capital stock on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present at a shareholders’ meeting in person, or represented by a proxy, is required to approve any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing at least 50.0% of our issued and outstanding voting capital stock is required to:

•	reduce the mandatory dividend for distribution to our shareholders;
•	change our corporate purpose;
•	approve our consolidation or merger with another company;
•	approve our spin-off;
•	approve our participation in a corporate group;
•	apply for termination of our liquidation;
•	approve our dissolution; and
•	approve the merger of our common shares with shares of another company.
•	For publicly held corporations with a significant free float, as evidenced by cases where the Company’s three previous shareholders’ meetings were attended by common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.
•	In addition, the listing rules of the Novo Mercado require special quorums for the approval of certain matters. For instance, the delisting of the Novo Mercado may occur without a tender offer, if the majority of the votes of our minority shareholders present at the relevant meeting which, in the first call, must have shareholders representing at least two-thirds of our outstanding shares, excluding shares held by our controlling shareholders, if applicable, and our directors and officers, or, in the second call, with any number of shareholders.

Notice of a Shareholders’ Meeting

The Brazilian Corporation Law requires that notice of a shareholders’ meeting be published on three different dates in the Federal Official Gazette and another widely circulated newspaper in the state in which our registered office is located. Currently, we publish the notices in the Official Gazette of the State of São Paulo (Diário Oficial do Estado de São Paulo), which is the official newspaper of the government of the State of São Paulo, and in the newspaper Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require, upon the request of any shareholder, that the first notice be published 30 days in advance of the meeting. The CVM may also, upon the request of any shareholder, suspend for up to 15 days the process of calling for a particular extraordinary shareholder’s meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of shareholders’ meetings must include the place, date, time and the agenda of the meeting and, in the case of a proposed amendment to our bylaws, a description of the proposed amendment.

Location of Our Shareholders’ Meetings

Our shareholders’ meetings are held at our headquarters in the City of São Paulo. The Brazilian Corporation Law allows our shareholders to hold meetings outside our headquarters in the event of force majeure, provided that the meetings are held in the City of São Paulo and the relevant notice contains a clear indication of the place where the shareholders’ meeting will take place.

Who May Call a Shareholders’ Meeting

Our board of directors may call shareholders’ meetings, although they may also be called by the following:

•	any shareholder, if our directors fail to call a shareholders’ meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;
•	shareholders holding at least 5.0% of our capital stock, if our directors fail to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda;
•	shareholders holding at least 5.0% of our capital stock if our directors fail to call a meeting within eight days after receipt of a request to call the meeting for the creation of a fiscal council; and
•	our fiscal council, if one is installed and if our board of directors fails to call an annual shareholders’ meeting within one calendar month after the date it was required to do so under applicable law. The fiscal council, if installed, may also call an extraordinary shareholders’ meeting if it believes that there are important or urgent matters to be addressed.

Conditions of Admission to our Shareholders’ Meetings

Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote prior to the meeting, by means of their respective identification cards and the certificate issued by the depositary institution of our common shares. Shareholders who fail to provide such proof may be deprived from participating in the meeting.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed within one year before the meeting, which proxy must be a shareholder, corporate officer, lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

Committees

As part of our corporate governance practices, in addition to those expressly required by the rules and regulations of the Novo Mercado, we maintain four internal committees: the audit committee; the personnel and compensation committee; the governance and nomination committee, which are statutory; and the strategy committee, which was established by our board of directors. Each committee has the main objective of assisting our board of directors and lending efficiency to the performance of board members’ functions. The committees do not have executive or deliberating powers.

Withdrawal and Redemption Rights

Withdrawal Rights

Shareholders who disagree with certain actions taken at a shareholders’ meeting have the right to withdraw as shareholders and to receive the net worth of their shares.

According to the Brazilian Corporation Law, shareholder withdrawal rights may be exercised under the following circumstances, among others:

•	our spin-off (in the circumstances described below);
•	a reduction in our minimum mandatory dividends percentage, as established by our bylaws;
•	a change in our corporate form;
•	a change in our corporate purpose;
•	our merger into or consolidation with another company (in the circumstances described below);
•	our participation in a corporate group (as defined in the Brazilian Corporation Law and in the circumstances described below);
•	a merger of shares involving us, pursuant to Article 252 of the Brazilian Corporation Law; and
•	our acquisition of the control of another company at a price that exceeds certain limits established in the Brazilian Corporation Law.

The Brazilian Corporation Law further provides that our spin-off will only give rise to the right of withdrawal if it results in:

•	a change in our corporate purpose, except to the extent that the equity is spun off to a company whose principal business purpose is consistent with our corporate purpose;
•	a reduction of our minimum mandatory dividend percentage to be paid to shareholders; or
•	our participation in a corporate group (as defined in the Brazilian Corporation Law).

In the event of (i) our merger into or consolidation with another company, or (ii) our participation in a corporate group (as defined in the Brazilian Corporation Law), or (iii) merger of shares involving us, or (iv) our acquisition of the control of another company at a price that exceeds certain limits provided by the Brazilian Corporation Law, our shareholders will not be entitled to withdrawal rights if our common shares:

•	are liquid, meaning that they are part of the B3 Index or other stock exchange index (as defined by the CVM); and

•	are widely held, such that our principal shareholder and their affiliates hold in aggregate less than 50.0% of our common shares.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. Additionally, we are entitled to reconsider any action giving rise to withdrawal rights within 10 days after such 30-day period if the redemption of shares by dissenting shareholders would jeopardize our financial stability. The recommendation for reconsideration must be approved by a majority vote of shareholders at an extraordinary shareholders’ meeting.

Article 45 of the Brazilian Corporation Law provides for the calculation of payments in connection with withdrawal rights. As a general rule, upon the exercise of withdrawal rights, shareholders are entitled to receive (i) the net worth of the shares, based on our most recent balance sheet approved by our shareholders, or (ii) if lower, the economic value of the shares based on an independent appraisal report prepared in accordance with the Brazilian Corporation Law. If the resolution giving rise to withdrawal rights is made later than 60 days after the date of our most recent approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated no more than 60 days before the resolution date. In this case, we must immediately pay 80.0% of the equity value of the common shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting.

Redemption Rights

Pursuant to the Brazilian Corporation Law, our shares may be redeemed if our shareholders representing a minimum of 50.0% of the affected shares vote to do so at an extraordinary shareholders’ meeting. The redemption may be paid from our profits, profit reserves, or capital reserves.

If the redemption does not cover all of the shares of a particular type, the redemption will be conducted by lottery. If custodial shares are drawn, a financial institution will specify, by apportionment, the shares to be redeemed, unless another matter is provided for in the custody agreement.

Preemptive Rights

Our shareholders have a general preemptive right to subscribe to our shares in any capital increase of the same class of shares owned by them, pro rata to their interest in our Company at the time of the capital increase, except in the event of a grant or assignment of any option to acquire or subscribe to our shares.

While our shareholders also have preemptive rights to subscribe to convertible debentures and warrants, no preemptive rights apply to actual conversions of debentures, acquisitions of common shares from subscription of warrants and the offer and exercise of call options. In accordance with the Brazilian Corporation Law, a period of at least 30 days following the publication of a notice of issuance of shares, convertible debentures or warrants is granted for the exercise of preemptive rights, which rights may be transferred or disposed of for value. However, in accordance with Article 172 of the Brazilian Corporation Law and our bylaws, our board of directors may refuse the granting of preemptive rights, or reduce the exercise period, with respect to the issue of new shares, debentures convertible into shares and warrants, up to the maximum limit of our authorized capital stock, if the placement of those shares, debentures or warrants occurs through a stock exchange sale or a public offering, in a public tender offer, with the objective of acquiring control of another company.

Restrictions on Trading of Our Securities by Our Directors and Officers

CVM Instruction No.358/2002 establishes that “insiders” must abstain from trading our securities, including derivatives backed by or linked to our securities, prior to our disclosure of material information to the market. The following persons are considered insiders for purposes of CVM Instruction No.358/2002: we, any controlling shareholders, if applicable, our board members, executive officers, members of our fiscal council, or any person who has knowledge of a material fact and is aware that such fact has not been disclosed to the market, including, but not limited to, auditors, analysts, placement agents and advisors.

Such restriction on trading also applies:

•	to any of our former officers, directors or members of the fiscal council for a six-month period, if any such officer, director or member of the fiscal council left our Company prior to the disclosure of material information he/she was aware of while in office;
•	during the 15-day period prior to the disclosure of quarterly and annual financial statements and information;
•	to the extent we intend to carry out a total or partial spin-off, merger (or other consolidation of our operations), reorganization or corporate restructuring; or
•	with respect to our direct or indirect controlling shareholders, members of our board of directors, and board of executive officers and fiscal council, during the acquisition or sale of our shares, subsidiaries, associated companies or other companies under common control with us, or assignment of options or issuing a mandate for the same purpose.

Purchases of Our Own Common Shares by Us

Pursuant to CVM Instruction No.567/2015, the purchase or sale by us of our own shares requires shareholders’ approval in the event the transaction:

•	takes place outside a stock exchange or over-the-counter market, involves more than 5.0% of the outstanding shares of a certain type or class, and is performed within less than an 18-month period;
•	takes place outside a stock exchange or over-the-counter market and at prices that are 10.0% higher or lower than the price of our common shares on the relevant stock exchange;
•	takes place outside a stock exchange or over-the-counter market and the counterpart is a related party; and
•	aims to change or prevent a change in our shareholder or administrative structure.

Subject to certain conditions described in CVM Instruction No.567/2015, our shareholders’ approval is not required for the purchase or sale by us of our own shares:

•	where the counterparty is our director, officer, employee or supplier in the context of exercise of stock options granted under a stock option plan (or other similar plans); or
•	in the context of a secondary public offering of treasury shares.

We may acquire our own shares to be held in treasury, sold or canceled, pursuant to a resolution of our board of directors or our shareholders, as applicable. We may not acquire our shares, hold them in treasury or cancel them in the event that such transaction:

•	results in the reduction of our capital stock;
•	directly or indirectly creates artificial demand for or supply of our shares or otherwise results in artificial pricing thereof;
•	uses unfair practices; or

•	is in respect of unpaid shares or shares held by our principal shareholders.

In order to authorize the purchase our own common shares, our board of directors must specify the purpose of the transaction, the maximum number of common shares to be acquired, the total number of our outstanding common shares, the maximum period of time to effect such purchase (not exceeding 18 months), among other information required by CVM Instruction No.567/2015.

As a publicly listed company, we are subject to the reporting requirements established by the Brazilian Corporation Law and the CVM. Brazilian securities regulations require that a publicly listed company provide the CVM and the B3 with certain information that includes annual reports, quarterly financial statements, quarterly management reports and reports by independent auditors. Brazilian securities regulations also require public companies to file with the CVM all shareholders’ agreements and notices and minutes of shareholders’ meetings. Further, once we are listed on the Novo Mercado, we must also follow the disclosure requirements set forth in the Novo Mercado listing rules.

Disclosure of Information

The Brazilian Corporation Law, securities regulations of the CVM, and the rules for listing on the Novo Mercado require that a publicly held corporation like us provide the following periodic information to the CVM and B3:

•	financial statements prepared in accordance with Brazilian GAAP and, after December 31, 2010, in accordance with IFRS (our financial statements are already prepared in accordance with IFRS), and related management and auditors’ reports, within three months from the end of the fiscal year or on the date on which they are published or made available to shareholders, whichever occurs first, together with the DFP;
•	notices of our annual shareholders’ meeting, on the same date as their publication;
•	summary of the decisions made at annual shareholders’ meetings, on the day of their occurrence;
•	copy of the minutes of the annual shareholders’ meeting, within ten days of its occurrence;
•	Reference form (“formulário de referência”), an annual report on standard form containing our relevant corporate, business and selected financial information, within one month from the date of the annual shareholders’ meeting; and
•	ITR (Informações Trimestrais), a quarterly report on standard form containing our relevant quarterly corporate, business and financial information, together with a special review report issued by our independent auditor, within 45 days from the end of each quarter (except for the last quarter of each year) or upon disclosure of such information to shareholders or third parties, whichever occurs first.

In addition to the foregoing, we must also file the following information with the CVM and B3:

•	notice of our extraordinary shareholders’ meetings, on the same date as their publication;
•	summary of the decisions made in annual or extraordinary shareholders’ meetings, on the day of their occurrence;
•	minutes of our extraordinary shareholders meetings’, within seven business days of its occurrence;
•	a copy of any shareholders’ agreement, within seven business days of its occurrence;

•	minutes of our board of directors’ meetings’ affecting third party interests, within seven business days of its occurrence;
•	any press release giving notice of material facts, on the same date it is published in the press;
•	any report from credit rating agencies on our securities;
•	information on any filing for corporate reorganization (“recuperação judicial or recuperação extrajudicial”), the reason for such filing, special financial statements prepared for obtaining a legal benefit, and, if applicable, any plan for payment of holders of debentures, as well as copies of any judicial decision granting such request, on the same date it is filed and on the date we take notice of it;
•	information on any bankruptcy filing, on the same day we become aware of it, or the filing of a judicial claim, as applicable;
•	a copy of any judicial decision granting a bankruptcy request and appointment of a bankruptcy trustee, on the date we take notice of it; and
•	other information requested by the CVM within the terms determined by it.

Disclosure of the Trading of our Shares by Us, our Directors and Officers or Members of the Fiscal Council

Pursuant to CVM rules, our directors and officers, and members of our fiscal council, when created, or of any technical or advisory committee are required to disclose to us, and we are required to disclose to the CVM and the B3, the number, type and manner of acquisition of securities issued by us, our subsidiaries, including derivatives backed by or linked to any of these securities, that are held by them or by persons related to them (in the case of individuals, such related persons being a spouse, companion or dependent) and any changes in their respective monthly ownership positions. The information regarding the acquisition or sale of such securities (name and identification of the acquirer/seller, amount and characteristics of the securities, form, price and date of acquisition/sale) must be provided to us within 5 days following the date on which they changed position or on the first business day following the date they take office. We must provide such information to the CVM and the B3 within 10 days following the end of the month in which they changed position or the date they take office.

According to CVM Instruction No.358, any person who increases or decreases participation in our capital stock directly or indirectly by more than 5.0%, 10.0%, 15.0% and so forth of our capital stock must disclose to us, and we are required to disclose to the CVM and the B3, among other information:

•	name and identification of the person acquiring or selling, as applicable, the shares;
•	reasons for and purpose of the transaction and such person’s intended final interest in our shares, accompanied by a declaration (if applicable) stating that such person does not intend to alter our administrative structure or control as a result the increase or decrease in participation;
•	the total number of our shares, other securities issued by us and derivative financial instruments backed or linked by securities issued by us that such person owns;
•	information regarding any agreement regulating the exercise of voting rights in our resolutions or the purchase and sale of our securities; and
•	if the shareholder is not resident or domiciled in Brazil, the name (or corporate name) and registration number in the Brazilian National Taxpayers’ Registry for Individuals (CPF) or Legal

Entities (CNPJ), as the case may be, of its agent or legal representative in the country for the purpose of article 119 of the Brazilian Corporation Law.

Disclosure of Material Developments

CVM Instruction No. 358 requires the disclosure of certain information related to material facts of publicly listed companies. Such requirements include provisions that:

•	define a material fact, which includes decisions made by the principal shareholders, resolutions of the shareholders’ meeting and of the board of directors, board of executive officers and fiscal council, if installed, and any technical or advisory committee of publicly listed companies, or any other facts of a political, administrative, technical, business, financial or economic nature that are related to the Company’s business and that may significantly influence (i) the price of its publicly traded securities, (ii) the decision of investors to buy, sell or hold such securities and (iii) the decision of investors to exercise any of the securities’ underlying rights;
•	specify examples of facts that are considered to be material, which include, among others, the execution of shareholders’ agreements providing for the transfer of control, the entry or withdrawal of shareholders that maintain any management, financial, technological or administrative function with or contribution to the Company, and any corporate restructuring undertaken among related companies;
•	oblige the investor relations officer, controlling shareholders, directors, executive officers, members of the fiscal council, if installed, and of any technical or advisory committee to disclose material facts to the CVM;
•	require simultaneous disclosure of material facts to all stock exchanges in which the Company’s securities are admitted for trading;
•	require the acquirer of a controlling stake in a company to publish material facts, including its intentions as to whether or not to de-list the company’s shares, within one year after the acquisition;
•	establish rules regarding disclosure requirements with respect to the acquisition and disposal of material equity interest in a publicly traded company; and
•	restrict the use of insider information.

According to CVM Instruction No. 358, under special circumstances, we may submit to the CVM a request for confidential treatment for certain material developments when our controlling shareholder, if applicable, or officers believe that disclosure would place our interest at risk.

According to Novo Mercado regulations, we are required to disclose to the market an English version of a material fact concurrently with the disclosure of the Portuguese version.

Annual Calendar

Pursuant to the Novo Mercado regulations, we must, by December 10 of each year, publicly disclose and send to the B3 an annual calendar with a schedule of our corporate events, set forth, at a minimum, the dates of the following events: (i) the disclosure of our annual financial statements, (ii) the disclosure of our quarterly reports, (iii) our annual shareholders’ meeting and (4) the disclosure of our reference form (“Formulário de Referência”). Any subsequent modification to such schedule must be immediately and publicly disclosed and sent to the B3.

Ultra Vires Acts

The Brazilian Corporation Law contains a provision that sets forth certain ultra vires acts that are expressly prohibited, deeming null and without effect in relation to us any acts, such as pledges, oral guarantees and endorsements, among others, that are not related to our corporate purpose or that are against our bylaws.

Free Float

In order to maintain our listing on the Novo Mercado segment of the B3, we are required to maintain a minimum free float equal to 25.0% of our common shares, or 15.0% of our common shares in the event the average daily trading volume of our shares is equal to or more than R$25 million.

Change of Control

Protection Against Takeovers

According to the Novo Mercado regulations, the sale of our control, in one transaction or in a series of transactions, must contemplate an obligation by the acquirer to complete a public tender offer for the acquisition of all of our other outstanding shares on the same terms and conditions granted to the selling controlling shareholders. The acquiring controlling shareholder is also required, if applicable, to take the necessary steps to guarantee a minimum percentage of floating shares equivalent to 25.0% of the total shares of our capital stock within eighteen months after the acquisition of the control.

In addition, our by-laws states that any person or shareholder who purchases or becomes the holder of our shares, in a number equal to or higher than 20.0% of the total shares issued by us shall, within no longer than 60 days counted from the acquisition date or the event giving rise to the ownership of shares in a number equal to or higher than 20.0% of the total shares issued by us, carry out or request the registration of, as the case may be, a public tender offer of all shares issued by us, subject to the applicable CVM regulation, the Novo Mercado regulation, other B3 regulations and the provisions of the by-laws.

Arbitration

As our common shares are listed under the Novo Mercado segment of the B3, we, our controlling shareholders, if applicable, our management and the members of our fiscal council, if installed, must submit to arbitration any and all disputes or controversies related to the Novo Mercado regulations. Pursuant to our bylaws, any dispute related to the Novo Mercado regulations, the Brazilian Corporation Law and rules applicable to the Brazilian capital markets that involve our shareholders, directors, officers and the members of our fiscal council, if installed, will be settled through arbitration conducted in accordance with the rules of the Market Arbitration Chamber (“Câmara de Arbitragem do Mercado”) created by the B3.

Given that the B3 Market Arbitration Chamber precludes any part from submitting any claim to a Brazilian judicial court (except in connection with requests for preliminary or injunctive relief prior to the commencement of the arbitration proceedings), our shareholders, members of our board of directors and our executive officers are bound by the rules of the B3 Market Arbitration Chamber and may only file claims with the B3 Market Arbitration Chamber.

The mandatory arbitration provision has no impact on U.S. holders of TOTVS Shares or TOTVS ADSs under the federal securities laws of the United States. The provision only impacts a U.S. holder of TOTVS Shares by requiring that any claims by such holder in Brazil under the Brazilian laws and regulations referred to above be subject to the mandatory arbitration provision. Therefore, if a U.S. holder of TOTVS ADSs wants to bring such a claim, it would need to first unwind its TOTVS ADSs in order to receive the underlying TOTVS Shares, after which it could bring the claim to arbitration in Brazil.

Cancellation of Publicly Listed Company Registration

We may become a private company if we or our principal shareholders conduct a public tender offer for the acquisition of all of our outstanding shares, in accordance with the rules and regulations of the Brazilian Corporation Law, the CVM, and the Novo Mercado subject to the conditions below:

•	the price offered for the shares in the public tender offer must be the fair value of those shares, as defined pursuant to a valuation report; and
•	shareholders holding more than two thirds of our outstanding shares have expressly agreed to the delisting or accepted the offer, provided that for such purposes, “outstanding shares” means only those shares whose holders expressly agreed to the delisting to take part in the public tender offer.

The Brazilian Corporation Law defines fair value as calculated on the basis of the following criteria, either adopted individually or combined: shareholders’ equity book value, shareholders’ equity at market price, discounted cash flow, comparison by multiples, market price of our common shares or any other criteria accepted by the CVM.

Delisting from the Novo Mercado

We may, at any time, delist our shares from the Novo Mercado, provided that we promote a public tender offer, by means of either the acceptance of the offering by 1/3 of the free float, or as approved by our shareholders in a general meeting. Our delisting from the Novo Mercado will not result in the loss of our registration as a publicly held company on the B3 or with the CVM.

If we delist from the Novo Mercado, in order for our shares to be tradable outside the Novo Mercado, or as a result of a corporate reorganization in which the surviving company is not listed on the Novo Mercado, we or the controlling shareholder, if applicable, must conduct a public tender offer for the acquisition of our outstanding shares.

The offering must be at a price per common share equivalent to the fair value of such shares. All of the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the offeror. The offer might be dispensed if the majority of the free float agrees in a general shareholders’ meeting that the new company will not be listed on the Novo Mercado. In the event of a transfer of our control within 12 months following our delisting from the Novo Mercado, the selling controlling shareholder jointly and severally with the acquirer must offer to acquire our remaining shares for the same price and terms offered to the selling controlling shareholder, adjusted for inflation. Moreover, if the price received by the controlling shareholder for the sale of their shares is greater than the price paid by them in any public offering conducted as a result of their decisions to delist or exit the Novo Mercado, the selling controlling shareholder jointly and severally with the acquirer shall pay to each shareholder that has accepted such offer the difference between the price received from the selling controlling shareholder in such public offer and the price received by the selling controlling shareholder from the acquirer for the sale of their shares.

DESCRIPTION OF TOTVS ADSS AND TOTVS DEPOSIT AGREEMENT

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as TOTVS ADSs. Each TOTVS ADS will represent one share issued by TOTVS (or a right to receive one share) deposited with Itau Unibanco S.A., as custodian for the depositary in Brazil. Each TOTVS ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the TOTVS ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold TOTVS ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of TOTVS ADSs, registered in your name, or (ii) by having uncertificated TOTVS ADSs registered in your name, or (B) indirectly by holding a security entitlement in TOTVS ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold TOTVS ADSs directly, you are a registered TOTVS ADS holder, also referred to as an TOTVS ADS holder. This description assumes you are a TOTVS ADS holder. If you hold the TOTVS ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of TOTVS ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated TOTVS ADSs will receive statements from the depositary confirming their holdings.

As an TOTVS ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the shares underlying your TOTVS ADSs. As a registered holder of TOTVS ADSs, you will have TOTVS ADS holder rights. A deposit agreement among us, the depositary, TOTVS ADS holders and all other persons indirectly or beneficially holding TOTVS ADSs (the “TOTVS Deposit Agreement”) sets out TOTVS ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the TOTVS ADSs.

The following is a summary of the material provisions of the deposit agreement that will be entered into by TOTVS and the TOTVS Depositary prior to the completion of the Merger. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, once TOTVS and the TOTVS Depositary enter into such documents, see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to TOTVS ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your TOTVS ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on TOTVS Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those TOTVS ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the TOTVS ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Material Tax Considerations”. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional TOTVS ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole TOTVS ADSs. It will sell shares which would require it to deliver a fraction of a TOTVS ADS (or TOTVS ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional TOTVS ADSs, the outstanding TOTVS ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or TOTVS ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of TOTVS Shares any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of TOTVS ADS holders, (ii) distribute those rights to TOTVS ADS holders or (iii) sell those rights and distribute the net proceeds to TOTVS ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new TOTVS ADSs representing the new shares, to subscribing TOTVS ADS holders, but only if TOTVS ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or TOTVS ADSs or other securities issued on exercise of rights to all or certain TOTVS ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other distributions. The depositary will send to TOTVS ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash; or it may decide to hold what we distributed, in which case TOTVS ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than TOTVS ADSs) to TOTVS ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain TOTVS ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any TOTVS ADS holders. We have no obligation to register TOTVS ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of TOTVS ADSs, shares, rights or anything else to TOTVS ADS holders. This means that you may not receive the distributions we make on TOTVS Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are TOTVS ADSs issued?

The depositary will deliver TOTVS ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of TOTVS ADSs in the names you request and will deliver the TOTVS ADSs to or upon the order of the person or persons that made the deposit.

How can TOTVS ADS holders withdraw the deposited securities?

You may surrender your TOTVS ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver TOTVS Shares and any other deposited securities underlying the TOTVS ADSs to the TOTVS ADS holder or a person the TOTVS ADS holder designates at the office of the custodian; or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of TOTVS ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do TOTVS ADS holders interchange between certificated TOTVS ADSs and uncertificated TOTVS ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated TOTVS ADSs. The depositary will cancel such ADRs and will send to the TOTVS ADS holder a statement confirming that the TOTVS ADS holder is the registered holder of uncertificated TOTVS ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated TOTVS ADSs requesting the exchange of uncertificated TOTVS ADSs for certificated TOTVS ADSs, the depositary will execute and deliver to the TOTVS ADS holder ADRs evidencing those TOTVS ADSs.

Voting Rights

How do you vote?

TOTVS ADS holders may instruct the depositary how to vote the number of deposited shares their TOTVS ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how TOTVS ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by TOTVS ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your TOTVS ADSs and withdraw TOTVS Shares. However, you may not know about the meeting enough in advance to withdraw TOTVS Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed, as set forth in the deposit agreement.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the TOTVS Shares underlying the TOTVS ADSs you hold. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the TOTVS Shares underlying the TOTVS ADSs you hold are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to securities deposited with the depositary as part of our ADR program, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees

Persons depositing or withdrawing shares or TOTVS ADS holders must pay:	For:
$5.00 (or less) per 100 TOTVS ADSs (or portion of 100 TOTVS ADSs)

Issuance of TOTVS ADSs, including issuances resulting from a distribution of shares or rights or other property; cancellation of TOTVS ADSs for the purpose of withdrawal, including if the deposit agreement terminates, provided that no fees will be charged for the cancellation of Linx ADSs and issuance of TOTVS ADSs for former Linx Shareholders or Holders of Linx ADSs, as the case may be.

$0.05 (or less) per TOTVS ADS	Any cash distribution to TOTVS ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been TOTVS Shares and the TOTVS Shares had been deposited for issuance of TOTVS ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to TOTVS ADS holders
$0.05 (or less) per TOTVS ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of TOTVS Shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw TOTVS Shares
Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any TOTVS ADSs or TOTVS Shares underlying TOTVS ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of TOTVS ADSs directly from investors depositing TOTVS Shares or surrendering TOTVS ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to TOTVS ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the TOTVS ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from TOTVS ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transactions involving TOTVS ADSs, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.

Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your TOTVS ADSs or on the deposited securities represented by any of your TOTVS ADSs. The depositary may refuse to register any transfer of your TOTVS ADSs or allow you to withdraw the deposited securities represented by your TOTVS ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your TOTVS ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of TOTVS ADSs to reflect the sale and pay to TOTVS ADS holders any proceeds, or send to TOTVS ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by a TOTVS ADS holder surrendering TOTVS ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of TOTVS

ADSs and distribute the net redemption money to the holders of called TOTVS ADSs upon surrender of those TOTVS ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting TOTVS in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to TOTVS ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the TOTVS ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new TOTVS ADSs representing the new deposited securities or ask you to surrender your outstanding TOTVS ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying TOTVS ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying TOTVS ADSs have become apparently worthless, the depositary may call for surrender or of those TOTVS ADSs or cancel those TOTVS ADSs upon notice to the TOTVS ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of TOTVS ADS holders, it will not become effective for outstanding TOTVS ADSs until 30 days after the depositary notifies TOTVS ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your TOTVS ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•	we delist TOTVS Shares from an exchange on which they were listed and do not list the shares on another exchange;
•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the TOTVS ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify TOTVS ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the TOTVS ADS holders that have not surrendered their TOTVS ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, TOTVS ADS holders can still surrender their TOTVS ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of TOTVS ADSs or distribute any dividends or other distributions on deposited securities to the TOTVS ADSs holder (until they surrender their TOTVS ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

In the event that the depositary or the custodian is advised in writing by reputable independent Brazilian counsel that the depositary or custodian reasonably could be subject to criminal, or material, as reasonably determined by the depositary, civil, liabilities as a result of TOTVS having failed to provide such information or documents reasonably available only through the company, the depositary shall have the right to terminate the deposit agreement, upon at least 15 days’ prior notice to TOTVS, and the depositary shall not be subject to any liability thereunder on account of that termination or that determination.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of TOTVS ADSs;
•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•	are not liable for the inability of any holder of TOTVS ADSs to benefit from any distribution on deposited securities that is not made available to holders of TOTVS ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the TOTVS ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system.

The depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by TOTVS ADS holders as a result of owning or holding TOTVS ADSs or be liable for the inability or failure of a TOTVS ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit. In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of TOTVS ADSs, make a distribution on TOTVS ADSs or permit withdrawal of TOTVS Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver TOTVS ADSs or register transfers of TOTVS ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the TOTVS Shares Underlying Your TOTVS ADSs

TOTVS ADS holders have the right to cancel their TOTVS ADSs and withdraw the underlying TOTVS Shares at any time except:

•	when temporary delays arise because (i) the depositary has closed its transfer books or we have closed our transfer books, (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on TOTVS Shares;
•	when you owe money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to TOTVS ADSs or to the withdrawal of TOTVS Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DTC’s direct registration system, also referred to as DRS, and the profile modification system, also referred to as Profile, will apply to the TOTVS ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated TOTVS ADSs and holding of security entitlements in TOTVS ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated TOTVS ADSs, to direct the depositary to register a transfer of those TOTVS ADSs to DTC or its nominee and to deliver those TOTVS ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the TOTVS ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a TOTVS ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the TOTVS ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of TOTVS ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of TOTVS ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the TOTVS ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Principal Shareholders

The table below sets forth information on the number of our common shares held by each of our principal shareholders as of June 30, 2020:

	As of June 30, 2020
Shareholder	Common Shares	(%)
LC EH Participações e Empreendimentos S.A.(1)	80,282,970	13.89
Constellation Investimentos e Participações	30,090,381	5.21
Itaú Unibanco S.A.	29,496,270	5.10
GIC Private Limited	29,262,196	5.06
Laércio José de Lucena Cosentino(2)	6,376,005	1.10
CSHG Senta Pua Fia(3)	144,000	0.02
Others	392,103,081	67.86
Treasury shares	10,158,278	1.76
Total	577,913,181	100.00

_________________

(1)	LC EH Participações e Empreendimentos S.A. is a Brazilian corporation whose capital stock is owned by Laércio José de Lucena Cosentino (63.13%) and Ernesto Mário Habenkorn (36.87%). Laércio José de Lucena Cosentino serves as our chairman and also has direct ownership of our shares. Ernesto Mário Habenkorn also has direct ownership of our shares.
(2)	Laércio José de Lucena Cosentino serves as our chairman.
(3)	Ernesto Mário Haberkorn and Laércio José de Lucena Cosentino have direct ownership of the funds of CSHG Senta Pua Fia.

On April 27, 2020, our extraordinary shareholders meeting approved the stock split of all of our issued and outstanding common shares at the ratio of one common share to three (1:3) of the same type with no changes in capital. As a result, the total of our issued and outstanding common shares changed from 192,637,727 to 577,913,181 shares.

Related Party Transactions

In the ordinary course of business, from time to time, we engage in transactions with entities of our shareholders and with companies that are owned or controlled, directly or indirectly, by entities of our shareholders.

The Brazilian Corporation Law prohibits shareholders, directors and officers from (i) entering into any gratuitous transaction relating to our assets to our detriment; (ii) receiving any direct or indirect personal advantage as a result of their position held in our Company, without authorization pursuant to the terms of our bylaws or as approved by our shareholders; and (iii) voting in any corporate transaction where there is a conflicting interest, or participating in the deliberations related to the transaction.

In situations of conflict of interest, we adopt governance practices provided by law and set forth in the Novo Mercado regulations. In addition, under these regulations, our shareholders, management, board members and the B3 undertake to resolve any dispute or controversy that may arise between them through arbitration, whether the dispute or controversy is related to or arising from the application, validity, effectiveness, interpretation, violation of the provisions of the Brazilian Corporation Law, our bylaws, the rules issued by the CVM, any other rules applicable to the operation of capital markets generally and those contained under Novo Mercado arbitration rules and regulations.

Pursuant to our bylaws, our board of directors shall resolve on any deals or agreements between (a) us and our controlled companies (except for wholly owned controlled companies) and (b) between us or our controlled companies (whether wholly owned or not) and any of our managers and/or shareholders (including companies directly or indirectly controlled by said managers and/or shareholders, or by any third parties related to them).

Our transactions with related parties have been made on an arm’s length basis and consistent with normal business operations under market terms and conditions and are in accordance with the Brazilian Corporation Law and applicable legal standards and regulations. In addition, those transactions are always supported by appropriate analysis of their conditions and interest prior to their execution.

In addition, we have a related party policy, approved by our board of directors on March 16, 2017, and amended on March 11, 2019, which provides all procedures, principles and methodology for the approval of such transactions and for situations of potential conflict of interest. Among the main points of this policy, the following stand out:

•	Each of the key management personnel shall complete annually a questionnaire designed to collect information about the related parties thereto and about any transaction between them and us that comes to their knowledge, and must obtain any relevant information from their close family members and managers of related entities, as applicable;
•	Our risk management and compliance department will maintain an updated record with the identification of key management personnel and their related parties, which should be consulted in order to assess whether such transaction could be considered a related party transaction;
•	Our key management personnel will be instructed, and periodically guided, about their obligation to inform the risks and compliance department regarding any potential transaction between us and a related party of their knowledge;
•	Each related party transaction that is reported to the risk management and compliance department shall contain the information necessary for its analysis, as well as evidence and opinion of the manager in charge that (a) there are reasons, from our business perspective, for the related party transaction to take place; (b) the transaction is carried out in terms that are at least as favorable to us as those usually available in the market or those offered to, or by, a third party not related to us in equivalent circumstances, also considering our costs of monitoring them; (c) the results of assessments made or opinions issued by expert and independent firms, if any; (d) whether or not a bidding process for such transaction was held and its outcome; (e) the pricing methodology used and other possible alternatives for pricing the transaction; and (f) the extent of the related party’s interest in the transaction, taking into account the transaction amount, the financial situation of the related party, the direct or indirect nature of the related party’s interest in the transaction and the continuous nature of the transaction, as well as other aspects deemed relevant;
•	Each potential related party transaction reported to the risk management and compliance department will be analyzed by then and our legal department, which will issue a report determining whether the transaction is in fact a related party transaction;
•	Related party transactions must be executed in writing, specifying the main characteristics and conditions, such as price, deadlines, guarantees, conditions for rescission, responsibility for payment of taxes and obtaining licenses, among others. These characteristics shall also expressly include the possibility of termination by us of any related party transaction of continuous execution, under conditions equivalent to those established in agreements with nonrelated parties;
•	Our board of directors or its members, as well as the audit committee and its members, at their discretion, shall have access to all of the documents pertaining to related party transactions, including any reports or technical opinions received by them;
•	Our board of directors shall determine the content and format of the information deemed necessary for its decision regarding a related party transaction, which shall be delivered along with the call notice for the meeting in which the transaction will be submitted for analysis; and

•	Our board of directors may approve the related party transaction if it concludes, in good faith, that the transaction is fair and in the interest of the Company.

Principal Related-Party Transactions

On October 21, 2013, we entered into a lease agreement (built to suit) with VIP VII - Empreendimentos e Participações S.A., or VIP VII, for our new headquarters in the city of São Paulo, with a term until March 2027. Laércio José de Lucena Cosentino (our shareholder and chairman of our board of directors), Marcelo Eduardo Sant’Anna Cosentino (our executive officer), and Weber George Canova (executive officer of some of our subsidiaries) hold, directly and indirectly, 41.964%, 0.254%, and 0.512%, respectively, of the share capital of VIP VII. If we terminate the agreement early, before the term of 10 years, a fine in the amount of 70% of the remaining rentals will be due. TOTVS Serviços Ltda. acts as guarantor under this agreement.

With respect to this transaction, an independent consulting firm conducted the process of analysis and selection of the real estate property. This firm also negotiated the financial terms of alternatives. Our compensation and personnel committee and audit committee reviewed the studies prepared by the consulting firm, including the contractual protection clauses in the event of non-compliance with the works schedule and/or technical specifications, and recommended our board of directors to approve this transaction.

Additionally, on June 1, 2016 we entered into a lease agreement with VIP IV - Empreendimentos e Participações Ltda., or VIP IV, for two properties in the city of São Paulo expiring in May, 2019. Laércio José de Lucena Cosentino (our shareholder and chairman of our board of directors) holds indirectly 39.5% of the share capital of VIP IV. The outstanding balance of the lease agreement as of June 30, 2020 was R$3.5 million.

On December 4, 2019, we informed the market that the lease agreement we executed on October 16, 2013 with VIP VII – Empreendimentos e Participações S.A., providing for the lease of the real estate property in which our headquarters are located, no longer represented a related party transaction, as the shareholding structure of VIP VII changed, in accordance with the material fact disclosed by Credit Suisse Hedging-Griffo, as administrator of CSHG Real Estate – Fundo de Investimento Imobiliário – FII, on the same date.

COMPARISON OF THE RIGHTS OF HOLDERS OF TOTVS SHARES AND LINX SHARES

TOTVS and Linx are incorporated in Brazil.

If you hold TOTVS Shares or Linx Shares, your rights as a shareholder are governed by Brazilian law and the bylaws (estatutos sociais) of the applicable company. If you hold Linx Shares, your rights as a holder of TOTVS Shares after the Merger will be governed by Brazilian law and the bylaws of TOTVS.

If you hold Linx ADSs, your rights are governed by the Linx Deposit Agreement instead of by Brazilian law and the bylaws of Linx, and your rights as a holder of TOTVS ADSs after the Merger will be governed by the TOTVS Deposit Agreement. For more information, see “Description of TOTVS ADSs and TOTVS Deposit Agreement”.

The following is a summary discussion of the material differences, as of the date of this prospectus, between the rights of the Linx Shares and the rights of the TOTVS Shares. Because it is a summary, it does not purport to be a complete description of these differences, or a complete description of the specific provisions referred to in this summary. For more information, you should read the bylaws of TOTVS and Linx, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

TOTVS Shares	Linx Shares
Share Capital
As of the date of this prospectus, TOTVS’s outstanding share capital consists of 577,913,181 TOTVS Shares, all of which were subscribed and fully paid.	As of October 2, 2020, Linx’s outstanding share capital consisted of 189,408,960 Linx Shares, all of which were subscribed and fully paid.
TOTVS’s current authorized capital stock is R$2,500.0 million.	Linx’s current authorized share capital consists of 70,000,000 Linx Shares.
Board of Directors
The TOTVS board of directors consists of a minimum of five and a maximum of nine members. The directors are elected by the general meeting for a two-year term, reelection being permitted. At least 20% of the TOTVS board of directors consists of independent directors.	The Linx board of directors consists of a minimum of five and a maximum of eleven members. The directors are elected by the general meeting for a two-year term, reelection being permitted. At least 20% of the Linx board of directors consists of independent directors.
Board of Executive Officers
TOTVS’s board of executive officers consists of at least five and a maximum of 20 executive officers, who may or may not be its shareholders, and who are residents of Brazil, including the following positions, whose duties are determined by our board of directors: (i) Chief Executive Officer, (ii) President, (iii) up to eight Vice-Presidents, and (iv) up to ten executive officers. The executive officers may cumulate positions and are elected for a two-year term. Our board of executive officers are elected and may be dismissed by our board of directors.	Linx’s board of executive officers consists of at least two and a maximum of ten members, shareholders or not, resident in the country, one of them being the Chief Executive Officer, one a Vice President of Finance, up to three Vice Presidents of Operations Officers, one a Vice President of Technology Officer, one a Investor Relations Officer, one a Vice Presidents of Human Resources, Marketing and Facilities Officer and others without specific designation, all of them elected by the board of directors for a two year term of officer, reelection being permitted. The executive officers may be, at any time, removed from office by the board of directors

Fiscal Council
TOTVS’s fiscal council is a non-permanent body and, when installed upon request by the shareholders in accordance with the Brazilian Corporation Law, it consists of three members and an equal number of alternates.	Linx’s fiscal council is a non-permanent body and, when installed upon request by the shareholders in accordance with the Brazilian Corporation Law, it consists of three members and an equal number of alternates.
Committees
TOTVS has three statutory committees: an audit committee, a personnel and compensation committee, and a governance and nomination committee. All members of TOTVS’s committees are appointed by its board of directors for the same term as of the directors.	Linx has a statutory audit committee, a personnel committee and a strategy committee. All members of Linx’s committees are elected by its board of directors.
Dividend Rights

Under TOTVS’s bylaws, a minimum of 25% of its adjusted net income should be intended for the distribution and payment of the mandatory dividend to its shareholders. However, the payment of mandatory dividends to TOTVS’s shareholders may be limited to the amount of realized net income in a given year, provided that the difference is recorded as unrealized profits reserve.

TOTVS’s calculation of net income and allocations to reserves for any year, as well as the amounts available for distribution, are determined on the basis of its non-consolidated financial statements prepared in accordance with the Brazilian Corporation Law. In addition, TOTVS’s board of directors may advise its shareholders that additional dividends may be distributed from other income or reserves legally available for distribution.

Shareholders shall be entitled to a mandatory dividend, in each fiscal year, of at least 25% of the net profit of the fiscal year, decreased or increased by the following:

(a)       amount allocated to the legal reserve; and

(b)       amount intended to form the reserve for contingencies, and reversion of the same reserve made in previous years.

The payment of the dividend may be limited to the amount of net income of the fiscal year that has been realized, provided that the difference is recorded as unrealized profits reserve.

Convening of Shareholders’ Meetings

The Brazilian Corporation Law requires that notice of a shareholders’ meeting be published on three different dates in the Federal Official Gazette and another widely circulated newspaper in the state in which our registered office is located. The first notice must be published no later than 15 days before the date of the meeting on the first call and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require, upon the request of any shareholder, that the first notice be published 30 days in advance of the meeting. The CVM may also, upon the request of any shareholder, suspend for up to 15 days the process of calling for a particular special shareholder’s meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of shareholders’ meetings must include the place, date, time and the agenda of the meeting and, in the case of a proposed amendment to our bylaws, a description of the proposed amendment.

The Brazilian Corporation Law requires that notice of a shareholders’ meeting be published on three different dates in the Federal Official Gazette and another widely circulated newspaper in the state in which our registered office is located. The first notice must be published no later than 15 days before the date of the meeting on the first call and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require, upon the request of any shareholder, that the first notice be published 30 days in advance of the meeting. The CVM may also, upon the request of any shareholder, suspend for up to 15 days the process of calling for a particular special shareholder’s meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of shareholders’ meetings must include the place, date, time and the agenda of the meeting and, in the case of a proposed amendment to our bylaws, a description of the proposed amendment.

Although TOTVS’s bylaws indicate that the first call for a shareholders’ meeting must be published at least 15 days in advance of the meeting, CVM instruction No.559 states that companies with ADS programs must call a general shareholders’ meeting a minimum of 30 days in advance.

Although Linx’s bylaws indicate that the first call for a shareholders’ meeting must be published at least 15 days in advance of the meeting, CVM instruction No. 559 states that companies with ADS programs must call a general shareholders’ meeting a minimum of 30 days in advance.

Affirmative Vote at Shareholders’ Meetings

The Brazilian Corporation Law generally provides that a quorum for a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital stock on the first call and, if that quorum is not reached, any percentage of the TOTVS’s voting capital stock on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of TOTVS’s issued and outstanding common shares present at a shareholders’ meeting in person, or represented by a proxy, is required to approve any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing at least 50% of TOTVS’s issued and outstanding voting capital stock is required to:

●       reduce the mandatory dividend for distribution to its shareholders;

●       change its corporate purpose;

●       approve its consolidation or merger with another company;

●       approve its spin-off;

●       approve its participation in a corporate group;

●       apply for termination of its liquidation;

●       approve its dissolution; and

●       approve the merger of our common shares with shares of another company.

For Brazilian publicly held corporations with a significant free float, as evidenced by cases where the Company’s three previous shareholders’ meetings were attended by common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.

In addition, the listing rules of the Novo Mercado require special quorums for the approval of certain matters. For instance, the delisting of the Novo Mercado may occur without a tender offer, if the majority of the votes of TOTVS’s minority shareholders present at the relevant meeting which, in the first call, must have shareholders representing at least two-thirds of its outstanding shares, excluding shares held by its controlling shareholders, if applicable, and its directors and officers, or, in the second call, with any number of shareholders.

The Brazilian Corporation Law generally provides that a quorum for a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital stock on the first call and, if that quorum is not reached, quorum consists of shareholders representing any percentage of Linx’s voting capital stock on the second call.

Except as provided by law, the affirmative vote of shareholders representing at least the majority of Linx’s issued and outstanding common shares present in person or represented by a proxy at a shareholders’ meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of shareholders representing at least 50% of Linx’s issued and outstanding voting capital is required to approve the following:

●       a change in its corporate purpose;

●       a reduction in the percentage of minimum mandatory dividends to be distributed to its shareholders;

●       any merger into or consolidation with another company;

●       any spin-off of its assets;

●       its participation in a centralized group of companies;

●       application for cancellation of any voluntary liquidation;

●       its dissolution; and

●       merging all its common shares into another company.

In the case of Brazilian publicly held corporations with a significant free float, if the prior shareholders’ meetings of the corporation were attended by common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.

Anti-Takeover Provisions

Any person or shareholder who purchases or becomes the holder of shares issued by TOTVS, in a number equal to or higher than 20% of the total shares issued by the company shall, within no longer than 60 days counted from the acquisition date or the event giving rise to the ownership of shares in a number equal to or higher than 20% of the total shares issued by the company, carry out or request the registration of, as the case may be, a public tender offer of all shares issued by the company, subject to the applicable CVM regulations, the Novo Mercado regulations, other B3 regulations and the company’s bylaws.

The purchase price in the public tender offer for each share issued by TOTVS may not be lower than the highest amount between (i) 125% of the highest unit quotation reached for the shares issued by the company during the twelve month period prior to the public tender offer in any stock exchange in which the company’s shares are traded; (ii) 125% of the highest unit price paid by the buying shareholder, at any time, for a share or a share lot issued by the company; and (iii) the economic value determined in the appraisal report.

Any shareholder or person that acquires or becomes the holder of shares of Linx, in a percentage equal to or greater than 25% of the total shares issued by the company shall, within 60 days from the date of acquisition or event that resulted in the ownership of shares in a percentage equal to or greater than 25% of the total shares issued by the company, make or request the registration, as the case may be, of a public tender offer of all shares issued by the company, pursuant to the provisions of the applicable regulations of the CVM, Novo Mercado listing rules, other regulations of B3 and the company’s bylaws.

The price for the acquisition of each share of Linx in the public tender offer may not be less than 90% of the highest quotation per unit of the shares issued by the company on the B3 and NYSE registered in the period of 24 months prior to the completion of the tender offer, excluding the three highest values, in any case of the value of quotation per unit of the shares issued by the company will be the last registered at the share’s closing price trading.

EXPERTS

The consolidated financial statements of TOTVS S.A. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, appearing in this Prospectus have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Linx S.A. appearing in Linx S.A. Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

We will receive an opinion from Barbosa, Mussnich, Aragão Advogados with respect to the validity under Brazilian law of the TOTVS Shares to be issued in connection with the Merger. We were advised as to certain matters of U.S. law by Milbank LLP.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Brazil. Substantially all of our and our subsidiaries’ assets are located outside the United States. All of our directors and officers reside in Brazil. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or us judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or any state thereof.

We have been advised by our Brazilian counsel, Barbosa, Mussnich, Aragão Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below.  A judgment against TOTVS, Linx, their respective directors and their respective officers and advisors named herein obtained in the United States, including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, would be enforceable in Brazil upon recognition thereof by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça, or “STJ”).  Such recognition (homologação) will only occur if the U.S. judgment:

•	is final and conclusive and therefore not subject to appeal in the jurisdiction in which it was issued (res judicata), as provided for in Article 961, §1º of the Brazilian Code of Civil Procedure;
•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, as provided for in Article 963, III of the Brazilian Code of Civil Procedure;
•	is issued by a court of competent jurisdiction after proper service of process on the parties, which services must comply with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, as provided for in Article 963, II of the Brazilian Code of Civil Procedure;
•	is effective under the laws of the country where the foreign judgment is granted, as provided for in Articles 961, §1º and 963, III of the Brazilian Code of Civil Procedure;
•	is not contrary to Brazilian national sovereignty, public policy or public morality and does not violate human dignity (as provided for in Article 963, VI of the Brazilian Code of Civil Procedure);
•	does not violate a final and unappealable decision issued by a Brazilian court, as provided for in Article 963, IV of the Brazilian Code of Civil Procedure;
•	does not violate the exclusive jurisdiction of Brazilian courts as provided for in Article 964 of the Brazilian Code of Civil Procedure; and

is authenticated by a Brazilian consulate in the United States or, if the place of signing is contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, and, in either case, is accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is signatory, as provided for in Article 963, V of the Brazilian Code of Civil Procedure.The confirmation process may be time-consuming and may also give rise to difficulties in enforcing a foreign judgment in Brazil.  Accordingly, we cannot assure you that confirmation of any judgment would be obtained or that the confirmation process would be conducted in a timely manner.

We also have been advised by our Brazilian counsel that original actions in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty). In this case, federal securities laws of the United States will be applicable provided that the obligations are deemed to be executed/constituted in NY (Law of Introduction to the Brazilian Legal Statutes, Article 9). Although, pursuant to our bylaws, disputes between us and our shareholders are required to be resolved through arbitration, this mandatory arbitration requirement does not apply to actions against us, whether by holders of our shares or of ADSs representing our shares, that are predicated on the federal securities laws of the United States, nor does our mandatory arbitration provision waive the rights of our U.S. shareholders or ADS holders to bring claims under the federal securities laws of the United States.  See “Description of TOTVS Shares and TOTVS Bylaws—Arbitration”.

We have been further advised that a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee the payment of the court expenses and the defendant’s legal fees, if the plaintiff does not own real property in Brazil that could secure the payment.  This bond of guarantee must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the relevant Brazilian court.  This requirement does not apply (1) when an exemption is provided by an international agreement or treaty to which Brazil is signatory (e.g., the Hague Convention on International Access to Justice); (2) in the case of claims for collection on a título extrajudicial; (3) in the case of enforcement of judgments (including foreign judgments that have been duly recognized by the STJ); or (4) counterclaims.

F-1

Index To The Financial Statements

TOTVS S.A.

Unaudited Interim Financial Statements

June 30, 2020

F-2

Index To The Financial Statements

TOTVS S.A.

Unaudited interim consolidated statement of financial position as at June 30, 2020 and December 31, 2019

(In thousands of Brazilian reais)

Assets	Note	6/30/2020	12/31/2019	Liabilities and equity	Note	6/30/2020	12/31/2019

Current assets				Current liabilities
Cash and cash equivalents	5	1,263,927	1,538,156	Labor liabilities	14	235,415	193,472
Financial investments	6	295,077	-	Trade and other payables		75,153	63,821
Escrow account	19	10,260	25,278	Taxes and contributions payable	15	99,969	55,203
Trade receivables	7	1,160,696	350,995	Commissions payable		47,255	46,035
Recoverable taxes	8	18,071	29,662	Dividends payable	24	870	44,579
Other assets	11	87,388	60,184	Loans, financing and lease liabilities	16	58,394	55,623
		2,835,419	2,004,275	Debentures	17	403,787	202,973
				Accounts payable from acquisition of subsidiaries	19	33,891	32,554
				Business partners payable	18	160,843	-
				Senior shares and mezzanine obligations	22	989,865	-
				Other liabilities		12,114	11,292
						2,117,556	705,552

Non-current assets				Non-current liabilities
Escrow account	19	1,347	1,987	Loans, financing and lease liabilities	16	189,739	192,080
Trade receivables	7	39,327	31,627	Provisions for contingencies	20	135,792	131,521
Deferred tax assets	9	87,059	100,380	Accounts payable from acquisition of subsidiaries	19	173,230	10,758
Investments at fair value	4	97,756	71,955	Taxes and contributions payable	15	4,728	-
Judicial deposits	20	50,094	65,059	Other liabilities		22,494	17,607
Investments		3,464	3,120			525,983	351,966
Property, plant and equipment	12	163,941	166,922
Right-of-use assets	12	223,288	222,510	Shareholders’ equity	23
Intangible assets	13	1,590,955	810,697	Capital		1,382,509	1,382,509
Other assets	11	68,300	57,395	Treasury shares		(148,606)	(62,531)
		2,325,531	1,531,652	Capital reserves		879,145	875,979
				Other comprehensive income		50,473	22,051
				Reserve		353,890	234,389
				Additional proposed dividends		-	24,817
						2,517,411	2,478,409

				Non-controlling interests		-	1,195

Total assets		5,160,950	3,535,927	Shareholders’ equity and liabilities		5,160,950	3,535,927

See the accompanying notes to the consolidated financial statements.

F-3

Index To The Financial Statements

TOTVS S.A.

Unaudited interim consolidated statement of profit or loss

Six-month periods ended June 30, 2020 and 2019

(In thousands of Brazilian reais, except for earnings per share)

		Six months period ended June 30,
	Note	2020	2019
Continuing operations
Operating revenue	28	1,228,817	1,127,589
Cost of services rendered		(364,556)	(368,187)
Gross profit		864,261	759,402

Research and development expenses		(212,021)	(195, 610)
Selling and marketing expenses		(251,287)	(220,671)
General and administrative expenses		(229,392)	(191,533)
Other operating income, net		789	5,305
Operating profit		172,350	156,893

Finance income		32,157	25,610
Finance expenses		(26,315)	(39,491)
Share of losses of an associate		-	(130)
Profit before tax from continuing operations		178,192	142,882

Income tax and social contribution taxes - current	9	(38,210)	(33,569)
Income tax and social contribution taxes – deferred	9	(19,045)	(7,948)
Profit for the year from continuing operations		120,937	101,365

Loss after tax for the year from discontinued operations		(1,436)	(32,094)

Profit for the period		119,501	69,271

Attributable to:
Equity holders of the parent		119,501	69,118
Non-controlling interests		-	153

Earnings per share
Basic earnings per shares (in Brazilian reais)	27	0.2100	0.1349
Diluted earnings per shares (in Brazilian reais)	27	0.2078	0.1338

Earnings per share, from continuing operations
Basic earnings per shares (in Brazilian reais)	27	0.2126	0.1976
Diluted earnings per shares (in Brazilian reais)	27	0.2103	0.1959

See the accompanying notes to the consolidated financial statements

F-4

Index To The Financial Statements

TOTVS S.A.

Unaudited interim consolidated statements of comprehensive income

Six-month periods ended June 30, 2020 and 2019

(In thousands of Brazilian reais)

	Six month period ended June 30,
	2020	2019

Profit for the year	119,501	69,271
Other comprehensive income that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	28,422	(1,251)

Total comprehensive income for the year	147,923	68,020

Attributable to:
Equity holders of the parent	147,923	67,867
Non-controlling interests	-	153
	147,923	68,020

See the accompanying notes to the consolidated financial statements

F-5

Index To The Financial Statements

TOTVS S.A.

Unaudited interim consolidated statement of changes in shareholders’ equity

For the periods ended June 30, 2020 and December 31, 2019

(In thousands of Brazilian reais)

	Attributable to the equity holders of the parent
	Capital						Other comprehensive income	Retained earnings	Proposed additional dividend	Total Equity	Non- controlling interests	Total shareholders’equity
		Transaction between shareholders	Capital Reserve	Legal	Profit reserve	Treasury shares
As at January 1, 2019	1,041,229	(25,518)	195,425	86,996	38,232	(70,026)	20,704	-	-	1,287,042	1,178	1,288,220
Effect of adoption of IFRS 16 Leases	-	-	-	-	-	-	-	4,263	-	4,263	13	4,276
As at 1 January 2019 (adjusted)	1,041,229	(25,518)	195,425	86,996	38,232	(70,026)	20,704	4,263	-	1,291,305	1,191	1,292,496
Profit for the period	-	-	-	-	-	-	-	69,118	-	69,118	153	69,271
Cumulative adjustment for currency exchange	-	-	-	-	-	-	(1,251)	-	-	(1,251)	-	(1,251)
Total comprehensive income	-	-	-	-	-	-	(1,251)	73,381	-	67,867	153	68,020
Issue of share capital	341,280	-	696,278	-	-	-	-	-	-	1,038,068	-	1,038,068
Share-based payments	-	-	1,119	-	-	3,809	-	-	-	4,928	-	4,928
Dividends	-	-	-	-	-	-	-	-	-	-	(494)	(494)
Disposal of shares on a share-based payment	-	-	-	-	-	2,702	-	-	-	2,702	-	2,702
As at June 30, 2019	1,382,509	(25,518)	893,332	86,996	38,232	(63,515)	19,453	73,381	-	2,404,870	850	2,405,720

As at December 31, 2019	1,382,509	(25,518)	901,497	97,486	136,903	(62,531)	22,051	-	24,817	2,477,214	1,195	2,478,409
Profit for the period	-	-	-	-	-	-	-	119,501	-	119,501	-	119,501
/Cumulative adjustment for currency exchange	-	-	-	-	-	-	28,422	-	-	28,422	-	28,422
Total comprehensive income	-	-	-	-	-	-	28,422	119,501	-	147,923	-	147,923
Share-based payments	-	-	8,902	-	-	-	-	-	-	8,902	-	8,902
Dividends	-	-	-	-	-	-	-	-	(24,817)	(24,817)	-	(24,817)
Purchase of treasury shares	-	-	-	-	-	(94,735)	-	-	-	(94,735)	-	(94,735)
Disposal of shares on a share-based payment	-	-	(6,931)		-	8,660	-	-	-	1,729	-	1,729
Acquisitions of consolidated subsidiary	-	1,195	-	-	-	-	-	-	-	1,195	(1,195)	-
As at June 30, 2020	1,382,509	(24,323)	903,468	97,486	136,903	(148,606)	50,473	119,501	-	2,517,411	-	2,517,411

See the accompanying notes to the interim consolidated financial statements .

F-6

Index To The Financial Statements

TOTVS S.A.

Unaudited interim consolidated statement of cash flows

Six-month periods ended June 30, 2020 and 2019

(In thousands of Brazilian reais)

		Six month period ended June 30,
	Notes	2020	2019
Operating activities
Profit before tax from continuing operations		178,192	142,882
Adjustments to reconcile profile before tax to net cash flows:
Depreciation and amortization	12 and 13	91,446	74,149
Share-based payments expense	25	8,902	4,928
Losses on disposal of of fixed assets		(1,431)	(710)
Allowance for expected credit losses	7	29,990	17,846
Provisions for contingencies, net of reversals	20	29,676	24,426
Reversals of provision net of additional provisions on other obligations and others		(720)	-
Net foreign exchange and other interests		14,348	27,474

Working capital adjustments:
Trade receivables		(24,161)	(68,052)
Recoverable taxes		15,731	4,645
Judicial deposits		15,710	(2,157)
Other assets		(36,967)	(10,862)
Decrease/(increase) in trade and other payables		23,270	22,849
Trade and other payables		5,942	(17,936)
Commissions payable		246	2,461
Taxes and contributions payable		23,998	354
Business partners payable		(16,358)	-
Senior shares and mezzanine remuneration (FIDC)		12,823	-
Other liabilities		(32,264)	(14,700)
		338,373	207,597
Interest paid		(9,469)	(19,385)
Income tax paid		(20,996)	(26,513)
Net cash flows from operating activities		307,908	161,699
Investing activities
Purchases of intangible assets		(18,717)	(13,367)
Payment from acquisition of subsidiaries		(7,121)	(5,433)
Purchases of property, plant and equipment	12	(16,844)	(13,387)
Acquisitions of subsidiaries		(321,895)	-
Amount receveid from divestitute		11,137	-
Proceeds from sale of property, plant and equipment		1,697	3,080
Financial investments		(74,343)	-
Net cash flows used in investing activities		(426,086)	(29,107)
Financing activities
Payment of principal portion of loans and financing		(163,937)	(90,612)
Payment of principal portion of lease liabilities		(27,506)	(30,487)
Proceeds from loans and financing		196,924	-
Issuance of share capital, net of issurance costs		-	1,041,217
Dividends paid		(68,526)	(13,627)
Disposal of shares on a share-based payment		(93,006)	2,702
Net cash flow from/(used in) financing activities		(156,051)	909,193
Net increase in cash and cash equivalents		(274,229)	1,041,785
Cash and cash equivalents at 1 January		1,538,156	452,799
Cash and cash equivalents at 30 June		1,263,927	1,494,584

See accompanying notes to the interim consolidated financial statements

F-7

Index To The Financial Statements

TOTVS S.A.

Notes to the unaudited interim condensed consolidated financial statements

(In thousands of Brazilian reais, unless otherwise stated)

1.              Operations

TOTVS S.A. (“TOTVS” or “Company”) is a publicly held corporation headquartered at Av. Braz Leme, 1000, in the city and state of São Paulo, Brazil, whose shares are traded on the Novo Mercado segment of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), the Brazilian Stock Exchange.

The Company’s is principally engaged to provide business solutions for companies of all sizes, through the development and sale of management software, productivity and collaboration platform, as well as services of implementation, consulting, assistance, maintenance, e-commerce and mobility.

On April 30, 2020, the Group completed the acquisition of Supplier Participações S.A. (“Supplier”). Supplier is a business to business operation company focused on the development of solutions for the relationship between customers and suppliers. In addition, with the acquisition of Supplier, the Group initiated the financial services, issuance and credit card management business, including credit analysis and intermediation of financing requests in its businesses. Supplier holds subordinated quotas of a securitization fund known as Fundo de Investimento em Direitos Creditórios (“FIDC”), which purchases, sales and securitizase own or third-party credit rights. The investment in the FIDC has been consolidated. See Note 3.1 (c).

Until 2019, the Company, through certain subsidiaries, provided hardware manufacturing, combining specialized solutions for system management, point of sale (“POS”), commercial automation and tax solutions. Strategically aiming to focus on the software business, the Company sold this business, in the last quarter of 2019 in order to focus the attention of its teams and resources in the software operations.

The interim consolidated financial statements of TOTVS and subsidiaries (collectively, the Group) for the period ended June 30, 2020 and December 31, 2019 were authorised for issue in accordance with a resolution of the directors on October 14, 2020.

a)	Impacts of the Covid-19 pandemic

On March 11, 2020, the World Health Organization (WHO) declared as a global pandemic. The Group is monitoring the impacts of the COVID-19 pandemic and has been taking preventive and mitigating measures in line with the guidelines set forth by health authorities regarding the safety of its employees and the continuity of its operations.

The main actions adopted by the Group were: (i) the establishment of a Crisis Committee which developed several actions for its ecosystem in the period, promoting social responsibility with the industry, society and employees; (ii) adoption of remote work (home office) practice at all its units, and an evaluation of the possibility of gradual and voluntary return of employees to the offices safely, based on official health guidelines of the cities in which we have operations; (iii) suspension of international travelling and restrictions on domestic travelling; and (iv) implementation, together with our health plan operator, of a 24-hour telephone assistance service for employees.

F-8

Index To The Financial Statements

The Group did not reduce wages and the working hours of its employees during the period, nor had it promoted headcount reductions outside the normal course of its operations.

Impact analyses on interim consolidated financial information

In view of the current scenario of uncertainties in the economy, caused by the Covid-19 pandemic, the Group reviewed the main accounting estimates, as following:

(i)	Assessment of the allowance for expected credit losses: The Group assesses the fluctuations inside the methodology for measuring estimated losses, through the rolling projection of each portfolio range, capturing the impact estimates in default and credit recovery for the following months, which resulted an increase in coverage of estimated losses in the portfolios in general. Management continues to monitor the economic scenario and assesses any possible impacts on the measurement of expected credit losses.

(ii)	Impairment testing of intangible assets with indefinite useful live: The Group assessed the recoverability of its assets through a sensitivity analysis of cash-generating units and did not detect the need for a provision for loss in its interim financial information at June 30, 2020.

(iii)	Volume of credit originating from subsidiary Supplier: The Group observed a temporary decrease in the volume of credit rights of the subsidiary Supplier specialized in securitization of credits, acquired in April 2020, due to the economic scenario impacted by the Covid-19 pandemic. This decrease was stressed at the beginning of the second quarter, with signs of recovery over the following months.

(iv)	Non-recurring service revenue: Revenues from implementation, customization and licenses fee had no material impact.

(v)	Deferred taxes recoverability: The recoverability of deferred tax assets is reviewed annually or when the availability of future taxable profits for the recovery of the asset, in total or in part, is not probable. In the management view and estimates, the current scenario impacted by Covid-19 pandemic did not affect projections of future taxable income that allows the recoverability of credits according to the Brazilian law.

In addition to the items highlighted above, the Group has been closely monitoring liquidity and credit risks as mentioned in note 4.6 and has not identified any impact on covenants, even with an increase in the Group's debt due to the funds raised through debentures and the consolidation of FIDC.

2.              Significant accounting polices

2.1.	Basis of preparation

The consolidated financial statements presented were prepared in accordance with policies, accounting practices and methods for calculating estimates adopted in the preparation of the annual financial statements for the year ended December 31, 2019, disclosed on June 30, 2020, at which are presented in detail.

The consolidated financial statements provide comparative information in respect of the previous period.

F-9

Index To The Financial Statements

A summary of the significant accounting policies adopted by the Group, highlighting only information considered relevant by Management, is presented below.

2.2.	Consolidation basis

The consolidated financial statements comprise the financial statements of the Group as at June 30, 2020. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The consolidated interim financial information was prepared in accordance with IAS 34 – Interim Financial Reporting, which are applicable to the preparation of interim financial information, and in a manner consistent with accounting practices adopted in Brazil, including the IFRS - International Financial Reporting Standards issued by the IASB - International Accounting Standards Board.

The consolidated financial statements of the Group include the following subsidiaries:

Direct interest:

			% Interest
Entity	Country	Note	6/30/2020	12/31/2019
Soluções em Software e Serviços TTS Ltda.	Brazil		100.00	100.00
TOTVS Tecnologia em Software de Gestão Ltda	Brazil		100.00	100.00
TOTVS Hospitality Ltda.	Brazil		74.20	74.20
VT Comércio Digital S.A.	Brazil		50.00	50.00
TOTVS Argentina S.A.	Argentina		100.00	100.00
Datasul Argentina S.A.	Argentina	(iii)	100.00	100.00
TOTVS México S.A.	Mexico		100.00	100.00
Datasul S.A. de CV.	Mexico	(iii)	100.00	100.00
TOTVS Corporation	British Virgin Islands	(iii)	100.00	100.00
TOTVS Incorporation	EUA		100.00	100.00
Neolog Consultoria e Sistemas S.A.	Brazil	(i)	100.00	60.00
TOTVS Large Enterprise Tecnologia S.A.	Brazil		100.00	100.00
TFS Soluções em software Ltda.	Brazil	(iii)	100.00	100.00
TOTVS Serviços de Desenvolvimento e Consultoria em Tecnologia da Informação Ltda.	Brazil		100.00	100.00

(i)	On January 28, 2020, the Group acquired the remaining 40% interest in the capital of subsidiary Neolog for R$7,121. The share purchase option was recorded under the “accounts payable from acquisition of subsidiaries”.

Indirect Interest:				% Interest
Entity	Country	Investor	Note	6/30/2020	12/31/2019
DTS Consulting Partner, SA de CV	Mexico	TOTVS México	(iii)	100.00	100.00
TOTVS Reservas Ltda.	Brazil	TOTVS Hospitality		100.00	100.00
Bematech Ásia Co.Ltd.	Tawan	TOTVS Large		100.00	100.00
Bematech Argentina S.A.	Argentina	TOTVS Large		100.00	100.00
CMNet Participações S.A.	Brazil	TOTVS Large		100.00	100.00
CM Soluciones – Argentina	Argentina	CMNet Participações		100.00	100.00
TOTVS Hopitality Technology Portugal, Lda (formerly CMDIR - Soluções Informática, Lda – Portugal	Portugal	CMNet Participações		100.00	100.00
CM Soluciones – Chile	Chile	CMNet Participações		100.00	100.00
CMNet España	Spain	CMDIR - Soluções		100.00	100.00
RJ Participações S.A.	Brazil	TOTVS Large		100.00	100.00
F-10

Index To The Financial Statements

R.J. Consultores en Sistemas de Información S.C.	Mexico	RJ Participações		100.00	100.00
R.J. Consultores e Informática Ltda.	Brazil	RJ Participações		100.00	100.00
Consinco S.A.	Brazil	TTS	(ii)	100.00	-
Weath Systems Informática Ltda.	Brazil	TOTVS Large	(ii)	100.00	-
Supplier Investimentos Ltda.	Brazil	TOTVS Tecnologia em Software	(ii)	100.00	-
Supplier Participações S.A.	Brazil	TOTVS Tecnologia em Software	(ii)	51.27	-
Supplier Participações S.A.	Brazil	Supplier Investimentos Ltda.	(ii)	37.48	-
Supplier Administradora de Cartão de Cartão de Crédito S.A.	Brazil	Supplier Participações	(ii)	88.75	-
TOTVS Hospitality Ltda.	Brazil	TOTVS Large		25.80	25.80
National Computer Corporation	Russia	TOTVS México		19.00	19.00
Cartão de compra Supplier Fundo de Investimento em Direitos Creditórios	Brazil	Supplier Participações	(iii)	-	-

(i)	Companies acquired in 2020. Additional disclosures are provided in Note 3.
(ii)	The consolidated financial statements includes the FIDC as the Group has acquired subordinated quotas of the fund and consequentely retain the risks and benefits to the fund’s assets.
(iii)	Dormant Companies as at December 31, 2019.

Comparing the consolidated profit or loss between 2020 and 2019, the acquisition dates of each subsidiary must be considered. Thus, the interim financial information as at June 30, 2019 does not include the profit or loss of subsidiaries Consinco, Weath Systems and Supplier, which were consolidated at the date of their acquisition.

The main activities for Cartão de compra Supplier Fundo de Investimento em Direitos Creditórios, Supplier Investimentos Ltda., Supplier Participações S.A. and Supplier Administradora de Cartão de Crédito S.A. are financial services. RJ Participações S.A. main activity refers to participate and invest in other companies as a holding. All of other TOTVS’ subsidiaries, stated above, main activities refers to software operation.

3.	Business combinations

Following are the acquisitions made for the six-month period ended June 30, 2020:

3.1	Acquisition of subsidiaries

(a)	Consinco acquisition

On January 30, 2020, the Company through its subsidiary Soluções em Software e Serviços TTS Ltda, completed the acquisition of 100% of the capital of Consinco S.A., under the terms of the contract signed on December 27, 2019, for a total amount of approximately R$240,636, of which R$197,000 was paid in cash upon closing of the transaction. The contract included a price adjustment after acquisition that resulted in an amount subsequently received of R$5,624. In addition, the contract provides for payment of a contingent consideration of up to R$55,000, with an estimated fair value of R$49,260 as of the acquisition date, which is subject to the achievement of established goals by Consinco S.A. for the years 2020 and 2021 and the fulfillment of other conditions. Consinco providing management software for supermarkets market and cash and carry in the Brazilian market.

F-11

Index To The Financial Statements

(b)	Wealth Systems acquisition

On April 8, 2020, the Group acquired 100% of the share capital of Wealth Systems Ltda., through its subsidiary TOTVS Large for R$27,000, of which R$11,750 million were paid immediately to the sellers, and the residual amount of R$2,994 refers to contingent compensation to be paid until 2023.

(c)	Supplier acquisition

On April 30, 2020, the Group completed the acquisition of 88.75% of the capital of Supplier in the amount of R$458,405, through its subsidiary TOTVS Tecnologia em Software de Gestão Ltda. Supllier focuses on the provision of B2B credit facilities between customers and suppliers.

Additionally, the transaction also provides for put and call options of the remaining shares of the capital of that can be excercised from 2022 to 2026. The exercise price of the options will be measured based on multiples applied by Supplier's performance for each year.

Considering that the put and call options of additional interest on the non-controlling interest was agreeded up in conjunction with the business combination, the fair value of the put and call option was determined when control of Supplier was obtained and recorded in “Accounts payable from acquisition of subsidiaries”.

Supplier consolidates a FIDC, A FIDC is legally an investment fund authorized by the Brazilian Monetary Council, and specifically designed as investment vehicle for investing in Brazilian credit receivables.

In accordance with IFRS 10, the Group consolidates the FIDC. The senior and mezzanine quotas are accounted for as a financial liability under “Senior shares and mezzanine obligations” and the remuneration paid to senior and mezzanine quotas holders is recorded as interest expense. See Note 18(a) for further details.

F-12

Index To The Financial Statements

3.2	Identifiable assets acquired and goodwill

The fair value, goodwill and the cost of holding interest at the acquisition date of the identifiable assets acquired that impacted the consolidated interim financial information at June 30, 2020 are shown below:

Preliminary fair value	Consinco	WS	Supplier	Total
At acquisitions date	1/31/2020	4/8/2020	4/30/2020

Current assets	13,093	2,300	1,372,888	1,388,281
Cash and cash equivalents (Note 5)	9,570	160	329,906	339,636
Financial investments (Note 6)	-	-	219,460	219,460
Trade receivables (Note 7)	1,146	1,296	820,789	823,231
Recoverable taxes (Note 8)	1,994	724	1,367	4,085
Other current assets (Note 11)	383	120	1,366	1,869
Noncurrent assets	75,968	16,057	270,604	362,629
Deferred tax assets (Note 9)	1,108	21	4,629	5,758
Property, plant and equipment (Note 12)	3,479	2,877	4,265	10,621
Other non-current assets (Note 11)	130	2	8,244	8,376
Brands	4,837	2,870	36,821	44,528
Software	26,427	8,843	113,266	148,536
Client portfolio	31,672	-	83,485	115,157
Non-compet	8,315	1,444	19,894	29,653
Current liabilities	8,441	13,468	1,338,886	1,360,795
Labor liabilities (Note 14)	6,449	6,162	6,062	18,673
Business partners payable (Note 18)	-	-	177,201	177,201
Other liabilities	1,992	7,306	179,855	189,153
Other Investment fund shares (Note 23)			975,768	975,768
Noncurrent liabilities	420	7,479	386	8,285
Net assets and liabilities	80,200	(2,590)	304,220	381,830
Cash payment	191,376	11,750	458,405	661,531
Long-term portion (i)	49,260	2,994	134,227	186,481
Goodwill in the operation	160,436	17,334	288,412	466,182

(i)	Long-term portion were recorded at their present value at the acquisition date.

The acquired companies were included in the interim financial information and contributed with a net consolidated revenue of R$62,762 and a profit of R$5,450 for the period ended June 30, 2020, after each acquisition date mentioned above.

4	Financial instruments and sensitivity analysis of financial assets and liabilities

The Group evaluated their financial assets and liabilities based on market values using the information available and the appropriate valuation methodologies.

4.1	Financial instruments by category

The table below compares the Group’s financial instruments by class, as presented in its financial information:

	Fair Value through profit or loss		Amortized cost
	6/30/2020	31/12/2019	6/30/2020	31/12/2019
Cash and cash equivalents (Note 5)	-	-	1,263,927	1,538,156
Financial investments (Note 6)	-	-	295,077	-
Escrow account (Note 19)	-	-	11,607	27,265
Trade receivables (Note 7)	-	-	1,200,023	382,622
Franchises loan (Note 11)	-	-	21,531	24,703
Receivables for investments sold (Note 11)	-	-	28,789	37,619
Investments at fair value (Note 4.3)	97,756	71,955	-	-
Financial Instruments receivable	97,756	71,955	2,820,954	2,010,365
Loans, financing and lease liabilities (Note 16)	-	-	248,133	247,703
Debentures (Note 17)	-	-	403,787	202,973
Trade and other payables	-	-	223,247	209,638
Business partners payable (Note 18)	-	-	160,843	-
Accounts payable from acquisition of subsidiaries (Note 19)	186,959	15,959	20,162	27,353
Other liabilities			34,608	28,899
Financial liabilities	186,959	15,959	1,090,780	716,566

F-13

Index To The Financial Statements

The fair value of financial assets and liabilities is included in the amount for which the instrument could be exchanged in a transaction where the parties are willing to negotiate, and not in an enforced sale or settlement. The methods and assumptions below were used to estimate the fair value:

•	Escrow accounts, trade receivables, and other payables and other short-term liabilities approximate their respective carrying amounts mainly due to the short-term maturities of these instruments.

•	Financial assets at fair value not traded in an active market are estimated using a valuation technique, such as discounted cash flow or multiple revenues, considering the reasonableness of the range of values indicated thereby.

•	Loans, financing and lease liabilities and debentures are recognized initially at fair value, net of costs incurred in the transaction and are subsequently stated at amortized cost.

•	Accounts payable from acquisition of subsidiaries, includes contingent payments of business combination and its fair value is estimated based on the performance of operations applied to the multiples defined in the contract.

4.2	Fair value measurement

The table below shows the hierarchy of fair value measurement of assets and liabilities of the Group and the fair value of the financial instruments:

		6/30/2020			12/31/2019
	Classification	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents (Note 5)	Amortized cost	-	1,244,440	-	-	1,526,057	-
Financial investments - Not redeemable in 90 days (Note 6)	Amortized cost	9,103	285,974	-	-	-	-
Investments at fair value (Note 4.3)	Fair value	-	-	97,756	-	-	71,955
Financial Liabilities
Loans, financing and lease liabilities (Note 16)	Amortized cost	-	248,133	-	-	247,703	-
Debentures (Note 17)	Amortized cost	-	403,787	-	-	202,973	-
Accounts payable from acquisition of subsidiaries (Note 19)	Amortized cost	-	20,162	-	-	27,353	-
Accounts payable from acquisition of subsidiaries (Note 19)	Fair value	-	-	186,959	-	-	15,959

The amounts recognized in the balance sheet regarding trade receivables, escrow account, labor liabilities, trade and other accounts payable, dividends payable at amortized cost, do not significantly differ from their fair values, thus, they are not presented in the table above.

There were no transfers between measurement levels in the fair value hierarchy for the period ended June 30, 2020.

4.3	Investments at fair value

Investments in startups made by the Group have a medium-term strategy with output planned for the moment when the expected financial returns are achieved. These investments are financial instruments

F-14

Index To The Financial Statements

recorded at fair value through profit or loss. The Group does not exercise control or significant influence over these investments.

These investments are private companies which do not have a quoted market price in an active market. The fair value of these investments is measured by commonly used market valuation techniques, such as discounted cash flows or multiples, considering the reasonableness of the estimated range of values. The fair value measurement is the mid-point within the range that best represents the respective fair value. Additionally, these investments include an investment in GoodData in preferred shares, which have a liquidation preference.

The fair value of these investments as at June 30, 2020 was R$97,756 (R$71,955 as at December 31, 2019).

4.4	Sensitivity analysis for financial assets and liabilities

The financial instruments of the Group is represented by cash and cash equivalents, trade receivables, trade and other accounts payables, debentures, loans, financings and lease liabilities, and are recorded at cost plus income or charges incurred or at fair value when applicable, as at June 30, 2020 and December 31, 2019.

The main risks related to the Group’s operations are linked to the variation of Brazilian Interbank Deposit Floating Rate (CDI) for short-term investments and debentures issued in 2017.

a)	Financial assets

To check the sensitivity of indexes for the financial investments that the Group was exposed to as at June 30, 2020, three different scenarios were evaluated. Based on the forecast by Brazilian financial institutions, the average CDI is 2.15% p.y. and was defined as the probable scenario (scenario I). From this rate, is calculated variations of 25% (scenario II) and 50% (scenario III).

For each of these scenarios the “gross financial income” was estimated without the related tax impacts. The reference date for the portfolio was June 30, 2020, with a one-year projection for each scenario.

Operation	Balance as at 6/30/2020	Risk	Probable Scenario (I)	Scenario (II)	Scenario (III)
		Reduction
Financial investments consolidated	R$ 1,539,517	CDI rate	2.15%	1.61%	1.08%
Estimated finance income			R$ 33,100	R$ 24,786	R$ 16,627

b)	Financial liabilities

The sensitivity analysis of the indexes for the financial investments that the Group was exposed as at June 30, 2020, is based on three different scenarios. Based on the forecast by financial institutions, the TJLP and CDI rates in force as at June 30, 2020, the most probable scenario (scenario I) was determined for 2020. From this rate, we calculated variations of 25% (scenario II) and 50% (scenario III).

For each scenario, the gross financial expense was calculated without the related tax impacts. The

F-15

Index To The Financial Statements

reference date used for debt and debentures was June 30, 2020, projecting the rates for one year for each scenario.

Operation	Balance as at 6/30/2020	Risk	Probable Scenario I	Scenario II	Scenario III
		Increase
BNDES Financing pegged to TJLP– Consolidated	R$585	TJLP (a)	4.91%	6.14%	7.37%
Estimated finance expenses			R$29	R$36	R$43

		Increase
Debentures	R$ 403,787	CDI	2.15%	2.69%	3.23%
Working capital	R$ 10,146
Estimated finance expenses			R$ 8,900	R$ 11,135	R$ 13,370

(a) Long-term Interest Rate

4.5	Changes in liabilities of financing activities

Liabilities arising from financing activities are liabilities for which cash flows were or will be classified in the statement of cash flows as cash flows from financing activities. The following is a breakdown of liabilities arising from financing activities for the six-month period ended June 30, 2020:

		Cash flow from financing activities		Non-cash items
	12/31/2019	Principal	Interest paid	Addition (Write off)	Interest incurred	Acquisition of subsidiaries	Others	6/30/2020
Loans and financing	6,363	(163,937)	(1,420)	-	345	169,720	-	11,071
Lease liabilities	241,340	(27,506)	(6,286)	17,083	8,675	3,756	-	237,062
Debentures	202,973	196,924	(1,763)	-	5,653	-	-	403,787
Dividends payable and other	44,579	(68,526)	-	-	-	-	24,817	870
Total	495,255	(63,045)	(9,469)	17,083	14,673	173,476	24,817	652,790

4.6	Financial risk management

The Group is exposed to the following risks from the use of financial instruments (i) Liquidity risk, (ii) Credit risk and (iii) Market risk.

a.	Liquidity Risk

Liquidity risk is the risk for the Group encountering difficulties in performing the obligations associated with its financial liabilities that are settled with cash payments or with another financial asset. The Group’s liquidity and cash flow are monitored daily by Group management to ensure the generation of cash from operating activities and fundraising, whenever necessary. The Group does not expect to have a significant impact on liquidity and cash flow resulting from the Covid-19 pandemic and reinforces its commitment to resource management in order to maintain its schedule of commitments.

Typically, the Group ensures that it has sufficient cash at sight to cover expected operating expenses, including

F-16

Index To The Financial Statements

the compliance with financial obligations; this excludes the potential impact of extreme situations that cannot be reasonably foreseen, such as natural disasters. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

b.	Credit risk

Credit risk is the risk that the counterparty in a business will not fulfill an obligation set forth in a financial instrument or contract with a customer, which would cause a financial loss.

Regarding the credit risk associated with financial institutions, the Group operates in order to spread this exposure among financial institutions. Financial investments must be made in institutions whose risk rating is equal to or lower than the Sovereign Risk (Brazil Risk) assigned by the rating agencies Standard & Poor’s, Moody’s or Fitch. The amount allocated to each institution cannot exceed 30% of the total balances in bank accounts plus short-term investments, and not correspond to more than 5% of the equity of the financial institution.

The exposure of the Group to credit risk is influenced also by the individual characteristics of each client. The Group established a credit policy whereby every new client has its credit capacity individually analyzed prior to the standard payment terms and conditions. The Group has a very diversified client portfolio with low concentration level. The Group establishes an estimated provision for losses that represents its estimate of losses incurred in relation to trade receivable (Additional disclosures are provided in Note 7). The main component of this allowance is specific and related to significant individual risks.

In addition, due to the Covid-19 pandemic, the Group closely monitors the behavior and active management of the default in its customer portfolio through policies related to the sale of services and software licenses. No relevant impacts are expected, in addition the provision for losses presented in note 7.

c. Market risk

i) Interest rate and inflation risk: interest rate risk arises from the portion of the debt related to TJLP, Consumer Price Index of Brazil - IPCA and CDI, as well as financial investments in CDI, which can adversely affect the finance income or expenses in the event of unfavorable changes in the interest rate and inflation.

ii) Exchange rate risk: this risk arises from the possibility of losses due to currency rate fluctuations that could increase the liabilities resulting from loans and foreign currency purchase commitments or that could reduce the assets resulting from Trade receivables in foreign currency.

Certain subsidiaries have international operations and are exposed to exchange risk arising from exposures in some currencies, such as the U.S. dollar (USD), Argentine peso (ARS), Mexican peso (MXN), and the Chilean peso (CLP).

The Group ensures that its net exposure is maintained at an acceptable level in accordance with the policies and limits defined by Management and is monitoring the possible impacts of the Covid-19 pandemic in each of these companies. For the period ended June 30, 2020, the balance of assets exceeds the negative balances exposed, as follows:

F-17

Index To The Financial Statements

	June 30, 2020
Company	Accounts payable	Cash and cash equivalents	Accounts receivable	Investments at fair value	Net exposure	Currency
RJ Consultores México	(37)	1,259	856	-	2,078	MXN
CMNet Participações S.A.	(306)	862	698	-	1,254	CLP and ARS
TOTVS S.A.	(7,617)	-	-	-	(7,617)	USD
TOTVS México	(1,908)	2,437	5,970	-	6,499	MXN
TOTVS Argentina	(1,965)	8,876	9,575	-	16,486	ARS
TOTVS Incorporation	(1,978)	782	-	97,756	96,560	USD
Total	(13,811)	14,216	17,099	97,756	115,260

d. Derivatives

The Group has no derivative contracts in the reported periods in these interim financial statements.

4.7	Capital management

The Group’s capital management is intended to ensure a strong credit rating with institutions and an optimal capital ratio in order to drive the Group’s businesses and maximize value for shareholders.

TOTVS controls its capital structure by adjusting and adapting to current economic conditions. To maintain this structure, the Group may pay dividends, repurchase shares, take out new loans, issue debentures and promissory notes. The Group’s net debt structure includes loans and debentures, less cash and cash equivalents.

	6/30/2020	12/31/2019
Loans, financing and lease liabilities (Note 16)	248,133	247,703
Debentures (Note 17)	403,787	202,973
Senior shares and Mezzanine (Note 22)	989,865	-
Accounts payable from acquisition of subsidiaries (Note 19)	207,121	43,312
(-) Cash and cash equivalents (Note 5)	(1,263,927)	(1,538,156)
(-) Financial investments (Note 6) (i)	(295,077)	-
(-) Escrow account (Note 19)	(11,607)	(27,265)
Net (cash) debt	278,295	(1,071,433)
Shareholders’ equity (Note 23)	2,517,411	2,478,409
Shareholders’ equity and net debt	2,795,706	1,406,976

(i) Represent financial investments in investment funds and national treasury bills forrestricted use of the FIDC and are not available to the Group.

In order to achieve this overall objective, the Group’s capital management, among other things, aims to ensure that it meets financial covenants disclosed in Note 16 and 17, that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to require to provide

F-18

Index To The Financial Statements

collateral or immediately call loans, financings and debentures. There have been no breaches of the financial covenants in the current period. No changes were made in the objectives, policies or processes for managing capital during the period ended 30 June 2020 and the year ended 31 December 2019.

5	Cash and cash equivalents

Cash and cash equivalents are maintained for meeting short-term cash requirements according to the Group’s assets and liabilities management. The Group's cash equivalents include short-term investments, which are promptly convertible into a known amount of cash and subject to a minimal risk of change of value.

	6/30/2020	12/31/2019
Cash at banks and on hand	19,487	12,099
Cash equivalents	1,244,440	1,526,057
Investment funds (i)	880,892	1,330,500
Short-term investments	363,548	195,557
	1,263,927	1,538,156

(i)	The Group concentrates its investments in an investment fund for TOTVS and its subsidiaries. The urderlying assets of the fund comprises mainly of Brazilian sorovein government bonds, which a low credit risk and volatility and high liquidity.

The exposure of the Group to risk and the sensitivity analysis are disclosed in Note 4.

6       Financial investments

The following amounts refer to investment funds and financial government bonds redeemable for restricted use of theFIDC and are not available to the Group.

6/30/2020
Government bonds	9,103
Investment funds (i)	285,974
295,077
(i)	Investment funds shares pegged to DI.

7            Trade receivables

Consolidated amounts receivable are as follows:

	6/30/2020	12/31/2019
Domestic market	530,671	478,035
Foreign market	7,867	6,710
Credit rights receivable (a)	812,015	-
(-)Allowance for expected credit losses	(150,530)	(102,123)
Trade receivables	1,200,023	382,622
Current assets	1,160,696	350,995
F-19

Index To The Financial Statements

Non-current assets (b)	39,327	31,627

(a)	The credit rights belong to FIDC an investment fund legal structure established under Brazilian law designed specifically for investing in credit rights receivables. See Note 7.2
(b)	Long-term accounts receivable basically refer to the sale of software license, software implementation and customization services.

Changes in the allowance of expected credit losses are as follows:

6/30/2020
Opening balance	102,123
Acquisitions of subsidiary	57,012
Additional allowance in the period	29,990
Write-off	(38,595)
Balance at end of period	150,530

The Group evaluates the concentration of risk with respect to trade receivables and contract assets as low, as its customers are located in several jurisdictions and that there are no concentration of trade receivables in few customers. In general, the Group does not require any guarantee on installment sales.

7.1 Aging list of trade receivables

The aging list of amounts receivable at June 30, 2020 and December 31, 2019 is as follow:

	6/30/2020	12/31/2019
Falling due	334,238	297,354
Unbilled	59,845	49,238
Overdue
1 to 30 days	23,082	16,909
31 to 60 days	11,877	8,548
61 to 90 days	11,273	7,661
91 to 180 days	23,251	15,239
181 to 360 days	13,678	22,288
More than 360 days	61,294	67,508
Gross trade receivables	538,538	484,745
(-) Allowance for expected credit losses (i)	(90,477)	(102,123)
Net Trade receivables	448,061	382,622

(i) The allowance for expected credit losses is net of the write-off due to loss recorded against accounts receivable for R$27,395 for the parent company and R$38,590 for consolidated.

7.2	Credit rights

Credit rights are formed by securities arising from Supplier's credit card purchases that have been assigned to FIDC.

F-20

Index To The Financial Statements

6/30/2020
Credit rights (a)	812,015
(-) Allowance for expected credit losses	(60,053)
Net credit rights	751,962

Allowance for expected credit losses on FIDC's credit rights portfolio as at June 30, 2020:

6/30/2020
Falling due	739,396
Overdue
1 to 30 days	8,286
31 to 60 days	8,263
61 to 90 days	3,728
91 to 180 days	6,469
181 to 360 days	6,820
More than 360 days	39,053
Gross accounts receivable	812,015
(-) Allowance for expected credit losses	(60,053)
Total	751,962

As at June 30, 2020, approximately 35% of the portfolio's contracts are insured by policies that cover an average of 90% of the outstanding balance of operations.

The provision amount was calculated based on the analysis of losses due to credit harvests that follow the premises of the FIDC Regulation. As the main indicator of impairment, the delay in operations was used.

8	Recoverable taxes

The recoverable taxes breakdown for the period ended June 30, 2020 and for the fiscal year ended December 31, 2019 is comprised as follows:

	6/30/2020	12/31/2019
Withholding income tax (a)	14,911	17,581
Social contribution tax to offset (a)	10,204	11,170
Others	1,095	911
	26,210	29,662
Current assets	18,071	29,662
Non-current assets	8,139	-

(a)	Refers to withholding income and social contribution tax credits in the current year and income and social contribution tax credits to offset from previous years, as well as payments of estimated taxes in the current year.

9	Income taxes

Current and deferred tax assets were recorded pursuant to the current rates in force. Deferred tax assets are calculated on income and social contribution tax losses carryforwards, respectively, as well as temporary differences.

F-21

Index To The Financial Statements

9.2	Reconciliation of income tax and social contribution expenses

The reconciliation between the tax expense as calculated by the statutory rates and the income tax and social contribution expense charged to profit (loss) is presented below:

	6/30/2020	6/30/2019

Profit before tax from continuing operations	178,192	142,882
Income and social contribution taxes at statutory rate of 34%	(60,585)	(48,580)
Adjustments for the statement of effective rate
Share of profit of an associate	-	-
Law No. 11196/05 (Research and Development incentive)	7,442	5,360
Share issue costs	-	8,676
Effects of tax rates of foreign subsidiaries	(3,418)	(5,136)
Other	(694)	(1,837)
Income tax expense for effective rate	(57,255)	(41,517)
Income tax and social contribution – current	(38,210)	(33,569)
Income tax and social contribution – deferred Tax assets	(19,045)	(7,948)
Effective tax rate	32.1%	29.1%

9.3	Deferred taxes

	6/30/2020	12/31/2019
Income and social contribution tax losses	62,229	63,563
Temporary differences:
Defference income tax and social contribution on accounting and tax goodwill	(125,668)	(115,234)
Intangible asset allocation	(10,748)	(12,073)
Intangible asset allocation – after Law No. 12.973	24,311	17,147
Provision for commissions	16,938	16,566
Anticipated income or revenues	3,027	10,336
Allowance for expected credit losses	28,313	32,474
Provisions and other obligations	45,973	44,717
Provision for trade accounts payable	12,538	12,432
Provision for share-based payments	10,293	8,898
Provision for adjustment present value	5,181	5,142
Other	14,672	16,412
Net deferred tax assets	87,059	100,380

The net deferred income tax and social contribution of the Group is presented under non-current assets.

Below is the rollforward of deferred income tax and social contribution:

At December 31, 2019	100,380
Expense in statement of profit or loss	(19,045)
Acquisitions of subsidiary	5,757
Other	(33)
At June 30,2020	87,059
F-22

Index To The Financial Statements

10	Related-party balances and transactions

10.1	Transactions or relationships with shareholders and key management personnel

The Group entered into real estate property lease agreements with entities, in which some of the shareholders are key management members and also hold TOTVS shares, directly or indirectly.

The amount paid as lease and condominium fees to related parties recognized for six-month period ended June 30,2020 was R$603 (R$13,678 as at June 30, 2019). All lease agreements with related parties are subject to restatement by reference to the inflation rate, annually. On December 4, 2019, the lease agreement of the Group’s headquarters ceased to be recorded as a related party, since VIP VII – Empreendimentos e Participações S.A. changed its ownership structure and is no longer owned by the shareholders and management members of TOTVS, which reduced the amount of leases paid to related parties compared to the previous year.

Some of the Group’s shareholders and key management personnel directly or indirectly hold 15.15% of the Group’s shares as at June 30,2020 (15.04% as at December 31, 2019). The indirect interest is held through LC-EH Empreendimentos e Participações S.A.

The Group incurred other expenses and recorded revenues with related parties where the total amount of expenditures was R$218 and receipts to R$63.

10.2	Compensation of key management personnel

Total key management personnel remuneration for periods at June 30, 2020 and June 30, 2019 are summarized as follows:

	6/30/2020	6/30/2019
Short-term benefits to managing officers
Salaries, fees and payroll charges	6,119	5,728
Short-term employee benefits	470	416
Variable bonus	1,228	2,647
Share-based payments (i)	9,019	3,845
	16,836	12,636

(i) Includes the impact of R$3,721 referring to the withholding tax at market value for the transfer of shares through payroll for the 2016 and 2017 grants.

Some management members are also entitled to vehicles that are replaced every 3 years. The depreciation expenses of vehicles granted to management members for the period ended June 30, 2020 was R$377 (R$332 as at June 30, 2019).

F-23

Index To The Financial Statements

11	Other assets

The breakdown of other assets at June 30, 2020 and December 31, 2019 is follows:

	6/30/2020	12/31/2019

Prepaid expenses (i)	64,538	41,072
Franchises loan	21,531	24,703
Advances to employees	27,118	8,862
Advances to suppliers	2,754	1,053
Receivables for investments sold (ii)	28,789	37,619
Other assets	2,819	4,270
	147,549	117,579
Current assets	87,388	60,184
Non-current assets	60,161	57,395

(i)	Includes the amounts of taxes paid and renewals of contracts with suppliers referring to expenses that will be incurred during the year.
(ii)	Refers to the receivable amount for the sale of Ciashop and hardware operation in 2019.

F-24

Index To The Financial Statements

12	Property, plant and equipment

Property, plant and equipment stated at cost net of accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets follows:

	Computers and electronics equip. (i)	Vehicles	Furniture and Fixtures	Facilities machinery and equipment	Leasehold improve ments	Right of use assets (ii)	Others	Total
Cost
As at December 31, 2019	209,160	11,895	29,759	28,206	99,866	251,996	10,539	641,421
Additions (iv)	12,705	1,316	858	229	4,398	18,089	(181)	37,414
Acquisitions of subsidiaries	8,406	258	1,813	2,175	854	5,438	463	19,407
Transfers assets	764	10	3	(12)	(244)	-	(3,001)	(2,480)
Write-offs	(9,595)	(478)	(443)	(307)	(37)	(4,148)	(34)	(15,042)
Exchange variation (iii)	917	90	82	70	399	1,603	10	3,171
As at June 30,2020	222,357	13,091	32,072	30,361	105,236	272,978	7,796	683,891

Depreciation
As at December 31, 2019	(131,820)	(4,836)	(16,721)	(15,890)	(40,340)	(36,536)	(5,846)	(251,989)
Depreciation	(16,404)	(1,954)	(1,768)	(1,680)	(5,857)	(20,250)	(942)	(48,855)
Acquisitions of subsidiaries	(4,731)	(67)	(732)	(799)	(130)	(2,152)	(174)	(8,785)
Write-offs	9,572	327	433	281	3	3,121	31	13,768
Exchange variation (iii)	(674)	(20)	(16)	(78)	(350)	363	(26)	(801)
As at June 30,2020	(144,057)	(6,550)	(18,804)	(18,166)	(46,674)	(55,454)	(6,957)	(296,662)

Residual value
As at June 30,2020	78,300	6,541	13,268	12,195	58,562	217,524	839	387,229
As at December 31, 2019	77,340	7,059	13,038	12,316	59,526	215,460	4,693	389,432
Average annual depreciation rate	20% to 25%	20% to 33%	10% to 25%	6.7% to 25%	10% to 33%	10% to 33%	20%

(i)	Includes the right of use of laptops in the amount of R$5,764 (R$7,051 as at December 31, 2019)

(ii)	“Additions” includes the increase in the right use of use amount of R$ 18,089 as a result of the adjustment of the lease liability due to inflation. The Group applied the practical expedient for short-term and low value contracts, recorded in lease expense in the amount of R$455 as at June 30,2020.

(iii)	Includes the inflation adjustments of Argentine subsidiaries.

(iv)	The total additions amount includes the non-cash transactions of right of use in the amount of R$20,570 as at June 30, 2020 (R$18,089 referred to right of use and R$2,481 referred to intangible assets transferred).

F-25

Index To The Financial Statements

13	Intangible assets

Intangible assets and changes in balances are as follows:

	Software	Trademarks & patents	Customer portfolio	R&D	Others (ii)	Goodwill	Total Intangible assets
Cost
As at December 31, 2019	389,795	83,279	364,118	13,890	49,725	665,942	1,566,749
Additions (iii)	14,100	-	3,359	4,111	-	-	21,570
Acquisitions of subsidiaries	148,536	44,528	115,157	-	29,653	466,182	804,056
Transfers	2,480	-	-	535	(535)	-	2,480
Exchange variation (i)	166	4	-	-	(1)	-	169
As at June 30,2020	555,077	127,811	482,634	18,536	78,842	1,132,124	2,395,024

Amortization
As at December 31, 2019	(322,441)	(59,232)	(272,716)	(8,472)	(49,580)	(43,611)	(756,052)
Amortization	(23,061)	(6,103)	(10,460)	(756)	(2,211)	-	(42,591)
Acquisitions of subsidiaries	(5,339)	-	-	-	-	-	(5,339)
Transfers	-	-	-	(535)	535	-	-
Exchange variation (i)	(87)	-	-	-	-	-	(87)
Balance as at June 30,2020	(350,928)	(65,335)	(283,176)	(9,763)	(51,256)	(43,611)	(804,069)

Residual value
As at June 30,2020	204,149	62,476	199,458	8,773	27,586	1,088,513	1,590,955
As at December 31, 2019	67,354	24,047	91,402	5,418	145	622,331	810,697
Average annual amortization rates	10% to 20%	6.7% to 8%	10% to 12.5%	20%	10% to 50%

(i)	Includes the inflation adjustments of Argentine subsidiaries.
(ii)	Includes primarily non-compete rights arising from business combinations.
(iii)	The difference between the additions and the cash flows refers to software installments purchase.

13.1	Goodwill impairment testing

The breakdown and rollforward of goodwill as at June 30, 2020 and December 31, 2019 is as follows:

F-26

Index To The Financial Statements

	Balance as at December 31, 2019	Additions	Balance as at June 30, 2020
TOTVS Large (old Bematech) (i)	220,298	-	220,298
Supplier	-	288,412	288,412
Consinco	-	160,436	160,436
RM	90,992	-	90,992
W&D	64,070	-	64,070
Virtual Age	46,497	-	46,497
RMS	35,740	-	35,740
SRC	33,688	-	33,688
Datasul	30,084	-	30,084
WS	-	17,334	17,334
Gens FDES	16,340	-	16,340
Seventeen	15,463	-	15,463
TOTVS Agroindústria	13,128	-	13,128
Neolog	12,565	-	12,565
BCS	11,821	-	11,821
Others	31,645	-	31,645
	622,331	466,182	1,088,513

(i)	Goodwill arising from the acquisition of the software operation of TOTVS Large (formerly Bematech S.A.)

13.2	Impairment of assets

The Group annually tests goodwill for impairment using the “value in use” methodology, through the discounted cash flow model of the CGUs, which represent the tangible and intangible assets used in the development and sale of different solutions to its clients.

The Group´s management tested its assets for impairment considering the possible impacts caused by the Covid-19 pandemic fort the six-month period ended June 30, 2020 and did not detect the need for a provision for loss in the interim financial statements.

14	Labor liabilities

Balances of salaries and charges payable are broken down as follows:

	6/30/2020	12/31/2019
Labor liabilities:
Salaries payable	38,312	28,810
Provision for vacation charges	87,022	76,235
Provision for 13th salary	29,745	31
Provision for sharing and bonus	30,488	51,107
Withholding income tax payable	11,192	17,600
Actuarial liability due to health care plan and retirement benefits (i)	2,136	2,024
Other	7,177	4,075
	206,072	179,882
Payroll liabilities
Provision for workers’ severance pay fund (ii)	19,037	6,062
Provision for Brazilian social security	10,306	7,528
	29,343	13,590
Total	235,415	193,472

F-27

Index To The Financial Statements
(i)	Refers to the actuarial provision for the health care plan of the participants who contributed or still contribute with fixed installments to the plan costing and who will be entitled to remain in the plan after retirement.

(ii)	According to Provisional Executive Order nº 927/2020, the Group opted to postpone the payment of FGTS of April, May and June 2020 to July 2020.

15	Taxes and contributions payable

Taxes and contributions payable are broken down as follows:

	3/31/2020	12/31/2019
Social security payable	45,940	17,552
Income taxes payable	46,324	32,312
Withholding income taxes	2,702	2,677
Other taxes	9,731	2,662
Total	104,697	55,203
Current liabilities	99,969	55,203
Non-current liabilities	4,728	-

(i)	The maturity of social security contributions and revenue taxes for March, April and May 2020 were extended by the Federal Revenue Service due to the Covid-19 pandemic. Such postponing will be paid in August, October and November, 2020 respectively.

16             Loans, financing and lease liabilities

Loans are initially recognized at fair value, net of transaction costs incurred, and are shown at amortized cost. Any difference between the borrowed amounts (net of transaction costs) and the total amount payable is recognized in the statement of profit or loss during the period when the loans are due, using the effective interest rate method.

The loans, financing and lease liabilities transactions are as follows:

	Annual financial charges	6/30/2020	12/31/2019
R&D funding - BNDES	TJLP + 1.5 to 1.52%p.y.	460	3,232
R&D funding - BNDES	3.5% to 4.0% p.y.	318	2,227
Finance Leases (i)	8.55% to 17.24% p.y. (i)	237,062	241,340
R&D and other investments funding - BNDES	TJLP + 0.52% p.y.	125	888
Working capital (Bank Credit Line)	129% of CDI	10,146	-
Secured accounts and other		22	16
		248,133	247,703
Current liabilities		58,394	55,623
Non-current liabilities		189,739	192,080

F-28

Index To The Financial Statements
(i)	Interests for the real estates leases range from 8.55% to 10.16% (nominal interest rate) and 15.12% to 17.24% for the IT equipment’s lease.

The Group and its subsidiary TOTVS Large have loan and financing agreements with covenants usually applicable to these types of operations, related to the meeting of economic, financial, cash generation and other indexes. These covenants have been met and do not restrict the Group’s ability to normally conduct its operations.

The amount classified in non-current liabilities will be paid as follows:

	6/30/2020	12/31/2019
2021	21,083	36,628
2022	36,833	33,834
2023	33,693	30,754
2024	33,411	30,725
2025 onwards	64,719	60,139
Non-current liabilities	189,739	192,080

Changes are shown below:

6/30/2020
Opening balance	247,703
Acquisitions of subsidiary	173,476
Additions to lease liabilities	18,092
Interest incurred	9,020
Write-off lease liabilities	(1,009)
Interest amortization	(7,706)
Principal amortization	(191,443)
Balance at end of period	248,133

a)	Covenants

The Group has entered into loan and financing agreements with covenants, related to the meeting of economic, financial, cash generation and other metrics. At the date of these consolidated financial statements and as at June 30, 2020 the Group was in compliance with all contractual loans and financing covenants.

BNDES Loans

The credit agreement the Group entered into with BNDES in 2013 sets forth the following covenants, which the Group is required to comply with for the term of the agreement. These covenants are determined based on our consolidated financial statements, which are subject to a special review in the first semester and a full audit at the end of the year by external auditors registered with the CVM:

•                 Shareholders’ equity/total assets ratio equal to or above 40.0%; and

•                 Net Debt/Adjusted EBITDA ratio equal to or below 1.5.

F-29

Index To The Financial Statements

If the Group fails to comply with these covenants, it will be required to provide collateral, acceptable to BNDES, in an amount corresponding to at least 130.0% of the outstanding balance of the credit agreement.

If the Group’s Net Debt/Adjusted EBITDA ratio exceeds 2.0x, it will be required to provide collateral, accepted by BNDES, in an amount corresponding to at least 130.0% of the financed amount or debt resulting therefrom, or provide a bank guarantee in the total amount of the debt. Moreover, its credit agreement with BNDES may be accelerated in the following events:

•	Default of any obligation assumed by the Group with BNDES and its subsidiaries; change in effective control after the execution of the credit agreement, or amendment to the credit agreement, without the prior authorization of BNDES; or any judicial proceeding that may affect the collateral given in favor of BNDES;
•	Decrease in headcount due to the project presented to BNDES to obtain the financing, and failure to offer any training program focused on work opportunities in the region and/or program to relocate workers in other companies;
•	Final and unappeasable judgment sentencing for child labor, forced labor or environmental crime; and
•	Inclusion in shareholders’ agreement or bylaws, or the shareholders’ agreement or bylaws of our parent company, of provisions setting forth restrictions related to the loss of our capacity to pay the financial obligations deriving from the credit agreement.

TOTVS Large Loans with BNDES

The loan agreement entered by TOTVS Large with BNDES sets forth the following covenants:

•                 Shareholders’ equity/total assets ratio equal to or above 40.0%; and

•                 Net Debt/Adjusted EBITDA ratio equal to or below 2.0.

These covenants are determined based on the Group’s financial statements, in the same manner as the covenants under the credit facility agreement the Group entered with BNDES in 2013.

b)	Leases

Lease liabilities as at June 30, 2020 and December 31, 2019:

	6/30/2020	12/31/2019
Gross lease liabilities – minimum lease payments
Less than one year	58,304	60,304
More than one year and less than five years	181,454	157,011
More than five years	33,724	63,460
	273,482	280,775
Future financing charges in leases	(36,420)	(39,435)
Present value of lease payments	237,062	241,340
Current liabilities	47,323	49,260
Non-current liabilities	189,739	192,080

F-30

Index To The Financial Statements

17             Debentures

As at June 30, 2020 and December 31, 2019, balances were broken down as follows:

Issue	Debentures	Annual financial charges	Unit price		6/30/2020	12/31/2019
Single series	200,000	105.95% of CDI	1.00	(i)	201,872	202,973
		102.65% of CDI			201,915	-
		Total current liabilities			403,787	202,973

(i)	The amount of debentures issue is presented net of transactions costs of R$44 as at June 30,2020 (R$175 as at December 31, 2019).

Debentures are initially recognized at fair value, net of transaction costs incurred, and are shown at amortized cost. Any difference between the borrowed amounts (net of transaction costs) and the total amount payable is recognized in the statement of profit or loss, using the effective interest rate method.

Changes in debentures

Debentures	12/31/2019
Balance at beginning of year	277,188
Issue of Debentures	-
Interest incurred	21,987
Amortization of interest	(13,124)
Payment of premium due to non-conversion	(83,078)
Balance at end of period	202,973

a)	Issue of Debentures

Debentures issued in 2017: Fund-raising R$200,000 through the issue of 200,000 simple, unsecured, nonconvertible debentures of the Group at the face value of R$1, in a single series, which were subject to public distribution with restricted efforts. For legal purposes the issue date of the debentures was September 15, 2017. The debentures will fall due on September 15, 2020, except in the event of early maturity. The Debentures will bear interest corresponding to 105.95% of the accumulated variation of the daily average DI (interbank) rates. Interest will be paid semiannually.

Debentures issued in 2020: On April 22, 2020, the Group approved the 2nd Issue of Simple, non-convertible, unsecured debentures, in a single series for public distribution with restricted placement efforts in the total

F-31

Index To The Financial Statements

amount of R$200,000, with a unit face value of R$1,000.00. The Unit Face Value will bear interest corresponding to 100.0% of the accumulated variation of the average daily rates of the DI (Interbank Deposits), based on 252 business days, plus a spread equivalent to 2.65% per year. Debentures will mature on April 22, 2021 and may be redeemed in advance from July 22, 2020, at the Group's sole discretion, upon payment of a premium corresponding to 0.10% on the Unit Face Value plus interests calculated pro rata temporis until the redemption date.

b)	Covenants

The debentures issued in 2017 have covenants including a Net Debt/Adjusted EBITDA ratio equal to or below 2.5x. The debentures may be accelerated, making the unit par value or outstanding unit par value immediately payable by the Group, in case of: (i) cross-default and unfavorable court decisions, which are standard acceleration events for this type of transaction, involving an individual or aggregate amount of R$50.0 million; (ii) the Group’s shares are no longer widely held and has a controlling shareholder; or (iii) merger and acquisition, without the prior approval of debenture holders, among other events.

The debentures issued in 2020 have covenants including a Net Debt/EBITDA ratio equal to or below 4.0x. The debentures may be accelerated, making the unit par value or outstanding unit par value immediately payable by us, in case of: (i) cross-default and unfavorable court decisions, which are standard acceleration events for this type of transaction, involving an individual or aggregate amount of R$50.0 million; (ii) the Group’s shares are no longer widely held and has a controlling shareholder; or (iii) merger and acquisition, without the prior approval of debenture holders, among other events.

18	Business partners payable

Basically, it refers to the amount of credits acquired and that will mature from the establishments affiliated with Supplier Administradora de Cartões de Crédito S.A. in the amount of R$160,843, with maturities within 30 days.

19             Accounts payable from acquisition of subsidiaries

Accounts payable from the acquisitions of subsidiaries refer to amounts due to the previous owners for the acquisition of shares or quotas representing the capital of these companies, as follows:

	6/30/2020				12/31/2019
	Contingent consideration (i)	Other liabilities	Total		Contingent consideration (i)	Other liabilities	Total
Supplier	134,228	-	134,228	-	-	-	-
Consinco	40,792	8,468	49,260		-	-	-
Wealth System	2,994	-	2,994		-	-	-
RJ Participações	8,945	-	8,945		8,772	-	8,772
Datasul MG	-	4,778	4,778		-	4,695	4,695
Seventeen	-	3,088	3,088		-	3,039	3,039
RMS	-	1,909	1,909		-	1,930	1,930
Virtual Age	-	55	55		-	4,695	15,187
Neolog	-	-	-		7,187	-	7,187
Other	-	1,864	1,864		-	2,502	2,502
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Index To The Financial Statements

Total	186,959	20,162	207,121	15,959	27,353	43,312
Current liabilities			33,891			32,554
Non-current liabilities			173,230			10,758

(i)	These accounts payable represent contingent consideration from acquisition of subsidiaries. On January 28, 2020, the Group paid of total amount for the acquision of subsidiary Neolog for R$7,121.

The accounts payable from acquisitions of subsidiaries is present value adjusted.

The maturity of non-current liabilities as shown below:

Year
2022	115,684
2024	49,079
2026	8,467
Non-current liabilities	173,230

As at June 30, 2020 and December 31, 2019, the liabilities for the acquisition of investments had Escrow account, which consisted of CDB operations in the following amounts:

	6/30/2020	12/31/2019
Escrow account - current assets	10,260	25,278
Escrow account – non-current assets	1,347	1,987
Total	11,607	27,265

20             Provisions for contingencies

In the ordinary course of their operations, the Group is party to various legal proceedings relating to tax, social security, labor and civil matters. Provisions for contingencies are set up by management, supported by its legal counsel and an analysis of judicial proceedings pending judgment, at an amount considered sufficient to cover probable losses, as shown below:

	6/30/2020	12/31/2019
Tax	7,309	7,671
Labor	92,662	87,988
Civil	35,821	35,862
	135,792	131,521

Changes in provisions for contingencies for the six-month period ended June 30, 2020 are as follows:

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Index To The Financial Statements

	Tax	Labor	Civil	Total
Balances at December 31, 2019	7,671	87,988	35,862	131,521
(+) Additional provision	6	28,516	7,266	35,788
(+) Monetary restatement (reversal)	84	2,038	1,728	3,850
(-) Reversal of unused provision	(61)	(4,625)	(1,426)	(6,112)
(-) Write-off due to payment	(391)	(21,730)	(7,784)	(29,905)
(+) Acquisitions of subsidiary	-	475	51	526
(+) Exchange rate	-	-	124	124
Balances at June 30, 2020	7,309	92,662	35,821	135,792

Further information regarding other significant ongoing lawsuits is in Note 22 to the financial statements as at December 31, 2019.

Judicial deposits linked or not to the provisions, are stated below and are recorded under non-current assets:

Judicial deposits	6/30/2020	12/31/2019
Tax (i)	12,578	21,554
Labor	22,192	28,552
Civil	15,324	14,953
	50,094	65,059

(i)	Two judicial deposits raised in favor of the Group in the amount of R$9,205 due to favorable res judicata decision of the lawsuit that discussed the exclusion of ICMS from the PIS and COFINS tax base.

21	Possible contingencies

The Group is party to other lawsuits which, based on the opinion of Group management and its legal advisors, are classified as possible losses and for which no provision has been recognized, as follows:

Nature	6/30/2020	12/31/2019
Tax	137,597	137,180
Labor	117,365	90,509
Civil	174,170	271,647
	429,132	499,336

Civil suit for damages due to whistleblowing of an agency agreement, in addition to pain and suffering and material damages. The proceeding is its initial phase, and during the expert review phase, the technicians together with our legal advisors revised the lawsuit calculations and concluded that the risk of possible loss at June 30, 2020 was R$ 1,948 (R$ 104,361 at 31 December 2019).

The breakdown of the other significant ongoing lawsuits at June 30, 2020 is in Note 22.1 to the consolidated financial statements for the year ended December 31, 2019.

22	Senior shares and mezzanine obligations

Financial liabilities amount to R$989,865 and fully comprise FIDC's senior quotas and mezzanine obligations. The senior quotas accrue interest at CDI rate + 2.5%, the mezzanine I quotas, accrue interest at the CDI rate + 3%, and for mezzanine II quotas, accrue interest at CDI rate + 4%.

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Index To The Financial Statements

23	Shareholders’ equity

a)	Capital

The Group’s capital is composed of 577,913,181 registered common shares issued and fully paid, with no par value, as follows:

	6/30/2020		12/31/2019
Shareholders	Shares	%	Shares	%
LC EH Participações e Empreendimentos S/A	80,282,970	13.89%	80,282,970	13.89%
Constellation Investimentos e Participações	30,090,381	5.21%	20,965,266	3.63%
Itaú Unibanco S.A.	29,496,270	5.10%	29,139,135	5.04%
GIC Private Limited	29,262,196	5.06%	29,185,056	5.05%
Laércio José de Lucena Cosentino	6,376,005	1.10%	6,161,670	1.07%
CSHG Senta Pua Fia	144,000	0.02%	136,200	0.02%
Others	392,103,081	67.86%	406,186,527	70.29%
Outstanding shares	567,754,903	98.24%	572,056,824	98.99%

Treasury shares	10,158,278	1.76%	5,856,357	1.01%

Total in units	577,913,181	100.00%	577,913,181	100.00%

On April 27, 2020, the Group’s Extraordinary Shareholders Meeting approved the of the stock split of all the common shares issued by the Group at the ratio of one common share to three (1:3) of the same type without any change in capital. Consequently, the number of common shares into which the Group’s capital was previously presented as 192,637,727 has been adjusted retrospectively as presented above.

b)	Capital reserves

The capital reserve is set up as follows:

	6/30/2020	12/31/2019
Goodwill reserve (i)	795,538	795,538
Goodwill reserve due to merger	14,330	14,330
Acquisition of non-controlling interest	(24,323)	(25,518)
Debentures converted into shares	44,629	44,629
Share-based payments	48,971	47,000
	879,145	875,979

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Index To The Financial Statements
(i)	The goodwill reserve amount of R$99,260 is comprised of R$31,557 relating to payments made in 2005 and R$67,703 relating to corporate restructuring with Bematech. The increase in goodwill reserve of R$696,278 in 2019, refers to the amount of capital contribution allocated to the capital reserve of R$725,220, net of borrowing costs that amounted to R$28,942.

c)	Treasury shares

As at June 30, 2020, change in "Treasury Shares" item was as follows:

	Number of shares (units)	Value (in thousand)	Average price per share (in Brazilian reais)
Balance as at December 31, 2019	1,952,119	R$62,531	R$32,03
Stock split - treasury shares	3,904,238	-	-
Opening balance adjusted by split	5,856,357	R$62,531	R$10,68
Purchase	5,100,900	R$94,734	R$18,57
Issuance due to share based plan	(798,979)	(R$8,659)	R$10,84
Balance as at June 30,2020	10,158,278	R$148,606	R$14,63

On March 6, 2020, the Board of Directors approved the repurchase program for shares issued by the Group, up to the limit of 9,000,000 common shares, to face the Incentive and Retention Plan based on Group shares. The program is expected to end by September 9, 2020. So far, 5,100,900 common shares have been repurchased.

For the six-month period ended June 30, 2020, 798,979 treasury shares were used under the stock option plan and consumed R$8,659 of capital reserve.

24	Dividends and Interest on shareholders’ equity

The Group’s bylaws establish a minimum dividend of 25% calculated on the annual net income, adjusted as provided by Article 202 of Brazilian Statutory Law 6404/1976.

On April 24, 2020, the General Shareholders' Meeting approved the distribution of dividends in the amount of R$24,817 relating to the net income for 2019 with payment made as at May 20, 2020.

The balance of dividends and interest on equity payable in the statement of financial position was R$870 as at June 30,2020 (R$44,579 as at December 31, 2019).

25	Share-based compensation plan

The main events associated with the share based compensation plan are described in Note 24 to the Financial Statements for the year ended December 31, 2019.

F-36

Index To The Financial Statements

There are two new share-based compensation plan grants for the six-month period ended June 30, 2020, with the following assumptions:

Fair value assumption
Plans	Date	Market value	Dividends	Term maturity	Fair value
Regular	04/27/2020	17.00	1.2%	3 years	16.41
Partners	04/27/2020	17.00	1.2%	3 years	16.41

Changes in options and restricted shares for the year are shown below:

	June 30, 2020
	Share options		Restricted shares	Total shareholders’ equity instruments
	Average Price (in Brazilian reais)	Number (units)
Opening balance	35.60	48,555	1,634,035	1,682,590
Split of restricted shares (i)	-	97,110	3,268,070	3,365,180
Adjusted opening balance	-	145,665	4,902,105	5,047,770
Transactions:
Exercised	11.87	(145,665)	(898,994)	(1,044,659)
Granted	-	-	3,141,430	3,141,430
Cancelled	-	-	(40,734)	(40,734)
Closing balance	-	-	7,103,807	7,103,807

(i)	The balance at the beginning of the year was multiplied by 3 to the better to reflect changes in shares in the period ended June 30, 2020, after the stotck split mentioned in note 23.

As at June 30, 2020, the number of exercisable options was completed.

The cumulative effect for the six-month period ended June 30, 2020 was R$15,729 (R$6,592 as at June 30, 2019), recorded as share-based payment expenses and includes the impact of withholding tax at market value on payroll for 2016 and 2017 grants.

26	Segment information

Operating segments are defined based on business operations by reflecting the way the Group’s management reviews financial information for decision-making. The Executive Management Committee is the Chief Operating Decision Maker (CODM) and monitors the operating results of its business for the purpose of making decisions about resource allocation and performance assessment.

As mentioned in note 3, the Group acquired control of Supplier at April 30, 2020, , which is a separate reportable segment. Therefore, the following are the Groups reportable segments:

Technology segment (formerly Software segment): represented by the software operation. In this segment, there are the dimensions of management software, with ERP, HR and Vertical, Business Performance solutions, which started to be built with CRM, e-Commerce solutions, among others that will be added to the portfolio. In addition, there are Techfin solutions that do not involve the assumption of credit risk and/or the definition

F-37

Index To The Financial Statements

and/or application of credit policies, such as partnerships for payroll loans, TEF, Financial Dashboard, among others that will be added in the future.

Credit product segment - Supplier: includes Supplier's businesses that involve, besides the origination, the assumption of some degree of credit risk and/or the definition and/or application of credit policies, such as “Supplier Card”, “Antecipa” and the “Mais Prazo”. This segment also consolidates the results by the subordinated share of the FIDC (Credit Receivables Investment Fund), to which Supplier currently assigns the originated credits.

The table below presents the profit for the period ended June 30, 2020 for these two operating segments:

Statement of profit or loss	Technology	Credit product segment - Supplier	Consolidated

Net Revenue	1,202,153	26,664	1,228,817
(-) Costs	(354,999)	(9,557)	(364,556)
Gross profit	847,154	17,107	864,261
(-) Operating expenses	(583,669)	(16,796)	(600,465)
(-) Depreciation and amortization	(91,044)	(402)	(91,446)
(-) Finance income (costs)	4,934	908	5,842
(-) Tax assets	(57,086)	(169)	(57,255)
Profit for the period	120,289	648	120,937

Likewise, the statement of financial position for each operating segment as at June 30,2020 is as follows:

ASSETS	Technology	Credit product segment - Supplier	Consolidated
CURRENT ASSETS	1,620,940	1,214,479	2,835,419
Cash and cash equivalents	1,111,030	152,897	1,263,927
Marketable securities	-	295,077	295,077
Trade receivables	402,117	758,579	1,160,696
Other current assets	107,793	7,926	115,719
NONCURRENT ASSETS	2,308,314	17,217	2,325,531
Other assets	334,704	12,643	347,347
Property, plant and equipment	383,326	3,903	387,229
Intangible assets	1,590,284	671	1,590,955
TOTAL ASSETS	3,929,254	1,231,696	5,160,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	938,345	1,179,211	2,117,556
Loans, financing and lease liabilities	46,637	11,757	58,394
Debentures	403,787	-	403,787
Business partners payable	-	160,843	160,843
Senior shares and mezzanine (i)	-	989,865	989,865
Other current liabilities	487,921	16,746	504,667
NON-CURRENT LIABILITIES	525,613	370	525,983
Loans, financing and lease liabilities	189,711	28	189,739
F-38

Index To The Financial Statements

Provisions for contingencies	135,450	342	135,792
Other non-current liabilities	200,452	-	200,452
SHAREHOLDERS’ EQUITY (ii)	2,465,296	52,115	2,517,411
LIABILITIES AND SHAREHOLDERS’ EQUITY	3,929,254	1,231,696	5,160,950

(i)	Senior and mezzanines I and II shares of FIDC.
(ii)	Represents the value of net assets and liabilities for each operating segment.

27	Earnings per share

The tables below show earnings and share data used to calculate the basic and diluted earnings per share:

	6/30/2020	6/30/2019
Basic earnings per share
Numerator
Profit from continuing operations	120,937	101,212
Loss from discontinued operations	(1,436)	(32,094)
Profit for the period assigned to the Group’s shareholders	119,501	69,118

Denominator (in thousands of shares)
Weighted average number of common shares outstanding (i)	568,969	512,202
Basic earnings per share – in Brazilian reais	0.2100	0.1349
Basic earnings per share, from continuing operations – in Brazilian reais	0.2126	0.1976

	6/30/2020	6/30/2019

Diluted earnings per share
Numerator
Profit from continuing operations	120,937	101,212
Loss from discontinued operations	(1,436)	(32,094)
Profit fot the period assigned to the Group’s shareholders	119,501	69,118

Denominator (in thousands of shares)
Weighted average number of common shares outstanding	568,969	512,202
Weighted average number of stock options/restricted shares	6,222	4,326
Weighted average number of common shares adjusted according to dilution effect (i)	575,191	516,528
Diluted earnings per share – in Brazilian reais	0.2078	0.1338
Diluted earnings per share, from continuing operations – in Brazilian reais	0.2103	0.1959

(i)	Weighted average number of common shares outstanding in 2019 was multiplied by 3 for better comparability with 2020, after the stock split mentioned in Note 23.

F-39

Index To The Financial Statements

There were no other transactions involving common shares or potential common shares between the date of the statement of financial position and the date when these interim financial statements were concluded.

28	Operating revenue

The net operating revenue for the six-month period ended at June 30, 2020 and 2019 were as follows:

	6/30/2020	6/30/2019
Recurring software revenue	955,246	844,682
Non-recurring software revenues	246,907	282,907
License	105,391	106,922
Services	141,516	175,985
Total software revenues	1,202,153	1,127,589
Credit product revenues	26,664	-
Operating revenues	1,228,817	1,127,589

29	Subsequent events

(i)	On August 10, 2020, the Group early redeemed the second (2nd) issuance of simple debentures non-convertible into shares of the Group (“2 nd Issuance”) which total amount was R$200 million. The debentures would mature on April 22, 2021 and the optional early redemption will be carried out, pursuant to the indenture of the 2nd Issuance, upon payment of the outstanding balance unit par value and remuneration corresponding to 100.0% of the accumulated variation of the average daily DI (Interbank Deposit) rates based on a year of two hundred fifty-two (252) business days plus a spread of 2.65% p.y. calculated on a pro rata temporis basis from the date of payment of the debentures, to the date of actual payment, plus a premium corresponding to 0.10%.

(ii)	On August 14, 2020, the Group sent a business combination proposal to the Board of Directors of Linx S.A., that aims at combining the businesses of the two companies (“Transaction”), with the consolidation of the shareholding bases in TOTVS, which will remain a publicly-held corporation with shares traded on B3 S.A. – Brasil, Bolsa, Balcão's Novo Mercado listing segment. The Transaction, if approved, will result in the receipt by Linx shareholders of 1 (one) share of TOTVS and R$ 6.20 (six reais and twenty cents) for each Linx share, considering the fully diluted shareholding bases of both companies. In case approved, the Linx shareholders will become holders of shares representing approximately 24% of the total and voting capital of TOTVS.

* * *

F-40

Index To The Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Totvs S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Totvs S.A. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of profit or loss, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with International Financial Reporting Standards - IFRS as issued by the International Accounting Standards Board - IASB.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

We have served as the Company’s auditor since 2017

São Paulo, Brazil

October 14, 2020

F-41

Index To The Financial Statements

TOTVS S.A.

Financial Statements for the years ended

December 31, 2019 and 2018

F-42

Index To The Financial Statements

TOTVS S.A.

Consolidated statements of financial position as at December 31, 2019 and 2018

(In thousands of Brazilian reais)

Assets	Note	2019	2018	Liabilities and equity	Note	2019	2018

Current assets				Current liabilities
Cash and cash equivalents	7	1,538,156	452,799	Labor liabilities	16	193,472	174,874
Escrow account	20	25,278	44,909	Trade and other payables		63,821	113,907
Trade receivables	8	350,995	385,538	Taxes and contributions payable	17	55,203	47,466
Inventories	9	-	41,531	Commissions payable		46,035	43,166
Recoverable taxes	10	29,662	38,817	Dividends payable	23	44,579	13,902
Other assets	13	60,184	56,540	Loans, financing and lease liabilities	18	55,623	166,154
				Debentures	19	202,973	77,319
		2,004,275	1,020,134	Accounts payable from acquisition of subsidiaries	20	32,554	59,597
				Other liabilities		11,292	13,227
						705,552	709,612
Non-current assets				Non-current liabilities
Escrow account	20	1,987	5,334	Loans, financing and lease liabilities	18	192,080	35,317
Trade receivables	8	31,627	19,890	Debentures	19	-	199,869
Deferred tax assets	11	100,380	125,124	Provisions for contingencies	21	131,521	127,792
Investments at fair value	6	71,955	69,171	Accounts payable from acquisition of subsidiaries	20	10,758	15,464
Judicial deposits	21	65,059	65,965	Other liabilities		17,607	15,003
Investments		3,120	3,129			351,966	393,445
Property, plant and equipment	14	166,922	198,826
Right-of-use assets	14	222,510	-	Shareholders' equity	22
Intangible assets	15	810,697	857,128	Capital		1,382,509	1,041,229
Other assets	13	57,395	26,576	Treasury shares		(62,531)	(70,026)
		1,531,652	1,371,143	Capital reserves		875,979	169,907
				Other comprehensive income		22,051	20,704
				Reserve		234,389	125,228
				Additional proposed dividends		24,817	-
						2,478,409	1,288,220

				Non-controlling interests		1,195	1,178

Total assets		3,535,927	2,391,277	Shareholders’ equity and liabilities		3,535,927	2,391,277

See the accompanying notes to the consolidated financial statements.

F-43

Index To The Financial Statements

TOTVS S.A.

Consolidated statements of profit or loss

For the years ended December 31, 2019 and 2018

(In thousands of Brazilian reais, except by the earnings per share)

	Note	2019	2018
Continuing operations
Operating revenue	27	2,282,124	2,111,160

Cost of services rendered	28	(743,855)	(739,210)
Gross profit		1,538,269	1,371,950

Research and development expenses	28	(397,824)	(382,078)
Selling and marketing expenses	28	(452,431)	(423,142)
General and administrative expenses	28	(386,824)	(350,456)
Other operating income (expenses)	28	24,262	9,381
Operating profit		325,452	225,655

Finance income	29	69,312	37,895
Finance expenses	29	(70,489)	(78,357)
Share of losses of an associate		(248)	(517)
Profit before tax from continuing operations		324,027	184,676

Income tax and social contribution - current	11	(54,628)	(41,978)
Income tax and social contribution - deferred	11	(15,483)	(4,963)
Profit for the year from continuing operations		253,916	137,735
Loss after tax for the year from discontinued operations	5	(43,268)	(77,092)
Profit for the year		210,648	60,643

Attributable to:
Equity holders of the parent		209,796	59,548
Non-controlling interests		852	1,095
		210,648	60,643
Earnings per share
Basic earnings per shares (in Brazilian reais)	26	0.3868	0.1215
Diluted earnings per shares (in Brazilian reais)	26	0.3835	0.1205

Earnings per share, from continuing operations
Basic earnings per shares (in Brazilian reais)	26	0.4666	0.2787
Diluted earnings per shares (in Brazilian reais)	26	0.4625	0.2765

See the accompanying notes to the consolidated financial statements.

F-44

Index To The Financial Statements

TOTVS S.A.

Consolidated statements of comprehensive income

For the years ended December 31, 2019 and 2018

(In thousands of Brazilian reais)

	2019	2018

Profit for the year	210,648	60,643
Other comprehensive income that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	2,291	18,976

Other comprehensive income that will not be reclassified to profit or loss in subsequent periods:
Post-employment benefit	(1,430)	-
Deferred taxes	486	-

Total comprehensive income for the year, net of tax	211,995	79,619

Attributable to:
Equity holders of the parent	211,143	78,524
Non-controlling interests	852	1,095
	211,995	79,619

See the accompanying notes to the consolidated financial statements.

F-45

Index To The Financial Statements

TOTVS S.A. Consolidated statements of changes in shareholders’ equity

For the years ended December 31, 2019 and 2018

(In thousands of Brazilian reais)

	Attributable to the equity holders of the parent
	Capital	Transactions between shareholders	Capital reserve	Legal reserve	Profitreserve	Treasury shares	Other comprehensive income	Retained earnings	Additional proposed dividend	Total equity	Non- controlling interests	Total shareholders’ equity
As at January 1, 2018	989,841	(25,518)	190,597	84,019	86,780	(71,495)	1,728	-	5,442	1,261,394	183	1,261,557
Effects of adoption of IFRS 15 and IFRS 9 (Note 2)	-	-	-	-	-	-	-	(7,968)	-	(7,968)	(15)	(7,983)
As at 1 January 2018 (adjusted)	989,841	(25,518)	190,597	84,019	86,780	(71,495)	1,728	(7,968)	5,442	1,253,426	168	1,253,574
Profit for the period	-	-	-	-	-	-	-	59,548	-	59,548	1,095	60,643
Cumulative adjustment for currency exchange	-	-	-	-	-	-	18,976	-	-	18,976	-	18,976
Total comprehensive income	-	-	-	-	-	-	18,976	59,548	-	78,524	1,095	79,619
Issuance of share capital, net of issuance costs	51,388	-	-	-	(51,388)	-	-	-	-	-	373	373
Share-based payments	-	-	6,297	-	-	-	-	-	-	6,297	-	6,297
Dividends	-	-	-	-	-	-	-	(17,978)	(5,442)	(23,420)	(458)	(23,878)
Interest on shareholders’ equity	-	-	-	-	-	-	-	(27,785)	-	(27,785)	-	(27,785)
Disposal of shares on a share-based payment	-	-	(1,469)	-	-	1,469	-	-	-	-	-	-
Appropriation of retained earnings	-	-	-	2,977	2,840	-	-	(5,817)	-	-	-	-
As at December 31, 2018	1,041,229	(25,518)	195,425	86,996	38,232	(70,026)	20,704	-	-	1,287,042	1,178	1,288,220

As at 1 January 1, 2019	1,041,229	(25,518)	195,425	86,996	38,232	(70,026)	20,704	-	-	1,287,042	1,178	1,288,220
Effect of adoption of IFRS 16 Leases (Note 2)	-	-	-	-	-	-	-	4,263	-	4,263	13	4,276
As at 1 January 2019 (adjusted)	1,041,229	(25,518)	195,425	86,996	38,232	(70,026)	20,704	4,263	-	1,291,305	1,191	1,292,496
Profit for the period	-	-	-	-	-	-	-	209,796	-	209,796	852	210,648
Cumulative adjustment for currency exchange	-	-	-	-	-	-	2,291	-	-	2,291	-	2,291
Post-employment benefit	-	-	-	-	-	-	(944)	-	-	(944)	-	(944)
Total comprehensive income	-	-	-	-	-	-	1,347	209,796	-	211,143	852	211,995
Issuance of share capital, net of issuance costs	341,280	-	696,278	-	-	-	-	-	-	1,037,558	-	1,037,558
Share-based payments	-	-	13,504	-	-	-	-	-	-	13,504	-	13,504
Dividends	-	-	-	-	-	-	-	(24,817)	24,817	-	(494)	(494)
Interest on shareholders’ equity	-	-	-	-	-	-	-	(80,081)	-	(80,081)	-	(80,081)
Disposal of shares on a share-based payment	-	-	(3,710)	-	-	7,495	-	-	-	3,785	-	3,785
Sale of consolidated subsidiary	-	-	-	-	-	-	-	-	-	-	(354)	(354)
Appropriation of retained earnings	-	-	-	10,490	98,671	-	-	(109,161)	-	-	-	-
As at December 31, 2019	1,382,509	(25,518)	901,497	97,486	136,903	(62,531)	22,051	-	24,817	2,477,214	1,195	2,478,409

See the accompanying notes to the consolidated financial statements.

F-46

Index To The Financial Statements

TOTVS S.A.

Consolidated statements of cash flows

For the years ended December 31, 2019 and 2018

(In thousands of Brazilian reais)

	Notes	2019	2018
Operating activities
Profit before tax from continuing operations		324,027	184,676
Adjustments to reconcile profit before tax to net cash flows:
Depreciation and amortization	14 and 15	147,033	122,291
Share-based payments expense	24	13,504	6,297
Losses on disposal of fixed assets and investments		(14,917)	(843)
Allowance for expected credit losses	8	28,434	36,992
Provisions for contingencies, net of reversals	21	56,679	50,294
Reversals of provision net of additional provisions on other obligations and others		(3,732)	(8,238)
Net foreign exchange and other interests		55,187	59,173

Working capital adjustments:
Trade receivables		(62,052)	(24,544)
Recoverable taxes		2,859	26,312
Judicial deposits		879	(3,634)
Other assets		(3,944)	3,632
Labor liabilities		24,480	37,715
Trade and other payables		(6,415)	12,532
Commissions payable		5,469	1,883
Taxes and contributions payable		(1,168)	6,255
Other liabilities		(60,306)	(24,518)
		506,017	486,285
Interest paid		(116,841)	(39,688)
Income tax paid		(43,877)	(28,759)
Net cash flows from operating activities		345,299	417,838
Investing activities
Capital contributions in non-consolidated affiliates		-	(2,467)
Purchases of intangible assets		(27,390)	(22,838)
Payments from acquisitions of subsidiaries		(5,433)	(12,550)
Proceeds from sale of subsidiaries		25,677	-
Proceeds from sale of property, plant and equipment		3,258	3,441
Purchases of property, plant and equipment	14	(32,993)	(59,630)
Net cash flows used in investing activities		(36,881)	(94,044)
Financing activities
Payment of principal portion of borrowings		(152,889)	(180,705)
Payment of principal portion of lease liabilities		(61,617)	(25,973)
Issuance of share capital, net of issuance costs		1,037,558	-
Dividends paid		(49,898)	(51,486)
Disposal of shares on a share-based payment		3,785	-
Net cash flows from/(used in) financing activities		776,939	(258,164)
Net increase in cash and cash equivalents		1,085,357	65,630
Cash and cash equivalents at 1 January		452,799	387,169
Cash and cash equivalents at 31 December		1,538,156	452,799

See the accompanying notes to the consolidated financial statements.

F-47

Index To The Financial Statements

TOTVS S.A.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

(In thousands of Brazilian reais, unless otherwise stated)

1.	Operations

TOTVS S.A. (“TOTVS” or “Company”) is a publicly held corporation headquartered at Av. Braz Leme, 1000, in the city and state of São Paulo, Brazil, whose shares are traded on the Novo Mercado segment of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), the Brazilian Stock Exchange.

The Company’s is principally engaged to provide business solutions for companies of all sizes, through the development and sale of management software, productivity and collaboration platform, as well as services of implementation, consulting, assistance, maintenance, e-commerce and mobility.

Until 2019, the Company, through certain subsidiaries, provided hardware manufacturing, combining specialized solutions for system management, point of sale (“POS”), commercial automation and tax solutions. Strategically aiming to focus on the software business, the Company sold this business, as disclosed in Note 5, in the last quarter of 2019 in order to focus the attention of its teams and resources in the software operations.

The consolidated financial statements of TOTVS and its subsidiaries (collectively, the Group) for the year ended 31 December 2019 and 2018 were authorised for issue in accordance with a resolution of the directors on 14, October 2020.

Information on the Group’s structure is provided in Note 2.2. and information on other related party relationships of the Group is provided in Note 12.

2.	Significant accounting policies

2.1.	Basis of preparation

The consolidated financial statements have been prepared and presented according to the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis, except for the valuation of certain assets and liabilities, such as financial instruments from business combinations that have been measured at fair value. The consolidated financial statements are presented in Brazilian reais and all values are rounded to the nearest thousands, except when otherwise indicated.

The consolidated financial statements provide comparative information in respect of the previous period.

F-48

Index To The Financial Statements
2.2.	Consolidation basis

The consolidated financial statements comprise the financial statements of the Group as at December 31, 2019. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, the Group controls an investee if, and only if, the Group has:

(i)	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);
(ii)	Exposure, or rights, to variable returns from its involvement with the investee; and
(iii)	The ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

(i)	The contractual arrangement(s) with the other vote holders of the investee;
(ii)	Rights arising from other contractual arrangements; and
(iii)	The Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Joint operations are accounted for in the financial statements to represent the Group's contractual rights and obligations. Accordingly, assets, liabilities, revenues and expenses related to their interests in joint operation are accounted for individually in the financial statements. Investments in associates are accounted for using the equity method and are initially recognized at cost.

Profit or loss and each component of Other Comprehensive Income - OCI are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-Group assets and liabilities, shareholders’ equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an shareholders’ equity transaction. If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of shareholders’ equity, while any resultant gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

The consolidated financial statements of the Group include the following subsidiaries:

F-49

Index To The Financial Statements

Direct interest:

	% Interest
Entity	Country	2019	2018
TOTVS Serviços Ltda. (i)	Brazil	-	100.00
Soluções em Software e Serviços TTS Ltda.	Brazil	100.00	100.00
TOTVS Tecnologia em Software de Gestão Ltda	Brazil	100.00	100.00
TOTVS Hospitality Ltda. (previously TQTVD)	Brazil	74.20	74.20
VT Comércio Digital S.A. (previously TOTVS Ventures) (ii)	Brazil	50.00	100.00
TOTVS Argentina S.A.	Argentina	100.00	100.00
Datasul Argentina S.A. (iv)	Argentina	100.00	100.00
TOTVS México S.A.	Mexico	100.00	100.00
Datasul S.A. de CV. (iv)	Mexico	100.00	100.00
TOTVS Corporation (iv)	British Virgin Islands	100.00	100.00
TOTVS Incorporation	EUA	100.00	100.00
Neolog Consultoria e Sistemas S.A.	Brazil	60.00	60.00
Ciashop - Soluções para Comércio Eletrônico S.A. (iii)	Brazil	-	70.00
TOTVS Large Enterprise Tecnologia S.A. (previously Bematech S.A.)	Brazil	100.00	100.00
TFS Soluções em software Ltda.	Brazil	100.00	100.00
TOTVS Serviços de Desenvolvimento e Consultoria em Tecnologia da Informação Ltda. (iv)	Brazil	100.00	-

Indirect Interest:

			% Interest
Entity	Country	Investor	2019	2018
DTS Consulting Partner, SA de CV (iv)	Mexico	TOTVS México	100.00	100.00
Webstrategie Software Ltda. (v)	Brazil	TTS	-	100.00
TOTVS Reservas Ltda. (previously Kerina)	Brazil	TOTVS Hospitality	100.00	100.00
Bematech Hardware Ltda. (vi)	Brazil	TOTVS Large	-	100.00
Bematech Ásia Co.Ltd.	Taiwan	TOTVS Large	100.00	100.00
Bematech Argentina S.A. (iv)	Argentina	TOTVS Large	100.00	100.00
Bematech International Corp. (vi)	EUA	TOTVS Large	-	100.00
Logic Controls, Inc (vi)	EUA	BIC	-	100.00
FICE - Bematech Foshan Shunde Ltd. (vi)	China	Logic Controls, Inc	-	100.00
CMNet Participações S.A.	Brazil	TOTVS Large	100.00	100.00
CM Soluciones – Argentina	Argentina	CMNet Participações	100.00	100.00
CMDIR - Soluções Informática, Lda – Portugal	Portugal	CMNet Participações	100.00	100.00
CM Soluciones – Chile	Chile	CMNet Participações	100.00	100.00
CMNet España	Spain	CMDIR – Soluções	100.00	100.00
RJ Participações S.A.	Brazil	TOTVS Large	100.00	100.00
R.J. Consultores en Sistemas de Información S.C.	Mexico	RJ Participações	100.00	100.00
R.J. Consultores e Informática Ltda.	Brazil	RJ Participações	100.00	100.00
TOTVS Hospitality Ltda.	Brazil	TOTVS Large	25.80	25.80
National Computer Corporation (associate)	Russia	TOTVS México	19.00	19.00

F-50

Index To The Financial Statements

(i)	At July 31, 2019, TOTVS Serviços was merged into TOTVS Large Enterprise Company. This merger had no impact on the Group’s consolidated financial statements.
(ii)	As at July 31, 2019, the Company announced together with Companhia Brasileira de Tecnologia para E-commerce (VTEX), the creation of VT Comércio Digital S.A., a joint venture in which TOTVS and VTEX hold each 50% interest.
(iii)	The Group disposed of this subsidiary as at July 31, 2019. Additional disclosures are provided in Note 5.
(iv)	Dormant Companies as at December 31, 2019.
(v)	Company was shut down on July 18, 2019.
(vi)	Subsidiaries, which activities consisted in hardware operations, that were sold in 2019. Additional disclosures are provided in Note 5.

Except for RJ Participações S.A. and CMNet Participações S.A., which main activity refers to participate and invest in other companies as a holding company, all of TOTVS’ subsidiaries above main activities relate to software operation.

2.3.         Summary of significant accounting practices

a)	Foreign currencies

The consolidated financial statements are presented in Brazilian reais, which is also the Group’s functional currency.

As stated above, foreign subsidiaries’ functional currencies are U.S. dollar (USD), Argentinean peso (ARS), Mexican peso (MXN) and the Chilean peso (CLP), which is based on the economic environment in which they operate.

Regarding subsidiaries located abroad, which are considered independent by the Management (as they have administrative, financial and operating autonomy), monetary assets and liabilities denominated in foreign currencies are translated into reais at the spot rates of exchange at the reporting date, and profit or loss accounts are translated into the average monthly rates prevailing at the dates of the transaction. Adjustments to investments arising from foreign exchange are recognized as cumulative translation adjustments in OCI.

b)	Fair value measurement

The Group measures its financial instruments at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability or;
•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The measurement of the fair value of a non-financial asset considers the market participant's ability to generate economic benefits by using the asset to its best possible use or by selling it to another market participant who would use the asset to its best use.

F-51

Index To The Financial Statements

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the following fair value hierarchy, based on the lowest level input that is significant for the measurement of the fair value as a whole:

•	Level 1 – Market prices quoted (without adjustments) in active markets for identical assets or liabilities;
•	Level 2 – Valuation techniques for which the lowest level information that is significant for measuring the fair value is directly or indirectly observable;
•	Level 3 – Valuation techniques for which the lowest level information that is significant for measuring the fair value is not available.

For assets and liabilities recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels of the hierarchy, reassessing the categorization (based on the lowest level input that is significant to the fair value measurement the fair value as a whole) at the end of each reporting period.

Fair-value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarized in the following notes:

•	Disclosures for valuation methods, significant estimates and assumptions – Note 3
•	Quantitative disclosures of fair value measurement hierarchy – Note 6
•	Discontinued operations – Note 5
•	Financial instruments (including those carried at amortized cost) – Note 6

c)	Financial Instruments

i) Financial assets

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them, as result of this assessment the financial assets measured at amortized cost and at fair value through profit or loss. At the date of this financial statements the Group has no financial assets managed as held to collect and sell business model, thus there is no financial assets classified as fair value through other comprehensive income. The trade receivables do not contain a significant financing component, and the Group has applied the practical expedient. For other financial assets the Group initially measures the financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables do not contain a significant financing component and are measured at the transaction price as disclosed in Note 8.

In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it

F-52

Index To The Financial Statements

needs to give rise to cash flows that are ‘solely payments of principal and interest’ (SPPI) on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in three categories:

•       Financial assets at amortized cost

•       Financial assets at fair value through OCI

•       Financial assets at fair value through profit or loss

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired. The Group’s financial assets at amortized cost includes cash and cash equivalents (Note 7) and trade receivables (Note 8).

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss. The Group’s financial assets at fair value through profit or loss includes Investments at fair value (Note 6.2).

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when:

•       The rights to receive cash flows from the asset have expired; or

•       The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has

F-53

Index To The Financial Statements

neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a passthrough arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment

Further disclosures relating to impairment of financial assets are also provided in the following notes:

•       Disclosures for significant assumptions

•       Trade receivables

The Group recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

F-54

Index To The Financial Statements

Initial recognition and measurement

Financial liabilities are recognized initially at fair value and, in the case of loans, borrowings, debentures and payables, net of directly attributable transaction costs. The Group’s financial liabilities include Loans, financings and lease liabilities (Note 18), Lease liabilities (Note 18), Debentures (Note 19), Accounts payable from acquisition of subsidiaries (Note 20) and Dividends payable and others (Note 23).

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•       Financial liabilities at amortized cost

•       Financial liabilities at fair value through profit or loss

Financial liabilities at amortized cost

After initial recognition, the financial liabilities are measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by considering any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss. For the financial liabilities in this category refer to Note 6.3

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss are the accounts payable from acquisition of subsidiaries, for more details refer to Note 20.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

iii) Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts

F-55

Index To The Financial Statements

and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

d)	Impairment of non-financial assets

Management reviews the recoverable amount of non-financial assets annually in order to assess events or changes in economic, operating, or technological circumstances that are an indicator of impairment or loss of their recoverable amount. If an indicator of impairment exists and the net book value exceeds the recoverable amount, an impairment loss is recorded to adjust net book value of the asset to its recoverable amount. The recoverable amount of an asset or a cash-generating unit is the higher of its value in use and its fair value less costs of disposal.

Goodwill is tested annually in the last quarter for impairment or when circumstances indicate that a potential impairment exists. See Note 15.1.

e)	Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. At the lease commencement date, the Group recognizes the lease liabilities measured at present value of the future lease payments over the term of the lease and a corresponding right-of-use assets representing the right to use the underlying asset.

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. The right-of-use assets are also subject to impairment. Refer to the accounting policies in Note 2.e.

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

F-56

Index To The Financial Statements

The Group’s lease liabilities are included in loans, financings and lease liabilities as per Note 18.

f)	Intangible assets and goodwill

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is their fair value at acquisition date. After the initial recognition, the intangible assets are stated at cost, less any accumulated amortization and impairment losses. Intangible assets generated internally, excluding capitalized development costs, are not capitalized, and the related expenditure is reflected in the statement of income in the period in which it is incurred. The useful lives of the intangible assets are assessed as either finite or indefinite.

Intangible assets with finite life are amortized over the economic useful life and assessed for impairment whenever there is indication that the intangible asset might be impaired. The amortization method and the amortization period for an intangible asset with finite life are reviewed at least at the end of each reporting period.

Changes in these assets estimated useful lives or in the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization method or period, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the category of expense consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortized, but tested for impairment on an annual basis, individually or at cash generating unit (“CGU”) level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

An intangible asset is derecognized when it is sold (that is, the date when the recipient obtains control) or when no future economic benefit is expected from its use or sale. Any gain or loss arising from the derecognition of the asset (the difference between the net sales proceed and carrying amount of the asset) is recognized in the statement of income.

Business combination and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs.

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Index To The Financial Statements

The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9, is measured at fair value with the changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in profit or loss.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

Goodwill arising from the acquisition of subsidiaries is included in intangible assets in the consolidated financial statements.

Research and development

Research and development costs are expensed as incurred. Development expenditures on individual projects are recognized as intangible assets only the Group can demonstrate:

(i)	technical feasibility to complete the intangible asset in order for it to be available for use or sale;
(ii)	intention to complete the intangible asset and it ability and intention to use or sell the asset;
(iii)	how the asset will generate future economic benefit;
(iv)	the availability of technical, financial and other proper resources to complete the asset; and
(v)	the ability to measure reliably the expenditure during development.

The expenditures capitalized include the cost of labor and materials that are directly attributable to the development of the asset.

After the initial recognition, the asset is stated at cost, less accumulated amortization and impairment losses. Amortization of the asset begins when the development is complete and the asset is available for use. It

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Index To The Financial Statements

is amortized over the period of expected future economic benefit. During the development period, the asset is tested for impairment on an annual basis.

g)	Operating revenue

Revenues are recognized when there is a contract with the customer, the performance obligations are identified, the transaction price is reliably measurable and allocated, and when the control of the goods or services are transferred to the customer. Revenues are presented net of taxes, returns, allowances and discounts, when applicable. The Group segregates revenues in recurring revenues and non-recurring revenues as following:

Recurring software revenue

Recurring software revenue comprises revenue from: (i) software subscription, in which clients make a low initial investment and have access to multiple solutions in multiple devices simultaneously, for an unlimited number of users; (ii) maintenance, including technical support and software upgrade; and (iii) services, including cloud computing and customer service. All these services are sold separately.

Recurring software revenue is recognized in the statement of profit or loss over the time, on a monthly basis, as the services are provided, starting on the date in which services and software are made available to the client and all other revenue recognition criteria are met.

Non-recurring software revenue

Non-recurring software revenue comprises revenue from: (i) software licensing fees, in which case clients are entitled to use the software for fixed number of users, or an unlimited number of users, depending on the contractual terms; and (ii) implementation and customization services, consulting services and business education.

(i)	Revenue from software licensing fee is recognized at the point in time when all risks and rewards inherent to the license are transferred to the customer, usually upon software delivery and at the amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods.

(ii)	Revenue from implementation and customization services, consulting services and business education may be rendered by us directly to our clients or indirectly, through third parties (including franchisees and/or authorized distribution channels). In case such services are rendered by third parties, these third parties bill our clients directly. This service has a different performance obligations, billed separately and is distinct within the context of the contract. The Group recognizes the revenue based on the progress of the services rendered.

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Index To The Financial Statements

The Group applies the practical expedient for short-term advances received from customers. That is, the promised amount of consideration is not adjusted for the effects of a significant financing component if the period between the transfer of the promised good or service and the payment is one year or less.

h)	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

The Group uses the combined statutory rate of 34% on income before taxes in Brazil. Income taxes are recognized in the statement of profit or loss, except if related to items directly recognized in shareholders’ equity or comprehensive income. Current income tax relating to items recognized directly in shareholders’ equity is recognized in shareholders’ equity and not in the statement of profit or loss.

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

In Brazil, income taxes are paid by each legal entity on a stand-alone basis.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in OCI or directly in equity.

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Index To The Financial Statements

The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•	When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable.

•	When receivables and payables are stated with the amount of sales tax included the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

i)	Share-based compensation plan

Employees (including statutory employees) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions).

The compensation expense of share-based payments to employees is based on the fair value of the award at the grant date using an appropriate valuation model, further details of which are given in Note 23.

Compensation expense is recognised in profit or loss, together with a corresponding increase in equity (other capital reserves), over the period in which the service is rendered and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

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Index To The Financial Statements

No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

j)	Hyperinflationary economy in Argentina

In July 2018, considering that the inflation accumulated in the past three years in Argentina was higher than 100%, the adoption of the accounting and reporting standard in hyperinflationary economy (IAS 29) was applied in relation to the subsidiaries Datasul Argentina S.A. and TOTVS Argentina S.A.

Pursuant to IAS 29, non-cash assets and liabilities, the shareholders’ equity and the statement of income of subsidiaries that operate in hyperinflationary economies are adjusted by the change in the general purchasing power of the currency, applying a general local market’s price index.

For the purposes of converting the foreign currency to a non-hyperinflationary economy such as the Brazilian real, the comparative amounts are presented as current year amounts in the financial statements for the prior year. The effects of hyperinflation resulting from changes in the general purchasing power from January 1, 2019 and 2018, were reported in the consolidated financial statements in a specific account for hyperinflation adjustment, in financial income (expenses).

k)	New standards, amendments and interpretations to standards issued but not yet in force

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

•	Conceptual Framework for Financial Reporting – this revision introduces new concepts on the presentation, measurement and disclosure, updated the definition of assets and liabilities, as well as the criteria for recognition and derecognition of assets and liabilities in the financial statements.
•	Amendments to IFRS 3 – this revision improves the definition of a business.
•	Amendments to Amendments to IAS 1 and IAS 8 – this revision includes the definition of ‘material omission’.

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Index To The Financial Statements

There are no other standards, amendments and interpretations of standards issued and not yet adopted that could, in the Management’s opinion, have a significant impact on the results or shareholders’ equity disclosed by the Group.

l)	New standards, amendments and interpretations of standards in effect as from January 1, 2019 and 2018

The new standards and amendments issued by IASB in effect as from January 1, 2019, that affected the Group are:

The Group applied IFRS 16 Leases for the first time. The nature and effect of the changes as a result of adoption of this new accounting standard is described below.

IFRS 16 – Leases, supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease,

SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognize most leases on the balance sheet.

The Group adopted IFRS 16 using the simplified modified retrospective method of adoption, with the date of initial application of 1 January 2019. The Group elected to use the transition practical expedient to not reassess whether a contract is, or contains, a lease at 1 January 2019. Instead, the Group applied the standard only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Group also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain a purchase option (short-term leases), and lease contracts for which the underlying asset is of low value (low-value assets).

The effects on the consolidated statement of financial position accounts for the year ended December 31, 2018 and the opening balance, as at January 1, 2019 are shown below:

STATEMENT OF FINANCIAL POSITION	Balances as at January 1, 2019 prior to the adoption of IFRS 16	Effects of adoption of IFRS 16	Balance as at January 1, 2019

Current assets	1,020,134	-	1,020,134
Other noncurrent assets	1,047,193	-	1,047,193
Deferred income and social contribution taxes	125,124	(2,203)	122,921
Property, plant and equipment	198,826	236,820	435,646

Total assets	2,391,277	234,617	2,625,894

Current lease liabilities	13,227	40,013	53,240
Other current liabilities	696,385	(6,480)	689,905
Noncurrent lease liabilities	28,962	196,458	225,420
Other current liabilities	364,483	350	364,833
Shareholders’ Equity	1,288,220	4,276	1,292,496

Total liabilities and shareholders’ equity	2,391,277	234,617	2,625,894

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Index To The Financial Statements

There is no material impact on other comprehensive income or the basic and diluted earnings per share.

Upon adoption of IFRS 16, the Group applied a single recognition and measurement approach for all leases for which it is the lessee, except for short-term leases and leases of low-value assets. The Group recognized lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. In accordance with the simplified modified retrospective method of adoption, the Group recognized the cumulative effects as of the adoption date, i.e. January 1, 2019.

IFRIC 23 – Uncertainty over income tax treatment: The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:

• Whether an entity considers uncertain tax treatments separately;

• The assumptions an entity makes about the examination of tax treatments by taxation authorities;

• How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates;

• How an entity considers changes in facts and circumstances.

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Index To The Financial Statements

This interpretation came into effect on January 1, 2019 and, even considering that the Group operates in a complex tax environment, management concluded that tax authorities are likely to accept it and, therefore, did not foresee any impact of its adoption on the financial statements.

There are no other standards, amendments and interpretations for standards issued and effective from January 01, 2019, in Management’s opinion, may have a significant impact on the P&L or shareholders’ equity disclosed by the Group.

The new standards and amendments issued by IASB in effect as from January 1, 2018, that affected the Group are:

IFRS 9 – Financial Instruments, addresses the classification, measurement and recognition of financial assets and liabilities. The complete version of IFRS 9 was published in July 2014, to come into force on January 1, 2018, and replaces IAS 39. The main changes introduced by IFRS 9 were: (i) new criteria for classifying financial assets; (ii) new impairment model for financial assets, a combination of expected and incurred losses, replacing the current model of losses incurred; and (iii) flexibility of requirements to adopt hedge accounting.

The Group uses a provision matrix to calculate the credit loss expected for receivables and contractual assets based on the historical loss rates observed by the group and reviews this matrix in a prospective manner in order to adjust it according to the historical credit loss experience.

IFRS 15 - Revenue from Contracts with Customers. The standard sets a new model containing five steps that must be applied to revenues from contracts with customers. According to IFRS 15, revenues are recognized in an amount that reflects the consideration to which an entity expects to be entitled to in exchange for the transfer of goods or services to a customer.

The new standard replaces IAS 18 – Revenue, IAS 11 – Construction Contracts and the corresponding interpretations. The Group adopted the new standard on January 1, 2018, using the modified retrospective method, applying the practical expedient as from the date of adoption.

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Index To The Financial Statements

The table below shows the reconciliation of the new consolidated equity balances for the fiscal year ended December 31, 2017 and the opening balance on January 1, 2018, affected by the new standards below:

ASSETS	Note	Balance as of December 31, 2017	Effects about first adoption IFRS 9	Effects about first adoption of IFRS 15	Balance as of January 1, 2018

CURRENT ASSETS		1,038,346	(10,967)	2,679	1,030,058
Cash and cash equivalents		387,169	-	-	387,169
Marketable securities		44,615	-	-	44,615
Trade accounts receivable	(i)	515,545	-	(542)	515,003
Allowance for doubtful accounts	(iii)	(89,032)	(10,967)	-	(99,999)
Inventories		44,828	-	-	44,828
Taxes recoverable		93,097	-	-	93,097
Other assets	(ii)	42,124	-	3,221	45,345

NON-CURRENT ASSETS		1,455,279	3,729	(262)	1,458,746

Deferred income and social contribution taxes	(iv)	104,715	3,729	(262)	108,182
Other non-current assets		1,350,564	-	-	1,350,564

Total assets		2,493,625	(7,238)	2,417	2,488,804

LIABILITIES AND EQUTY
CURRENT LIABILITIES		619,286	-	3,162	622,448
Taxes payable	(i)	28,725	-	377	29,102
Commissions payable (i)	(i)	39,769	-	2,785	42,554
Other liabilities		550,792	-	-	550,792

NON-CURRENT LIABILITIES		612,762	-	-	612,762
EQUITY		1,261,577	(7,238)	(745)	1,253,594
Total liabilities and equity		2,493,625	(7,238)	2,417	2,488,804

(i) The standard was applied to all contracts with customers in effect and had the following impacts:

•	Some contracts with customers offered joint hardware and software solutions. The Group concluded that according to IFRS 15, these contracts included two distinct performance obligations, since hardware and software were offered separately, and that control was transferred to the customer in distinct moments. In addition, the Group recorded and increase in the opening balance of accounts receivable of R$5,781 on January 1, 2018, as a result of a change in the timing of recognition of revenue of some
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Index To The Financial Statements

software services. It should be noted that the Group disposed of the hardware business in 2019, as such it does no longer recognize revenues from the sale of hardware.

•	Contracts with customers with recurring revenues may include discounts subject to a certain grace period. Considering the probability that a significant reversal of the revenues will not happen, the Group recorded an increase of R$832 in accounts receivables on January 1, 2018.

•	Software implementation and customization services are sold separately and customers can also contract such services from other suppliers. Upon adoption of IFRS 15, the Group recognizes revenues from implementation and customization contracts over time and adopted the input method for measurement in accordance with the requirements set forth by the standard and calculated which resulted in a decrease of accounts receivable of R$7,155 on January 1, 2018.

•	In addition, as a result of the aforementioned adjustments the Group also recognized and increase of R$2,785 in commissions payable on January 1, 2018.

(ii) Incremental costs relating to variable compensation paid on the sale of software subscription with impact of R$3,221 on the asset on January 1, 2018.

(iii) Upon adoption of IFRS 9, the Group, applied the simplified approach of the prospective model for expected losses on receivables, with an impact of R$10,967 on equity on January 1, 2018.

(iv) The income tax effects on the impacts on the application of IFRS 15 and IFRS 9 described above, resulted in an increase of R$3,467 in Deferred Income and Social Contribution taxes and of R$377 in tax obligation on January 1, 2018.

3.	Significant accounting judgments, estimates and assumptions

The preparation of financial statements requires the use of certain critical accounting estimates and the exercise of judgment by Group management in applying the accounting policies of TOTVS S.A.

3.1 Judgments

In the process of applying consolidated accounting policies, Management made the following judgements that could have a significant effect on the amounts recognized in the consolidated financial statements:

(i)	Judgements in identifying the performance obligations for sales of software, which include licensing fees, monthly software services and implementation/customization services, that can have significant effects while recognizing revenue from contacts with customers. The Group concluded that such performance obligations are distinct as they are sold separately and offered by other suppliers.

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Index To The Financial Statements
(ii)	In determining right of use and lease liabilities under IFRS 16, the Group determines the lease term as the non-cancelable contractual term, together with the periods included in a possible option for renewal as this renewal is assessed as reasonably likely to occur and with periods covered by a contract rescission option as it can also be determined as reasonably likely to occur.

3.2 Estimates and assumptions

The estimates and assumptions that are complex, represent significant risks and require a greater level of judgment are as follows:

(i)	Allowance for expected credit losses for accounts receivables - the Group uses a provision matrix based on the historical loss rates observed by the group to calculate the expected credit loss. The evaluation of the correlation between the observed historical loss rates, the projected economic conditions and the expected credit losses represents a significant estimate. The volume of expected credit losses is sensitive to changes in the predicted economic conditions and circumstances. The Group‘s historical experience of credit loss and the projection of economic conditions may also not represent the customer’s real situation in the future. Information on expected credit losses on accounts receivables is described in Note 8.

(ii)	Recoverable amount of tangible and intangible assets, including goodwill – an impairment loss exists when the book value of an asset or CGU exceeds its recoverable amount, which is the higher between the net fair value of selling expenses and the value in use. The main assumptions used to determine the recoverable amount of CGUs, including a sensitivity analysis, are detailed in Note 15.1.

(iii)	Deferred taxes – Deferred tax assets are recognized for all tax losses not used to the extent that it is probable that there is taxable income available to allow the use of said losses. Significant judgment from Management is required to determine the value of the deferred tax asset that may be recognized, based on the probable period and level of future taxable income, coupled with future tax planning strategies. For more details, see Note 11.2.

(iv)	Provisions for contingencies – the evaluation of probability of loss includes assessing the available evidence, hierarchy of laws, available case law, the most recent court rulings and their relevance in the legal system, as well as the opinion of external counsel. Provisions for contingencies are reviewed and adjusted to account for changes in circumstances, such as applicable limitation periods, conclusion of tax audits or additional exposures identified based on new matters or court rulings. Further details in Note 21.

(v)	Non-recurring revenue – the recognition of revenue from software implementation and customization services requires the use of estimates to project the total costs required to comply with the contractual performance obligation with the client. The Group periodically reassesses these estimates and adjusts the contractual margins whenever necessary.

Settlement of the transactions involving these estimates could result in amounts that differ significantly from those recorded in the financial statements due to uncertainties inherent in these estimates. The Group reviews its estimates at least annually.

More information on the estimates and assumptions used in the items mentioned above is provided in the respective notes mentioned.

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Index To The Financial Statements

4.	Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the consideration transferred on the acquisition date. For each business combination, the non-controlling interest in the acquired business is recorded at the fair value of based on its interest in the net assets identified in the acquired business. The fair value of identifiable assets acquired are measured and recognized on the acquisition date. The methods and assumptions used for fair value measurements are based on cash flow discounted to its present value and replacement cost. The amount of assets not identifiable from business combinations are recorded as goodwill.

On August 1, 2018, the subsidiary TFS acquired and merged Passlack, a company focusing on development and support for the Financial Services segment, for R$8,200.

The following is the information related to acquisitions that were completed after the December 31, 2019 and through the date of the issuance of these consolidated financial statements:

Preliminary fair value	Consinco (i)	WS (ii)	Supplier (iii)	Total
At acquisitions date	1/31/2020	4/8/2020	4/30/2020

Current assets	13,093	2,300	1,372,888	1,388,281
Cash and cash equivalents	9,570	160	329,906	339,636
Financial investments	-	-	219,460	219,460
Trade receivables	1,146	1,296	820,789	823,231
Recoverable taxes	1,994	724	1,367	4,085
Other current assets	383	120	1,366	1,869
Noncurrent assets	75,968	16,057	270,604	362,629
Deferred tax assets	1,108	21	4,629	5,758
Property, plant and equipment	3,479	2,877	4,265	10,621
Other non-current assets	130	2	8,244	8,376
Brands	4,837	2,870	36,821	44,528
Software	26,427	8,843	113,266	148,536
Client portfolio	31,672	-	83,485	115,157
Non-compet	8,315	1,444	19,894	29,653
Current liabilities	8,441	13,468	1,338,886	1,360,795
Labor liabilities	6,449	6,162	6,062	18,673
Business partners payable	-	-	177,201	177,201
Other liabilities	1,992	7,306	179,855	189,153
Other Investment fund shares			975,768	975,768
Noncurrent liabilities	420	7,479	386	8,285
Net assets and liabilities	80,200	(2,590)	304,220	381,830
Cash consideration	191,376	11,750	458,405	661,531
Contingent consideraion (i)	49,260	2,994	134,227	186,481
Goodwill in the operation	160,436	17,334	288,412	466,182

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Index To The Financial Statements
(i)	On January 30, 2020, the Company through its subsidiary Soluções em Software e Serviços TTS Ltda, completed the acquisition of 100% of the capital of Consinco S.A., under the terms of the contract signed on December 27, 2019, for a total amount of approximately R$240,636 , of which R$197,000 was paid in cash upon closing of the transaction. The contract included a price adjustment after acquisition that resulted in an amount subsequently received of R$5,624. In addition, the contract provides for payment of a contingent consideration of up to R$55,000, with an estimated fair value of R$49,260 as of the acquisition date, which is subject to the achievement of established goals by Consinco S.A. for the years 2020 and 2021 and the fulfillment of other conditions. Consinco providing management software for supermarkets market and cash and carry in the Brazilian market.

(ii)	Wealth Systems acquisition On April 8, 2020, Company acquired 100% of the share capital of Wealth Systems Ltda., through its subsidiary TOTVS Large for R$27,000, of which R$11,750 million were paid immediately to the sellers and the remainder amount of R$2,994 refers to contingent compensation to be paid until 2023.

(iii)	On April 30, 2020, the Company complered the acquisition of 88.75% of the capital of Supplier in the amout of R$458,405, through its subsidiary TOTVS Tecnologia em Software de Gestão Ltda. Supplier focuses on the provision of B2B credit facilities between customers and suppliers. The negotiation began on October 28, 2019 and was approved by CADE (Administrative Council for Economic Defense) in December 2019. Additionally, the transaction also provides for put and call options of the remaining shares of the capital that can be excercised from 2022 to 2026. The exercise price of the options will be measured based on multiples applied by Supplier's performance for each year. Considering that the put and call options of additional interest on the non-controlling interest was agreeded up in conjunction with the business combination, the fair value of put and call option was determined when control of Supplier was obtained and recorded in “Liabilities due to investment acquisition”.

5.	Discontinued operations

During 2019, the Group sold some of its operations, as follows:

Ciashop - On May 9, 2019, the Group entered into an agreement to sell 70.47% interest in the capital stock of Ciashop to VTEX S.A. for R$21,175. The transaction was concluded on July 31, 2019, after approval from Brazil’s antitrust authority, CADE, on June 14, 2019. The net gain from the sale of Ciashop in the amount of R$11,696 was recorded under “Other operating income and expenses” in the statement of profit or loss.

Hardware Operation – comprised of: Bematech Hardware Ltda., Bematech International Corporation (BIC) and Bematech Ásia Co.Ltd (dormant entity as of the date of the issuance of these Consolidated Financial Statements)

In order to increase our strategic focus on our software operations TOTVS decided to dispose of its hardware operations. In line with this strategy, on May 8, 2019, it was announced that, Bematech S.A. and ELGIN entered into a memorandum of understanding pursuant to which TOTVS agreed to sell its Hardware Operations in Brazil, therefore the Hardware operations were classified as a discontinued operation on TOTVS first quarter of 2019. In accordance with IFRS 05 - Non-current Assets Held for Sale and Discontinued Operations, the results

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of the hardware operations are classified as discontinued operations, and are disclosed in a separate line item in the Group’s statement of profit or loss for the years ended December 31, 2019 and 2018.

On October 24, 2019, the Group announced the conclusion of the sale of the Bematech Hardware Ltda in Brazil to ELGIN S.A. for R$25,000, which is subject to changes that will be determined by the parties under the terms established in the contract.

On November 6, 2019 the Group sold Bematech International Corporation (BIC) to Reason Capital Group LLC for US$4.4 million (R$17,528), of which US$1.5 million (R$5,988) was held in escrow as guarantee to be released by November 5, 2022.

The sale of the hardware operations resulted in a total net loss of R$44,956 recorded under “Net loss from discontinued operations” for the year ended December 31, 2019.

Following are the results of the hardware operations for the year ended December 31, 2019 and 2018:

	2019	2018 (i)
Revenue from sales with customers	146,361	209,112
(-) Costs of services rendered	(101,201)	(145,359)
Gross profit	45,160	63,753

Research and development expenses	(9,863)	(14,517)
Selling and marketing expenses	(28,192)	(45,005)
Administrative expenses	(11,476)	(22,638)
Other operating income (expenses)	2,937	(80,505)
Profit before tax from continuing operations	(1,434)	(98,912)
Finance income (loss)	(108)	960
Income and social contribution taxes	3,220	20,860
Profit (loss) for the period	1,678	(77,092)
Net loss on sale of hardware operation	(44,946)	-
Loss from discontinued operations	(43,268)	(77,092)

(i) The Group’s statement of profit or loss for the year ended December 31, 2018 was adjusted to reflect the impact of the discontinued operations as shown below:

Comprehensive loss from discontinued operations	2019	2018
Net loss for the period	(43,268)	(77,092)
Cumulative translation adjustments	1,006	10,795
Comprehensive income from the period	(42,262)	66,297

Net cash flows incurred by Bematech Hardware are as follows:

	2019	2018
Operating activities	1,561	27,747
Investing activities	(1,615)	(8,168)
Financing activities	(16,923)	-
Net cash (used in) generated from discontinued operations	(16,977)	19,579
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6.	Financial instruments and sensitivity analysis of financial assets and liabilities

6.1.	Financial instruments by category

The table below compares the Group’s financial instruments by class, as presented in its financial statements:

	Fair Value through profit or loss		Assets measured at amortized cost		Financial liabilities measured at cost
	2019	2018	2019	2018	2019	2018

Cash and cash equivalents (Note 7)	-	-	1,538,156	452,799	-	-
Escrow account (Note 20)	-	-	27,265	50,243	-	-
Trade receivables (Note 8)	-	-	382,622	405,428	-	-
Franchises loan (Note 13)	-	-	24,703	21,689	-	-
Receivables for investments sold (Note 13)	-	-	37,619	3,234	-	-
Investments at fair value (Note 6.2)	71,955	69,171	-	-	-	-

Financial Instruments receivable	71,955	69,171	2,010,365	933,393	-	-
Loans, financings and lease liabilities (Note 18)	-	-	-	-	247,703	201,471
Debentures (Note 19)	-	-	-	-	202,973	277,188
Trade and other payables	-	-	-	-	209,638	218,441
Accounts payable from acquisition of subsidiaries (Note 20)	15,959	24,729	-	-	27,353	50,332
Other liabilities	-	-			28,899	28,230
Financial liabilities	15,959	24,729	-	-	716,566	775,662

The fair value of financial assets and liabilities is included in the amount for which the instrument could be exchanged in a transaction where the parties are willing to negotiate, and not in an enforced sale or settlement. The methods and assumptions below were used to estimate the fair value:

•	Escrow accounts, trade receivables, trade and other payables and other short-term liabilities approximate their respective book values mainly due to the short-term maturities of these instruments.

•	Financial assets at fair value not traded in an active market are estimated using a valuation technique, such as discounted cash flow or multiple revenues, considering the reasonableness the range of values shown indicated thereby.

•	Loans, financings and lease liabilities and debentures are recognized initially at fair value, net of costs incurred in the transaction and are subsequently stated at amortized cost.

6.2.	Investments at fair value

Investments in startups made by the Group have a medium-term strategy with output planned for the moment when the expected financial returns are achieved. These investments are financial instruments recorded at fair value through profit or loss. The Group does not exercise control or significant influence over these investments.

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These investments are private companies which do not have a quoted market price in an active market. The fair value of these investments is measured by commonly used market valuation techniques, such as discounted cash flows or multiples, considering the reasonableness of the estimated range of values. The fair value measurement is the point within the range is most representative of fair value in the circumstances. Additionally, these investments include an investment in GoodData in preferred shares, which have a liquidation preference.

The fair value of these investments as at December 31, 2019 was R$71,955 (R$69,171 as at December 31, 2018).

6.3.	Fair value measurement

The table below shows the hierarchy of fair value measurement of assets and liabilities of the Group and the fair value of the financial instruments:

		2019			2018
	Classification	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents (Note 7)	Amortized cost	-	1,526,057	-	-	407,874	-
Investments at fair value (Note 6.2)	Fair value	-	-	71,955	-	-	69,171
Financial Liabilities
Loans, financings and lease liabilities (Note 18)	Amortized cost	-	247,703	-	-	201,471	-
Debentures (Note 19)	Amortized cost	-	202,973	-	-	203,431	73,757
Accounts payable from acquisition of subsidiaries (Note 20)	Amortized cost	-	27,353	-	-	50,332	-
Accounts payable from acquisition of subsidiaries (Note 20)	Fair value	-	-	15,959	-	-	24,729

The amounts recognized in the balance sheet regarding trade receivables, escrow account, labor liabilities, trade and other accounts payable, dividends payable at amortized cost, do not significantly differ from their fair values, thus, they are not presented in the table above. There were no transfers between measurement levels in the fair value hierarchy for the year ended December 31, 2019.

6.4.	Changes in the liabilities of financing activities

Liabilities arising from financing activities are liabilities for which cash flows were or will be future cash flows classified in the statement of cash flows as cash flows from financing activities. The following is a breakdown of liabilities arising from financing activities:

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		Cash flow from financing activities		Non-cash items
	2018	Principal paid	Interest paid	IFRS 16 Leases	Interest incurred	Others (i)	2019
Loans, financings and lease liabilities (Note 18)	159,282	(152,889)	(5,233)	-	5,203	-	6,363
Lease liabilities (Note 18)	42,189	(61,617)	(15,406)	260,057	16,115	2	241,340
Debentures (Note 19)	277,188	-	(96,202)	-	21,987	-	202,973
Dividends payable and others (Note 23)	13,902	(49,898)	-	-	-	80,575	44,579
Total	492,561	(264,404)	(116,841)	260,057	43,305	80,577	495,255

		Cash flow from financing activities		Non-cash items
	2017	Principal paid	Interest paid	New Leases	Interest incurred	Others (i)	2018
Loans and debts	339,103	(180,705)	(17,818)	-	18,702	-	159,282
Lease	63,453	(25,973)	(8,186)	4,712	8,183	-	42,189
Debentures	269,138	-	(13,684)	-	21,734	-	277,188
Dividends payable and others	18,487	(51,486)	-	-	-	46,901	13,902
Total	690,181	(258,164)	(39,688)	4,712	48,619	46,901	492,561

(i) The changes in the “Other” column included dividends payable and JSCP at the end of the year and of offset taxes on the distribution of interest on shareholders’ equity. The Group classifies interest paid as operating cash flows.

6.5.	Sensitivity analysis for financial assets and liabilities

The financial instruments of the Group are represented by cash and cash equivalents, trade receivables, trade and other accounts payables, debentures, loans, financings and lease liabilities, and are recorded at cost plus income or charges incurred or at fair value when applicable, as at December 31, 2019 and 2018.

The main risks related to the Group’s operations are linked to the variation in:

(i)	Brazilian Interbank Deposit Floating Rate (CDI) for financial investments and debentures issued in 2017;
(ii)	Long-Term Interest Rate (TJLP) for financing from the Brazilian Social and Economic Development Bank (BNDES) and for debentures issued in previous years.

a)	Financial assets

To check the sensitivity of indexes for the financial investments that the Group was exposed to as at December 31, 2019, three different scenarios were evaluated. Based on the forecast by Brazilian financial institutions, the average CDI is 4.40% p.y. and was defined as the probable scenario (scenario I). From this rate, is calculated variations of 25% (scenario II) and 50% (scenario III).

For each of these scenarios the “gross financial income” was estimated without the related tax impacts. The reference date for the portfolio was December 31, 2019, with a one-year projection for each scenario.

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Operation	Balance as at December 31, 2019	Risk	Probable Scenario (I)	Scenario (II)	Scenario (III)
		Reduction
Financial investments	R$ 1,526,057	CDI rate	4.40%	3.30%	2.20%
Finance income			R$ 67,147	R$ 50,360	R$ 33,573

b)	Financial liabilities

The sensitivity analysis of the indexes for the financial investments that the Group was exposed to as at December 31, 2019 is based on three different scenarios. Based on the forecast by financial institutions, the average CDI is 4.40% p.y. and was defined as the probable scenario (scenario I). From this rate, is calculated variations of 25% (scenario II) and 50% (scenario III).

For each scenario, the gross financial expense was calculated without the related tax impacts. The reference date used for debt and debentures was December 31, 2019, projecting the rates for one year for each scenario.

Operation	Balance as at December 31, 2019	Risk	Probable Scenario (I)	Scenario (II)	Scenario (III)
		Increase
Loans – BNDES	R$ 4,120	TJLP (b)	5.57%	6.96%	8.36%
Estimated Financial expense			R$ 229	R$ 287	R$ 344

		Increase
Debentures	R$ 202,973	CDI	4.40%	5.50%	6.60%
Estimated Financial expense			R$ 8,931	R$ 11,164	R$ 13,396

(b) Long-term Interest Rate

6.6.	Financial risk management

The Group is exposed to the following risks from the use of financial instruments: (i) Liquidity risk, (ii) Credit risk and (iii) Market risk.

a.       Liquidity Risk

Liquidity risk is the risk of the Group encountering difficulties in performing the obligations associated with its financial liabilities that are settled with cash payments or with another financial assets. The Group’s liquidity and cash flow controls are monitored daily by the Management to ensure that cash flow from operations and funding, when necessary, are enough to meet their cash commitment schedule.

The table below analyzes financial liabilities of the Group, by maturity corresponding to the remaining period between the statement of financial position date and the contractual maturity date. The amounts disclosed in the table represent the contractual undiscounted cash flows.

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	Less than one year (i)	Between one and two years (i)	Between two and five years (i)

As at December 31, 2019
Trade and other payables	63,821	-	-
Loans, financings and lease liabilities	66,667	86,089	134,382
Debentures	202,973	-	-
Accounts payable from acquisition of subsidiaries	32,554	8,772	1,986
Other liabilities	11,292	17,607	-
Total	377,307	112,468	136,368

As at December 31, 2018
Trade and other payables	113,907	-	-
Loans, financings and lease liabilities	171,559	42,690	-
Debentures	78,704	213,310	-
Accounts payable from acquisition of subsidiaries	59,597	10,130	5,334
Other liabilities	13,227	15,003	-
Total	436,994	281,133	5,334

(i)	As the amounts included in the table represent undiscounted cash flows, these amounts will not be reconciled to the amounts reported in the statement of financial position for loans, derivative financial instruments, trade accounts payable and other obligations.

Typically, the Group ensure that they have sufficient cash at sight to cover expected operating expenses, including the compliance with financial obligations; this excludes the potential impact of extreme situations that cannot be reasonably foreseen, such as natural disasters. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

b.       Credit risk

Credit risk is the risk that the counterparty in a deal will not fulfill an obligation set forth in a finance instrument or contract with a customer, which would cause a financial loss.

Regarding the credit risk associated with financial institutions, the Group distribute this exposure among financial institutions. Financial investments must be made in institutions whose risk rating is equal to or lower than the Sovereign Risk (Brazil Risk) assigned by the rating agencies Standard & Poor’s, Moody’s or Fitch. The amount allocated to each institution cannot exceed 30% of the total balances in bank accounts plus short-term investments, and not correspond more than 5% of the equity of the financial institution.

The exposure of the Group to credit risk is influenced also by the individual characteristics of each client. The Group established a credit policy whereby every new client has its credit capacity individually analyzed prior to the standard payment terms and conditions. The Group has a very diversified client portfolio with low concentration level. The Group establishes an estimated provision for losses that represents its estimate of losses incurred in relation to trade accounts receivable (additional disclosures are provided in Note 8). The main component of this allowance is specific and related to significant individual risks.

c.        Market risk

i) Interest rate and inflation risk: interest rate risk arises from the portion of the debt related to TJLP, Consumer Price Index of Brazil - IPCA and CDI, as well as financial investments in CDI, which can adversely affect

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Index To The Financial Statements

the finance income or expenses in the event of unfavorable changes in the interest rate and inflation.

ii) Exchange rate risk: this risk arises from the possibility of losses due to currency rate fluctuations that could increase the liabilities resulting from loans and foreign currency purchase commitments or that could reduce the assets resulting from trade accounts receivable in foreign currency.

Certain subsidiaries have international operations and are exposed to exchange risk arising from exposures in some currencies, such as the U.S. dollar (USD), Argentinean peso (ARS), Mexican peso (MXN) and the Chilean peso (CLP). The Group ensures that its net exposure is maintained at an acceptable level in accordance with the policies and limits defined by the Management.

Below are the balances of each group company, showing a consolidated positive net exposure, since the exchange gains exceed exchange losses for the years ended December 31, 2019 and 2018:

2019
Company	Accounts payable	Cash and cash equivalents	Accounts receivable	Investments at fair value	Net exposure	Currency
RJ Consultores México	(16)	-	1,903	-	1,887	MXN
CMNet Participações S.A.	(317)	1,116	1,026	-	1,825	CLP and ARS
TOTVS S.A.	(8,962)	-	-	-	(8,962)	USD
TOTVS México	(1,051)	3,518	1,544	-	4,011	MXN
TOTVS Argentina	(1,815)	4,781	3,605	-	6,571	ARS
TOTVS Incorporation	-	-	436	71,955	72,391	USD
Total	(12,161)	9,415	8,514	71,955	77,723

2018
Company	Accounts payable	Cash and cash equivalents	Accounts receivable	Other assets	Net exposure	Currency
Bematech Hardware	(2,867)	10,299	579	-	8,011	USD
Logic Controls Inc.	(3,397)	4,937	9,114	-	10,654	USD / CNY
Bematech Ásia Co. Ltd	(15)	265	2,427	-	2,677	USD / TWD
RJ Consultores México	(11)	1,203	480	-	1,672	MXN
CMNet Participações S.A.	(309)	1,056	1,137	-	1,884	CLP and ARS
TOTVS S.A.	(19,078)	-	-	-	(19,078)	USD
TOTVS México	(724)	720	3,025	-	3,021	MXN
TOTVS Argentina	(1,325)	2,786	5,846	-	7,307	ARS
TOTVS Incorporation	(117)	622	562	69,171	70,238	USD
Total	(27,843)	21,888	23,170	69,171	86,386

d.       Investments at fair value through profit or loss

Investments at fair value through profit or loss consist of startup companies, as described in Note 6.2.

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Startup companies could fail or not be able to raise additional funds when needed or may receive lower ratings than in previous investments. These events could cause our investments to be impaired. In addition, market volatility could negatively affect our ability to realize our investments through liquidity events such as initial public offerings, mergers, and private sales.

e.        Derivatives

The Group has no derivative contracts in the reported periods in these financial statements.

6.7.	Capital management

The Group’s capital management is intended to ensure a strong credit rating with institutions and an optimal capital ratio in order to drive the Group’s businesses and maximize value for shareholders.

TOTVS controls its capital structure by adjusting and adapting to current economic conditions. To maintain this structure, the Group may pay dividends, repurchase shares, take out new loans, issue debentures and promissory notes. The Group’s net debt structure includes loans and debentures, less cash and cash equivalents.

	2019	2018
Loans, financings and lease liabilities (Note 18)	247,703	201,471
Debentures (Note 19)	202,973	277,188
Accounts payable from acquisition of subsidiaries (Note 20)	43,312	75,061
(-) Cash and cash equivalents (Note 7)	(1,538,156)	(452,799)
(-) Escrow account (Note 20)	(27,265)	(50,243)
Net debt	(1,071,433)	50,678
Shareholders’ equity (Note 22)	2,478,409	1,288,220
Shareholders’ equity and net debt	1,406,976	1,338,898

In order to achieve this overall objective, the Group’s capital management, among other things, aims to ensure that it meets financial covenants disclosed in Note 17 and 18, that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to require to provide collateral or immediately call loans, financings and debentures. There have been no breaches of the financial covenants in the current period. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2020 and 2019.

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Index To The Financial Statements

7.	Cash and cash equivalents

Cash and cash equivalents are maintained for meeting short-term cash requirements according to the Group’s assets and liabilities management. The Group's cash equivalents include short-term investments, which are promptly convertible into a known amount of cash and subject to a minimal risk of change of value.

	Consolidated
	2019	2018
Cash at banks and on hand	12,099	44,925
Cash equivalents	1,526,057	407,874
Investment fund (i)	1,330,500	-
Short-term investments	195,557	407,874
	1,538,156	452,799

(i)	On 2019, the Group began to concentrate its investments in an investment fund for TOTVS. The underlying assets of the fund comprises mainly of Brazilian sorovein government bonds, with a low credit risk and volatility and high liquidity.

The Group investment policies establish that the investments shall be performed on low risk securities and investments in top-tier banks. The exposure of the Group to risk and the sensitivity analysis are disclosed in Note 6.

8.	Trade receivables

The trade receivables balance is comprised as follows:

	2019	2018
Domestic market	478,035	508,394
Foreign market	6,710	15,552
(-) Allowance for expected credit losses	(102,123)	(118,518)
Trade receivables	382,622	405,428
Current assets	350,995	385,538
Non-current assets (a)	31,627	19,890

(a)	Long-term accounts receivable refer basically to the sale of software license, software implementation and customization services.

Following is the aging list of receivables, net of allowance for expected credit losses as at December 31, 2019 and 2018:

	2019	2018
Falling due	297,354	310,953
Unbilled	49,238	73,627
Overdue
1 to 30 days	16,909	15,566
31 to 60 days	8,548	9,729
61 to 90 days	7,661	6,852
91 to 180 days	15,239	14,378
181 to 360 days	22,288	21,327
more than 360 days	67,508	71,514
Gross trade accounts receivable	484,745	523,946
(-) Allowance for expected credit losses	(102,123)	(118,518)
Trade receivables	382,622	405,428

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Index To The Financial Statements

Changes in the allowance for expected credit losses are as follows:

	2019	2018
Balance at beginning of the year	118,518	89,032
Opening balance IFRS 9 first-time adoption adjustment	-	10,968
Purchase of subsidiaries	-	6,372
Sales of subsidiaries	(10,947)	-
Additional provision in the year	28,434	36,992
Write-off	(33,882)	(24,846)
Balance at end of the year	102,123	118,518

The Group evaluates the concentration of risk with respect to trade receivables and contract assets as low, as its customers are located in several jurisdictions and that there are no concentration of trade receivables in few customers. In general, the Group does not require any guarantee on installment sales.

9.	Inventories

The inventory breakdown of R$41,531 as at December 31, 2018 is represented exclusively by the subsidiary Bematech Hardware. This operation was disposed for the year ended December 31, 2019, as disclosed in Note5.

10.	Recoverable taxes

The recoverable taxes breakdown for the fiscal year ended December 31, 2019 and 2018 is comprised as follows:

	2019	2018
Value-added tax on sales and services (“VAT”) (a)	-	6,284
Withholding income tax (b)	17,581	18,172
Social contribution (b)	11,170	13,764
Others	911	833
	29,662	39,053

Current assets	29,662	38,817
Non-current assets	-	236

(a)	Refers to accumulated VAT tax credits of Bematech, a discontinued operation as described in Note 5.
(b)	Refers to withholding income and social contribution tax credits in the current year and income and social contribution tax credits to offset from previous years, as well as payments of estimated taxes in the current year.

11.	Income taxes

11.1.	Reconciliation of income tax and social contribution expenses

The reconciliation between the tax expense as calculated by the statutory rates and the income tax and social contribution expense charged to profit (loss) is presented below:

	2019	2018

Profit before tax from continuing operations	324,027	184,676
Income and social contribution taxes at statutory rate of 34%	(110,169)	(62,790)
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Index To The Financial Statements

Adjustments for the statement of effective rate
Share of profit of an associate	(84)	43
Law 11196/05 (Research and Development incentive) (a)	12,420	12,839
Interest on shareholders’ equity	27,228	9,889
Effects of tax rates of foreign subsidiaries	(11,934)	(7,162)
Share issue costs	9,840	-
Other	2,588	240
Income tax expense for effective rate	(70,111)	(46,941)
Income tax and social contribution - current	(54,628)	(41,978)
Income tax and social contribution - deferred	(15,483)	(4,963)
Effective tax rate	21.6%	25.4%

(a)  The Brazilian tax legislation provides a mechanism to encourage the technological development of the country, which grants tax incentives to companies that carry out technological research and development (R&D).

11.2.	Deferred taxes

	2019	2018
Income and social contribution tax loss carry forward	63,563	71,620
Temporary differences:
Deferred income tax and social contribution on accounting and tax goodwill	(115,234)	(89,081)
Intangible assets	(12,073)	(20,835)
Allocation of intangible assets – after Law nº 12.973	17,147	13,334
Provision for commissions	16,566	14,099
Accrued income or revenues	10,336	9,705
Allowance for credit losses	32,474	36,285
Provisions and other liabilities	44,717	43,447
Provision for trade accounts payable	12,432	10,396
Provision for impairment	-	14,760
Provision for share-based payments	8,898	5,720
Provision for adjustment to present value	5,142	4,803
Other	16,412	10,871
Net deferred income and social contribution tax	100,380	125,124

The net deferred income tax and social contribution of the Group is presented under non-current assets.

Below is the rollforward of deferred income tax and social contribution:

	2019	2018
At January 1	125,124	104,715
Expense in statement of profit or loss	(15,483)	(4,963)
First-time adoption of IFRS 16 in 2019 and IFRS 9 and 15 in 2018	(2,203)	3,466
Sale of subsidiary	(7,060)	20,885
Other	2	1,021
As at December 31, 2019	100,380	125,124
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Index To The Financial Statements

12.           Related-party balances and transactions

12.1.	Transactions or relationships with shareholders and key management personnel

The Group entered into real estate property lease agreements with entities, in which some of the shareholders also hold TOTVS shares, directly or indirectly.

The Group recognized for the year ended December 31, 2019 the rental and common area maintenance charges with related parties, including the new headquarters, in the amount of R$25,442 (R$25,328 as at December 31, 2018). All rental agreements with related parties are subject to inflation rate adjustments annually. On December 4, 2019, the lease agreement of the Group’s headquarters ceased to be recorded as a related party, since VIP VII – Empreendimentos e Participações S.A. changed its ownership structure and is no longer owned by the shareholders and managers of TOTVS.

These Group shareholders and officers directly or indirectly hold 15.04% of the Group’s shares as at December 31, 2019 (17.6% as at December 31, 2017), and the indirect interest is held through LC-EH Empreendimentos e Participações S.A.

The Group incurred other expenses and recorded revenues with related parties where the total amount of expenditures was R$409 and receipts in the amount of R$183 for the year ended December 31, 2019.

12.2	Compensation of key management personnel

Total key management personnel remuneration (comprised by 22 and 8 administrators in 2019 and 2018, respectively) for the periods ended December 31, 2019 and 2018 are summarized as follows:

	2019	2018

Salaries, fees and payroll charges (i)	12,035	14,106
Short-term employee benefits	943	1,123
Variable bonus (ii)	5,334	3,161
Share-based payments	8,573	3,725
	26,885	22,115

(i)	Includes payment of non-competition agreement for terminated employees.
(ii)	Includes the estimated provision for the 2019 discretionary bonus that will be paid upon achievement of individual performance targets.

Some management are also entitled to vehicles that are replaced every 3 years. The depreciation expenses of vehicles granted to management for the year ended December 31, 2019 was R$669 (R$590 as at December 31, 2018).

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Index To The Financial Statements

13.           Other assets

Other assets as at December 31, 2019 and 2018 are as follows:

	2019	2018

Prepaid expenses	41,072	41,863
Franchises loan	24,703	21,689
Advances to employees	8,862	8,431
Advances to suppliers	1,053	1,535
Receivables for investments sold (i)	37,619	3,234
Other assets	4,270	6,128
	117,579	82,880
Current assets	60,184	56,540
Non-current assets	57,395	26,340

(i)     Refers to the receivable amount for the sale of Ciashop and hardware operation as mentioned in Note 5.

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Index To The Financial Statements

14.	Property, plant and equipment

Property, plant and equipment is stated at cost net of accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets follows:

	Computers	Vehicles	Furniture and Fixtures	Facilities machinery and equipment	Leasehold improvements	Right of use assets (i)	Others	Total Property, plant and equipment
Cost
As at December 31, 2017	165,289	11,205	25,024	39,548	81,577	-	7,619	330,262
Additions	37,691	5,832	1,777	1,816	22,294	-	3,169	72,579
Transfers	7,615	238	3,096	(6,495)	(2,164)	-	1,128	3,418
Write-offs	(7,192)	(4,660)	(1,393)	(717)	(1,120)	-	14	(15,068)
Exchange variation	1,138	141	357	225	413	-	(3)	2,271
As at December 31, 2018	204,541	12,756	28,861	34,377	101,000	-	11,927	393,462
Adoption of IFRS 16	-	-	-	-	-	236,820	-	236,820
Additions (ii)	27,353	5,256	3,774	459	3,589	25,453	218	66,102
Transfers	(2,712)	199	376	(504)	4,065	-	(1,382)	42
Write-offs	(16,940)	(5,607)	(1,868)	(611)	(4,405)	(4,172)	(52)	(33,655)
Write-offs due to company sale	(3,162)	(763)	(1,427)	(5,519)	(4,479)	(5,645)	(173)	(21,168)
Exchange variation	80	54	43	4	96	(460)	1	(182)
As at December 31, 2019	209,160	11,895	29,759	28,206	99,866	251,996	10,539	641,421
Depreciation
As at December 31, 2017	(94,352)	(4,923)	(11,265)	(11,789)	(22,876)	-	(3,035)	(148,240)
Depreciation	(28,122)	(3,821)	(3,550)	(5,320)	(11,044)	-	(982)	(52,839)
Transfers assets	(4,015)	54	(969)	(26)	788	-	20	(4,148)
Write-offs	7,099	3,444	1,089	476	411	-	(46)	12,473
Exchange variation	(1,047)	(96)	(300)	(45)	(396)	-	2	(1,882)
As at December 31, 2018	(120,437)	(5,342)	(14,995)	(16,704)	(33,117)	-	(4,041)	(194,636)
Depreciation	(28,977)	(4,293)	(3,447)	(3,261)	(11,906)	(37,572)	(1,875)	(91,331)
Transfers	(452)	-	(94)	460	60	-	(16)	(42)
Write-offs	16,077	4,685	1,444	472	4,264	855	33	27,830
Write-offs due to company sale	1,985	107	396	3,147	440	-	52	6,127
Exchange variation	(16)	7	(25)	(4)	(81)	181	1	63
As at December 31, 2019	(131,820)	(4,836)	(16,721)	(15,890)	(40,340)	(36,536)	(5,846)	(251,989)

Residual value
As at December 31, 2019	77,340	7,059	13,038	12,316	59,526	215,460	4,693	389,432
As at December 31, 2018	84,104	7,414	13,866	17,673	67,883	-	7,886	198,826
Average annual depreciation rate	20% to 25%	20% to 33%	10% to 25%	6,7% to 25%	10% to 33%	10% to 33%	20%	-

(i)	“Additions” includes the increase in the right of use amount of R$25,453 as a result of the adjustment of the lease liability due to inflation. The Group applied the practical expedient for short-term and low value contracts, recorded in rental expense in the amount of R$1,246 as at December 31, 2019.
(ii)	The total additions amount includes the non-cash transactions of right of use in the amount of R$33,109 as at December 31, 2019 (R$25,453 referred to properties and R$7,656 referred to computers and electronic equipment) and financial lease in the amount of R$ as at December 31, 2018.

The Group annually evaluates indicators that may impact the estimated useful lives of its assets and there were no changes for the years ended December 31, 2019 and 2018. Based on the annual impairment test of the assets of the Group, prepared with the projections made on the financial statements as at December 31, 2019 and 2018, growth perspectives and operating income (loss) for the years ended December 31, 2019 and 2018, no impairment losses or indicators of impairment losses were identified, since the value in use of the assets was higher than their carrying amount.

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Index To The Financial Statements

15.           Intangible assets

Intangible assets and respective changes are as follows:

	Software	Trademarks & patents	Customer portfolio	R&D	Others (i)	Goodwill	Total Intangible assets
Cost
As at December 31, 2017	370,495	99,622	360,892	28,641	49,526	654,047	1,563,223
Additions	14,621	221	-	1	-	8,378	23,221
Transfers	730	-	-	(534)	534	-	730
Write-offs	(1,236)	(5)	(162)	(1)	(212)	-	(1,616)
Exchange variation	288	994	-	-	-	6,379	7,661
As at December 31, 2018	384,898	100,832	360,730	28,107	49,848	668,804	1,593,219
Additions	17,504	-	3,554	-	-	-	21,058
Write-offs	(7,139)	(11,059)	(166)	(721)	(123)	-	(19,208)
Write-offs due to subsidiary disposal	(5,482)	(6,494)	-	(13,496)	-	(2,862)	(28,334)
Exchange variation	14	-	-	-	-	-	14
As at December 31, 2019	389,795	83,279	364,118	13,890	49,725	665,942	1,566,749
Amortization
As at December 31, 2017	(254,757)	(54,590)	(240,105)	(3,827)	(48,976)	-	(602,255)
Amortization	(42,200)	(7,483)	(21,216)	(8,611)	(865)	-	(80,375)
Write-offs	1,236	5	162	1	212	-	1,616
Provision for impairment	-	(218)	-	(10,389)	-	(43,611)	(54,218)
Exchange variation	(155)	(704)	-	-	-	-	(859)
As at December 31, 2018	(295,876)	(62,990)	(261,159)	(22,826)	(49,629)	(43,611)	(736,091)
Amortization	(36,032)	(5,157)	(11,723)	(2,716)	(74)	-	(55,702)
Write-offs	7,135	4,185	166	721	123	-	12,330
Write-offs due to subsidiary disposal	2,338	4,730	-	16,349	-	-	23,417
Exchange variation	(6)	-	-	-	-	-	(6)
As at December 31, 2019	(322,441)	(59,232)	(272,716)	(8,472)	(49,580)	(43,611)	(756,052)

Residual value
As at December 31, 2019	67,354	24,047	91,402	5,418	145	622,331	810,697
As at December 31, 2018	89,022	37,842	99,571	5,281	219	625,193	857,128
Average annual amortization rates	10% to 20%	6,7% to 8%	10% to 12,5%	20%	10% to 50%

(i)	Includes primarily non-compete rights arising from business combinations.

15.1 Goodwill impairment testing

The breakdown and rollforward of goodwill as at December 31, 2019 and 2018 is shown below:

	Balance as at December 31, 2017	Exchange variation (i)	Addition	Impairment	Balance as at December 31, 2018	Exchange variation (i)	Disposal	Balance as at December 31, 2019
Bematech (ii)	255,927	6,379	-	(43,611)	218,695	1,603	-	220,298
RM	90,992	-	-	-	90,992	-	-	90,992
W&D	64,070	-	-	-	64,070	-	-	64,070
Virtual Age	46,497	-	-	-	46,497	-	-	46,497
RMS	35,740	-	-	-	35,740	-	-	35,740
SRC	33,688	-	-	-	33,688	-	-	33,688
Datasul	30,084	-	-	-	30,084	-	-	30,084
Gens FDES	16,340	-	-	-	16,340	-	-	16,340
Seventeen	15,463	-	-	-	15,463	-	-	15,463
TOTVS Agroindústria	13,128	-	-	-	13,128	-	-	13,128
Neolog	12,565	-	-	-	12,565	-	-	12,565
BCS	11,821	-	-	-	11,821	-	-	11,821
Passlack (iii)	-	-	8,378	-	8,378	-	-	8,378
Ciashop (iv)	4,465	-	-	-	4,465	-	(4,465)	-
Others	23,267	-	-	-	23,267	-	-	23,267
	654,047	6,379	8,378	(43,611)	625,193	1,603	(4,465)	622,331

(i)	Exchange variation for goodwill recorded in a foreign subsidiary.
(ii)	Goodwill remaining from Bematech's software operation.
(iii)	Goodwill generated from the acquisition of Passlack, see in Note 4.
(iv)	Write-off due to subsidiary disposal in July 31, 2019 as mentioned in Note 5.

In line with the strategy of focusing on the software operation, the Group disposed of the hardware operations, which were carried out by some subsidiaries of Bematech, and through 2019 were considered a separate segment (see Note 5). As noted in the table above the goodwill related to the hardware operations was impaired in 2018. The remaining balance of goodwill related in Bermatech relates to the software operations.

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Index To The Financial Statements

With the disposal of the hardware operation and the subsidiary Ciashop in 2019, as of December 31, 2019, the Group continues its strategy of focusing on the software business and retains the following CGUs: TOTVS and Neolog, aggregated in the software segment.

For purposes of testing goodwill for impairment, assumptions on cash flow increases and future cash flow projections are based on the Group’s business plans, approved annually by management, as well as comparable market information, and represent Management’s best estimates of the economic conditions that will exist during the useful life of these assets for different CGU. Future cash flows were discounted based on the Weighted average cost of capital (WACC).

Following the techniques of economic valuation, the assessment of value in use was carried out for a period of 5 years and, thereafter, considering the perpetuity of the assumptions based on the ability of the Group to continue as a going concern for the foreseeable future. Management deemed the use of the 5-year period appropriate, based on its past experience in preparing the projections of its cash flows. Such understanding is in accordance with paragraph 35 of IAS 36 - Impairment of Assets.

Value in use calculation is mainly impacted by the following assumptions:

•	Gross margins – revenues were projected between 2019 and 2023, considering the growth of the customer bases and business plans of the two CGUs, while costs and expenses were projected based on the Group’s historical performance of operations.

•	Discount rate – represents the risk assessment in the current market, specific to each CGU, considering the money value over time and the individual risks of related assets that were not incorporated into the assumptions included in the cash flow model. Calculation of the discount rate is based on the specific circumstances of each CGU. Estimated future cash flows were discounted at a nominal rate of 11.7% p.y. (pre-tax) for each CGU (11.5% p.y. as at December 31, 2018).

•	Perpetuity – the growth rates used to extrapolate the projections as at December 31, 2019, in addition to the five-year period ranged from 3.5% to 5.5% (3.3% to 6.3% as at December 31, 2018).

Key assumptions were based on the Group’s historical performance and reasonable macroeconomic assumptions, and on financial market projections, documented and approved by the Group’s management.

The annual impairment test of intangible assets and goodwill of the Group did not result in any provision for loss, since the estimated recoverable amount of each CGU was higher than the net book value on the valuation date. In 2018, the annual impairment test for intangible assets and goodwill resulted in a provision for loss of R$87,023 at the Bematech Hardware CGU, which was sold on October 24, 2019.

The sensitivity analysis was performed as follows:

•	Gross margins – Through the sensitivity analysis, the Company concluded that an increase or decrease of 0.5 p.p. as at December 31, 2019 and 2018 in gross margin projection for each CGU would result in a recoverable amount higher than the book value. An increase or decrease of 0.5 p.p. would not result in an impairment amount to be recognized by the Company.

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Index To The Financial Statements
•	Discount rate – Through the sensitivity analysis, the Group concluded that an increase or decrease of 1 p.p., as at December 31, 2019 and 2018, in the discount rate for each CGU would result in a recoverable amount higher than the book value.

•	Perpetuity – Through the sensitivity analysis, the Group concluded that the growth rates used to extrapolate the projections as at December 31, 2019, in addition to the five-year period ranged from 3.5% to 5.5% (3.3% to 6.3% as at December 31, 2018). An increase or decrease of 1 p.p. as at December 31, 2019 and 2018, in the perpetuity rate for each CGU would result in a recoverable amount higher than the book value.

16.           Labor liabilities

Balances of salaries and charges payable are broken down as follows:

	2019	2018
Labor liabilities:
Salaries payable	28,810	27,600
Provision for vacation charges	76,235	81,704
Provision for profit sharing and bonus	51,107	30,492
Withholding income tax payable	17,600	16,552
Actuarial liability due to health care plan and retirement benefits (i)	2,024	1,287
Other	4,106	2,982
	179,882	160,617
Payroll liabilities
Provision for workers‘ severance pay fund	6,062	6,203
Provision for Brazilian social security	7,528	8,054
	13,590	14,257
	193,472	174,874

(i) Refers to the actuarial provision for the medical assistance plan of the participants who contributed or still contribute fixed installments to the plan and who are entitled to remain in the plan after retirement.

17.           Taxes and contributions payable

As at December 31, 2019 and 2018, the balances of taxes and contributions payable are comprised as follows:

	2019	2018
Social security payable	17,552	14,583
Income taxes payable	32,312	27,489
Withholding income taxes	2,677	3,677
Other taxes	2,662	1,717
Total	55,203	47,466

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Index To The Financial Statements

18.           Loans, financings and lease liabilities

Loans are initially recognized at fair value, net of transaction costs incurred, and are shown at amortized cost. Any difference between the borrowed amounts (net of transaction costs) and the total amount payable is recognized in the statement of profit or loss during the period when the loans are due, using the effective interest rate method.

The loan and debt operations are as follows:

	Annual financial charges	2019	2018
R&D funding - BNDES	TJLP + 1.5% to 1.52% p.y.	3,232	137,940
R&D funding - BNDES	3.5% to 4.0% p.y.	2,227	18,224
Finance lease	8.55% to 17.24% (i)	241,340	42,189
Social funding - BNDES	TJLP	-	714
R&D and other investments funding - BNDES	TJLP + 0.52% p.y.	888	2,404
Secured accounts and other		16	-
		247,703	201,471
Current liabilities		55,623	166,154
Non-current liabilities		192,080	35,317

(i) Interests for the real estate leases vary between 8.55% to 10.16% (nominal interest rate) and 15.12% to 17.24% for the IT equipment’s leases.

The amount classified in non-current liabilities will be paid as follows:

	2019	2018
2019	-	19,583
2020	-	15,734
2021	36,628	-
2022	33,834	-
2023 onwards	121,618	-
Non-current liabilities	192,080	35,317

Changes are shown below:

	2019	2018
Balance at beginning of year	201,471	402,556
Lease liabilities due to adoption of IFRS 16	236,470	-
Additions of loans and financing	33,107	4,712
Interest incurred	21,318	26,885
Payment of interest	(20,639)	(26,004)
Payment of principal	(214,506)	(206,678)
Write-off due to subsidiary disposal	(5,463)	-
Termination of lease liabilities	(4,055)	-
Balance at end of year	247,703	201,471

a)	Covenants

The Group has entered into loan and financing agreements with covenants, related to the meeting of economic, financial, cash generation and other metrics. At the date of these consolidated financial

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Index To The Financial Statements

statements and as at December 31, 2019 and 2018 the Group was in compliance with all contractual loans and financing covenants.

BNDES Loans

The credit agreement the Group entered into with BNDES in 2013 sets forth the following covenants, which the Group is required to comply with for the term of the agreement. These covenants are determined based on our consolidated financial statements, which are subject to a special review in the first semester and a full audit at the end of the year by external auditors registered with the CVM:

• Shareholders’ equity/total assets ratio equal to or above 40.0%; and

• Net Debt/Adjusted EBITDA ratio equal to or below 1.5.

If the Group fails to comply with these covenants, it will be required to provide collateral, acceptable to BNDES, in an amount corresponding to at least 130.0% of the outstanding balance of the credit agreement.

If the Group’s Net Debt/Adjusted EBITDA ratio exceeds 2.0x, it will be required to provide collateral, accepted by BNDES, in an amount corresponding to at least 130.0% of the financed amount or debt resulting therefrom, or provide a bank guarantee in the total amount of the debt. Moreover, its credit agreement with BNDES may be accelerated in the following events:

• Default of any obligation assumed by the Group with BNDES and its subsidiaries; change in effective control after the execution of the credit agreement, or amendment to the credit agreement, without the prior authorization of BNDES; or any judicial proceeding that may affect the collateral given in favor of BNDES;

• Decrease in headcount due to the project presented to BNDES to obtain the financing, and failure to offer any training program focused on work opportunities in the region and/or program to relocate workers in other companies;

• Final and unappeasable judgment sentencing for child labor, forced labor or environmental crime; and

• Inclusion in shareholders’ agreement or bylaws, or the shareholders’ agreement or bylaws of our parent company, of provisions setting forth restrictions related to the loss of our capacity to pay the financial obligations deriving from the credit agreement.

TOTVS Large Loans with BNDES

The loan agreement entered by TOTVS Large with BNDES sets forth the following covenants:

• Shareholders’ equity/total assets ratio equal to or above 40.0%; and

• Net Debt/Adjusted EBITDA ratio equal to or below 2.0.

These covenants are determined based on the Group’s financial statements, in the same manner as the covenants under the credit facility agreement the Group entered with BNDES in 2013.

b)	Lease

Lease liabilities as at December 31, 2019 and 2018 are as follows:

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Index To The Financial Statements

	2019	2018
Gross lease liabilities – minimum lease payments
Less than one year	60,304	13,227
More than one year and less than five years	157,011	36,262
More than five years	63,460	-
	280,775	49,489
Future financing charges in leases	(39,435)	(7,300)
Present value of lease payments	241,340	42,189
Current liabilities	49,260	13,228
Non-current liabilities	192,080	28,961

19.           Debentures

Debentures is comprised of the following:

Issue	Debentures	Annual financial charges		2019	2018
Single series	200,000	105.95% of CDI	(i)	202,973	203,431
		Premium due to non-conversion		-	73,757
		Total		202,973	277,188
		Current liabilities		202,973	77,319
		Non-current liabilities		-	199,869

(i)	The amount of the debentures issued is presented net of transactions costs of R$175 as at December 31,2019 (R$306 as at December 31,2018).

Changes are shown below:

Debentures and premiums from non-conversions	2019	2018
Balance at beginning of year	277,188	269,138
Interest incurred	21,987	21,734
(-) Interest amortization	(13,124)	(13,684)
(-) Payment of Premium due to non-conversion	(83,078)	-
Balance at end of year	202,973	277,188

a)	Issue of Debentures

As at September 6, 2017, the Board of Directors approved the operation to raise R$200,000 through the issue of 200,000 simple, unsecured, nonconvertible debentures of the Group with face value of R$1, in a single series, which were subject to public distribution with restricted efforts.

The issue of debentures was on September 15, 2017. The debentures will come due on September 15, 2020, except in the events of early maturity.

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Index To The Financial Statements

The Debentures will bear interest corresponding to 105.95% of the accumulated variation of the daily average DI (interbank) rates. Interests will be paid semiannually, with the first payment on March 15, 2018.

b)	Covenants

The debentures have covenants including a Net Debt/Adjusted EBITDA ratio equal to or below 2.5x. The debentures may be accelerated, making the unit par value or outstanding unit par value immediately payable by the Group, in case of: (i) cross-default and unfavorable court decisions, which are standard acceleration events for this type of transaction, involving an individual or aggregate amount of R$50.0 million; (ii) the Group’s shares are no longer widely held and has a controlling shareholder; or (iii) merger and acquisition, without the prior approval of debenture holders, among other events.

c)	Premium due to non-conversion of debentures issued in 2008

In case of non-conversion of Group debentures issued in 2008, debenture holders will be entitled to a non-conversion premium, which for the 1st series debentures will be equivalent to the difference between IPCA plus 8.0% p.y., and the interest effectively paid, and for the 2nd series debentures, interest of 3.5% p.y.

Premium for non-conversion of 1st series debentures will be restated by IPCA plus 8.0% p.y., while the 2nd series debentures will be restated at TJLP plus 5.0% p.y. The premium for non-conversion was paid in cash on August 19, 2019, since none of the debenture holders chose to receive common shares.

20.           Accounts payable from acquisitions of subsidiaries

Accounts payable from the acquisitions of subsidiaries refer to amounts due to the previous owners for the acquisition of shares or quotas representing the capital of these companies, as follows:

	2019	2018
RMS	1,930	13,920
Virtual Age	15,187	15,293
RJ Participações (i)	8,772	17,542
Neolog (i)	7,187	7,187
Bematech Sistemas	-	7,256
Seventeen	3,039	2,873
Datasul MG	4,695	4,429
Ciashop	-	366
Other	2,502	6,195
Total	43,312	75,061
Current liabilities	32,554	59,597
Non-current liabilities	10,758	15,464

(i)	These accounts payable represent contingent consideration from acquisition of subsidiaries (Note 6.1). Changes in fair value was recorded in the statement of profit or loss for the amount of R$3,732 in the year ended December 31, 2019 (R$8,238 for the year ended December 31, 2018).
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Index To The Financial Statements

The accounts payable from acquisitions of subsidiaries is present value adjusted as disclosed in Note 6.

As at December 31, 2019 and 2018, the liabilities for acquisition of investments had Escrow account consisting of CDB operations in the amounts as follows:

	2019	2018
Escrow account - current liabilities	25,278	44,909
Escrow account - non-current liabilities	1,987	5,334
Total	27,265	50,243

21.           Provisions for contingencies

21.1 Ongoing proceedings with recorded provisions

The Group is party to judicial and administrative proceedings in various courts and governmental agencies, arising from the normal course of operations, involving tax, labor, civil and other issues. At December 31, 2019, Management, based on information provided by its legal counsel, registered provisions in an amount considered sufficient to cover probable losses. The provision amount reflects the best current estimate of the Group’s Management.

The amount of provisions for contingencies set up as at December 31, 2019 and 2018 is as follows:

	2019	2018
Tax	7,671	2,946
Labor	87,988	94,832
Civil	35,862	30,014
	131,521	127,792

The summary of main proceedings in progress is presented below.

Tax

Tax lawsuits refers to probable loss deal with recovering tax claims that the Group considers undue. The amounts classified as probable losses from these lawsuits were R$7,671 as at December 31, 2019 (R$2,946 as at December 31, 2018).

Labor

Labor lawsuits assessed as probable losses refer to lawsuits filed by former employees of the Group seeking labor dues, as well as service provider companies, seeking recognition of both employment relationship and other labor dues.

F-92

Index To The Financial Statements

As at December 31, 2019, the labor claims which amounts are considered individually significant are described below:

(i)	Lawsuit filed in 2000, whereby a former sales executive claims the payment of severance pay, including differences in commissions. This lawsuit was filed against a company merged into TOTVS and had outcome in December 2019 (R$4,403 as at December 31, 2018).

(ii)	Lawsuit filed in 2003 by a former sales executive of a company, whose controlling interest was held by Datasul prior to its merger into TOTVS. TOTVS claims that a part of the lawsuit is illegitimate, and it is in the enforcement phase. The restated amount as at December 31, 2019 is R$5,501 (R$4,224 as at December 31, 2018).

(iii)	Lawsuit filed in 2015, whereby a former employee claims the payment of labor pay including salary differences. On July 10, 2019 there was an unfavorable decision that resulted in a payment, and a remain provision of R$1,569 as at December 31, 2019 (R$3,348 as at December 31, 2018).

The total amount for other lawsuits assessed as probable losses is R$80,918 as at December 31, 2019 (R$94,832 as at December 31, 2018), for which there is no individual significant amount.

Civil

Civil lawsuits classified as probable loss refer mainly to lawsuits filed by customers alleging certain issues with the products and services’ delivery, application of the default increment, grace period in terminated contracts and undue collections.

As at December 31, 2019, the claim which amounts is considered individually significant is described below:

(i)	Civil lawsuit filed by a client alleging problems resulting from the product implemented, which would have caused direct and indirect damages to the customer. The update amount claimed as at December 31, 2019, assessed as probable loss, is R$13,680 (R$9,578 as at December 31, 2018). The Group appealed against the merits of the unfavorable decision and the amount involved.

The total amount for other lawsuits assessed as probable losses is R$22,182 as at December 31, 2019 (R$20,436 as at December 31, 2018), for which there is no individual significant amount.

a)	Changes in provisions for contingencies

Changes in provisions for contingencies are shown below:

	Tax	Labor	Civil	Total
Balances at December 31, 2017	2,827	78,945	35,998	117,770
(+) Additional provision	1,460	54,984	16,504	72,948
(+) Monetary restatement	578	7,412	4,295	12,285
(-) Reversal of provision not used	(490)	(18,718)	(3,163)	(22,371)
(-) Write-off due to payment	(1,429)	(27,791)	(23,620)	(52,840)
Balances at December 31, 2018	2,946	94,832	30,014	127,792
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Index To The Financial Statements

(+) Additional provision	6,014	57,993	18,614	82,621
(+) Monetary restatement	667	7,906	3,276	11,849
(-) Reversal of provision not used	(963)	(18,570)	(6,409)	(25,942)
(-) Write-off due to payment	(993)	(53,918)	(9,626)	(64,537)
(-) Write-off due to company sale	-	(255)	(7)	(262)
Balances at December 31, 2019	7,671	87,988	35,862	131,521

The provisions reflect management’s best current estimate, which is based on information, external counsel has updated analyses and outcomes of previous legal proceedings in which the Group was defendant. TOTVS’s risk monitoring and control constantly review this estimate.

b)	Judicial deposits

The judicial deposits bound and not bound to provisioned lawsuits are stated below and are recorded under non-current assets in the Group’s financial statements:

Judicial deposits	2019	2018
Tax	21,554	17,755
Labor	28,552	34,794
Civil	14,953	13,416
	65,059	65,965

21.2	Possible contingencies

There are other lawsuits evaluated by legal advisors as being a possible risk, for which no provision has been formed and management does not believe at this time it is more likely than not that a present obligation exists at the end of the reporting period.

Nature	2019	2018
Tax	137,180	154,953
Labor	90,509	160,326
Civil	271,647	315,507
	499,336	630,786

Tax

Tax lawsuits assessed as possible losses refer to lawsuits filed by Federal Revenue Service of Brazil referred to tax deficiencies notes due to alleged joint liability for payment of ICMS on untaxed outflows for installing outflow control software at the taxpayer (customer), debts offsetting with social contribution negative balance that were not allowed, tax underpayment in 2014 under the allegation of an error in the assignment of tax rates for the services provided, tax enforcement action filed in 2002 disputing the Social Security Contribution arising from an alleged outsourcing of services between 1995 and 1999 and other tax claims.

The total amount for tax lawsuits assessed as probable losses is R$137,180 as at December 31, 2019 (R$154,953 as at December 31, 2018).

Labor

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Index To The Financial Statements

Labor lawsuits assessed as possible losses refer to lawsuits filed by former employees of the Group who seek labor dues, as well as service provider companies, seeking recognition of both employment relationship and other labor dues.

The total amount for labor lawsuits assessed as probable losses is R$90,509 as at December 31, 2019 (R$160,326 as at December 31, 2018), for which there is no individual significant amount.

Civil

The civil lawsuits assessed as possible losses refer mainly to lawsuits filed by customers alleging problems in the provision of services offered to clients, application of standard price increase, and application of grace period in agreements rescinded and improper charges.

As at December 31, 2019, the civil claims which amount is considered individually significant is the action for damages due to information filed against agency agreement, in addition to moral and material damages. The action, which involves the updated amount of R$104,361 as at December 31, 2019 (R$94,861 as at December 31, 2018), is in the initial stage and was deemed as possible loss.

The total amount for other lawsuits assessed as probable losses is R$167,286 as at December 31, 2019 (R$220,646 as at December 31, 2018), for which there is no individual significant amount.

22.           Shareholders’ equity

a)	Capital

The following are the details of the Company’s capital which is comprised of common shares issued, outstanding and fully paid, with no par value, as follows:

	2019		2018
Shareholders	Shares (i)%		Shares (i)%
LC EH Participações e Empreendimentos S/A	80,282,970	13.89%	80,282,970	16.16%
GIC Private Limited	29,185,056	5.05%	1,677,600	0.34%
Itaú Unibanco S.A.	29,139,135	5.04%	1,399,866	0.28%
Laércio José de Lucena Cosentino	6,161,670	1.07%	6,558,273	1.32%
CSHG Senta Pua Fia	136,200	0.02%	136,200	0.03%
Other	427,151,793	73.91%	400,299,999	80.56%
Outstanding shares	572,056,824	98.99%	490,354,908	98.68%

Treasury Shares	5,856,357	1.01%	6,558,273	1.32%

Total in units	577,913,181	100.00%	496,913,181	100.00%

(i)	On April 27, 2020, the Company’s Extraordinary Shareholders Meeting approved the split of all our common shares at the ratio of 1:3 (three to one). The share split has been applied retrospectively to all of the figures in the consolidated financial statements setting forth the number of our common shares and per common share data. Consequently, the Company’ number of common shares of 192,637,727 prior to the share split are 577,913,181 shares on a split basis, thus all number of common shares in this consolidated financial statement was updated to reflect this share split.
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Index To The Financial Statements

On May 16, 2019, the Extraordinary General Meeting approved an increase in the authorized Capital limit up to R$2,500,000.

On May 22, 2019, the Board of Directors approved the pricing of the primary public offering with restricted efforts which price per share was R$39.50 and the total amount of R$1,066,500. It was determined that the price per share of R$39.50 would be earmarked as follows: (i) R$12.64 earmarked for capital, in the total amount of R$341,280; and (ii) the balance, of R$26.86 per share, for capital reserve, in the total amount of R$725,220. As a result of the capital increase, 81,000,000 new subscription common shares, with no par value, were issued, and the capital stock increased from R$1,041,229, represented by 496,913,181 common shares, to R$1,382,509, represented by 577,913,181 common shares, all registered, book-entry common shares with no par value.

b)	Capital reserves

The capital reserve is set up as follows:

	2019	2018
Goodwill reserve (a)	795,538	99,260
Goodwill reserve due to merger	14,330	14,330
Acquisition of non-controlling interest	(25,518)	(25,518)
Debentures converted into shares (fair value) (Note 19)	44,629	44,629
Share-based payment (Note 24)	47,000	37,206
	875,979	169,907

(a)	The goodwill reserve amount of R$99,260 is comprised of R$31,557 relating to payments made in 2005 and R$67,703 relating to corporate restructuring with Bematech. The increase in goodwill reserve of R$696,278 in 2019, refers to the amount of capital contribution allocated to the capital reserve of R$725,220, net of borrowing costs that amounted to R$28,942.

c)	Treasury shares

The change in the treasury shares considering the split as of December, 2019 and 2018 was as follows:

	Number of shares (units)	Value (in thousand)	Average price per share (in Brazilian reais)
Balance as at December 31, 2017	6,695,901	R$71,495	R$10.68
Issuance due to stock option plan	(137,628)	(R$1,469)	R$10.86
Balance as at December 31, 2018	6,558,273	R$70,026	R$10.68
Issuance due to stock option plan	(701,916)	(R$7,495)	R$10.86
Balance as at December 31, 2019	5,856,357	R$62,531	R$10.68

For the year ended December 31, 2019, 701,916 treasury shares were used under the stock options plan and consumed R$3,710 of capital reserve.

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Index To The Financial Statements

23.           Dividends and Interest on shareholders’ equity

The Group's Bylaws establish a minimum dividend of 25% calculated on the annual net income, adjusted as provided by Article 202 of Brazilian Statutory Law 6404/1976.

On August 5, 2019, the Board of Directors authorized distribution and payment of interest on shareholders’ equity, relating to the 1st half of 2019, amounting to R$36,224, which were paid from October 10, 2019.

On December 18, 2019, the Board of Directors authorized the distribution and payment of interest on shareholders’ equity to the Group’s shareholders, in the amount of R$43,857, to be calculated towards to the mandatory minimum dividend for the year ended December 31, 2019 to be paid as at May 20, 2020.

	Parent Company
	2019	2018
Profit for the year	209,796	59,548
Accrual of legal reserve (article 193 of Law No. 6404)	(10,490)	(2,977)
Opening balance for adoption of new IFRSs	4,263	(7,968)
Net income after legal reserve allocation	203,569	48,603

Minimum mandatory dividends – 25%	50,892	14,143
Additional dividends proposed by Management	54,006	31,620
Dividends proposed by management	104,898	45,763

Payment:
Interest on shareholders’ equity	80,081	27,785
Dividends	24,817	17,978
	104,898	45,763

Number of outstanding shares as at December 31 on split basis	572,056,824	490,354,908

Dividends and interest on shareholders’ equity per thousand shares - in Brazilian reais	0.18	0.09

The balance of dividends and interest on shareholders’ equity payable of R$44,579 as at December 31, 2019 (R$13,902 as at December 31, 2018) includes the distribution of the year, as presented above, as well as the residual balance of previous years.

Interest on shareholders’ equity is a part of dividends, which is deductible for purposes of Brazilian tax law. It is, therefore, reported in different lines in order to show the income tax effect.

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Index To The Financial Statements

Mandatory minimum dividends are shown in the statement of financial positions legal obligations (provisions in current liabilities), and dividends in excess of this minimum as reserve in a special line in the statement of shareholders’ equity.

The capital budget proposed for 2020 to be submitted to the Annual Shareholders Meeting, allocates the balance in the amount of R$98,671 in the reserve account to retained earnings, for the following:

Investments:	2020
Investments in property, plant and equipment’s and intangible assets	75,342
Investments in strategic projects	23,329
Total investments (unaudited)	98,671

Sources:
Retained earnings reserve as at December 31, 2019	98,671
Total sources	98,671

24.           Share-based compensation plan

The Group measures the cost of transactions settled with shares to its employees based on the fair value of the shares on the grant date. The Group have two share-based compensation plans in place:

24.1Restricted	shares plan

Since December 2015, the plan grants to beneficiaries the right to restricted shares that are divided into three programs:

(i)	Regular restricted shares: the eligible participants shall have the right to receive the Restricted Shares of the Regular Program at the end of the vesting period. During the vesting period of the Regular Program, participants will not be entitled to receive dividends or interest on shareholders’ equity in connection with the Restricted Shares.

(ii)	Partner program: the eligible participants in this plan shall have the right to receive the Restricted Shares of the Partner Program at the end of the vesting period, since provided the Participant has and maintains, on the date of granting of Restricted Shares, on a continuous and uninterrupted basis, including on the date of delivery of the Restricted shares an amount equal to twelve (12) fixed monthly gross salaries invested in Company shares. During the vesting period of the Partner Program, participants will not be entitled to receive dividends or interest on shareholders’ equity in connection with the Restricted Shares.

(iii)	Discretionary Bonus in Restricted Shares: This plan enables the Board, within the established limit for dilution of shares, in order to attract and retain certain key personnel of the Company and/or its subsidiaries, at its sole discretion, to use any remaining balance of Restricted Shares under this Plan
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Index To The Financial Statements

for additional grants to participants, in a restricted number, based on reports from the Personnel and Compensation Committee.

24.2Stock	option plan

Until 2015, the Group maintained the stock option plan, that was divided into two programs:

(i)	Regular options, whose strike prices was the market price of the shares at the time of the grant of options, determined based on the average of the closing prices of the last five trading days preceding the date of grant; and

(ii)	Restricted options, where the strike prices was established after certain obligations have been met, which consists in the acquisition of Company shares using 100% of the amount received by the beneficiary in the year prior to profit sharing, net of income tax.

The fair value of restricted shares is the market value of each one on the grant date. The main events relating to the plans in force, the variables used in the calculations and the results are the following:

	Grant				Fair Value Assumptions
					Expectation:		Free interest rate risk	Vesting period
Granted Date	Plan	Number of options/shares (i)	Exercise price in Brazilian reais (i)	Fair value of shares in Brazilian reais (i)	Dividends	Volatility

02.20.15	Regular Options	676,275	R$11.87	3.79	2.60%	29.61%	12.75%	3 years
04.02.15	Regular Options	101,253	R$11.97	4.04	2.60%	29.61%	13.00%	3 years
03.18.16	Discretionary Bonus in Restricted Shares	816,426	-	9.46	2.80%	-	-	3 years and 10 months
02.20.17	Regular restricted shares	216,867	-	7.85	2.60%	-	-	3 years
02.20.17	Partner program	444,549	-	7.85	2.60%	-	-	3 years
05.04.18	Regular restricted shares	918,555	-	9.84	1.80%	-	-	3 years
05.04.18	Partner program	1,066,695	-	9.84	1.80%	-	-	3 years
11.26.18	Discretionary Bonus in Restricted Shares	73,035	-	8.4	1.80%	-	-	6 months
11.26.18	Discretionary Bonus in Restricted Shares	73,035	-	8.31	1.80%	-	-	18 months
04.26.19	Regular restricted shares	1,891,380	-	12.83	1.40%	-	-	3 years
04.26.19	Partner program	820,710	-	12.83	1.40%	-	-	3 years
(i)	Retroactively adjusted to give effect to the 1-for-three share split of our common shares, effective as of April 27, 2020.

Changes in options in the year ended at December, 31 are shown below:

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Index To The Financial Statements

	December 31, 2019				December 31, 2018
	Share options		Restricted shares	Total shareholders’ equity instruments	Share options		Restricted shares	Total shareholders’ equity instruments
	Average price (in Brazilian reais)	Number (in units) (i)			Average price (in Brazilian reais)	Number (in units) (i)
Balance of options at beginning of year	11.37	636,675	3,244,917	3,881,592	12.58	1,943,067	1,880,847	3,823,914
Transactions:		-
Exercised	10.73	(344,478)	(512,838)	(857,316)	0.79	(66,693)	(104,445)	(171,138)
Granted		-	2,712,090	2,712,090			2,131,320	2,131,320
Cancelled	-	(11,214)	(542,064)	(553,278)	11.87	(26,703)	(662,805)	(689,508)
Expired	11.1	(135,318)	-	(135,318)	13.69	(1,212,996)	-	(1,212,996)
Balance of shares at end of year	11.87	145,665	4,902,105	5,047,770	11.37	636,675	3,244,917	3,881,592

(i)	Retroactively adjusted to give effect to the 1-for-three share split of our common shares, effective as of April 27, 2020.

As at December 31, 2019, there were 145,665 vested options, since the period of 36 months had already elapsed.

The compensation cost for the year ended December 31, 2019 was R$13,504 (R$6,297 as at December 31, 2018), recorded as share-based compensation expenses.

25.	Segment information

Operating segments are defined based on business operations by reflecting the way the Group’s management reviews financial information for decision-making. The Executive Management Committee is the Chief Operating Decision Maker (CODM) and monitors the operating results of its business for the purpose of making decisions about resource allocation and performance assessment.

During 2019, the hardware operation was disposed of according to the Group's strategy of focusing on the software business and, consequently, started to evaluate the business in a single reportable segment, software segment. In 2018, Management had two reportable segments: software and hardware. Additional disclosures are provided in Note 5.

The Group has revenue arising from Brazilian domestic customers and customers located abroad. The revenue from Brazilian domestic market represents around 97% of the total revenue as at December 31, 2019 and 2018.

26.	Earnings per share

Basic earnings per share is calculated by dividing the profit the year (attributed to the parent Company’s common shareholders) by the weighted average number of common shares outstanding during the year.

As mentioned in note 22, on April 27, 2020, the Company’s Extraordinary Shareholders Meeting approved the split of all our common shares at the ratio of 1:3 (three to one) (the “Share Split”). The Share Split has been applied retrospectively to all of the figures in the consolidated financial statements setting forth the number of

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Index To The Financial Statements

our common shares and per common share data. Consequently, the Company’ number of common shares of 192,637,727 prior to the Share Split are 577,913,181 shares on a split basis.

Diluted earnings per share is calculated by dividing profit attributable to the holders of the Parent Company’s common shares by the weighted average number of common shares available in the year plus the weighted average number of common shares that would be issued if all the potentially diluted common shares are converted into common shares:

	2019	2018
Basic earnings per share
Numerator
Profit from continued operations	253,064	136,640
Loss from discontinued operations	(43,268)	(77,092)
Profit for the year assigned to the Group’s shareholders	209,796	59,548

Denominator (in thousands of shares)
Weighted average number of common shares outstanding	542,358	490,301
Basic earnings per share – in Brazilian reais	0.3868	0.1215
Basic earnings per share, from continuing operations – in Brazilian reais	0.4666	0.2787

	2019	2018
Diluted earnings per share
Numerator
Profit from continued operations	253,064	136,640
Loss from discontinued operations	(43,268)	(77,092)
Profit for the year assigned to the Group’s shareholders	209,796	59,548

Denominator (in thousands of shares)
Weighted average number of common shares outstanding	542,358	490,301
Weighted average number of stock options	4,765	3,961
Weighted average number of common shares adjusted according to dilution effect	547,123	494,262
Diluted earnings per share – in Brazilian reais	0.3835	0.1205
Diluted earnings per share, from continuing operations – in Brazilian reais	0.4625	0.2765

27.	Operating revenue

The operating revenue for the year ended at December 31, 2019 and 2018 were as follows:

	2019	2018
Recurring software revenue	1,729,218	1,547,192
Non-recurring software revenues	552,906	563,968
License	213,915	177,723
Services	338,991	386,245
Operating revenues	2,282,124	2,111,160
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Index To The Financial Statements

28.	Expenses by nature

The Group presents below the information on operating expenses by nature for the years ended December 31, 2019 and 2018.

Nature	2019	2018
Personnel	992,180	927,346
Outsourced services and other inputs	523,181	506,947
Commissions	176,703	156,544
Depreciation and amortization (i)	147,033	122,291
Provisions	56,679	50,294
Rents (i)	1,965	42,982
Allowance for credit losses	28,434	36,992
Gain on the sale of investments	(11,696)	-
Reversals of provision for accounts payable from the acquisitions of subsidiaries	(3,732)	(8,238)
Other	45,925	50,347
Total	1,956,672	1,885,505

(i)	Depreciation and amortization and “Rents” are impacted by the adoption of IFRS 16. Refer to Note 2.3 (c).

29.	Finance income and expenses

The finance income and expenses incurred for the years ended December 31, 2019 and 2018 are comprised as follows:

	2019	2018
Finance income
Interest from short-term investments	60,946	26,004
Interest received	5,707	6,510
Present value adjustments	1,077	1,702
Other finance income	1,582	3,679
	69,312	37,895
Finance expenses
Interest incurred	(46,276)	(52,706)
Monetary correction	(13,119)	(13,204)
Bank expenses	(6,171)	(6,038)
Present value adjustments	(678)	(1,663)
Foreign exchange losses	(1,462)	(2,339)
Other finance expenses	(2,783)	(2,407)
	(70,489)	(78,357)
Net finance income (expenses)	(1,177)	(40,462)

30.           Private pension plan – defined contribution

The Group offers the TOTVS Private Pension Plan, managed by Bradesco Seguros, which receives contributions from the employees and the Group, described in the Program Membership Agreement. The three types of contributions are:

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Index To The Financial Statements
•	Basic Contribution – corresponds to 2% of the employee’s salary; in case of executive officers, the contribution ranges from 2% to 5%.

•	Voluntary Contribution – made exclusively by employees, with no matching contribution by the Group;

•	Company Contribution – corresponds to 100% of the basic contribution. The Group can make extraordinary contributions, in the amounts and with the frequency it chooses.

The private pension expenses for the year ended December 31, 2019 was R$3,344 (R$2,722 as at December 31, 2018).

31.	Insurance coverage

Based on the opinion of their advisors, the Group maintain insurance coverage at amounts deemed sufficient to cover risks on their own and leased assets, and civil liability risks. Insured assets include own and leased vehicles, as well as buildings where the Group operates.

As at December 31, 2019, the main insurances coverage items taken out were:

Type	Insurance Company	Effective		Maximum limit of Responsibility
		From	To
Business Comprehensive	Mitsui	June/2019	June/2020	R$197,855
General Liability	Chubb Seguros	May/2019	May/2020	R$8,000
Vehicles (i)	Porto Seguro	January/2019	January/2020	(*) FIPE
Directors and Officers Liability (ii)	AIG Seguros	June/2019	June/2020	R$100,000
Errors and Omissions from Management	AIG Seguros	June/2019	June/2020	R$10,000

(i)	Market value determined by FIPE - Institute of Economic Research in Brazil.
(ii)	For operations in Mexico, Argentina and the United States, the insurance issued in each country with coverage in the amount of US$1,000.

32.	Subsequent events

(i)	On March 11, 2020, the World Health Organization declared as a global pandemic. In view of the current scenario of uncertainties in the economy, caused by the Covid-19 pandemic, the Group reviewed the main accounting estimates, as following:

a)	Assessment of the allowance for expected credit losses: The Group assesses the fluctuations inside the methodology for measuring estimated losses, through the rolling projection of each portfolio range, capturing the impact estimates in default and credit recovery for the following months, which resulted an increase in coverage of estimated
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Index To The Financial Statements

losses in the portfolios in general. Management continues to monitor the economic scenario and assesses any possible impacts on the measurement of expected credit losses.

b)	Impairment testing of intangible assets with indefinite useful live: The Group assessed the recoverability of its assets through a sensitivity analysis of cash-generating units and did not detect the need for a provision for loss. Management continues to monitor the economic scenario and assesses any possible impacts on the intangible assets recoverability.

c)	Volume of credit originating from subsidiary Supplier: The Group observed a temporary decrease in the volume of credit rights of the subsidiary Supplier specialized in securitization of credits (acquired in April 2020), due to the economic scenario impacted by the Covid-19 pandemic. This decrease was stressed at the beginning of the second quarter of 2020, with signs of recovery over the following months.

d)	Non-recurring revenue: Revenues from software implementation, customization services and license fee had no material impact.

e)	Deferred taxes recoverability: The recoverability of deferred tax assets is reviewed annually or when the availability of future taxable profits for the recovery of the asset, in total or in part, is not probable. In the management view and estimates, the current scenario impacted by Covid-19 pandemic did not affect projections of future taxable income that allows the recoverability of credits according to the Brazilian law.

(ii)	On April 22, 2020, the Group approved the 2nd Issue of Simple, non-convertible, unsecured debentures, in a single series for public distribution with restricted placement efforts in the total amount of R$200,000, with a unit face value of R$1,000.00. The unit face value will bear interest corresponding to 100.0% of the accumulated variation of the average daily rates of the CDI, plus a spread equivalent to 2.65% per year. Debentures will mature on April 22, 2021 and may be redeemed in advance from July 22, 2020, at the Group's sole discretion, upon payment of a premium corresponding to 0.10% on the unit face value plus interests calculated pro rata temporis until the redemption date.

(iii)	On April 27, 2020, the Group approved the split of all shares of the Group at the ratio of three (3) new common shares for one (1) share of the same type, without any change in the capital stock (1:3). For each common share currently held, the shareholder will receive, as a result of the split, two more shares of the same type so that they will have a total of three (3) common shares of the Group. Consequently, the number of common shares in which the Group’s capital is divided changed from 192,637,727 to 577,913,181 shares.

(iv)	On August 10, 2020, the Group early redeemed the second (2nd) issuance of simple debentures non-convertible into shares of the Group (“2 nd Issuance”) which total amount was R$200 million. The debentures would mature on April 22, 2021 and the optional early redemption will be carried out, pursuant to the indenture of the 2nd Issuance, upon payment of the outstanding balance unit par value and remuneration corresponding to 100.0% of the accumulated variation of the average daily DI (Interbank Deposit) rates based on a year of two hundred fifty-two (252) business days plus a spread of
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Index To The Financial Statements

2.65% p.y. calculated on a pro rata temporis basis from the date of payment of the debentures, to the date of actual payment, plus a premium corresponding to 0.10%.

(v)	On August 14, 2020, the Group sent a business combination proposal to the Board of Directors of Linx S.A., that aims at combining the businesses of the two companies (“Transaction”), with the consolidation of the shareholding bases in TOTVS, which will remain a publicly-held corporation with shares traded on B3's Novo Mercado listing segment. The Transaction, if approved, will result in the receipt by Linx shareholders of 1 (one) share of TOTVS and R$ 6.20 (six reais and twenty cents) for each Linx share, considering the fully diluted shareholding bases of both companies. In case approved, the Linx shareholders will become holders of shares representing approximately 24% of the total and voting capital of TOTVS.

* * *

F-105

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor the bylaws of TOTVS provide for indemnification of any controlling persons, directors or officers of TOTVS. However, TOTVS’s directors and officers benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the TOTVS Shares.

Item 21. Exhibits and Financial Statement Schedules

2.1	English translation of the Merger Protocol dated as of , by and among Linx, Merger Vehicle, and TOTVS.
3.1	English translation of the bylaws of TOTVS dated as of April, 27th 2020.
3.2*	English translation of the bylaws of Linx dated as of April, 30th 2020.
5.1	Opinion of Barbosa, Mussnich, Aragão Advogados as to the validity under Brazilian law of the common shares issued by TOTVS.
21.1	List of Subsidiaries of TOTVS.
23.1	Consent of Ernst & Young Auditores Independentes S.S. with respect to the consolidated financial statements of TOTVS.
23.2	Consent of Ernst & Young Auditores Independentes S.S. with respect to the consolidated financial statements of Linx.
23.3	Consent of Barbosa, Mussnich, Aragão Advogados (included in Exhibit 5.1).
24.1	Powers of Attorney (included in signature pages of this registration statement).

_____
* Incorporated herein by reference to the Exhibit 1.01 to Linx 2019 Form 20F.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(e) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(i) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in this paragraph includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(l) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF TOTVS S.A.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on October 15, 2020.

TOTVS S.A.

By:	/s/ Dennis Herszkowicz
Name:	Dennis Herszkowicz
Title:	Chief Executive Officer
By:	/s/ Gilsomar Maia Sebastião
Name:	Gilsomar Maia Sebastião
Title:	Chief Financial Officer and Investor Relations Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Dennis Herszkowicz and Gilsomar Maia Sebastião, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on October 15, 2020 in the capacities indicated:

Name:	Title:
/s/ Dennis Herszkowicz Dennis Herszkowicz	Chief Executive Officer (principal executive officer)
/s/ Gilsomar Maia Sebastião Gilsomar Maia Sebastião	Chief Financial Officer and Investor Relations Officer (principal financial and accounting officer)
/s/Laércio José de Lucena Cosentino Laércio José de Lucena Cosentino	Chairman
/s/ Guilherme Stocco Filho Guilherme Stocco Filho	Director
/s/ Gilberto Mifano Gilberto Mifano	Director
/s/ Maria Letícia de Freitas Costa Maria Letícia de Freitas Costa	Director
/s/ Mauro Gentile Rodrigues da Cunha Mauro Gentile Rodrigues da Cunha	Director
/s/ Sylvia de Souza Leão Wanderley Sylvia de Souza Leão Wanderley	Director
/s/ Eduardo Mazzili de Vassimon Eduardo Mazzilli de Vassimon	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the duly authorized representative in the United States of TOTVS S.A., has signed this Registration Statement or amendment thereto, as the case may be, on October 15, 2020.

Name:	Title:
/s/ Donald Puglisi Donald Puglisi	Authorized Representative in the United States